As filed with the Securities and Exchange Commission on September 21, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KENSINGTON CAPITAL ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	85-0796578
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1400 Old Country Road, Suite 301

Westbury, NY 11590

(703) 674-6514

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Justin Mirro

c/o Kensington Capital Acquisition Corp.

1400 Old Country Road, Suite 301

Westbury, NY 11590

(703) 674-6514

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles A. Samuelson Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 Tel: (212) 837-6200	Michael J. Danaher Mark B. Baudler Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 Tel: (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on the consummation of the business combination described in the enclosed proxy statement/prospectus/information statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Class A Common Stock, par value $0.0001 per share	199,527,807 (1)	N/A	$3,616,441,486.44	$469,414.10
Class B Common Stock, par value $0.0001 per share	169,272,193 (2)	N/A	$3,068,058,486.33	$398,233.95
Class A Common Stock, par value $0.0001 per share	169,272,193 (5)	—	—	—(6)

(1)

Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Kensington Class A Common Stock”), of the registrant (“Kensington”) estimated to be issued, or issuable, or subject to options or other equity-based awards that are to be assumed, by Kensington upon the consummation of the business combination described herein (the “Business Combination”). This number is based on the product of (i) 49,841,846, the aggregate number of shares of Class A common stock, par value $0.0001 per share (“QuantumScape Class A Common Stock”), of QuantumScape Corporation (“QuantumScape”), outstanding as of September 14, 2020 or expected to be issued prior to the Business Combination (including shares issuable, or subject to options or other equity-based awards, that are to be assumed by Kensington upon consummation of the Business Combination), which number includes 11,388,090 shares of convertible Series C preferred stock, par value $0.0001 per share, 2,983,189 shares of convertible Series D preferred stock, par value $0.0001 per share, 5,500,000 shares of convertible Series E preferred stock, par value $0.0001 per share, and 14,684,843 shares of convertible Series F preferred stock, par value $0.0001 (“Series F Preferred Stock” and together with QuantumScape’s Series C preferred stock, Series D preferred stock and Series E preferred stock, the “QuantumScape Class A Preferred Stock”), par value $0.0001 per share, of QuantumScape and (ii) an exchange ratio of 4.0032186234 shares of Kensington Class A Common Stock for each share of QuantumScape Class A Common Stock or QuantumScape Class A Preferred Stock, as applicable (this exchange ratio assumes that 14,684,843 shares of Series F Preferred Stock will be outstanding immediately prior to the consummation of the Business Combination).

(2)

Based on the maximum number of shares of Class B common stock, par value $0.0001 per share (“Kensington Class B Common Stock”), of Kensington estimated to be issued, or issuable, or subject to options or other equity-based awards that are to be assumed, by Kensington upon the consummation of the Business Combination. This number is based on the product of (i) 42,284,024, the aggregate number of shares of Class B common stock, par value $0.0001 per share (“QuantumScape Class B Common Stock”), of QuantumScape, outstanding as of September 14, 2020 or expected to be issued prior to the Business Combination (including shares issuable, or subject to options or other equity-based awards, that are to be assumed by Kensington upon consummation of the Business Combination), which number includes 12,316,831 shares of convertible Series A preferred stock, par value $0.0001 per share (including such shares issuable upon exercise of warrants), 12,381,008 shares of convertible Series B preferred stock, par value $0.0001 per share, and 4,076,037 shares of convertible Series B-1 preferred stock, par value $0.0001 per share of QuantumScape (“Series B-1 Preferred Stock,” and together with QuantumScape’s Series A preferred stock and Series B preferred stock, the “QuantumScape Class B Preferred Stock”) and (ii) an exchange ratio of 4.0032186234 shares of Kensington Class B Common Stock for each share of QuantumScape Class B Common Stock or QuantumScape Class B Preferred Stock, as applicable.

(3)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) the sum of 199,527,807 shares of Kensington Class A Common Stock and 169,272,193 shares of Kensington Class B Common Stock, the estimated maximum number of shares of Kensington Class A Common Stock and Kensington Class B Common Stock, respectively, that may be issued in the Business Combination in exchange for cancelled shares of QuantumScape Class A Common Stock, QuantumScape Class A Preferred Stock, QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock or are subject to options or other equity-based awards that are to be assumed by Kensington in the Business Combination (calculated as shown in notes (1) and (2) above) and (ii) $18.13, the average of the high and low trading prices of Kensington Class A Common Stock on September 17, 2020 (within five business days prior to the date of this Registration Statement). For purposes of calculating the registration fee, the Kensington Class B Common Stock is treated as having the same value as the Kensington Class A Common Stock as each share of Kensington Class B Common Stock is convertible into one share of Kensington Class A Common Stock upon transfer.

(4)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001298.
(5)	Kensington Class A Common Stock issuable upon conversion of Kensington Class B Common Stock.
(6)	Pursuant to Rule 457(i) promulgated under the Securities Act, no separate registration fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus/information statement is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT, PROSPECTUS AND INFORMATION STATEMENT

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2020

KENSINGTON CAPITAL ACQUISITION CORP.

1400 Old Country Road, Suite 301

Westbury, NY 11590

Dear Kensington Capital Acquisition Corp. Stockholders and QuantumScape Corporation Stockholders:

Kensington Capital Acquisition Corp., a Delaware corporation (“Kensington”), Kensington Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Kensington (“Merger Sub”), and QuantumScape Corporation, a Delaware corporation (“QuantumScape”), have entered into a Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into QuantumScape, with QuantumScape surviving the merger and becoming a wholly-owned direct subsidiary of Kensington (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). At the closing of the Business Combination (the “Closing”), each outstanding share of QuantumScape Class A common stock, together with each share of QuantumScape preferred stock that is outstanding immediately prior to the Closing and convertible into a share of QuantumScape Class A common stock pursuant to the provisions of QuantumScape’s certificate of incorporation, and each outstanding share of QuantumScape Class B common stock, together with each share of QuantumScape preferred stock that is outstanding immediately prior to the Closing and convertible into a share of QuantumScape Class B common stock pursuant to the provisions of QuantumScape’s certificate of incorporation, will be cancelled and automatically converted into the right to receive a number of shares of Kensington Class A common stock or shares of Kensington Class B common stock, as applicable, determined in each case by reference to an “Exchange Ratio,” calculated in accordance with the Business Combination Agreement. As of the date of the initial signing of the Business Combination Agreement, the Exchange Ratio was 4.0032186234, and Kensington will file with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to the special meeting of its stockholders described below. See the section entitled “The Business Combination” on page 88 of the attached proxy statement/prospectus/information statement for further information on the consideration being paid to the stockholders of QuantumScape.

Kensington’s units, Class A common stock and warrants are currently listed on The New York Stock Exchange, under the symbols “KCAC.U,” “KCAC,” and “KCAC WS,” respectively. Kensington intends to apply to list shares of Kensington Class A common stock on The New York Stock Exchange under the symbol “QS” upon the Closing. At the Closing, each Kensington unit will separate into its components consisting of one share of Kensington Class A common stock and one-half of one redeemable warrant.

Kensington is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to consummate the Business Combination. At the Kensington special meeting of stockholders, which will be held on [    ], 2020, at 10:00 a.m., Eastern time, at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, unless postponed or adjourned to a later date, Kensington will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination, and approve the other proposals described in this proxy statement/prospectus/information statement.

The Kensington special meeting is currently scheduled to be held in person as indicated above. However, Kensington is actively monitoring the COVID-19 pandemic and if Kensington determines that it is not possible or advisable to hold the special meeting in person, or to hold the meeting on the time or date or at the location indicated above, Kensington will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the special meeting. Any such change will be announced via press release and the filing of additional proxy materials with the SEC.

In addition, as promptly as practicable after this proxy statement/prospectus/information statement becomes effective, QuantumScape will seek an irrevocable written consent of QuantumScape’s stockholders as required to approve and adopt the Business Combination Agreement, the Business Combination and other proposed transactions contemplated by the Business Combination Agreement (together, the “Proposed Transactions”).

Such approval will be sought from and requires the affirmative vote of the holders of at least (a) a majority of the outstanding shares of QuantumScape capital stock, (b) a majority of the outstanding shares of QuantumScape Class A common stock and the outstanding shares of QuantumScape Class B common stock, each voting separately as a class, (c) a majority of the outstanding shares of QuantumScape Class A common stock and shares of QuantumScape preferred stock that are convertible into shares of QuantumScape Class A common stock, voting as a single class, and (d) a majority of the outstanding shares of QuantumScape Class B common stock and the outstanding shares of QuantumScape preferred stock that are convertible into shares of QuantumScape Class B common stock, voting together as a single class. No additional approval or vote from any holders of any class or series of stock of QuantumScape will be necessary to adopt and approve the Business Combination Agreement, the Business Combination and the Proposed Transactions.

As described in this proxy statement/prospectus/information statement, certain stockholders of QuantumScape are parties to support agreements with Kensington whereby such stockholders agreed to vote all of their shares of QuantumScape common stock and QuantumScape preferred stock in favor of approving the Business Combination and the Proposed Transactions. These stockholders collectively have a sufficient number of votes to obtain the approvals set forth in the preceding paragraph.

After careful consideration, the respective Kensington and QuantumScape boards of directors have unanimously approved the Business Combination Agreement, the Kensington board of directors has approved the other proposals described in this proxy statement/prospectus/information statement, and each of the Kensington and QuantumScape boards of directors has determined that it is advisable to consummate the Business Combination. The Kensington board of directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus/information statement, and the QuantumScape board of directors recommends that its stockholders sign and return to QuantumScape the written consent indicating their approval of the Business Combination Agreement, the Business Combination and the Proposed Transactions.

More information about Kensington, QuantumScape, the Business Combination Agreement, the Business Combination and the Proposed Transactions is contained in this proxy statement/prospectus/information statement. Kensington and QuantumScape urge you to read the accompanying proxy statement/prospectus/information statement, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 39 OF THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT.

If you have any questions regarding the accompanying proxy statement/prospectus/information statement, you may contact D.F. King & Co., Inc., Kensington’s proxy solicitor, toll-free at (877) 478-5045 or collect at (212) 269-5550 or email at KCAC@dfking.com.

On behalf of our board of directors, I thank you for your support and look forward to the successful consummation of the Business Combination.

Sincerely,

Justin Mirro
[ ], 2020	Chairman and Chief Executive Officer

This proxy statement/prospectus/information statement is dated [                ], 2020 and is first being mailed to the stockholders of Kensington on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

KENSINGTON CAPITAL ACQUISITION CORP.

1400 Old Country Road, Suite 301

Westbury, NY 11590

NOTICE OF SPECIAL MEETING IN LIEU OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2020

To the Stockholders of Kensington Capital Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2020 annual meeting of stockholders (the “special meeting”) of Kensington Capital Acquisition Corp., a Delaware corporation (“Kensington,” “we,” “our” or “us”), will be held on [                    ], 2020, at 10:00 a.m., Eastern time, at the offices of Hughes Hubbard & Reed LLP, located at One Battery Park Plaza, New York, NY 10004. You are cordially invited to attend the special meeting for the following purposes:

1.

Proposal No. 1—The “Business Combination Proposal”—to approve and adopt the Business Combination Agreement, dated as of September 2, 2020 (as may be amended from time to time, the “Business Combination Agreement”), by and among Kensington, QuantumScape Corporation, a Delaware corporation (“QuantumScape”), and Kensington Merger Sub Corp., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into QuantumScape, with QuantumScape surviving the merger and becoming a wholly-owned direct subsidiary of Kensington (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

2.

Proposal No. 2—The “Authorized Share Charter Proposal”—to approve a proposal to amend Kensington’s amended and restated certificate of incorporation to increase the number of authorized shares of Kensington’s common stock and preferred stock.

3.

Proposal No. 3—The “Director Declassification Charter Proposal”—to approve a proposal to amend Kensington’s amended and restated certificate of incorporation to declassify Kensington’s board of directors.

4.

Proposal No. 4—The “Dual Class Charter Proposal”—to approve a proposal to amend Kensington’s amended and restated certificate of incorporation to implement a dual class stock structure comprised of New QuantumScape Class A Common Stock (as defined below), which will carry one vote per share, and New QuantumScape Class B Common Stock (as defined below), which will carry 10 votes per share.

5.

Proposal No. 5—The “Additional Charter Proposal”—to approve a proposal to amend Kensington’s amended and restated certificate of incorporation to eliminate provisions in the amended and restated certificate of incorporation relating to the Business Combination that will no longer be applicable following the closing of the Business Combination (the “Closing”), change the ability of our stockholders to call special meetings, change New QuantumScape’s (as defined below) name to “QuantumScape Corporation” and make certain other changes that Kensington’s board of directors deems appropriate for a public operating company (the “Additional Charter Proposal,” together with the Authorized Share Charter Proposal, the Director Declassification Charter Proposal and the Dual Class Charter Proposal, the “Charter Proposals”).

6.	Proposal No. 6—The “Election of Directors Proposal”—to elect, effective at the Closing, eight directors to serve on the New QuantumScape Board (as defined below).

7.	Proposal No. 7—The “Equity Incentive Plan Proposal”—to approve and adopt the equity incentive award plan established to be effective upon the Closing.

8.

Proposal No. 8—The “NYSE Proposal”—to issue New QuantumScape Common Stock (as defined below) to the QuantumScape stockholders in the Merger (as defined below) pursuant to the Business Combination Agreement and to the investors in the PIPE (as defined below).

9.	Proposal No. 9—The “Employee Stock Purchase Plan Proposal”—to approve and adopt the employee stock purchase plan established to be effective upon the Closing.

10.

Proposal No. 10—The “Adjournment Proposal”—to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for a vote.

The Charter Proposals, Election of Directors Proposal, Equity Incentive Plan Proposal, NYSE Proposal and Employee Stock Purchase Plan Proposal are all conditioned on the approval of the Business Combination Proposal. If the Charter Proposals are approved, the Proposed Certificate of Incorporation (as defined below) will be approved and adopted in its entirety. The Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event the Business Combination Proposal is not approved, Kensington will not consummate the Business Combination.

Your attention is directed to the proxy statement/prospectus/information statement accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus/information statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (877) 478-5045; banks and brokers can call collect at (212) 269-5550 or email at KCAC@dfking.com.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF KENSINGTON COMMON STOCK YOU OWN. In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Kensington’s stockholders and personnel, Kensington urges that stockholders do not attend the special meeting in person. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may also submit a proxy by telephone or via the internet by following the instructions printed on your proxy card. If you hold your shares through a brokerage firm, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form provided by the broker, bank or nominee.

The special meeting is currently scheduled to be held in person as indicated above. However, we are actively monitoring the COVID-19 pandemic and if we determine that it is not possible or advisable to hold the special meeting in person, or to hold the meeting on the time or date or at the location indicated above, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the special meeting. Any such change will be announced via press release and the filing of additional proxy materials with the U.S. Securities and Exchange Commission.

By Order of the Board of Directors,

Justin Mirro

[ ], 2020	Chairman and Chief Executive Officer

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Kensington (File No. 333-                 ) (the “Registration Statement”), constitutes a prospectus of Kensington under Section 5 of the Securities Act, with respect to the shares of New QuantumScape Class A Common Stock (as defined below) and New QuantumScape Class B Common Stock (as defined below) to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of Kensington stockholders at which Kensington stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

FREQUENTLY USED TERMS

In this document:

“2010 Plan” means the QuantumScape 2010 Equity Incentive Plan, as amended, supplemented or modified from time to time.

“Adjournment Proposal” means a proposal to adjourn the special meeting of stockholders of Kensington to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“broker non-vote” means the failure of a Kensington stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 2, 2020, as may be amended from time to time, among QuantumScape, Kensington and Merger Sub.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employee Stock Purchase Plan Proposal” means the proposal to approve the adoption of the QuantumScape Corporation 2020 Employee Stock Purchase Plan.

“Equity Incentive Plan Proposal” means the proposal to approve the adoption of the QuantumScape Corporation 2020 Equity Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Certificate of Incorporation” means Kensington’s current amended and restated certificate of incorporation.

“Extension Period” means any extended time that Kensington has to consummate a business combination beyond 24 months as a result of a stockholder vote to amend Kensington’s amended and restated certificate of incorporation, as then in effect.

“GAAP” means United States generally accepted accounting principles.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Kensington’s initial public offering of units, consummated on June 30, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Kensington” means Kensington Capital Acquisition Corp., a Delaware corporation.

“Kensington Board” means the board of directors of Kensington, prior to the Business Combination.

“Kensington Class A Common Stock” means Kensington’s Class A common stock, par value $0.0001 per share, as in effect immediately prior to the Closing.

“Kensington Class B Common Stock” means Kensington’s Class B common stock, par value $0.0001 per share, as in effect immediately prior to the Closing.

“Kensington Common Stock” means the Kensington Class A Common Stock and Kensington Class B Common Stock.

“Kensington Initial Stockholders” means the Sponsor, Kensington’s officers and Kensington’s directors.

“Kensington Unit” means one share of Kensington Class A Common Stock and one-half of one Kensington Warrant.

“Kensington Warrant Agreement” means the Warrant Agreement dated as of June 30, 2020 by and between Kensington and Continental Stock Transfer & Trust Company, governing the Kensington Warrants.

“Kensington Warrants” means the warrants to purchase shares of Kensington Class A Common Stock contemplated by the Kensington Warrant Agreement, with each warrant exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

“Merger” means the merging of Merger Sub with and into QuantumScape with QuantumScape surviving the Merger as a wholly-owned subsidiary of Kensington.

“Merger Sub” means Kensington Merger Sub Corp., a Delaware corporation and wholly-owned direct subsidiary of Kensington.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.01 per share.

“New QuantumScape” means Kensington, immediately upon consummation of the Business Combination.

“New QuantumScape Board” means the board of directors of New QuantumScape, immediately upon consummation of the Business Combination.

“New QuantumScape Class A Common Stock” means Kensington’s Class A common stock, par value $0.0001 per share, as in effect immediately after the Closing.

“New QuantumScape Class B Common Stock” means Kensington’s Class B common stock, par value $0.0001 per share, as in effect immediately after the Closing.

“New QuantumScape Common Stock” means the New QuantumScape Class A Common Stock and New QuantumScape Class B Common Stock.

“New QuantumScape Preferred Stock” means the New QuantumScape preferred stock, par value $0.0001 per share, as in effect immediately after the Closing.

“NYSE” means The New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited consolidated balance sheet of QuantumScape and its consolidated subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and cash flows of QuantumScape and its consolidated subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB.

“PIPE” means the sale of PIPE Shares to the Subscribers, for a purchase price of $10.00 per share and an aggregate purchase price of $500 million, in a private placement.

“PIPE Shares” means an aggregate of 50,000,000 shares of Kensington Class A Common Stock to be issued to Subscribers in the PIPE.

“Private Warrants” means the warrants to purchase shares of Kensington Class A Common Stock owned by the Sponsor.

“Proposed Bylaws” means the proposed bylaws of New QuantumScape which will be effective upon the Closing.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New QuantumScape which will be effective upon the Closing.

“Proposed Transactions” means the Business Combination and other proposed transactions contemplated by the Business Combination Agreement.

“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-                 ) filed with the SEC.

“Public Shares” means shares of Kensington Class A Common Stock issued as part of the Kensington Units sold in the IPO.

“Public Stockholders” means the holders of shares of Kensington Class A Common Stock.

“Public Warrants” means the warrants included in the Kensington Units sold in the IPO, each of which is exercisable for one share of Kensington Class A Common Stock, in accordance with its terms.

“QuantumScape” means QuantumScape Corporation, a Delaware corporation.

“QuantumScape Board” means the board of directors of QuantumScape, prior to the Business Combination.

“QuantumScape Capital Stock” means QuantumScape Common Stock and QuantumScape Preferred Stock.

“QuantumScape Class A Common Stock” means QuantumScape’s Class A common stock, par value $0.0001 per share.

“QuantumScape Class A Preferred Stock” means Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

“QuantumScape Class B Common Stock” means QuantumScape’s Class B common stock, par value $0.0001 per share.

“QuantumScape Class B Preferred Stock” means Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock.

“QuantumScape Common Stock” means QuantumScape Class A Common Stock and QuantumScape Class B common stock.

“QuantumScape Options” means all options to purchase outstanding shares of QuantumScape Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under QuantumScape option plans or otherwise, other than the QuantumScape Warrants.

“QuantumScape Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

“QuantumScape Restricted Stock” means all outstanding shares of restricted stock granted under QuantumScape option plans or acquired via the early exercise of QuantumScape Options, immediately prior to the Closing.

“QuantumScape RSUs” means all outstanding restricted stock units granted by QuantumScape, immediately prior to the Closing under QuantumScape option plans or otherwise.

“QuantumScape Warrants” means all outstanding and unexercised warrants to purchase shares of QuantumScape Capital Stock.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series A Preferred Stock” means QuantumScape’s Series A preferred stock, par value $0.0001 per share.

“Series B Preferred Stock” means QuantumScape’s Series B preferred stock, par value $0.0001 per share.

“Series B-1 Preferred Stock” means QuantumScape’s Series B-1 preferred stock, par value $0.0001 per share.

“Series C Preferred Stock” means QuantumScape’s Series C preferred stock, par value $0.0001 per share.

“Series D Preferred Stock” means QuantumScape’s Series D preferred stock, par value $0.0001 per share.

“Series E Preferred Stock” means QuantumScape’s Series E preferred stock, par value $0.0001 per share.

“Series F Preferred Stock” means QuantumScape’s Series F preferred stock, par value $0.0001 per share.

“Series F Subscription Amount” means $388 million, which is the aggregate amount of funding and funding commitments received by QuantumScape as of the Closing Date with respect to private sales of its Series F Preferred Stock.

“Sponsor” means Kensington Capital Sponsor LLC, a Delaware limited liability company.

“Sponsor Shares” means the 5,750,000 shares of Kensington Class B Common Stock purchased by the Sponsor in a private placement prior to the IPO, after giving effect to a stock dividend prior to the IPO.

“Stockholder Support Agreements” means, together (i) the Stockholder Support Agreement, dated as of September 2, 2020, by and between Kensington and Volkswagen Group of America Investments, LLC and (ii) the Stockholder Support Agreement, dated as of September 2, 2020, by and among Kensington and certain of QuantumScape’s stockholders.

“Subscribers” means the purchasers of the PIPE Shares.

“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of New QuantumScape.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Kensington stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus/information statement, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of Kensington’s Stockholders and the Related Proposals

Q.	Why am I receiving this proxy statement/prospectus/information statement?

A.

Kensington has entered into the Business Combination Agreement with QuantumScape and Merger Sub pursuant to which Merger Sub will be merged with and into QuantumScape, with QuantumScape surviving the Merger as a wholly-owned subsidiary of Kensington. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/information statement as Annex A.

At the Closing, as a result of the Business Combination, (i) each outstanding share of QuantumScape Class A Common Stock and QuantumScape Class A Preferred Stock will be cancelled and automatically converted into the right to receive a number of shares of New QuantumScape Class A Common Stock, and (ii) each outstanding share of QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock will be cancelled and automatically converted into the right to receive a number of shares of New QuantumScape Class B Common Stock, determined in each case by reference to an “Exchange Ratio,” as calculated in accordance with the Business Combination Agreement. As of the date of the initial signing of the Business Combination Agreement, the Exchange Ratio was 4.0032186234. Kensington will file with the SEC a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to the special meeting of its stockholders. See the sections entitled “Summary of the proxy statement/prospectus/information statement—Ownership of New QuantumScape After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Kensington stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Business Combination, among other proposals.

The Kensington Class A Common Stock, Kensington Warrants and Kensington Units are currently listed on the NYSE under the symbols “KCAC,” “KCAC WS” and “KCAC.U,” respectively. At the Closing, as a result of the Business Combination, each outstanding share of Kensington Class B Common Stock will convert into Kensington Class A Common Stock, and all Kensington Class A Common Stock will become New QuantumScape Class A Common Stock. Kensington intends to apply to list shares of New QuantumScape Class A Common Stock on the NYSE under the symbol “QS” in connection with the Closing. All outstanding Kensington Units will be separated into their underlying securities following the Closing. Accordingly, there will be no Kensington Units nor any NYSE listing of Kensington Units following consummation of the Business Combination.

This proxy statement/prospectus/information statement and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus/information statement and its annexes carefully and in their entirety. This document also constitutes a prospectus of Kensington with respect to the Kensington Common Stock issuable in connection with the Business Combination.

Q.	What matters will stockholders consider at the special meeting?

A.	At the Kensington special meeting of stockholders, Kensington will ask its stockholders to vote in favor of the following proposals (the “Kensington Proposals”):

1.	Proposal No. 1—The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

2.

Proposal No. 2—The Authorized Share Charter Proposal—a proposal to amend the Existing Certificate of Incorporation to increase the number of authorized shares of Kensington Common Stock and Kensington’s preferred stock.

3.	Proposal No. 3—The Director Declassification Charter Proposal—a proposal to amend the Existing Certificate of Incorporation to declassify the Kensington Board.

4.

Proposal No. 4—The Dual Class Charter Proposal—a proposal to amend the Existing Certificate of Incorporation to implement a dual class stock structure comprised of New QuantumScape Class A Common Stock, which will carry one vote per share, and New QuantumScape Class B Common Stock, which will carry 10 votes per share.

5.

Proposal No. 5—The Additional Charter Proposal—a proposal to amend the Existing Certificate of Incorporation to eliminate provisions in the Existing Certificate of Incorporation relating to the Business Combination that will no longer be applicable following the Closing, change the ability of our stockholders to call special meetings, change New QuantumScape’s name to “QuantumScape Corporation” and make certain other changes that the Kensington Board deems appropriate for a public operating company (the Additional Charter Proposal, together with the Authorized Share Charter Proposal, the Director Declassification Charter Proposal and the Dual Class Charter Proposal, the “Charter Proposals”).

6.	Proposal No. 6—The Election of Directors Proposal—a proposal to elect, effective at the Closing, eight directors to serve on the New QuantumScape Board.

7.	Proposal No. 7—The Equity Incentive Plan Proposal—a proposal to approve and adopt the equity incentive award plan established to be effective upon the Closing.

8.

Proposal No. 8—The NYSE Proposal—a proposal to issue New QuantumScape Common Stock to the QuantumScape stockholders in the Merger pursuant to the Business Combination Agreement and to the investors in the PIPE.

9.	Proposal No. 9—The Employee Stock Purchase Plan Proposal—a proposal to approve and adopt the employee stock purchase plan established to be effective upon the Closing.

10.

Proposal No. 10—The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.	Are any of the proposals conditioned on one another?

A.

The Charter Proposals, Election of Directors Proposal, Equity Incentive Plan Proposal, NYSE Proposal and Employee Stock Purchase Plan Proposal are all conditioned on the approval of the Business Combination Proposal. If the Charter Proposals are approved, the Proposed Certificate of Incorporation will be approved and adopted in its entirety. The Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event the Business Combination Proposal is not approved, Kensington will not consummate the Business Combination.

Q.	What will happen upon the consummation of the Business Combination?

A.

On the Closing Date, Merger Sub will merge into QuantumScape, whereupon Merger Sub will cease to exist and QuantumScape will continue as the Surviving Corporation. In addition, Kensington will change its name from “Kensington Capital Acquisition Corp.” to “QuantumScape Corporation” upon the Closing. The Merger will have the effects specified under Delaware law. As consideration for the Business Combination, each outstanding share of QuantumScape Class A Common Stock and QuantumScape Class A Preferred Stock that is outstanding immediately prior to the Closing and convertible into a share of QuantumScape Class A Common Stock pursuant to the provisions of QuantumScape’s certificate of incorporation, and each outstanding share of QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock that is outstanding immediately prior to the Closing and convertible into a share of QuantumScape Class B Common Stock pursuant to the provisions of QuantumScape’s certificate of incorporation, will be cancelled and automatically converted into the right to receive a number of shares of New QuantumScape Class A Common Stock or shares of New QuantumScape Class B Common Stock, as applicable, determined in each case by reference to an “Exchange Ratio,” calculated in accordance with the Business Combination Agreement. As of the date of the initial signing of the Business Combination Agreement, the Exchange Ratio was 4.0032186234. Kensington will file with the SEC a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to the special meeting of its stockholders. In addition, automatically upon the consummation of the Business Combination, each share of Kensington Class B Common Stock outstanding will be converted into a share of New QuantumScape Class A Common Stock on a one-for-one basis.

Q.	Why is Kensington proposing the Business Combination Proposal?

A.

Kensington was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Kensington is not limited to any particular industry or sector, but intended to focus in the North America automotive and automotive-related sector.

Kensington received $230,000,000 from its IPO (including net proceeds from the exercise in full by the underwriters of their over-allotment option) and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the Existing Certificate of Incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 28,575,000 shares of Kensington Common Stock outstanding, consisting of 23,000,000 Public Shares and 5,750,000 Sponsor Shares. In addition, there currently are 18,075,000 Kensington Warrants outstanding, consisting of 11,500,000 Public Warrants and 6,575,000 Private Warrants. Each whole Kensington Warrant entitles the holder thereof to purchase one share of Kensington Class A Common Stock at a price of $11.50 per share. The Kensington Warrants will become exercisable 30 days after the consummation of the Business Combination, and expire at 5:00 p.m., New York City time, five years after the consummation of the Business Combination or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees (except as described in the section entitled “Description of Kensington’s Securities—Kensington Warrants— Redemption of Kensington Warrants when the price per share of Kensington Class A Common Stock equals or exceeds $10.00”).

Under the Existing Certificate of Incorporation, Kensington must generally provide the holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Kensington’s initial business combination in conjunction with a stockholder vote.

Q.	Who is QuantumScape?

A.

QuantumScape is developing next generation battery technology for electric vehicles (“EVs”) and other applications. It believes that its technology will enable a new category of battery that meets the requirements for broader market adoption. The lithium-metal solid-state battery technology that QuantumScape is developing is being designed to offer greater energy density, longer life, faster charging, and greater safety when compared to today’s conventional lithium-ion batteries.

QuantumScape is a development stage company with no revenue to date that has incurred a net loss of approximately $51.3 million for the year ended December 31, 2019 and an accumulated deficit of approximately $295.9 million from its inception through the year ended December 31, 2019.

QuantumScape was incorporated in Delaware in 2010. The mailing address of QuantumScape’s principal executive office is 1730 Technology Dr., San Jose, CA 95110, and its telephone number is (408) 452-2000.

Q.	What equity stake will current Kensington stockholders and QuantumScape stockholders have in New QuantumScape after the Closing, assuming no redemption?

A.

It is anticipated that, upon the consummation of the Business Combination, there will be approximately 218,880,613 shares of New QuantumScape Class A Common Stock and 157,511,179 shares of New QuantumScape Class B Common Stock outstanding, and the ownership of New QuantumScape will be as follows:

•

current holders of QuantumScape Class A Common Stock and QuantumScape Class A Preferred Stock will own 140,130,613 shares of New QuantumScape Class A Common Stock, representing approximately 37.23% of the total shares then outstanding in the aggregate and approximately 7.81% of the vote;

•

current holders of QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock will own 157,511,179 shares of New QuantumScape Class B Common Stock, representing approximately 41.85% of the total shares then outstanding in the aggregate and approximately 87.8% of the vote;

•

current holders of QuantumScape Common Stock and QuantumScape Preferred Stock will own 297,641,792 shares of New QuantumScape Common Stock, representing approximately 79.08% of the total shares then outstanding in the aggregate and approximately 95.61% of the vote;

•

the PIPE investors will own 50,000,000 shares of New QuantumScape Class A Common Stock, representing approximately 13.28% of the total shares then outstanding in the aggregate and approximately 2.79% of the vote;

•

the Public Stockholders will own 23,000,000 shares of New QuantumScape Class A Common Stock, representing approximately 6.11% of the total shares then outstanding in the aggregate and approximately 1.28% of the vote; and

•

the holder of Sponsor Shares will own 5,750,000 shares of New QuantumScape Class A Common Stock, representing approximately 1.53% of the total shares then outstanding in the aggregate and approximately 0.32% of the vote.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) QuantumScape does not issue any additional equity securities prior to the Merger, other than the issuance of 14,684,843 shares of Series F Preferred Stock pursuant to certain Series F Stock Purchase Agreements by and between QuantumScape and the investors thereto, and that no other event occurs that would change the Exchange Ratio from what it would have been as of the date of the initial signing of the Business Combination Agreement and (iii) there are no future exercises of the Kensington Warrants. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

Q.	Who will be the officers and directors of Kensington if the Business Combination is consummated?

A.

The Business Combination Agreement provides that, immediately following the Closing, the New QuantumScape Board shall consist of Jagdeep Singh as Chairman, one member to be selected by Kensington, who will be Justin Mirro, and additional members to be selected by QuantumScape, who are expected to be Prof. Fritz Prinz, Frank Blome, Brad Buss, John Doerr, Prof. Dr. Jürgen Leohold and J.B. Straubel.

Immediately following the Closing, we expect that the following will be the officers of New QuantumScape: Jagdeep Singh, as Chief Executive Officer; Dr. Timothy Holme, as Chief Technology Officer; Dr. Mohit Singh, as Chief Development Officer; Kevin Hettrich, as Chief Financial Officer; Howard Lukens, as Chief Sales Officer; and Michael McCarthy, as Chief Legal Officer and Head of Corporate Development. See the section entitled “Management After the Business Combination.”

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions in the Business Combination Agreement, including that Kensington’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section entitled “The Business Combination Agreement—Conditions to Closing.”

Q.	What happens if I sell my shares of Kensington Common Stock before the special meeting of stockholders?

A.

The record date for the special meeting of stockholders is earlier than the expected Closing Date. If you transfer your shares of Kensington Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any shares of New QuantumScape Common Stock following the Closing because only Kensington’s stockholders and QuantumScape’s stockholders on the date of the Closing will be entitled to receive shares of New QuantumScape Common Stock in connection with the Closing.

Q.	What vote is required to approve the proposals presented at the special meeting of stockholders?

A.

The approval of the Business Combination Proposal and the Charter Proposals require the affirmative vote (in person or by proxy) of the holders of a majority of all outstanding shares of Kensington Common Stock entitled to vote thereon at the special meeting. Accordingly, a Kensington stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals.

The approval of the Equity Incentive Plan Proposal, NYSE Proposal, Employee Stock Purchase Plan Proposal and Adjournment Proposal require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Kensington Common Stock that are voted at the special meeting of stockholders. Accordingly, a Kensington stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Kensington Common Stock entitled to vote and actually voted thereon at the special meeting. Accordingly, a Kensington stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

The Charter Proposals, Election of Directors Proposal, Equity Incentive Plan Proposal, NYSE Proposal and Employee Stock Purchase Plan Proposal are all conditioned on the approval of the Business Combination Proposal. If the Charter Proposals are approved, the Proposed Certificate of Incorporation will be approved and adopted in its entirety. The Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event the Business Combination Proposal is not approved, Kensington will not consummate the Business Combination.

Q.	Have any QuantumScape stockholders entered into agreements with Kensington to vote in favor of the Business Combination?

A.

Yes. On September 2, 2020, (i) Kensington and Volkswagen Group of America Investments, LLC (“VGA”) entered into a stockholder support agreement, (the “Volkswagen Support Agreement”), pursuant to which, among other things, VGA agreed to vote its shares of QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions, and (ii) Kensington and certain QuantumScape stockholders (together with VGA) with a sufficient number of votes to approve the Business Combination and other transactions that require the approval of QuantumScape’s stockholders (the “Key QuantumScape Stockholders”) entered into a stockholder support agreement (the “Key Stockholder Support Agreement”), pursuant to which, among other things, the Key QuantumScape Stockholders agreed, among other things, to vote their shares of QuantumScape Common Stock and QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions.

As of September 14, 2020, VGA and the Key QuantumScape Stockholders collectively held approximately 38.42% of the QuantumScape Class A Common Stock, 78.16% of the QuantumScape Class B Common Stock and 55.05% of the QuantumScape Capital Stock then outstanding, which represents a sufficient number of votes for QuantumScape’s stockholders to approve the Business Combination.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) QuantumScape does not issue any additional equity securities prior to the Merger, other than the issuance of 14,684,843 shares of Series F Preferred Stock pursuant to certain Series F Stock Purchase Agreements by and between QuantumScape and the investors thereto, and that no other event occurs that would change the Exchange Ratio from what it would have been as of the date of the initial signing of the Business Combination Agreement and (iii) there are no future exercises of the Kensington Warrants. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

For further information, please see the section entitled “Certain Agreements Related to the Business Combination—Stockholder Support Agreements.”

Q.	If the Business Combination Agreement is terminated, will QuantumScape be required to pay a termination fee to Kensington?

Yes. If the Business Combination Agreement is terminated under certain circumstances, QuantumScape will be required to pay Kensington a termination fee in the amount of $82 million. For further information, please see the section entitled “The Business Combination Agreement—Termination.”

Q.	May Kensington or Kensington’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and Kensington’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares or warrants or a combination thereof prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of QuantumScape. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Kensington for use in the Business Combination.

Q.	How many votes do I have at the special meeting of stockholders?

A.

Kensington’s stockholders are entitled to one vote at the special meeting for each share of Kensington Common Stock held of record as of the record date. As of the close of business on the record date, there were 28,750,000 outstanding shares of Kensington Common Stock.

Q.	What interests do Kensington’s current officers and directors have in the Business Combination?

A.	Kensington’s executive officers and directors may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•

the beneficial ownership of the Sponsor of an aggregate of 5,750,000 Sponsor Shares and 6,575,000 Private Warrants, which shares and warrants would become worthless if Kensington does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[        ] million and $[        ] million, respectively, based on the closing price of Kensington Class A Common Stock of $[        ] on the NYSE on [                ], 2020, the record date for the special meeting of stockholders;

•

Justin Mirro, Kensington’s Chief Executive Officer and Chairman is the managing member of the managing member of the Sponsor. Consequently, he may be deemed the beneficial owner of the 5,750,000 Sponsor Shares and 6,575,000 Private Warrants and to have voting and dispositive control over such securities. Mr. Mirro disclaims beneficial ownership of any securities other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of Kensington’s other officers and directors are non-managing members of the Sponsor;

•

the Sponsor has made a loan of $75,000 to Kensington; the Sponsor has informed Kensington that the Sponsor intends to convert the loan into 75,000 warrants on the same terms as the Private Warrants (as contemplated by the warrant agreement pursuant to which the Private Warrants were issued) at the same time the Business Combination is completed and for such warrants to be issued to Justin Mirro, who had advanced such amount to the Sponsor in order for the loan to be made;

•

Kensington’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Kensington’s behalf incident to identifying, investigating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is completed;

•	the anticipated continuation of Justin Mirro, Kensington’s Chairman and Chief Executive Officer, as a director of New QuantumScape following the Closing;

•

DEHC LLC (“DEHC”), an affiliate of Daniel Huber, Kensington’s Chief Financial Officer and Secretary and Simon Boag, Kensington’s Chief Technology Officer, entered into services agreements with Kensington to provide administrative and other services as may be reasonably requested by

Kensington for one year after the Closing in order to assist it in connection with the post-closing integration of New QuantumScape; and

•	the continued indemnification of current directors and officers of Kensington and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Kensington’s directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination—Interests of Kensington’s Directors and Officers in the Business Combination.”

Q.	Did the Kensington Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

The Kensington Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The Kensington Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The Kensington Board also determined, without seeking a valuation from a financial advisor, that QuantumScape’s fair market value was at least 80% of Kensington’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the Kensington Board as described above in valuing QuantumScape’s business and assuming the risk that the Kensington Board may not have properly valued such business.

Q.	What happens if the Business Combination Proposal is not approved?

A.

If the Business Combination Proposal is not approved, Kensington will look for other opportunities to consummate an initial business combination by June 30, 2022, pursuant to its amended and restated certificate of incorporation, as then in effect. If Kensington does not consummate an initial business combination by such date, Kensington will either amend its amended and restated certificate of incorporation to extend the date by which Kensington must consummate an initial business combination, or Kensington will be required to dissolve and liquidate the Trust Account.

Q.	Do I have redemption rights?

A.

If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Kensington to pay Kensington’s taxes, net of taxes payable, upon the consummation of the Business Combination. The per share amount Kensington will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Kensington will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and Kensington’s officers and directors have agreed to waive their redemption rights with respect to their Sponsor Shares and any Public Shares that they may have acquired during or after the IPO in connection with the completion of Kensington’s initial business combination. The Sponsor Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of $230 million on June 30, 2020, the per share redemption price would have been $10.00. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Kensington and up to $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Q.	Is there a limit on the number of shares I may redeem?

A.

A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from redeeming his or her shares with respect to more than an aggregate of 15% of the Public Shares without Kensington’s prior consent. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds 15% or less of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE.

Q.	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on [    ], 2020 (two business days before the special meeting), (i) submit a written request to Kensington’s transfer agent that Kensington redeem your Public Shares for cash, and (ii) deliver your stock to Kensington’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, Kensington’s transfer agent, is listed under the question “Who can help answer my questions?” below. Kensington requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Kensington’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Kensington’s transfer agent will need to act to facilitate the request. It is Kensington’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Kensington does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Kensington’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Kensington’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Kensington’s transfer agent return the shares (physically or electronically). You may make such request by contacting Kensington’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

Kensington stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Kensington Class A Common Stock redeemed.

Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its shares of Kensington Class A Common Stock generally will equal the cost of such shares. A stockholder who purchased Kensington Units will have to allocate the cost between the shares of Kensington Class A Common Stock or Kensington Warrants comprising the Kensington Units based on their relative fair market values at the time of the purchase. See the section entitled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination” and “Risk Factors—There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Kensington Class A Common Stock.”

Q.	If I hold Kensington Warrants, can I exercise redemption rights with respect to my warrants?

A.	No. There are no redemption rights with respect to the Kensington Warrants.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. There are no appraisal rights available to holders of shares of Kensington Common Stock in connection with the Business Combination, except to the extent available under the DGCL.

Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Kensington stockholders who properly exercise their redemption rights and (ii) expenses incurred by QuantumScape and Kensington in connection with the Proposed Transactions, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Kensington following the Business Combination.

Q.	What happens if the Business Combination is not consummated?

A.

There are certain circumstances under which the Business Combination Agreement may be terminated. If, as a result of the termination of the Business Combination Agreement or otherwise, the Business Combination is not consummated, Kensington will look for other opportunities to consummate an initial business combination by June 30, 2022, pursuant to its amended and restated certificate of incorporation, as then in effect. If Kensington does not consummate an initial business combination by then, Kensington will either amend its amended and restated certificate of incorporation to extend the date by which Kensington must consummate an initial business combination, or Kensington will be required to dissolve and liquidate the Trust Account. See the section entitled “The Business Combination Agreement—Termination” for information regarding the parties’ specific termination rights.

Q.	When is the Business Combination expected to be consummated?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement—Conditions to Closing.”

Q.	What do I need to do now?

A.

You are urged to carefully read and consider the information contained in this proxy statement/prospectus/information statement, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/information statement on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?

A.

If you were a holder of record of Kensington Common Stock on [                ], 2020, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in any of the following ways, if available:

•	Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope;

•	Vote by Internet: visit http://www.[ ].com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on [ ], 2020 (have your proxy card in hand when you visit the website);

•	Vote by Phone: by calling toll-free (within the U.S. or Canada) [ ] (have your proxy card in hand when you call); or

•	Vote at the Special Meeting: by attending the special meeting and voting in person. You will be given a ballot when you arrive.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. Simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. If you wish to attend the special meeting of stockholders and vote in person, you must obtain a proxy from your broker, bank or nominee.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Kensington’s stockholders and personnel, Kensington urges that stockholders do not attend the special meeting in person. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

The special meeting is currently scheduled to be held in person as indicated above. However, we are actively monitoring the COVID-19 pandemic and if we determine that it is not possible or advisable to hold the special meeting in person, or to hold the meeting on the time or date or at the location indicated above, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the special meeting. Any such change will be announced via press release and the filing of additional proxy materials with the SEC.

Q.	What will happen if I abstain from voting or fail to vote at the special meeting?

A.

At the special meeting of stockholders, Kensington will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the Charter Proposals, and will have no effect on any of the other proposals.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.	Signed and dated proxies received by Kensington without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.	Do I need to attend the special meeting of stockholders to vote my shares?

A.

No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus/information statement. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope or vote by internet or phone as described above. Your vote is important. Kensington encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus/information statement.

Q.	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus/information statement, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Kensington Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. In addition, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. You may change your vote by sending a later-dated, signed proxy card to Kensington’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attending the special meeting and voting in person. You also may revoke your proxy by sending a notice of revocation to Kensington’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/information statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?

A.

A quorum will be present at the special meeting of stockholders if a majority of the Kensington Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. In the absence of a quorum, a majority of Kensington’s stockholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the special meeting.

As of the record date for the special meeting, 14,375,001 shares of Kensington Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.	What happens to the Kensington Warrants I hold if I vote my shares of Kensington Class A Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.

A holder voting its Kensington Class A Common Stock against the Business Combination Proposal and/or exercising its redemption rights will not affect any Kensington Warrants held by such holder, which will remain outstanding following the consummation of the Business Combination.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

Kensington will pay the cost of soliciting proxies for the special meeting. Kensington has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the special meeting. Kensington has agreed to pay D.F. King a fee of $20,000. Kensington will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. Kensington also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Kensington Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Kensington Common Stock and in obtaining voting instructions from those owners. Kensington’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.

If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus/information statement, the proxy card or the consent card you should contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: (877) 478-5045

Banks and Brokers Call: (212) 269-5550

KCAC@dfking.com

You may also contact Kensington at:

Kensington Capital Acquisition Corp.

1400 Old Country Road, Suite 301

Westbury, NY 11590

Telephone: (703) 674-6514

Attention: Secretary

To obtain timely delivery, Kensington’s stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Kensington from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Kensington’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attention: Francis Wolf

E-mail: fwolf@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This summary highlights selected information from this proxy statement/prospectus/information statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus/information statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Kensington

Kensington is a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus/information statement as its initial business combination. Although Kensington may pursue its initial business combination in any business, industry or geographic location, it has focused on opportunities to capitalize on the ability of its management team, particularly its executive officers, to identify, acquire and operate a business in the North America automotive and automotive-related sector. Upon the Closing, we intend to change our name from “Kensington Capital Acquisition Corp.” to “QuantumScape Corporation.”

Kensington Class A Common Stock, Kensington Warrants and Kensington Units, consisting of one share of Kensington Class A Common Stock and one-half of a Kensington Warrant, are traded on the NYSE under the ticker symbols “KCAC,” “KCAC WS” and “KCAC.U,” respectively. We intend to apply to continue the listing of the Kensington Class A Common Stock and Kensington Warrants on the NYSE under the symbols “QS” and “QS.W,” respectively, upon the Closing.

The mailing address of Kensington’s principal executive office is 1400 Old Country Road, Suite 301, Westbury, NY 11590, and its telephone number is (703) 674-6514.

QuantumScape

QuantumScape is developing next generation battery technology for EVs and other applications. It believes that its technology will enable a new category of battery that meets the requirements for broader market adoption. The lithium-metal solid-state battery technology that QuantumScape is developing is being designed to offer greater energy density, longer life, faster charging, and greater safety when compared to today’s conventional lithium-ion batteries.

QuantumScape is a development stage company with no revenue to date that has incurred a net loss of approximately $51.3 million for the year ended December 31, 2019 and an accumulated deficit of approximately $295.9 million from its inception through the year ended December 31, 2019.

QuantumScape was incorporated in Delaware in 2010. The mailing address of QuantumScape’s principal executive office is 1730 Technology Dr., San Jose, CA 95110, and its telephone number is (408) 452-2000.

For more information about QuantumScape, see the sections entitled “Information About QuantumScape” and “QuantumScape Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The Business Combination

The Business Combination Agreement

On September 2, 2020, Kensington, Merger Sub and QuantumScape entered into the Business Combination Agreement, pursuant to which Kensington and QuantumScape will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by Kensington and QuantumScape, as promptly as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as Kensington and QuantumScape may mutually agree).

At the Effective Time, by virtue of the Merger and without any action on the part of Kensington, Merger Sub, QuantumScape or the holders of any of QuantumScape’s securities:

•

each share of QuantumScape Class A Common Stock and QuantumScape Class A Preferred Stock outstanding immediately prior to the Effective Time and convertible into a share of QuantumScape Class A Common Stock pursuant to the provisions of QuantumScape’s certificate of incorporation, will be cancelled and converted into the right to receive the number of shares of New QuantumScape Class A Common Stock equal to the Exchange Ratio (as described below), with each holder’s shares rounded down to the nearest whole number;

•

each share of QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock outstanding immediately prior to the Effective Time and convertible into a share of QuantumScape Class B Common Stock pursuant to the provisions of QuantumScape’s certificate of incorporation, will be cancelled and converted into the right to receive the number of shares of New QuantumScape Class B Common Stock equal to the Exchange Ratio (as described below), with each holder’s shares rounded down to the nearest whole number;

•	all shares of QuantumScape Capital Stock held in the treasury of QuantumScape will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

•

each QuantumScape Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of the applicable class of New QuantumScape Common Stock that the pre-conversion QuantumScape Option covers (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape Common Stock subject to such QuantumScape Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such QuantumScape Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former QuantumScape Option immediately prior to the Effective Time;

•

each share of QuantumScape Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into restricted shares of the applicable class of New QuantumScape Common Stock that the pre-conversion QuantumScape Restricted Stock covers (such share of restricted New QuantumScape Common Stock, an “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape Restricted Stock immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former QuantumScape Restricted Stock immediately prior to the Effective Time;

•

each QuantumScape RSU that is outstanding immediately prior to the Effective Time will be converted into restricted stock units of the applicable class of New QuantumScape Common Stock that the pre-conversion QuantumScape RSU covers (such restricted stock unit award covering New QuantumScape Common Stock, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former QuantumScape RSU immediately prior to the Effective Time;

•

the obligation to purchase shares of Series F Preferred Stock upon satisfaction of certain milestones, if still outstanding, will become an obligation to purchase, upon satisfaction of the milestones, shares of New QuantumScape Class A Common Stock equal in number to the shares of New QuantumScape Class A Common Stock that would have been issued in the Merger in exchange for such shares of Series F Preferred Stock if such shares of Series F Preferred Stock had been outstanding prior to the Merger; and

•

each QuantumScape Warrant that is outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase a number of shares of the applicable class of New QuantumScape Common Stock (such warrant, the “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape Common Stock subject to such QuantumScape Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former QuantumScape Warrant immediately prior to the Effective Time.

The “Exchange Ratio” is defined in the Business Combination Agreement as a quotient that is calculated on the basis of:

(i) the “Target Share Amount,” which means an amount equal to (a) 360,000,000, plus or minus (b) the quotient obtained by dividing (x) the amount, if any, by which the Series F Subscription Amount is greater than or less than, as applicable, $300,000,000, by (y) $10. As of the date of the initial signing of the Business Combination Agreement, the Target Share Amount was equal to 368,799,998;

divided by

(ii) QuantumScape’s “Fully-Diluted Company Shares” (with such “Fully-Diluted Company Shares” being, as of the date of the initial signing of the Business Combination Agreement, equal to 92,125,870).

As of the date of the initial signing of the Business Combination Agreement, the Exchange Ratio was 4.0032186234. The Exchange Ratio will be finally calculated in accordance with the methodology and procedures set forth in the Business Combination Agreement, and Kensington will file with the SEC a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to the special meeting of its stockholders.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1—The Business Combination Proposal” and “The Business Combination Agreement.”

Conditions to the Closing

Under the Business Combination Agreement, consummation of the Business Combination is subject to customary and other conditions, including:

•	our stockholders having approved, among other things, the transactions contemplated by the Business Combination Agreement;

•	the absence of any governmental order that would prohibit the Business Combination;

•	the expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”);

•	the Series F Subscription Amount shall be at least $300 million in the aggregate;

•	QuantumScape having no indebtedness for borrowed money;

•

Kensington having at least $500 million in the aggregate in (A) its Trust Account (after giving effect to any Redemption Rights (as defined in the Business Combination Agreement) that are actually perfected) plus (B) cash proceeds received in connection with the PIPE (calculated without reduction for any payments in respect of Outstanding Kensington Transaction Expenses (as defined in the Business Combination Agreement));

•

the representations and warranties of the parties to the Business Combination Agreement being true and correct, subject to the materiality and material adverse effect standards contained in the Business Combination Agreement; and

•	compliance by the parties in all material respects with their respective covenants.

Regulatory Matters

To complete the Business Combination, Kensington and QuantumScape must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The Business Combination is subject to the requirements of the HSR Act, which prevents Kensington and QuantumScape from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied. On [                ], 2020, Kensington filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC and requested early termination of the waiting period under the HSR Act.

For more information, see the section entitled “The Business Combination—Regulatory Approvals Required for the Business Combination.”

Termination Rights

The Business Combination Agreement is subject to termination prior to the effective time of the Business Combination as follows:

•	by the mutual written consent of Kensington and QuantumScape;

•

by Kensington or QuantumScape, if (i) the Effective Time shall not have occurred prior to the Outside Date (as defined in the Business Combination Agreement); provided, however, that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a the conditions to the Merger on or prior to the Outside Date; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination and the Merger; or (iii) any of the Kensington Proposals fail to receive the requisite vote for approval at the special meeting;

•

by QuantumScape if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Kensington and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Kensington and Merger Sub shall have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination Agreement—Conditions to Closing; The Company” would not be satisfied (a “Terminating Kensington Breach”); provided that QuantumScape has not waived such Terminating Kensington Breach and QuantumScape is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Kensington Breach is curable by Kensington and Merger Sub, QuantumScape may not terminate the Business Combination Agreement under this section for so long as Kensington and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by QuantumScape to Kensington; or (ii) at any time prior to receipt of the irrevocable written consent of QuantumScape stockholders holding the requisite approval in favor of the approval and adoption of the Business Combination Agreement and the Proposed Transactions (the “Written Consent”), in connection with entering into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal (each, a “QuantumScape Acquisition Agreement”) with respect to a Superior Proposal (as defined in the section entitled “The Business Combination Agreement—No Solicitation; Change in Recommendation”) in accordance with Section 7.05(d) of the Business Combination Agreement; provided, that prior to or concurrently with such termination QuantumScape pays the Termination Fee (as defined in the Business Combination Agreement and below); and

•

by Kensington if (i) the QuantumScape Board or a committee thereof, prior to obtaining the Written Consent has made an Adverse Recommendation Change (as defined in the section entitled “The Business Combination Agreement—No Solicitation; Change in Recommendation”); provided, however, that Kensington’s right to terminate the Business Combination Agreement will expire at the end of the tenth (10th) business day following the date on which the Adverse Recommendation Change occurs; or (ii) QuantumScape has failed to deliver the Written Consent to Kensington within 24 hours after the Registration Statement becomes effective; provided, however, that Kensington’s right to terminate the

Business Combination Agreement will expire at the end of the fifth (5th) business day following the date on which the Written Consent is delivered to Kensington; or (iii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of QuantumScape set forth in the Business Combination Agreement, or if any representation or warranty of QuantumScape has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination Agreement—Conditions to Closing; Kensington and Merger Sub” would not be satisfied (a “Terminating Company Breach”); provided that Kensington has not waived such Terminating Company Breach and Kensington and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Company Breach is curable by QuantumScape, Kensington may not terminate the Business Combination Agreement under this provision for so long as QuantumScape continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Kensington to QuantumScape.

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

QuantumScape shall pay a termination fee in the amount of $82 million (the “Termination Fee”) in the event that:

(a)

(i) the Business Combination Agreement is terminated (A) by QuantumScape or Kensington, if the Effective Time did not occur prior to the Outside Date (as defined in the Business Combination Agreement), (B) by Kensington, if QuantumScape failed to deliver the Written Consent to Kensington within 24 hours after the Registration Statement became effective or (C) pursuant to a Terminating Company Breach, (ii) a bona fide Acquisition Proposal (as defined in the section entitled “The Business Combination Agreement—No Solicitation; Change in Recommendation”) has been made, proposed or otherwise communicated to QuantumScape after the date of the Business Combination Agreement but before the date of termination, and (iii) within six months of the date the Business Combination Agreement is terminated, QuantumScape enters into a definitive agreement with respect to such Acquisition Proposal; or

(b)

the Business Combination Agreement is terminated (x) by Kensington if the QuantumScape Board or a committee thereof, prior to obtaining the Written Consent, shall have made an Adverse Recommendation Change; or (y) by QuantumScape, if at any time prior to receiving the Written Consent, QuantumScape enters into a QuantumScape Acquisition Agreement with respect to a Superior Proposal.

For more information, see the section entitled “The Business Combination Agreement—Termination.”

Amendments to the Existing Certificate of Incorporation

Pursuant to the Business Combination Agreement, at the effective time of the Business Combination, if the Charter Proposals are all approved, the Existing Certificate of Incorporation will be amended and restated in the form attached hereto as Annex B and incorporated herein by reference to, among other things:

•	increase the number of authorized shares of our common stock and preferred stock;

•	declassify our board of directors;

•

implement a dual class stock structure comprised of New QuantumScape Class A Common Stock, which will carry one vote per share, and New QuantumScape Class B Common Stock, which will carry 10 votes per share; and

•

eliminate provisions in the Existing Certificate of Incorporation relating to the Business Combination that will no longer be applicable following the Closing, change New QuantumScape’s name to “QuantumScape Corporation,” change the ability of our stockholders to call special meetings and make certain other changes that the Kensington Board deems appropriate for a public operating company.

For more information about these amendments to the Existing Certificate of Incorporation, see the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal,” “Proposal No. 3—The Director Declassification Charter Proposal,” “Proposal No. 4—The Dual Class Charter Proposal” and “Proposal No. 5—The Additional Charter Proposal.”

Other Agreements Related to the Business Combination Agreement

Stockholder Support Agreements

On September 2, 2020, (i) Kensington and VGA entered into the Volkswagen Support Agreement, pursuant to which, among other things, VGA agreed to vote its shares of QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions, and (ii) Kensington and the Key QuantumScape Stockholders entered into the Key Stockholder Support Agreement, pursuant to which, among other things, the Key QuantumScape Stockholders agreed to vote their shares of QuantumScape Common Stock and QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions. As of September 14, 2020, VGA and the Key QuantumScape Stockholders collectively held approximately 38.42% of the QuantumScape Class A Common Stock, 78.16% of the QuantumScape Class B Common Stock and 55.05% of the QuantumScape Capital Stock then outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) QuantumScape does not issue any additional equity securities prior to the Merger, other than the issuance of 14,684,843 shares of Series F Preferred Stock pursuant to certain Series F Stock Purchase Agreements by and between QuantumScape and the investors thereto, and that no other event occurs that would change the Exchange Ratio from what it would have been as of the date of the initial signing of the Business Combination Agreement and (iii) there are no future exercises of the Kensington Warrants. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

For more information about the Stockholder Support Agreements, see the section entitled “Certain Agreements Related to the Business Combination—Stockholder Support Agreements.”

Registration Rights and Lock-Up Agreement

On September 2, 2020, Kensington, the Sponsor and certain stockholders of QuantumScape (the “New Holders” and, collectively with the Sponsor, the “Holders”) entered into a Registration Rights and Lock-Up Agreement, which shall be effective at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Kensington will be obligated to file a registration statement to register the resale of certain shares of Kensington Common Stock held by the Holders after the Closing. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Kensington file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of Kensington held by such Holders, and Kensington is separately required at all times to maintain an effective resale registration statement for the benefit of the Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Registration Rights and Lock-Up Agreement further provides for the securities of Kensington held by the Holders to be locked-up for a period of time following the Closing, subject to certain exceptions.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Registration Rights and Lock-Up Agreement.”

Subscription Agreements

In connection with the execution of the Business Combination Agreement, effective as of September 2, 2020, Kensington entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and Kensington agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $500 million. Pursuant to the terms of the Subscription Agreements and subject to certain requirements and customary conditions, Kensington is required to file and maintain an effective resale registration statement with respect to the PIPE Shares for the benefit of the Subscribers.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by New QuantumScape following the Closing.

For more information about the Subscription Agreements, see the section entitled “Certain Agreements Related to the Business Combination—Subscription Agreements.”

Senior Employee Lock-Up Agreements

On September 2, 2020, Kensington entered into separate Senior Employee Lock-Up Agreements with certain senior level employees of QuantumScape (the “Senior Employees”), including QuantumScape’s executive officers. The Senior Employee Lock-Up Agreements provide that the securities of Kensington owned of record or beneficially by the Senior Employees (including certain securities that may be granted or issued to a Senior Employee after the Effective Time) (collectively, the “Lock-Up Shares”) may generally not be transferred for at least 180 days after the Closing (the “Initial Lock-Up Period”) and up to four years after the Closing, subject to certain exceptions. Following the Initial Lock-Up Period, Senior Employees may transfer Lock-Up Shares without restriction as follows: (i) during the first year after the Effective Time, up to 25% of the total number of Lock-Up Shares, (ii) following the first anniversary of the Effective Time until the earlier of four years after the Closing or the occurrence of an event described below, up to 50% of the total number of Lock-Up Shares (taking into account any transfers under clause (i) above), and (iii) up to an additional 50% of the total number of Lock-Up Shares following satisfaction of agreed delivery requirements between QuantumScape and VGA.

These transfer restrictions are subject to earlier release if (i) New QuantumScape completes a liquidation, merger, stock exchange or other similar transaction after the Closing that results in all of New QuantumScape’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; (ii) VGA terminates for any reason the Amended and Restated Joint Venture Agreement, dated as of May 14, 2020, by and among QuantumScape and VGA; (iii) VGA issues a critical or negative statement regarding New QuantumScape and its technology unless such statement is required to be made by VGA under applicable law and is truthful and accurate; or (iv) VGA transfers certain New QuantumScape securities in excess of the amounts set forth in the Senior Employee Lock-Up Agreements. The Senior Employee Lock-Up Agreements also provide that, upon consummation of the Merger, Kensington or QuantumScape shall pay to each Senior Employee a one-time cash bonus equal to 20% of the Senior Employee’s then annual base salary.

For more information about the Senior Employee Lock-Up Agreements, see the section entitled “Certain Agreements Related to the Business Combination—Senior Employee Lock-Up Agreements.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Kensington Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•

the beneficial ownership of the Sponsor of an aggregate of 5,750,000 Sponsor Shares and 6,575,000 Private Warrants, which shares and warrants would become worthless if Kensington does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[        ] million and $[        ] million, respectively, based on the closing price of Kensington Class A Common Stock of $[        ] on the NYSE on [                ], 2020, the record date for the special meeting of stockholders;

•

Justin Mirro, Kensington’s Chief Executive Officer and Chairman is the managing member of the managing member of the Sponsor. Consequently, he may be deemed the beneficial owner of the 5,750,000 Sponsor Shares and 6,575,000 Private Warrants and to have voting and dispositive control over such securities. Mr. Mirro disclaims beneficial ownership of any securities other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of Kensington’s other officers and directors are non-managing members of the Sponsor;

•

the Sponsor has made a loan of $75,000 to Kensington; the Sponsor has informed Kensington that the Sponsor intends to convert the loan into 75,000 warrants on the same terms as the Private Warrants (as contemplated by the warrant agreement pursuant to which the Private Warrants were issued) at the same time the Business Combination is completed and for such warrants to be issued to Justin Mirro, who had advanced such amount to the Sponsor in order for the loan to be made;

•

Kensington’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Kensington’s behalf incident to identifying, investigating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•	the anticipated continuation of Justin Mirro, Kensington’s Chairman and Chief Executive Officer, as a director of New QuantumScape following the Closing;

•

DEHC, an affiliate of Daniel Huber, Kensington’s Chief Financial Officer and Secretary and Simon Boag, Kensington’s Chief Technology Officer, entered into services agreements with Kensington to provide administrative and other services as may be reasonably requested by Kensington for one year after the Closing in order to assist it in connection with the post-closing integration of New QuantumScape; and

•	the continued indemnification of current directors and officers of Kensington and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Kensington’s directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal.

Reasons for the Approval of the Business Combination

After careful consideration, the Kensington Board recommends that Kensington stockholders vote “FOR” each Kensington Proposal at the Kensington special meeting of stockholders.

For a description of Kensington’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “The Business Combination—Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under the Existing Certificate of Incorporation, holders of Kensington Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Kensington to pay its franchise and income taxes, by (b) the total number of shares of Kensington Class A Common Stock included as part of the Kensington Units issued in the IPO. However, Kensington will not redeem any public shares to the extent that such redemption would result in Kensington having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, based on funds in the Trust Account of $230 million on June 30, 2020, the per share redemption price would have been $10.00. Under the Existing Certificate of Incorporation, in connection with an initial business combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Kensington Class A Common Stock for cash and will no longer own shares of Kensington Class A Common Stock and will not participate in the future growth of Kensington, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Kensington’s transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of Kensington Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of New QuantumScape After the Closing

It is anticipated that, assuming no redemption, upon the consummation of the Business Combination, there will be approximately 218,880,613 shares of New QuantumScape Class A Common Stock and 157,511,179 shares of New QuantumScape Class B Common Stock outstanding, and the ownership of New QuantumScape will be as follows:

•

current holders of QuantumScape Class A Common Stock and QuantumScape Class A Preferred Stock will own 140,130,613 shares of New QuantumScape Class A Common Stock, representing approximately 37.23% of the total shares then outstanding in the aggregate and approximately 7.81% of the vote;

•

current holders of QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock will own 157,511,179 shares of New QuantumScape Class B Common Stock, representing approximately 41.85% of the total shares then outstanding in the aggregate and approximately 87.8% of the vote;

•

current holders of QuantumScape Common Stock and QuantumScape Preferred Stock will own 297,641,792 shares of New QuantumScape Common Stock, representing approximately 79.08% of the total shares then outstanding in the aggregate and approximately 95.61% of the vote;

•

the PIPE investors will own 50,000,000 shares of New QuantumScape Class A Common Stock, representing approximately 13.28% of the total shares then outstanding in the aggregate and approximately 2.79% of the vote;

•

the Public Stockholders will own 23,000,000 shares of New QuantumScape Class A Common Stock, representing approximately 6.11% of the total shares then outstanding in the aggregate and approximately 1.28% of the vote; and

•

the holders of Sponsor Shares will own 5,750,000 shares of New QuantumScape Class A Common Stock, representing approximately 1.53% of the total shares then outstanding in the aggregate and approximately 0.32% of the vote.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) QuantumScape does not issue any additional equity securities prior to the Merger, other than the issuance of 14,684,843 shares of its Series F Preferred Stock pursuant to certain Series F Stock Purchase Agreements by and between QuantumScape and the investors thereto, some of which are subject to achievement of a specified technical milestone, and that no other event occurs that would change the Exchange Ratio from what it would have been as of the date of the initial signing of the Business Combination Agreement, and (iii) there are no future exercises of the Kensington Warrants. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF QUANTUMSCAPE

The selected historical consolidated statements of operations data of QuantumScape for the years ended December 31, 2019 and 2018 and the historical consolidated balance sheet data as of December 31, 2019 and 2018 are derived from QuantumScape’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement. The selected historical condensed consolidated statements of operations data of QuantumScape for the six months ended June 30, 2020 and 2019 and the condensed consolidated balance sheet data as of June 30, 2020 are derived from QuantumScape’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement. In QuantumScape management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly QuantumScape’s financial position as of June 30, 2020 and the results of operations for the six months ended June 30, 2020 and 2019.

QuantumScape’s historical results are not necessarily indicative of the results that may be expected in the future and QuantumScape’s results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. You should read the following selected historical consolidated financial data together with “QuantumScape Management’s Discussion and Analysis of Financial Condition and Results of Operations” and QuantumScape’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement.

Statement of Operations Data	For The Six Months Ended June 30, 2020	For The Six Months Ended June 30, 2019	For The Year Ended December 31, 2019	For The Year Ended December 31, 2018
	(In thousand, except Share and per Share Amounts)
Research and development	$25,396	$21,203	$45,944	$35,634
General and administrative	4,747	4,927	9,874	9,768
Amortization of intangible assets	—	—	—	51

Loss from operations	(30,143)	(26,130)	(55,818)	(45,453)
Other income (expense):
Interest expense	8	(1)	(94)	(1,520)
Interest income	811	2,046	3,608	2,127
Other income	—	592	1,041	702

Net loss	(29,324)	(23,493)	(51,263)	(44,144)
Less: Net (loss) income attributable to non-controlling interest, net of tax of $0	(5)	8	20	5

Net loss attributable to common stockholders	$(29,319)	$(23,501)	$(51,283)	$(44,149)

Weighted average shares outstanding of common stock—basic and diluted	11,233,773	11,181,928	11,194,183	11,108,638

Net loss per share of common stock—basic and diluted	$(2.61)	$(2.10)	$(4.58)	$(3.97)

Balance Sheet Data	June 30, 2020	December 31, 2019	December 31, 2018
		(In thousand)
Total assets	$146,204	$172,384	$211,214
Total liabilities	20,673	21,982	18,294
Total redeemable convertible preferred stock and stockholders’ deficit	125,531	150,402	192,920

SELECTED HISTORICAL FINANCIAL INFORMATION OF KENSINGTON

The following table shows selected historical financial information of Kensington for the periods and as of the dates indicated. The selected historical financial information of Kensington as of May 1, 2020 and for the period from April 17, 2020 (inception) through May 1, 2020 was derived from the audited historical financial statements of Kensington included elsewhere in this proxy statement/prospectus/information statement. The selected historical interim financial information of Kensington as of June 30, 2020 and for the period from April 17, 2020 (inception) through June 30, 2020 was derived from the unaudited interim consolidated financial statements of Kensington included elsewhere in this proxy statement/prospectus/information statement. The following table should be read in conjunction with “Kensington Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus/information statement. The historical results presented below are not necessarily indicative of financial results to be achieved by New QuantumScape following the Business Combination.

	As of and for the period from April 17, 2020 (inception) through June 30, 2020	As of and for the period from April 17, 2020 (inception) through May 1, 2020
Statement of Operations Data:
General and administrative expenses	$22,314	$2,500
Franchise tax expense	40,548	—

Net loss	$(62,862)	$(2,500)

Weighted average shares outstanding, basic and diluted	5,031,247	4,375,000

Basic and diluted net loss per share	$(0.01)	$(0.00)

Balance Sheet Data:
Cash	$1,739,697	$25,000
Prepaid expenses	237,797	—
Total assets	231,977,494	86,500
Total liabilities	8,538,223	64,000

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Kensington will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of QuantumScape issuing stock for the net assets of Kensington, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives pro forma effect to the Business Combination and related transactions as if they had occurred on June 30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2020 and year ended December 31, 2019 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2019.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New QuantumScape appearing elsewhere in this proxy statement/prospectus/information statement and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Kensington and QuantumScape and related notes included in this proxy statement/prospectus/information statement. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what New QuantumScape’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of New QuantumScape. The summary pro forma data does not include the issuance of 3,784,754 shares of Series F Preferred Stock subject to the achievement of a specified technical milestone (15,151,197 shares of New QuantumScape Class A Common Stock converted at the Exchange Ratio).

The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•	Assuming No Redemption—this scenario assumes that no shares of Kensington Common Stock are redeemed; and

•

Assuming Maximum Redemption—this scenario assumes that 23,000,000 shares of Kensington Common Stock are redeemed for an aggregate payment of approximately $230.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Business Combination Agreement includes a condition to the Closing that, at the Closing, Kensington will have a minimum of $500 million in cash comprising (i) the cash held in the Trust Account after giving effect to any Kensington share redemptions and (ii) gross proceeds from the PIPE. The gross proceeds from the PIPE of $500 million is sufficient to satisfy this closing condition, and accordingly, this scenario results in public share redemptions of 23,000,000 shares of Kensington Class A Common Stock.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data Six Months Ended June 30, 2020
Total operating expenses	$30,790	$30,790
Basic and diluted net loss per share—Class A and Class B	$(0.08)	$(0.09)
Basic and diluted weighted average shares outstanding—Class A and Class B	361,240,595	338,240,595
Statement of Operations Data Year Ended December 31, 2019
Total operating expenses	$57,026	$57,026
Basic and diluted net loss per share—Class A and Class B	$(0.15)	$(0.16)
Basic and diluted weighted average shares outstanding—Class A and Class B	361,240,595	338,240,595
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2020
Total assets	$1,107,842	$877,842
Total liabilities	$21,087	$21,087
Total stockholders’ equity	$1,086,755	$856,755

Comparative Historical and Unaudited Pro Forma Combined Per Share Financial Information

The following table sets forth selected historical comparative share information for Kensington and QuantumScape and unaudited pro forma condensed combined per share information of New QuantumScape after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•	Assuming No Redemption—this scenario assumes that no shares of Kensington Common Stock are redeemed; and

•

Assuming Maximum Redemption—this scenario assumes that 23,000,000 shares of Kensington Common Stock are redeemed for an aggregate payment of approximately $230.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The

Business Combination Agreement includes a condition to the Closing that, at the Closing, Kensington will have a minimum of $500 million in cash comprising (i) the cash held in the Trust Account after giving effect to any Kensington share redemptions and (ii) gross proceeds from the PIPE. The gross proceeds from the PIPE of $500 million is sufficient to satisfy this closing condition, and accordingly, this scenario results in public share redemptions of 23,000,000 shares of Kensington Class A Common Stock.

The pro forma book value information reflects the Business Combination and related transactions as if they had occurred on June 30, 2020. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2019.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus/information statement and the historical financial statements of Kensington and QuantumScape and related notes that are included elsewhere in this proxy statement/prospectus/information statement. The unaudited pro forma combined per share information of Kensington and QuantumScape is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Kensington and QuantumScape would have been had the companies been combined during the periods presented.

					Combined Pro Forma		QuantumScape equivalent pro forma per share data (2)
	Kensington (Historical)			QuantumScape (Historical)	(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming No Redemption)	(Assuming Maximum Redemption)
As of and for the Six Months Ended June 30, 2020 (3)
Book value per share (1)		$0.99		(24.93)	3.01	2.53	12.04	10.14
Weighted average common shares outstanding—basic and diluted		5,031,247		11,233,773	361,240,595	338,240,595	282,490,595	282,490,595
Net income (loss) per share—basic and diluted		$(0.01)		(2.61)	(0.08)	(0.09)	(0.33)	(0.35)
As of and for the Year Ended December 31, 2019 (3)
Weighted average common shares outstanding—basic and diluted		N/A	(4)	11,194,183	361,240,595	338,240,595	282,490,595	282,490,595
Net income (loss) per share—basic and diluted	$	N/A	(4)	(4.58)	(0.15)	(0.16)	(0.58)	(0.62)

(1)	Book value per share = Total equity/shares outstanding.
(2)

The equivalent pro forma basic and diluted per share data for QuantumScape is based on the exchange ratio set forth in the Business Combination Agreement. The weighted average shares outstanding includes QuantumScape preferred stock, which will be converted into shares of Kensington common stock at the effective time of the Business Combination.

(3)	There were no cash dividends declared in the period presented.
(4)	Not applicable as Kensington was incorporated on April 17, 2020.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus/information statement may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, QuantumScape’s and QuantumScape’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus/information statement may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the expected benefits of the Business Combination;

•	New QuantumScape’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	changes in New QuantumScape’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of New QuantumScape’s business model;

•	QuantumScape’s ability to scale in a cost-effective manner;

•	developments and projections relating to QuantumScape’s competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on QuantumScape’s business and the actions QuantumScape may take in response thereto;

•	QuantumScape’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	QuantumScape’s future capital requirements and sources and uses of cash;

•	QuantumScape’s ability to obtain funding for its operations;

•	QuantumScape’s business, expansion plans and opportunities;

•	the outcome of any known and unknown litigation and regulatory proceedings; and

•

QuantumScape’s relationship with Volkswagen, including the development of its joint venture arrangements with Volkswagen, and Kensington’s expectations and plans with respect to QuantumScape’s future cooperation with Volkswagen, including as a potential customer.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus/information statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus/

information statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay, impede or prevent the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against Kensington or New QuantumScape following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Kensington or of the parties to satisfy other conditions to the Closing in the Business Combination Agreement;

•	the ability to obtain or maintain the listing of New QuantumScape Class A Common Stock on the NYSE following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of QuantumScape as a result of the announcement and consummation of the transactions described herein;

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New QuantumScape to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on QuantumScape’s business;

•	the ability of QuantumScape to execute its business model, including market acceptance of its planned products and services;

•	New QuantumScape’s ability to raise capital;

•	the possibility that Kensington or New QuantumScape may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this proxy statement/prospectus/information statement, including those under the section entitled “Risk Factors.”

RISK FACTORS

New QuantumScape will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Kensington because these risks may also affect New QuantumScape—these risks can be found in Kensington’s final prospectus filed with the SEC on June 26, 2020, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus/information statement and the other documents incorporated by reference into this proxy statement/prospectus/information statement. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement. The references to QuantumScape in the below section entitled “Risk Factors—Risks Related to QuantumScape” will apply to New QuantumScape upon consummation of the Business Combination.

Risks Related to QuantumScape

QuantumScape faces significant barriers in its attempts to produce a solid-state battery cell and may not be able to successfully develop its solid-state battery cell. If QuantumScape cannot successfully overcome those barriers, its business will be negatively impacted and could fail.

Producing lithium-metal solid-state batteries that meet the requirements for wide adoption by automotive original equipment manufacturers (“OEMs”) is a difficult undertaking. QuantumScape is still in development stage and faces significant challenges in completing development of its battery and in producing battery cells in commercial volumes. Some of the development challenges that could prevent the introduction of QuantumScape’s solid-state battery cell include difficulties with increasing the yield of its separators and single layer cells, multilayer cell stacking, packaging engineering to ensure adequate cycle life, cost reduction, completion of the rigorous and challenging specifications required by QuantumScape’s automotive partners, including but not limited to, calendar life, mechanical testing, and abuse testing and development of the final manufacturing processes.

QuantumScape’s solid-state separators are in the development stage. These separators have never been used before for battery applications (or to QuantumScape’s knowledge, for any other applications) and there are significant yield, cost, performance and manufacturing process challenges to be solved in order for the separators to be produced and used commercially. QuantumScape is likely to encounter engineering challenges as QuantumScape increases the dimensions and reduces the thickness of its solid-state separators. If QuantumScape is not able to overcome these barriers in developing and producing its solid-state separators, QuantumScape’s business could fail.

To achieve target energy density, QuantumScape needs to stack its single layer cells in a multilayer format, which is enclosed within a single battery package. QuantumScape’s battery cell will require over one hundred single-layer battery cells within each battery package. QuantumScape has not yet built a multilayer solid-state battery cell in the dimensions required for automotive applications. There are significant developmental and mechanical challenges that QuantumScape must overcome to build its multi-layer battery cell for automotive application. In addition, QuantumScape will need to acquire certain tools that it currently does not possess and develop the manufacturing process necessary to make these multilayer battery cells in high volume. If QuantumScape is not able to overcome these developmental hurdles in building its multilayer cells, QuantumScape’s business is likely to fail.

QuantumScape is evaluating multiple cathode material compositions for inclusion in its solid-state battery cells and has not yet finalized the cathode composition or formulation. QuantumScape also has not validated that the current cell design, with the inclusion of an organic gel made of an organic polymer and organic liquid catholyte as part of the cathode, meets all automotive requirements. QuantumScape has not yet validated a manufacturing process or acquired the tools necessary to produce high volumes of its cathode material that meets all commercial requirements. If QuantumScape is not able to overcome these developmental and manufacturing hurdles its business likely will fail.

Even if QuantumScape completes development and achieves volume production of its solid-state battery, if the cost, performance characteristics or other specifications of the battery fall short of QuantumScape’s targets, QuantumScape’s sales, product pricing and margins would likely be adversely affected.

QuantumScape may encounter substantial delays in the design, manufacture, regulatory approval, and launch of QuantumScape’s solid-state battery cells, which could prevent QuantumScape from commercializing any products it determines to develop on a timely basis, if at all.

Any delay in the development and manufacturing scale-up of QuantumScape’s solid-state battery cells would negatively impact its business as it will delay time to revenue and negatively impact QuantumScape’s customer relationships. Additionally, QuantumScape may encounter delays in obtaining the necessary regulatory approvals or launching its solid-state battery on the market, including delays in entering into agreements for the supply of component parts and manufacturing tools and supplies. Delays in the launching of QuantumScape’s product would materially damage its business, prospects, financial condition, operating results and brand.

QuantumScape’s relationship with Volkswagen is subject to various risks which could adversely affect QuantumScape’s business and future prospects. There are no assurances that QuantumScape will be able to commercialize solid-state batteries from its joint development relationship with Volkswagen.

Volkswagen and QuantumScape formed a joint venture to collaborate on the manufacturing ramp up of QuantumScape’s solid-state battery cell.

There is no assurance that QuantumScape will be able to complete the development of the solid-state battery cells in the time frame required by the joint venture arrangements. If QuantumScape does not complete this development in a timely manner, Volkswagen may terminate its participation in the joint venture. QuantumScape’s joint venture arrangements with Volkswagen provide a framework for QuantumScape’s cooperation and require that QuantumScape and Volkswagen enter into certain additional arrangements regarding the purchase by the joint venture of solid-state separators from QuantumScape, the purchase and pricing of the solid-state battery cells that will be produced by the joint venture and sold to Volkswagen, and the terms for licensing QuantumScape technology to the joint venture. There can be no assurance that the parties will be able to agree to the pricing for these key elements on terms that are financially beneficial for QuantumScape or to enter into the additional arrangements, including any purchase orders, with Volkswagen for commercialization under the joint venture arrangements.

The purchase by Volkswagen of the output of the joint venture will depend on the performance of QuantumScape’s solid-state battery and the demand for the vehicles that Volkswagen develops to utilize the solid-state battery cells that will be produced by the joint venture. If Volkswagen does not select QuantumScape’s solid-state battery cell or if there is a delay in the introduction of the Volkswagen vehicles that intend to use QuantumScape’s solid-state battery cells, QuantumScape’s business will be harmed.

The strong relationship that QuantumScape has developed with Volkswagen may deter other automotive OEMs from working closely with QuantumScape. If QuantumScape is not able to expand its relationship over time to include other customer relationships, or if QuantumScape becomes too dependent on Volkswagen for QuantumScape’s revenue, QuantumScape’s business could be harmed.

Volkswagen, and any other partners in the future, may have economic, business or legal interests or goals that are inconsistent with QuantumScape’s goals. Any disagreements with Volkswagen or other future business partners may impede QuantumScape’s ability to maximize the benefits of its partnerships and slow the commercialization of QuantumScape’s solid-state battery. QuantumScape’s joint venture arrangements may require it, among other things, to pay certain costs or to make certain capital investments or to seek the joint venture partner’s consent to take certain actions. In addition, if Volkswagen is unable or unwilling to meet its economic or other obligations under the joint venture arrangements, QuantumScape may be required to either fulfill those obligations alone to ensure the ongoing success of the joint venture or to dissolve and liquidate the joint venture. These factors could result in a material adverse effect on QuantumScape’s business and financial results.

The battery market continues to evolve, is highly competitive, and QuantumScape may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners, and customers.

The battery market in which QuantumScape competes continues to evolve and is highly competitive. To date, QuantumScape has focused its efforts on its lithium-metal solid-state battery technology, which is being designed to outperform conventional lithium-ion battery technology. However, lithium-ion battery technology has been widely adopted and QuantumScape’s current competitors have, and future competitors may have, greater resources than QuantumScape does and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, lithium-ion battery manufacturers may continue to reduce cost and expand supply of conventional batteries and therefore reduce the prospects for QuantumScape’s business or negatively impact the ability for QuantumScape to sell its products at a market-competitive price and yet at sufficient margins.

Most automotive OEMs are researching and investing in solid-state battery efforts and, in some cases, in battery development and production. There are a number of companies seeking to develop alternative approaches to solid-state battery technology, including lithium-metal batteries. QuantumScape expects competition in battery technology and EVs to intensify due to increased demand for these vehicles and a regulatory push for EVs, continuing globalization, and consolidation in the worldwide automotive industry. Developments in alternative technologies or improvements in batteries technology made by competitors may materially adversely affect the sales, pricing and gross margins of QuantumScape’s batteries. If a competing technology is developed that has superior operational or price performance, QuantumScape’s business will be harmed. Similarly, if QuantumScape fails to accurately predict and ensure that its battery technology can address customers’ changing needs or emerging technological trends, or if QuantumScape’s customers fail to achieve the benefits expected from QuantumScape’s solid-state batteries, QuantumScape’s business will be harmed.

QuantumScape must continue to commit significant resources to develop its battery technology in order to establish a competitive position, and these commitments will be made without knowing whether such investments will result in products potential customers will accept. There is no assurance QuantumScape will successfully identify new customer requirements, develop and bring its batteries to market on a timely basis, or that products and technologies developed by others will not render QuantumScape’s batteries obsolete or noncompetitive, any of which would adversely affect QuantumScape’s business and operating results.

Customers will be less likely to purchase QuantumScape’s batteries if they are not convinced that its business will succeed in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with QuantumScape if they are not convinced that QuantumScape’s business will succeed in the long term. Accordingly, in order to build and maintain its business, QuantumScape must maintain confidence among current and future partners, customers, suppliers, analysts, ratings agencies and other parties in its long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of QuantumScape’s control, such as its limited operating history, market unfamiliarity with its products, any delays in scaling manufacturing, delivery and service operations to meet demand, competition and uncertainty regarding the future of EVs, and QuantumScape’s eventual production and sales performance compared with market expectations.

If QuantumScape is unable to attract and retain key employees and qualified personnel, its ability to compete could be harmed.

QuantumScape’s success depends on its ability to attract and retain its executive officers, key employees and other qualified personnel, and its operations may be severely disrupted if it lost their services. As QuantumScape builds its brand and becomes more well known, there is increased risk that competitors or other companies will seek to hire QuantumScape personnel. None of QuantumScape’s employees are bound by a non-competition agreement. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm QuantumScape’s business and prospects.

In addition, QuantumScape is highly dependent on the services of Jagdeep Singh, its Chief Executive Officer, and other senior technical and management personnel, including its executive officers, who would be difficult to replace. If Mr. Singh or other key personnel were to depart, QuantumScape may not be able to successfully attract and retain senior leadership necessary to grow its business.

QuantumScape may not be able to establish supply relationships for necessary components or may be required to pay costs for components that are more expensive than anticipated, which could delay the introduction of QuantumScape’s product and negatively impact its business.

QuantumScape relies on third-party suppliers for components necessary to develop and manufacture its solid-state batteries, including key supplies, such as QuantumScape’s cathode material and manufacturing tools for both QuantumScape’s separator and for QuantumScape’s solid-state battery cells. QuantumScape is collaborating with key suppliers but has not yet entered into agreements for the supply of production quantities of these materials. To the extent that QuantumScape is unable to enter into commercial agreements with these suppliers on beneficial terms, or these suppliers experience difficulties ramping up their supply of materials to meet QuantumScape’s requirements, the introduction of QuantumScape’s battery will be delayed. To the extent QuantumScape’s suppliers experience any delays in providing or developing the necessary materials, QuantumScape could experience delays in delivering on its timelines.

QuantumScape expects to incur significant costs related to procuring materials required to manufacture and assemble its batteries. QuantumScape expects to use various materials in its batteries that will require QuantumScape to negotiate purchase agreements and delivery lead-times on advantageous terms. QuantumScape may not be able to control fluctuation in the prices for these materials or negotiate agreement with suppliers on terms that are beneficial to QuantumScape. QuantumScape’s business depends on the continued supply of certain proprietary materials for its products. QuantumScape is exposed to multiple risks relating to the availability and pricing of such materials and components. Substantial increases in the prices for QuantumScape’s raw materials or components would increase its operating costs and negatively impact QuantumScape’s prospects.

Any disruption in the supply of components or materials could temporarily disrupt research and development activities or production of QuantumScape’s batteries until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond QuantumScape’s control or which it does not presently anticipate, could also affect its suppliers’ ability to deliver components to QuantumScape on a timely basis. Any of the foregoing could materially and adversely affect QuantumScape’s results of operations, financial condition and prospects.

Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit QuantumScape’s ability to obtain key components for its solid-state batteries or significantly increase freight charges, raw material costs and other expenses associated with QuantumScape’s business, which could further materially and adversely affect its results of operations, financial condition and prospects.

QuantumScape may be unable to adequately control the costs associated with its operations and the components necessary to build its solid-state battery cells.

QuantumScape will require significant capital to develop and grow its business and expects to incur significant expenses, including those relating to research and development, raw material procurement, leases, sales and distribution as it builds its brand and markets its batteries, and general and administrative costs as it scales its operations. QuantumScape’s ability to become profitable in the future will not only depend on its ability to successfully market its solid-state batteries and services, but also to control its costs. If QuantumScape is unable to cost efficiently design, manufacture, market, sell, and distribute its solid-state batteries and services, its margins, profitability and prospects would be materially and adversely affected. QuantumScape has not yet produced any solid-state battery cells at volume and its forecasted cost advantage for the production of these cells at scale, compared to conventional lithium-ion cells, will require QuantumScape to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated for mature battery, battery material, and ceramic manufacturing processes, that QuantumScape has not yet achieved. If QuantumScape is unable to achieve these targeted rates, its business will be adversely impacted.

QuantumScape relies on complex machinery for its operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

QuantumScape relies heavily on complex machinery for its operations and the production of its solid-state battery cells, all of which has not yet been qualified to operate at large-scale manufacturing. The work required to integrate this equipment into the production of QuantumScape’s solid-state battery cells is time intensive and requires QuantumScape to work closely with the equipment provider to ensure that it works properly for QuantumScape’s unique battery technology. This integration work will involve a significant degree of uncertainty and risk and may result in the delay in the scaling up of production or result in additional cost to QuantumScape’s battery cells.

Both QuantumScape’s pilot manufacturing facilities and its large-scale manufacturing facility will require large-scale machinery. Such machinery is likely to suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of QuantumScape’s production equipment may significantly affect the intended operational efficiency. In addition, because this equipment has not been used to build solid-state battery cells, the operational performance and costs associated with this equipment can be difficult to predict and may be influenced by factors outside of QuantumScape’s control, such as, but not limited to, failures by suppliers to deliver necessary components of QuantumScape’s products in a timely manner and at prices and volumes acceptable to QuantumScape, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in systems, industrial accidents, fire, and seismic activity and natural disasters.

Operational problems with QuantumScape’s manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. In addition, in some cases operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational problems could have a material adverse effect on QuantumScape’s business, results of operations, cash flows, financial condition or prospects.

If QuantumScape’s batteries fail to perform as expected, QuantumScape’s ability to develop, market, and sell its batteries could be harmed.

Once commercial production of QuantumScape’s solid-state battery cells commences, its batteries may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair, recalls, and design changes. QuantumScape’s batteries are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. QuantumScape has a limited frame of reference from which to evaluate the long-term performance of its solid-state batteries. There can be no assurance that QuantumScape will be able to detect and fix any defects in its solid-state batteries prior to the sale to potential consumers. If QuantumScape’s batteries fail to perform as expected, it could lose design wins and customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect QuantumScape’s sales and brand and could adversely affect QuantumScape’s business, prospects, and results of operations.

QuantumScape is an early stage company with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future.

QuantumScape incurred a net loss of approximately $51.3 million for the year ended December 31, 2019 and an accumulated deficit of approximately $295.9 million from its inception in 2010 through the year ended December 31, 2019. QuantumScape believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant production of its lithium-metal solid-state batteries, which is not expected to occur until 2024, and may occur later.

QuantumScape expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things, continues to incur significant expenses in connection with the design, development and manufacturing of its batteries; and as it expands its research and development activities; invests in manufacturing capabilities; builds up inventories of components for its batteries; increases its sales and marketing activities; develops its distribution infrastructure; and increases its general and administrative functions to support its growing operations. QuantumScape may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase QuantumScape’s losses.

QuantumScape relies heavily on its intellectual property portfolio. If QuantumScape is unable to protect its intellectual property rights, its business and competitive position would be harmed.

QuantumScape may not be able to prevent unauthorized use of its intellectual property, which could harm its business and competitive position. QuantumScape relies upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in its proprietary technologies. In addition, QuantumScape seeks to protect its intellectual property rights through nondisclosure and invention assignment agreements with its employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite QuantumScape’s efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use QuantumScape’s intellectual property. Monitoring unauthorized use of QuantumScape’s intellectual property is difficult and costly, and the steps QuantumScape has taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts QuantumScape undertakes, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm its business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard QuantumScape’s intellectual property portfolio.

Patent, copyright, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, QuantumScape’s intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of QuantumScape’s intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Failure to adequately protect QuantumScape’s intellectual property rights could result in its competitors using QuantumScape’s intellectual property to offer products, potentially resulting in the loss of some of QuantumScape’s competitive advantage and a decrease in its revenue which, would adversely affect its business, prospects, financial condition and operating results.

QuantumScape may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause it to incur substantial costs.

Companies, organizations or individuals, including QuantumScape’s current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with QuantumScape’s ability to make, use, develop or sell its products, which could make it more difficult for QuantumScape to operate its business. From time to time, QuantumScape may receive inquiries from holders of patents or trademarks inquiring whether QuantumScape is infringing their proprietary rights and/or seek court declarations that they do not infringe upon QuantumScape’s intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if QuantumScape is determined to have infringed upon a third party’s intellectual property rights, QuantumScape may be required to do one or more of the following:

•	cease selling, incorporating or using products that incorporate the challenged intellectual property;

•	pay substantial damages;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign its batteries.

In the event of a successful claim of infringement against QuantumScape and its failure or inability to obtain a license to the infringed technology, QuantumScape’s business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

QuantumScape also licenses patents and other intellectual property from third parties, and it may face claims that its use of this intellectual property infringes the rights of others. In such cases, QuantumScape may seek indemnification from its licensors under its license contracts with them. However, QuantumScape’s rights to indemnification may be unavailable or insufficient to cover its costs and losses, depending on its use of the technology, whether it chooses to retain control over conduct of the litigation, and other factors.

QuantumScape’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on QuantumScape’s ability to prevent others from interfering with its commercialization of its products.

QuantumScape’s patent applications may not result in issued patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to QuantumScape’s. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, QuantumScape cannot be certain that the patent applications that it files will result in patents being issued, or that its patents and any patents that may be issued to QuantumScape will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which QuantumScape has developed and is developing its technology. In addition to those who may claim priority, any of QuantumScape existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus QuantumScape cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if QuantumScape’s patent applications succeed and it is issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide QuantumScape with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from QuantumScape’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to QuantumScape’s. The intellectual property rights of others could also bar QuantumScape from licensing and exploiting any patents that issue from its pending applications. In addition, patents issued to QuantumScape may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect its business, prospects, financial condition and operating results.

QuantumScape’s business model of manufacturing solid-state batteries is capital-intensive, and QuantumScape may not be able to raise additional capital on attractive terms, if at all, which could be dilutive to stockholders. If QuantumScape cannot raise additional capital when needed, its operations and prospects could be materially and adversely affected.

The development, design, manufacture and sale of batteries is a capital-intensive business, which QuantumScape currently finances through joint venture arrangements and other third-party financings. As a result of the capital-intensive nature of QuantumScape’s business, it can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Over time, QuantumScape expects that it will need to raise additional funds, including through entry into new or extending existing joint venture arrangements, through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with QuantumScape’s principal sources of liquidity, ongoing costs such as research and development relating to its batteries, the construction of large factories, any significant unplanned or accelerated expenses, and new strategic investments. QuantumScape cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and its financial condition, results of operations, business and prospects could be materially and adversely affected.

QuantumScape has been, and may in the future be, adversely affected by the global COVID-19 pandemic.

QuantumScape faces various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also impacted QuantumScape’s potential customers and suppliers by disrupting the manufacturing, delivery and overall supply chain of battery and EV manufacturers and suppliers and has led to a global decrease in battery and EV sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, some employees at QuantumScape’s headquarters located in San Jose, California are generally subject to a stay-at-home order from the state government. These measures have and may continue to adversely impact QuantumScape’s employees, research and development activities and operations and the operations of its suppliers, vendors and business partners, and may negatively impact its sales and marketing activities. In addition, various aspects of QuantumScape’s business cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect QuantumScape’s future manufacturing plans, sales and marketing activities, business and results of operations. QuantumScape may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, suppliers, vendors and business partners.

The extent to which the COVID-19 pandemic continues to impact QuantumScape’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even after the

COVID-19 pandemic has subsided, QuantumScape may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.

QuantumScape’s future growth and success are dependent upon consumers’ willingness to adopt EVs.

QuantumScape’s growth and future demand for QuantumScape’s products is highly dependent upon the adoption by consumers of alternative fuel vehicles in general and EVs in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing consumer demands and behaviors. If the market for EVs in general does not develop as expected, or develops more slowly than expected, QuantumScape’s business, prospects, financial condition and operating results could be harmed.

QuantumScape’s future growth and success depend on its ability to sell effectively to large customers.

QuantumScape’s potential customers are manufacturers of EVs that tend to be large enterprises. Therefore, QuantumScape’s future success will depend on its ability to effectively sell its products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with QuantumScape and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase QuantumScape’s solutions.

Large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

QuantumScape may not be able to accurately estimate the future supply and demand for its batteries, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If QuantumScape fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict QuantumScape’s future revenues and appropriately budget for its expenses, and QuantumScape may have limited insight into trends that may emerge and affect its business. QuantumScape anticipates being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for QuantumScape’s batteries or its ability to develop, manufacture, and deliver batteries, or QuantumScape’s profitability in the future. If QuantumScape overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase QuantumScape’s costs. If QuantumScape underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that QuantumScape’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If QuantumScape fails to order sufficient quantities of product components in a timely manner, the delivery of batteries to its potential customers could be delayed, which would harm QuantumScape’s business, financial condition and operating results.

QuantumScape’s operating and financial results forecast relies in large part upon assumptions and analyses developed by QuantumScape. If these assumptions or analyses prove to be incorrect, QuantumScape’s actual operating results may be materially different from its forecasted results.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus/information statement reflect current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with QuantumScape’s expectations and assumptions as reflected in its forecasts depends on a number of factors, many of which are outside QuantumScape’s control, including, but not limited to:

•	success and timing of development activity;

•	customer acceptance of QuantumScape’s products;

•	competition, including from established and future competitors;

•	whether QuantumScape can obtain sufficient capital to build its manufacturing facilities and sustain and grow its business;

•	QuantumScape’s ability to manage its growth;

•	whether QuantumScape can manage relationships with key suppliers;

•	QuantumScape’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

•	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond QuantumScape’s control, could materially and adversely affect its business, results of operations and financial results.

From time to time, QuantumScape may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on QuantumScape’s profitability and consolidated financial position.

QuantumScape may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers and suppliers; intellectual property matters; personal injury claims; environmental issues; tax matters; and employment matters.

It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect QuantumScape’s reputation.

QuantumScape may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

QuantumScape may become subject to product liability claims, even those without merit, which could harm its business, prospects, operating results, and financial condition. QuantumScape faces inherent risk of exposure to claims in the event its batteries do not perform as expected or malfunction resulting in personal injury or death. QuantumScape’s risks in this area are particularly pronounced given its batteries have not yet been commercially tested or mass produced. A successful product liability claim against QuantumScape could require QuantumScape to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about QuantumScape’s batteries and business and inhibit or prevent commercialization of other future battery candidates, which would have material adverse effect on

QuantumScape’s brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of QuantumScape’s coverage, or outside of QuantumScape’s coverage, may have a material adverse effect on QuantumScape’s reputation, business and financial condition. QuantumScape may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and are forced to make a claim under its policy.

QuantumScape is subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect its business, results of operation and reputation.

QuantumScape is subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require QuantumScape to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require QuantumScape to make material changes to its operations, resulting in significant increases to the cost of production.

QuantumScape’s manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

QuantumScape’s batteries and its website, systems, and data it maintains may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact its reputation and future sales.

QuantumScape expects to face significant challenges with respect to information security and maintaining the security and integrity of its systems and other systems used in its business, as well as with respect to the data stored on or processed by these systems. Advances in technology, an increased level of sophistication, and an increased level of expertise of hackers, new discoveries in the field of cryptography or others can result in a compromise or breach of the systems used in its business or of security measures used in its business to protect confidential information, personal information, and other data.

The availability and effectiveness of QuantumScape’s batteries, and QuantumScape’s ability to conduct its business and operations, depend on the continued operation of information technology and communications systems, some of which QuantumScape has yet to develop or otherwise obtain the ability to use. Systems used in QuantumScape’s business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. QuantumScape anticipates using outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as QuantumScape. Some of the systems used in QuantumScape’s business will not be fully redundant, and its disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in QuantumScape’s business could result in lengthy interruptions in its service.

QuantumScape facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events.

QuantumScape’s facilities or operations could be adversely affected by events outside of its control, such as natural disasters, wars, health epidemics such as the ongoing COVID-19 pandemic, and other calamities. QuantumScape cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect QuantumScape’s ability to provide services.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect QuantumScape’s business, financial condition, and results of operations.

In recent years, the United States and global economies suffered dramatic downturns as the result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may negatively impact the demand for QuantumScape’s solid-state battery cells and may negatively impact QuantumScape’s ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

New QuantumScape’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards, or NOLs, to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If QuantumScape has experienced an ownership change at any time since its incorporation, New QuantumScape may already be subject to limitations on its ability to utilize QuantumScape’s existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination and future changes in New QuantumScape’s stock ownership, which may be outside of New QuantumScape’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit New QuantumScape’s use of accumulated state tax attributes. As a result, even if New QuantumScape earns net taxable income in the future, its ability to use its or QuantumScape’s pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to New QuantumScape.

There is also a risk that changes in law or regulatory changes made in response to the need for some jurisdictions to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic or for other unforeseen reasons, including suspensions on the use of net operating losses or tax credits, possibly with retroactive effect, may result in New QuantumScape and QuantumScape’s existing net operating losses or tax credits expiring or otherwise being unavailable to offset future income tax liabilities. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California, and other states may enact suspensions as well.

QuantumScape is subject to substantial regulation and unfavorable changes to, or failure by QuantumScape to comply with, these regulations could substantially harm its business and operating results.

QuantumScape’s batteries, and the sale of EVs and motor vehicles in general, are subject to substantial regulation under international, federal, state and local laws, including export control laws. QuantumScape expects to incur significant costs in complying with these regulations. Regulations related to the battery and EV industry and alternative energy are currently evolving and QuantumScape faces risks associated with changes to these regulations.

To the extent the laws change, QuantumScape’s products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on its business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, QuantumScape’s business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions QuantumScape has not yet entered or laws it is unaware of in jurisdictions it has entered that may restrict its sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with QuantumScape’s ability to commercialize its products could have a negative and material impact on its business, prospects, financial condition and results of operations.

QuantumScape is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject QuantumScape to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.

QuantumScape is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which it conducts or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit QuantumScape and its officers, directors, employees and business partners acting on its behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect QuantumScape’s business, results of operations, financial condition and reputation. QuantumScape’s policies and procedures designed to ensure compliance with these regulations may not be sufficient and its directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which it may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject QuantumScape to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect QuantumScape’s business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact QuantumScape’s business and investments in its common stock.

QuantumScape’s insurance coverage may not be adequate to protect it from all business risks.

QuantumScape may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against QuantumScape, for which QuantumScape may have no insurance coverage. As a general matter, the policies that QuantumScape does have may include significant deductibles or self-insured retentions, and QuantumScape cannot be certain that its insurance coverage will be sufficient to cover all future losses or claims against it. A loss that is uninsured or which exceeds policy limits may require QuantumScape to pay substantial amounts, which could adversely affect its financial condition and operating results

Risks Related to Kensington

New QuantumScape may redeem your unexpired Kensington Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Kensington Warrants worthless.

New QuantumScape will have the ability to redeem outstanding Kensington Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Kensington Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date New QuantumScape sends the notice of redemption to Kensington Warrant holders and provided certain other conditions are met. If and when the Kensington Warrants become redeemable by New QuantumScape, New QuantumScape may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New QuantumScape may redeem the Kensington Warrants as set forth above even if the holders are otherwise unable to exercise the Kensington Warrants. Redemption of the outstanding Kensington Warrants could force you (i) to exercise your Kensington Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Kensington Warrants at the then-current market price when you might otherwise wish to hold your Kensington Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Kensington Warrants are called for redemption, Kensington expects would be substantially less than the market value of your Kensington Warrants. None of the Private Warrants will be redeemable by New QuantumScape so long as they are held by the Sponsor or its permitted transferees.

In addition, Kensington has the ability to redeem outstanding Kensington Warrants ninety days after they become exercisable for $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Kensington Warrants prior to redemption for a number of Kensington Class A Common Stock determined based on the redemption date and the fair market value of Kensington Class A Common Stock and provided certain other conditions are met. Kensington would redeem the Kensington Warrants in this manner when Kensington believes it is in Kensington’s best interest to update its capital structure to remove the Kensington Warrants and pay fair market value to the Kensington Warrant holders. Kensington can also redeem the Kensington Warrants for Kensington Common Stock when the Kensington Class A Common Stock is trading at a price starting at $10, which is below the exercise price of $11.50, because it will provide certainty with respect to Kensington’s capital structure and cash position while providing Kensington Warrant holders with fair market value in the form of shares of Kensington Class A Common Stock. If Kensington chooses to redeem the Kensington Warrants when the Kensington Class A Common Stock is trading at a price below the exercise price of the Kensington Warrants, this could result in the Kensington Warrant holders receiving fewer shares of Kensington Class A Common Stock than they would have received if they had chosen to wait to exercise their Kensington Warrants for shares of Kensington Class A Common Stock if and when the Kensington Class A Common Stock trades at a price higher than the exercise price of $11.50. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Kensington Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Kensington Class A Common Stock had your Kensington Warrants remained outstanding. Finally, this redemption feature provides a ceiling to the value of your Kensington Warrants since it locks in the redemption price in the number of Kensington Class A Common Stock to be received if Kensington chooses to redeem the Kensington Warrants for Kensington Common Stock.

We will require Public Stockholders who wish to redeem their shares of Kensington Class A Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Kensington’s transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event Kensington distributes proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Kensington’s transfer agent will need to act to facilitate this request. It is Kensington’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Kensington does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While Kensington has been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under Kensington’s bylaws, Kensington is required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than Kensington anticipates for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite Kensington’s compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

If a Public Stockholder fails to receive notice of Kensington’s offer to redeem their shares of Kensington Class A Common Stock in connection with the Business Combination, or fails to comply with the procedures for tendering its share of Kensington Class A Common Stock, such shares may not be redeemed.

We will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with the initial business combination. Despite Kensington’s compliance with these rules, if a stockholder fails to receive Kensington’s tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer documents or proxy materials, as applicable, that Kensington will furnish to holders of its Public Shares in connection with the initial business combination will describe the various procedures that must be complied with in order to validly tender or redeem Public Shares. For example, Kensington may require Kensington’s Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Kensington’s transfer agent prior to the date set forth in the tender offer documents mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Business Combination in the event Kensington distributes proxy materials, or to deliver their shares to the transfer agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Kensington Class A Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of Kensington Class A Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Kensington Class A Common Stock following the redemption, and if so, the total number of shares of Kensington Class A Common Stock held by the holder both before and after the redemption relative to all shares of Kensington Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Kensington or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Services (“IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”

Kensington does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Kensington to complete the Business Combination even if a substantial majority of Kensington’s stockholders do not agree.

The Existing Certificate of Incorporation does not provide a specified maximum redemption threshold, except that Kensington will only redeem its Public Shares so long as (after such redemption) Kensington’s net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of its initial business combination and after payment of underwriters’ fees and commissions (so that Kensington does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. As a result, Kensington may be able to complete the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. In the event the aggregate cash consideration Kensington would be required to pay for all shares of Kensington Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to Kensington, Kensington will not complete the Business Combination or redeem any shares, all shares of Kensington Class A Common Stock submitted for redemption will be returned to the holders thereof, and Kensington instead may search for an alternate business combination.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Kensington Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Kensington Class A Common Stock.

The Existing Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, which Kensington refers to as the “Excess Shares,” without Kensington’s prior written consent. However, the Existing Certificate of Incorporation does not restrict Kensington stockholders’ ability to vote all of their shares (including Excess Shares) for or against Kensington’s initial business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Kensington’s ability to complete its initial business combination and such stockholder could suffer a material loss on its investment in Kensington if it sells such Excess Shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to the Excess Shares if Kensington completes its initial business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

There can be no assurance that New QuantumScape’s Class A Common Stock will be approved for listing on the NYSE or that New QuantumScape will be able to comply with the continued listing standards of the NYSE.

In connection with the Closing, Kensington intends to list the New QuantumScape Class A Common Stock and warrants on the NYSE under the symbols “QS” and “QS.W,” respectively. New QuantumScape’s continued eligibility for listing may depend on the number of Kensington’s shares that are redeemed. If, after the Business Combination, the NYSE delists New QuantumScape’s shares from trading on its exchange for failure to meet the listing standards and Kensington is not able to list such securities on another national securities exchange, Kensington expects such securities could be quoted on an over-the-counter market. If this were to occur, New QuantumScape and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for New QuantumScape’s securities;

•	reduced liquidity for New QuantumScape’s securities;

•

a determination that the New QuantumScape Class A Common Stock is a “penny stock” which will require brokers trading the New QuantumScape Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New QuantumScape Class A Common Stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Kensington’s Sponsor, officers, directors and independent directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Our Sponsor, officers, directors and independent directors have agreed to vote any shares of Kensington Common Stock held by them in favor of the Business Combination. Kensington expects that Kensington’s Sponsor, officers, directors and independent directors (and their permitted transferees) will own at least approximately 20% of the outstanding shares of Kensington Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Sponsor Shares in accordance with the majority of the votes cast by the Public Stockholders.

QuantumScape’s management has limited experience in operating a public company.

QuantumScape’s executive officers have limited experience in the management of a publicly traded company. QuantumScape’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of New QuantumScape. QuantumScape may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for New QuantumScape to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that New QuantumScape will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Kensington’s ability to successfully effect the Business Combination and New QuantumScape’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of QuantumScape. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Kensington’s ability to successfully effect the Business Combination and New QuantumScape’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of QuantumScape. Although Kensington expect key personnel to remain with New QuantumScape following the Business Combination, there can be no assurance that they will do so. It is possible that QuantumScape will lose some key personnel, the loss of which could negatively impact the operations and profitability of New QuantumScape. Furthermore, following the Closing, certain of the key personnel of QuantumScape may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New QuantumScape to have to expend time and resources helping them become familiar with such requirements.

The Kensington Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, the Kensington Board conducted significant due diligence on QuantumScape. For a complete discussion of the factors utilized by the Kensington Board in approving the Business Combination, see the section entitled, “The Business Combination—Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination.” The Kensington Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that QuantumScape’s fair market value was at least 80% of the value of the Trust Account (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, the Kensington Board did not obtain a fairness opinion to assist it in its determination. Accordingly, the Kensington Board may be incorrect in its assessment of the Business Combination.

Kensington’s Sponsor, directors, officers, advisors or their affiliates may enter into certain transactions, including purchasing shares or warrants from the public, which may influence the outcome of the Business Combination and reduce the public “float” of the Kensington Class A Common Stock.

Kensington’s Sponsor, directors, officers, advisors or their affiliates may purchase Public Shares or Public Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the consummation of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Kensington’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Kensington’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Additionally, at any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), Kensington’s Sponsor, directors, officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Business Combination or not redeem their Public Shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. The purpose of any such transaction could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or (b) reduce the number of Kensington Warrants outstanding or to vote such Kensington Warrants on any matters submitted to the Kensington Warrant holders for approval in connection with the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the consummation of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Kensington Class A Common Stock or Kensington Warrants and the number of beneficial holders of Kensington’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Kensington’s securities on a national securities exchange.

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Kensington’s name, actions against Kensington’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against Kensington’s directors, officers, other employees or stockholders.

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Kensington’s name, actions against Kensington’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Kensington’s capital stock is deemed to have notice of and consented to the forum provisions in the Existing Certificate of Incorporation. This choice of forum provision may make it more costly for a stockholder to bring a claim, and it may also limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Kensington or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although Kensington’s stockholders cannot waive Kensington’s compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in the Existing Certificate of Incorporation invalid, Kensington may incur additional costs associated with resolving such action in other jurisdictions, which could harm Kensington’s business, operating results and financial condition.

The Existing Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

If third parties bring claims against Kensington, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Kensington’s placing of funds in the Trust Account may not protect those funds from third-party claims against Kensington. Although Kensington has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with Kensington waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against

Kensington’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Kensington’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Kensington than any alternative. Making such a request of potential target businesses may make Kensington’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that Kensington might pursue. Marcum LLP, Kensington’s independent registered public accounting firm, will not execute agreements with Kensington waiving such claims to the monies held in the trust account.

Examples of possible instances where Kensington may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Kensington and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Kensington has not completed its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Kensington will be required to provide for payment of claims of creditors that were not waived that may be brought against Kensington within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Kensington if and to the extent any claims by a third party (except for Kensington’s independent registered public accounting firm) for services rendered or products sold to us, or by a prospective target business with which Kensington has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Kensington’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Kensington has not independently verified whether the Sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Kensington. Kensington has not asked the Sponsor to reserve for such indemnification obligations. Therefore, Kensington cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Kensington’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Kensington may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per Public Share in connection with any redemption of their Public Shares. None of Kensington’s officers will indemnify Kensington for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) the consummation of Kensington’s initial business combination, and then only in connection with those shares of Kensington Class A Common Stock that such Public Stockholder elected to redeem, subject to the limitations described herein, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend Kensington’s amended and restated certificate of incorporation (i) to modify the substance or timing of Kensington’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Kensington does not complete its initial business combination within 24 months from the closing of the IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of the Public Shares if Kensington has not completed its initial business combination within 24 months from the closing of the IPO, subject to applicable law and as further described herein. In addition, if Kensington has not completed an initial business combination within the allocated time period for any reason, compliance with Delaware law may require that Kensington submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond the end of such period before they receive funds from the Trust Account. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Holders of Kensington Warrants will not have any right to the proceeds held in the Trust Account with respect to the Kensington Warrants. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

Kensington’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Kensington’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Kensington currently expects that its independent directors would take legal action on Kensington’s behalf against the Sponsor to enforce its indemnification obligations to Kensington, it is possible that Kensington’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Kensington’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per share.

Kensington’s stockholders may be held liable for claims by third parties against Kensington to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Kensington does not complete the initial business combination within the required time period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Kensington’s intention to redeem the Public Shares as soon as reasonably possible following the 24th month from the closing of the IPO (or the end of any Extension Period) in the event Kensington does not complete the initial business combination and, therefore, Kensington does not intend to comply with the foregoing procedures.

Because Kensington will not be complying with Section 280, Section 281(b) of the DGCL requires Kensington to adopt a plan, based on facts known to Kensington at such time that will provide for Kensington’s payment of all existing and pending claims or claims that may be potentially brought against Kensington within the 10 years following its dissolution. However, because Kensington is a blank check company, rather than an operating company, and Kensington’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Kensington’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Kensington’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Kensington cannot assure you that it will properly assess all claims that may be potentially brought against us. As such, Kensington’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Kensington’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to Kensington’s Public Stockholders upon the redemption of the Public Shares in the event Kensington does not complete the initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after Kensington distributes the proceeds in the Trust Account to Kensington’s Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against Kensington that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Kensington and the Kensington Board may be exposed to claims of punitive damages.

If, after Kensington distributes the proceeds in the Trust Account to Kensington’s Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against Kensington that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Kensington’s stockholders. In addition, the Kensington Board may be viewed as having breached its fiduciary duty to Kensington’s creditors and/or having acted in bad faith, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and Kensington to claims of punitive damages. If, before distributing the proceeds in the trust account to Kensington’s public stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against Kensington that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Kensington’s stockholders and the per-share amount that would otherwise be received by Kensington’s stockholders in connection with Kensington’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Kensington’s Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Kensington’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Kensington’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Kensington’s stockholders in connection with Kensington’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Kensington’s Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against Kensington that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Kensington’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Kensington’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Kensington’s stockholders in connection with Kensington’s liquidation may be reduced.

When considering the Kensington Board’s recommendation that Kensington’s stockholders vote in favor of the approval of the Business Combination Proposal, Kensington’s stockholders should be aware that certain of Kensington’s Sponsor, executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Kensington’s stockholders. These interests include:

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the beneficial ownership of the Sponsor of an aggregate of 5,750,000 Sponsor Shares and 6,575,000 Private Warrants, which shares and warrants would become worthless if Kensington does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $ [__] million and $ [__] million, respectively, based on the closing price of Kensington Class A Common Stock of $ [__] on the NYSE on [__], 2020, the record date for the special meeting of stockholders;

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Justin Mirro, Kensington’s Chief Executive Officer and Chairman is the managing member of the managing member of the Sponsor. Consequently, he may be deemed the beneficial owner of the 5,750,000 Sponsor Shares and 6,575,000 Private Warrants and to have voting and dispositive control over such securities. Mr. Mirro disclaims beneficial ownership of any securities other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of Kensington’s other officers and directors are non-managing members of the Sponsor;

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the Sponsor has made a loan of $75,000 to Kensington; the Sponsor has informed Kensington that the Sponsor intends to convert the loan into 75,000 warrants on the same terms as the Private Warrants (as contemplated by the warrant agreement pursuant to which the Private Warrants were issued) at the same time the Business Combination is completed and for such warrants to be issued to Justin Mirro, who had advanced such amount to the Sponsor in order for the loan to be made;

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Kensington’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Kensington’s behalf incident to identifying, investigating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is completed;

•	the anticipated continuation of Justin Mirro, Kensington’s Chairman and Chief Executive Officer, as a director of New QuantumScape following the Closing;

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DEHC, an affiliate of Daniel Huber, Kensington’s Chief Financial Officer and Secretary and Simon Boag, Kensington’s Chief Technology Officer, entered into services agreements with Kensington to provide administrative and other services as may be reasonably requested by Kensington for one year after the Closing in order to assist it in connection with the post-closing integration of New QuantumScape; and

•	the continued indemnification of current directors and officers of Kensington and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Kensington’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

We may amend the terms of the Kensington Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your Kensington Warrants could be increased, the exercise period could be shortened and the number of shares of Kensington Class A Common Stock purchasable upon exercise of a Kensington Warrant could be decreased, all without your approval.

The Kensington Warrants were issued in registered form under the Kensington Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Kensington Warrant Agreement provides that the terms of the Kensington Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants or working capital warrants or any provision of the Kensington Warrant Agreement with respect to the Private Warrants or working capital warrants, 50% of the number of the then outstanding Private Warrants or working capital warrants, as applicable. Accordingly, Kensington may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although Kensington’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Kensington Warrants, convert the Kensington Warrants into cash or stock, shorten the exercise period or decrease the number of shares of Kensington Class A Common Stock issuable upon exercise of a Kensington Warrant.

We may issue additional common stock or preferred stock to complete the Business Combination or under an employee incentive plan after the Closing. Kensington may also issue shares of Kensington Class A Common Stock upon the conversion of the Kensington Class B Common Stock at a ratio greater than one-to-one at the time of the Business Combination as a result of the anti-dilution provisions contained in the Existing Certificate of Incorporation. Any such issuances would dilute the interest of Kensington’s stockholders.

The Existing Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Kensington Class A Common Stock, 10,000,000 shares of Kensington Class B Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. Kensington may issue a substantial number of additional shares of common stock or shares of preferred stock, par value $0.0001 per share, to complete the Business Combination (including pursuant to a specified future issuance) or under an employee incentive plan after the Closing. Kensington may also issue shares of Kensington Class A Common Stock to redeem the Kensington Warrants when the price per share of Kensington Class A Common Stock equals or exceeds $10.00 or upon conversion of the Kensington Class B Common Stock at a ratio greater than one-to-one at the time of the Business Combination as a result of the anti-dilution provisions contained in the Existing Certificate of Incorporation. Kensington Class B Common Stock shall only be convertible at the time of the Business Combination. However, the Existing Certificate of Incorporation provides, among other things, that prior to the Business Combination, Kensington may not issue additional securities that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with Kensington’s Public Shares (a) on any initial business combination or (b) to approve an amendment to Kensington’s amended and restated certificate of incorporation. The restriction on issuing additional shares of securities described in the prior sentence will expire upon consummation of the initial business combination. The issuance of additional shares of common or preferred stock:

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may significantly dilute the equity interest of investors from the IPO, which dilution would increase if the anti-dilution provisions in the Kensington Class B Common Stock resulted in the issuance of Kensington Class A Common Stock on a greater than one-to-one basis upon conversion of the Kensington Class B Common Stock;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded Kensington Common Stock;

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could cause a change of control if a substantial number of shares of Kensington Common Stock is issued, which may affect, among other things, Kensington’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Kensington’s present officers and directors;

•	may have the effect of delaying or preventing a change of control of Kensington by diluting the stock ownership or voting rights of a person seeking to obtain control of Kensington;

•	may adversely affect prevailing market prices for the Kensington Units, Kensington Class A Common Stock and/or Kensington Warrants; and

•	may not result in adjustment to the exercise price of Kensington Warrants.

Anti-takeover provisions in the Proposed Certificate of Incorporation, Proposed Bylaws and Delaware law could make an acquisition of New QuantumScape more difficult, limit attempts by New QuantumScape stockholders to replace or remove New QuantumScape’s management and limit the market price of New QuantumScape Class A Common Stock.

The Proposed Certificate of Incorporation, Proposed Bylaws and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the New QuantumScape Board. These provisions include:

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authorizing “blank check” preferred stock, which could be issued by the New QuantumScape Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to New QuantumScape Common Stock;

•	limiting the liability of, and providing indemnification to, New QuantumScape’s directors and officers;

•	prohibiting cumulative voting in the election of directors;

•	providing that vacancies on the New QuantumScape Board may be filled only by majority of directors then in office of the New QuantumScape Board, even though less than a quorum;

•	prohibiting the ability of New QuantumScape stockholders to call special meetings;

•	establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to the New QuantumScape Board;

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requiring that, once there are no longer any outstanding shares of New QuantumScape Class B Common Stock, any action to be taken by New QuantumScape stockholders be effected at a duly called annual or special meeting and not by written consent;

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specifying that special meetings of New QuantumScape stockholders can be called only by a majority of the New QuantumScape Board, the chair of the New QuantumScape Board, or the Chief Executive Officer of New QuantumScape;

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requiring that, once there are no longer any outstanding shares of New QuantumScape Class B Common Stock, the approval of holders of at least two-thirds of the outstanding voting securities to amend the Proposed Bylaws and certain provisions of the Proposed Certificate of Incorporation; and

•	reflecting two classes of New QuantumScape Common Stock, as discussed in “Proposal No. 2—the Authorized Share Charter Proposal” and “Description of Kensington’s Securities.”

These provisions may frustrate or prevent any attempts by New QuantumScape stockholders to replace or remove New QuantumScape’s current management by making it more difficult for stockholders to replace members of the New QuantumScape Board, which is responsible for appointing the members of New QuantumScape’s management. In addition, because New QuantumScape is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

The Proposed Bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit New QuantumScape stockholders’ ability to obtain a chosen judicial forum for disputes with New QuantumScape or its directors, officers, employees or stockholders.

The Proposed Bylaws will require, to the fullest extent permitted by law, that derivative actions brought in New QuantumScape’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of New QuantumScape’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Bylaws. In addition, the Proposed Bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New QuantumScape or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Bylaws to be inapplicable or unenforceable in an action, New QuantumScape may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Concentration of ownership among QuantumScape’s founders and New QuantumScape’s named executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon the Closing, QuantumScape’s founders and New QuantumScape’s named executive officers, directors and their affiliates as a group will beneficially own approximately 30.55% of New QuantumScape Class A Common Stock and 49.96% New QuantumScape Class B Common Stock outstanding, representing 47.22% of the vote. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Proposed Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of New QuantumScape or changes in its management and will make the approval of certain transactions difficult or impossible without the support of these stockholders and of their votes.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) QuantumScape does not issue any additional equity securities prior to the Merger, other than the issuance of 14,684,843 shares of Series F Preferred Stock pursuant to certain Series F Stock Purchase Agreements by and between QuantumScape and the investors thereto, and that no other event occurs that would change the Exchange Ratio from what it would have been as of the date of the initial signing of the Business Combination Agreement and (iii) there are no future exercises of the Kensington Warrants. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

Because Kensington has no current plans to pay cash dividends on Kensington Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell Kensington Class A Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Kensington Board and will depend on, among other things, Kensington’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Kensington Board may deem relevant. In addition, Kensington’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness Kensington or its subsidiaries incur. As a result, you may not receive any return on an investment in Kensington Class A Common Stock unless you sell Kensington Class A Common Stock for a price greater than that which you paid for it. See the section entitled “Price Range of Securities and Dividends—Dividends.”

New QuantumScape does not expect to declare any dividends in the foreseeable future.

After the Closing, New QuantumScape does not anticipate declaring any cash dividends to holders of its common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of New QuantumScape’s securities may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Kensington’s securities prior to the Closing may decline. The market values of New QuantumScape’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus/information statement, or the date on which Kensington’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New QuantumScape’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for QuantumScape’s capital stock. Accordingly, the valuation Kensington has ascribed to QuantumScape in the Business Combination may not be indicative of the price that will be implied in the trading market for New QuantumScape’s securities following the Business Combination. If an active market for New QuantumScape’s securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New QuantumScape’s control. Any of the factors listed below could have a material adverse effect on your investment in New QuantumScape’s securities and New QuantumScape’s securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of QuantumScape Capital Stock you owned into New QuantumScape’s securities as a result of the Business Combination. In such circumstances, the trading price of New QuantumScape’s securities may not recover and may experience a further decline.

Factors affecting the trading price of New QuantumScape’s securities may include:

•	actual or anticipated fluctuations in New QuantumScape’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about New QuantumScape’s operating results;

•	success of competitors;

•	New QuantumScape’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New QuantumScape or the battery industry in general;

•	operating and share price performance of other companies that investors deem comparable to New QuantumScape;

•	New QuantumScape’s ability to bring its products and technologies to market on a timely basis, or at all;

•	changes in laws and regulations affecting New QuantumScape’s business;

•	New QuantumScape’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving New QuantumScape;

•	changes in New QuantumScape’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of New QuantumScape’s shares of common stock available for public sale;

•	any major change in the New QuantumScape Board or management;

•

sales of substantial amounts of New QuantumScape’s shares of common stock by New QuantumScape’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New QuantumScape’s securities irrespective of New QuantumScape’s operating performance. The stock market in general, and the NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New QuantumScape’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New QuantumScape could depress New QuantumScape’s share price regardless of New QuantumScape’s business, prospects, financial conditions or results of operations. A decline in the market price of New QuantumScape’s securities also could adversely affect New QuantumScape’s ability to issue additional securities and New QuantumScape’s ability to obtain additional financing in the future.

Following the Closing, New QuantumScape will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the Closing, New QuantumScape will face increased legal, accounting, administrative and other costs and expenses as a public company that QuantumScape does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New QuantumScape to carry out activities QuantumScape has not done previously. For example, New QuantumScape will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New QuantumScape could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New QuantumScape’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New QuantumScape’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New QuantumScape’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New QuantumScape to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New QuantumScape, its business, or its market, or if they change their recommendations regarding New QuantumScape’s securities adversely, the price and trading volume of New QuantumScape’s securities could decline.

The trading market for New QuantumScape’s securities will be influenced by the research and reports that industry or securities analysts may publish about New QuantumScape, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New QuantumScape. If no securities or industry analysts commence coverage of New QuantumScape, New QuantumScape’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New QuantumScape change their recommendation regarding New QuantumScape’s shares of common stock adversely, or provide more favorable relative recommendations about New QuantumScape’s competitors, the price of New QuantumScape’s shares of common stock would likely decline. If any analyst who may cover New QuantumScape were to cease coverage of New QuantumScape or fail to regularly publish reports on it, New QuantumScape could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Subsequent to the Closing, New QuantumScape may be required to take write-downs or write-offs, restructuring, impairment or other charges that could have a significant negative effect on New QuantumScape’s financial condition, results of operations and the price of New QuantumScape Common Stock, which could cause you to lose some or all of your investment.

Although Kensington has conducted due diligence on QuantumScape, Kensington cannot assure you that this diligence will surface all material issues that may be present with QuantumScape’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of QuantumScape’s and outside of Kensington’s control will not later arise. As a result of these factors, New QuantumScape may be forced to later write-down or write-off assets (including the equity it owns in the Surviving Corporation), restructure its operations, or incur impairment or other charges that could result in New QuantumScape reporting losses. Even if Kensington’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with Kensington’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on New QuantumScape’s liquidity, the fact that New QuantumScape reports charges of this nature could contribute to negative market perceptions about New QuantumScape or its securities. In addition, charges of this nature may cause New QuantumScape to be unable to obtain future financing on favorable terms or at all. Accordingly, any stockholders or Kensington Warrant holders who choose to remain a stockholder or Kensington Warrant holder following the initial business combination could suffer a reduction in the value of their securities. Such security holders are unlikely to have a remedy for such reduction in value.

New QuantumScape’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Closing could have a material adverse effect on its business.

QuantumScape is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the Closing, New QuantumScape will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of QuantumScape as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New QuantumScape is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New QuantumScape will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make New QuantumScape’s securities less attractive to investors and may make it more difficult to compare New QuantumScape’s performance with other public companies.

New QuantumScape will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New QuantumScape will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. As a result, the stockholders may not have access to certain information they may deem important. New QuantumScape will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New QuantumScape Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Kensington Units in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New QuantumScape is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Kensington has elected not to opt out of such extended transition period and, therefore, New QuantumScape may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find New QuantumScape Class A Common Stock less attractive because New QuantumScape will rely on these exemptions, which may result in a less active trading market for the New QuantumScape Class A Common Stock and its price may be more volatile.

The unaudited pro forma financial information included herein may not be indicative of what New QuantumScape’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what New QuantumScape’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/information statement.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Kensington and QuantumScape adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the historical balance sheet of Kensington and the historical balance sheet of QuantumScape on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 combine the historical statements of operations of Kensington and historical statements of operations of QuantumScape for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:

•	the Merger;

•

the issuance and sale of 50,000,000 shares of Kensington Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $500 million in the PIPE pursuant to the Subscription Agreements; and

•

the issuance and sale of 10,900,089 shares of Series F Preferred Stock, which includes 3,784,754 shares that are due to be issued on December 1, 2020, and 7,115,335 shares that are expected to be issued concurrent with the Closing of the Business Combination. Refer to Note 2 of this unaudited pro forma condensed combined financial information for further discussion.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the post-combination company’s results following the completion of the Business Combination.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical unaudited financial statements of Kensington as of June 30, 2020 and for the period from April 17, 2020 (inception) through June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/information statement;

•

the historical audited financial statements of QuantumScape as of and for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus/information statement;

•

the historical unaudited financial statements of QuantumScape as of and for the six months ended June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/information statement; and

•

other information relating to Kensington and QuantumScape contained in this proxy statement/prospectus/information statement, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination.”

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Kensington is treated as the acquired company and QuantumScape is treated as the acquirer for financial statement reporting purposes. QuantumScape has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

QuantumScape’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•	QuantumScape’s directors will represent the majority of the New QuantumScape Board;

•	QuantumScape’s senior management will be the senior management of New QuantumScape; and

•	QuantumScape is the larger entity based on historical operating activity and has the larger employee base.

Pursuant to the Existing Certificate of Incorporation, public stockholders are being offered the opportunity to redeem, upon the closing of the Business Combination, shares of Kensington Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. For illustrative purposes, based on the cash held in the Trust Account as of June 30, 2020 of approximately $230 million, the estimated per share redemption price would have been $10.00 per share.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•	Assuming No Redemption—this scenario assumes that no shares of Kensington Common Stock are redeemed; and

•

Assuming Maximum Redemption—this scenario assumes that 23,000,000 shares of Kensington Common Stock are redeemed for an aggregate payment of approximately $230.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Business Combination Agreement includes a condition to the Closing that, at the Closing, Kensington will have a minimum of $500 million in cash comprising (i) the cash held in the Trust Account after giving effect to any Kensington share redemptions and (ii) gross proceeds from the PIPE. The gross proceeds from the PIPE of $500 million is sufficient to satisfy this closing condition, and accordingly, this scenario results in public share redemptions of 23,000,000 shares of Kensington Class A Common Stock.

Description of the Business Combination

On September 2, 2020, Kensington, Merger Sub and QuantumScape entered into the Business Combination Agreement, pursuant to which Kensington and QuantumScape will consummate the Business Combination. At the Effective Time, by virtue of the Merger and without any action on the part of Kensington, Merger Sub, QuantumScape or the holders of any of QuantumScape’s securities:

•

each share of QuantumScape Class A Common Stock and QuantumScape Class A Preferred Stock outstanding immediately prior to the Effective Time and convertible into a share of QuantumScape Class A Common Stock pursuant to the provisions of QuantumScape’s certificate of incorporation, will be cancelled and converted into the right to receive the number of shares of New QuantumScape Class A Common Stock equal to the Exchange Ratio (as described below), with each holder’s shares rounded down to the nearest whole number;

•	each share of QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock outstanding immediately prior to the Effective Time and convertible into a share of QuantumScape

Class B Common Stock pursuant to the provisions of QuantumScape’s certificate of incorporation, will be cancelled and converted into the right to receive the number of shares of New QuantumScape Class B Common Stock equal to the Exchange Ratio (as described below), with each holder’s shares rounded down to the nearest whole number;

•	all shares of QuantumScape Capital Stock held in the treasury of QuantumScape will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

•

each QuantumScape Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of the applicable class of New QuantumScape Common Stock that the pre-conversion QuantumScape Option covers (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape Common Stock subject to such QuantumScape Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such QuantumScape Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former QuantumScape Option immediately prior to the Effective Time;

•

each share of QuantumScape Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into restricted shares of the applicable class of New QuantumScape Common Stock that the pre-conversion QuantumScape Restricted Stock covers (such share of restricted New QuantumScape Common Stock, an “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape Restricted Stock immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former QuantumScape Restricted Stock immediately prior to the Effective Time;

•

each QuantumScape RSU that is outstanding immediately prior to the Effective Time will be converted into restricted stock units of the applicable class of New QuantumScape Common Stock that the pre-conversion QuantumScape RSU covers (such restricted stock unit award covering New QuantumScape Common Stock, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former QuantumScape RSU immediately prior to the Effective Time;

•

the obligation to purchase shares of Series F Preferred Stock upon satisfaction of certain milestones, if still outstanding, will become an obligation to purchase, upon satisfaction of the milestones, shares of New QuantumScape Class A Common Stock equal in number to the shares of New QuantumScape Class A Common Stock that would have been issued in the Merger in exchange for such shares of Series F Preferred Stock if such shares of Series F Preferred Stock had been outstanding prior to the Merger; and

•	each QuantumScape Warrant that is outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase a number of shares of the applicable class of New QuantumScape

Common Stock (such warrant, the “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape Common Stock subject to such QuantumScape Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former QuantumScape Warrant immediately prior to the Effective Time.

The “Exchange Ratio” is defined in the Business Combination Agreement as a quotient that is calculated on the basis of:

(i) the “Target Share Amount,” which means an amount equal to (a) 360,000,000, plus or minus (b) the quotient obtained by dividing (x) the amount, if any, by which the Series F Subscription Amount is greater than or less than, as applicable, $300,000,000, by (y) $10. As of the date of the initial signing of the Business Combination Agreement, the Target Share Amount was equal to 368,799,998;

divided by

(ii) QuantumScape’s “Fully-Diluted Company Shares” (with such “Fully-Diluted Company Shares” being, as of the date of initial signing of the Business Combination Agreement, equal to 92,125,870).

As of the date of the initial signing of the Business Combination Agreement, the Exchange Ratio was 4.0032186234. The Exchange Ratio will be finally calculated in accordance with the methodology and procedures set forth in the Business Combination Agreement, and Kensington will file with the SEC a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to the special meeting of its stockholders.

The aggregate consideration for the Business Combination is estimated to be $3.7 billion, payable in the form of New QuantumScape Common Stock. The following summarizes the consideration in both the no redemption and maximum redemption scenarios:

(in thousands, except for share and per share amounts)
Shares transferred at Closing (1)(3)	368,799,940
Value per share (2)	$10.00
Total Share Consideration	$3,687,999

(1)	Actual shares transferred is subject to an adjustment prior to Closing.
(2)	Share consideration is calculated using a $10.00 reference price. Actual total share consideration will be dependent on the value of the Kensington Common Stock at Closing.
(3)

Shares transferred at Closing include the following QuantumScape securities which are subject to future exercise, service conditions, contingent issuance provisions, or a combination thereof, and will not be legally outstanding at Closing:

•	57,203,214 unexercised stock options

•	1,018,033 unexercised warrants

•	12,936,901 shares issuable for restricted stock units

•	15,151,197 shares issuable upon the completion of specified technical milestones pursuant to the Series F Stock Purchase Agreement with VGA, as described in Note 2

The following summarizes the pro forma New QuantumScape Common Stock shares outstanding under the two redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Max Redemptions (Shares)%
QuantumScape shareholders - New QuantumScape Class A	124,979,416	27.9%	124,979,416	29.4%
QuantumScape shareholders - New QuantumScape Class B	157,511,179	35.2%	157,511,179	37.1%
QuantumScape warrants, options, RSUs and contingently issuable Series F preferred stock (1)	86,309,345	19.3%	86,309,345	20.3%

Total QuantumScape Business Combination shares	368,799,940	82.4%	368,799,940	86.9%
Kensington public stockholders	23,000,000	5.1%	—	—%
Holders of Kensington sponsor shares	5,750,000	1.3%	5,750,000	1.4%
PIPE Investors	50,000,000	11.2%	50,000,000	11.8%

Pro Forma Common Stock	447,549,940	100.0%	424,549,940	100.0%

(1)

Represents the following QuantumScape securities which are subject to future exercise, service conditions, contingent issuance provisions, or a combination thereof, and will not be legally outstanding at Closing:

•	57,203,214 unexercised stock options

•	1,018,033 unexercised warrants

•	12,936,901 shares issuable for restricted stock units

•	15,151,197 shares issuable upon the completion of specified technical milestones pursuant to the Series F Stock Purchase Agreement with VGA, as described in Note 2

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Kensington following the completion of the Business Combination. The unaudited pro forma adjustments represent Kensington management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2020

(in thousands)

			Series F Preferred Stock Financing Adjustments (Note 2)	Pro Forma Adjustments (Assuming No Redemptions) (Note 3)			As of June 30, 2020	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 3)			As of June 30, 2020
	As of June 30, 2020						Pro Forma Combined (Assuming No Redemptions)				Pro Forma Combined (Assuming Maximum Redemptions)
	KENSINGTON	QUANTUMSCAPE
	(Historical)	(Historical)
Assets
Cash and cash equivalents	$1,740	$29,175	$276,100	$230,000	(a	)	$990,575	$(230,000)	(k	)	$760,575
				(8,050)	(b	)
				(20,890)	(c	)
				482,500	(d	)
Marketable securities	—	69,512					69,512				69,512
Prepaid expenses and other current assets	238	1,703					1,941				1,941

Total current assets	1,978	100,390	276,100	683,560			1,062,028	(230,000)			832,028

Cash held in Trust Account	230,000	—		(230,000)	(a	)	—				—
Property and equipment, net	—	31,285					31,285				31,285
Right-of-use lease asset		12,336					12,336				12,336
Other assets	—	2,193					2,193				2,193

Total assets	231,978	146,204	276,100	453,560			1,107,842	(230,000)			877,842

Liabilities
Accounts payable	256	1,490					1,746				1,746
Accrued liabilities	117	1,987					2,104				2,104
Accrued compensation	—	1,349					1,349				1,349
Operating lease liability, short-term	—	1,148					1,148				1,148
Strategic premium, short-term	—	655					655				655
Franchise tax payable	41	—					41				41
Note payable - related party	75	—		(75)	(h	)	—				—

Total current liabilities	489	6,629	—	(75)			7,043	—			7,043

Operating lease liability, long-term	—	11,866					11,866				11,866
Convertible preferred stock warrant liabilities	—	1,851					1,851				1,851
Strategic premium, long-term and other liabilities	—	327					327				327
Deferred underwriting compensation	8,050	—		(8,050)	(b	)	—				—

Total liabilities	8,539	20,673	—	(8,125)			21,087	—			21,087

			Series F Preferred Stock Financing Adjustments (Note 2)	Pro Forma Adjustments (Assuming No Redemptions) (Note 3)			As of June 30, 2020	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 3)			As of June 30, 2020
	As of June 30, 2020						Pro Forma Combined (Assuming No Redemptions)				Pro Forma Combined (Assuming Maximum Redemptions)
	KENSINGTON	QUANTUMSCAPE
	(Historical)	(Historical)
Commitments and contingencies
Class A common shares subject to possible redemption	$218,439			$(218,439)	(e	)	$—				$—
Redeemable convertible preferred stock	—	$405,575	$276,100	(681,675)	(f	)	—				—
Stockholders’ equity (deficit)
Preferred Stock	—	—					—				—
Class A common Stock	—	—		5	(d	)	20	$(2)	(k	)	18
				2	(e	)
				12	(f	)
				1	(g	)
Class B common Stock	1	—		16	(f	)	16				16
				(1)	(g	)
Common Stock	—	1		—	(i	)	—				—
				(1)	(f	)
Additional paid in capital	5,062	47,473		(20,890)	(c	)	1,410,048	(229,998)	(k	)	1,180,050
				482,495	(d	)
				218,437	(e	)
				681,648	(f	)
				75	(h	)
				(4,189)	(i	)
				(63)	(j	)
Treasury stock	—	(4,189)		4,189	(i	)	—				—
Accumulated other comprehensive income	—	147					147				147
Accumulated deficit	(63)	(325,181)		63	(j	)	(325,181)				(325,181)

Total stockholders’ equity (deficit) to common shareholders	5,000	(281,749)	—	1,361,799			1,085,050	(230,000)			855,050

Non-controlling interest	—	1,705					1,705				1,705

Total stockholders’ equity (deficit)	5,000	(280,044)	—	1,361,799			1,086,755	(230,000)			856,755

Total liabilities and stockholders’ equity	$231,978	$146,204	$276,100	$453,560			$1,107,842	$(230,000)			877,842

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2020

(in thousands, except share and per share data)

	For the period from April 17, 2020	Six Months Ended June 30, 2020	Pro Forma Adjustments (Assuming No Redemptions) (Note 3)		Six Months Ended June 30, 2020	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 3)	Six Months Ended June 30, 2020
	(inception) through June 30, 2020				Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	KENSINGTON (Historical)	QUANTUMSCAPE (Historical)
Operating expenses:
Research and development	$—	$25,396	$—		$25,396	$—	$25,396
General and administrative	22	4,747	(20)	(aa)	5,353	—	5,353
			604	(bb)
Franchise tax expense	41	—	—		41	—	41

Total operating expenses	63	30,143	584		30,790	—	30,790

Loss from operations	(63)	(30,143)	(584)		(30,790)	—	(30,790)

Other income (expense)
Interest expense	—	8	—		8	—	8
Interest income	—	811	—		811	—	811

Total other income (expense)	—	819	—		819	—	819

Net loss	(63)	(29,324)	(584)		(29,971)	—	(29,971)

Less: Net loss attributable to noncontrolling interest	—	(5)	—		(5)	—	(5)

Net loss attributable to common shareholders	$(63)	$(29,319)	$(584)		$(29,966)	$—	$(29,966)

Basic and diluted weighted average shares outstanding - Class A and Class B					361,240,595		338,240,595
Basic and diluted net loss per share - Class A and Class B					$(0.08)		$(0.09)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

			Pro Forma Adjustments (Assuming No Redemptions) (Note 3)		Year Ended December 31, 2019	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 3)	Year Ended December 31, 2019
	Year Ended December 31, 2019				Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	KENSINGTON (Historical)	QUANTUMSCAPE (Historical)
Operating expenses:
Research and development	$—	$45,944	$—		$45,944	$—	$45,944
General and administrative	—	9,874	1,208	(bb)	11,082	—	11,082

Total operating expenses	—	55,818	1,208		57,026	—	57,026

Loss from operations	—	(55,818)	(1,208)		(57,026)	—	(57,026)

Other income (expense)
Interest expense	—	(94)	—		(94)	—	(94)
Interest income	—	3,608	—		3,608	—	3,608
Other income	—	1,041	—		1,041	—	1,041

Total other income (expense)	—	4,555	—		4,555	—	4,555

Net loss	—	(51,263)	(1,208)		(52,471)	—	(52,471)
Less: Net loss attributable to noncontrolling interest	—	20	—		20	—	20

Net loss attributable to common shareholders	$—	$(51,283)	$(1,208)		$(52,491)	$—	$(52,491)

Basic and diluted weighted average shares outstanding - Class A and Class B					361,240,595		338,240,595
Basic and diluted net loss per share - Class A and Class B					$(0.15)		$(0.16)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Kensington will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of QuantumScape issuing stock for the net assets of Kensington, accompanied by a recapitalization.

The net assets of QuantumScape will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Kensington’s unaudited balance sheet as of June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/information statement; and

•	QuantumScape’s unaudited balance sheet as of June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/information statement.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•

Kensington’s unaudited statement of operations for the period April 17, 2020 (inception) through June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/information statement; and

•	QuantumScape’s unaudited statement of operations for the six months ended June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/information statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•	QuantumScape’s audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus/information statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Kensington believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Kensington believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Kensington and QuantumScape.

2.	Adjustments for Series F Preferred Stock Financing

In May 2020 and September 2020, QuantumScape and VGA entered into a Series F Preferred Stock Purchase Agreement and related agreements and amendments thereto, pursuant to which it agreed to sell, and VGA agreed to purchase, up to a total of 7,569,508 shares of Series F Preferred Stock at $26.4218 per share for an aggregate purchase price of $200 million. Pursuant to the terms of the Series F Preferred Stock Purchase Agreement with VGA, the Series F Preferred Stock issued to VGA will fund in two tranches: (1) 3,784,754 shares of Series F Preferred Stock will be issued for $100 million on December 1, 2020, and (2) 3,784,754 shares of Series F Preferred Stock will be issued for $100 million subject to certain conditions including the achievement of a specified technical milestone by March 31, 2021, as set forth in such agreements. The Series F Preferred Stock Purchase Agreement with VGA, as amended, contains provisions pursuant to which, if the relevant closing of such Series F Preferred Stock Purchase Agreement (in whole or in part) were to occur only after effectiveness of the Merger, VGA has agreed to purchase, and Kensington has agreed to issue, instead of the relevant number of shares of Series F Preferred Stock to be purchased at such closing, such number of shares of New QuantumScape Class A Common Stock as would have been issued in the Merger in exchange for such shares of Series F Preferred Stock if they had been outstanding prior to the Merger.

In August 2020, QuantumScape entered into Series F Preferred Stock Purchase Agreements and related agreements thereto with several investors, pursuant to which it agreed to sell, and the investors agreed to purchase, an aggregate of 7,115,335 shares of Series F Preferred Stock at $26.4218 per share for an aggregate purchase price of $188 million. Pursuant to the terms of these Series F Preferred Stock Purchase Agreements, funding is expected to occur concurrent with the Closing of the Business Combination.

The Series F Preferred Stock Financing Adjustment reflects the pro forma adjustment for the issuance of 3,784,754 shares of Series F Preferred Stock to VGA for $100 million on December 1, 2020, and the issuance of 7,115,335 shares for $188 million to various investors concurrent with the Closing of the Business Combination, net of issuance costs of $11.9 million. In total, the 10,900,089 shares of Series F Preferred Stock included in the Series F Preferred Stock Financing Adjustment will convert into an aggregate 43,635,433 shares of New QuantumScape Class A Common Stock, based on the Exchange Ratio. The Series F Preferred Stock Financing Adjustment does not include the issuance of 3,784,754 shares of Series F Preferred Stock subject to the achievement of a specified technical milestone (15,151,197 shares of New QuantumScape Class A Common Stock converted at the Exchange Ratio).

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Kensington and QuantumScape have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

(a)	Reflects the reclassification of cash held in the Trust Account that becomes available following the Business Combination, assuming no redemption.

(b)	Reflects the settlement of $8.1 million in deferred underwriting compensation.

(c)

Represents preliminary estimated transaction costs incurred by Kensington and QuantumScape of approximately $4.9 million and $16 million, respectively, for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in additional paid-in capital.

(d)

Reflects proceeds of $500 million from the issuance and sale of 50,000,000 shares of Kensington Class A Common Stock at $10.00 per shares in the PIPE pursuant to the Subscription Agreements, net of issuance costs of $17.5 million.

(e)	Reflects the reclassification of $218.4 million of Kensington Class A Common Stock subject to possible redemption to permanent equity.

(f)

Reflects the conversion of 59,290,940 shares of QuantumScape Preferred Stock, including 10,900,089 shares of Series F Preferred Stock as described in Note 2, and 11,274,941 shares of QuantumScape Common Stock into 124,979,416 shares of New QuantumScape Class A Common Stock and 157,511,179 shares of New QuantumScape Class B Common Stock.

(g)	Reflects the conversion of Kensington Class B Common Stock held by the Sponsor into New QuantumScape Class A Common Stock.

(h)	Reflects the conversion of the loan made from the Sponsor to Kensington into 75,000 warrants on the same terms as the Private Warrants.

(i)	Represents the retirement of 438,191 shares of QuantumScape Capital Stock held in treasury.

(j)	Reflects the elimination of Kensington’s historical retained earnings.

(k)

Represents the redemption of the maximum number of shares of 23,000,000 shares of Kensington Class A Common Stock for $230.0 million allocated to Class A common stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.00 per share (based on the cash held in the Trust Account as of June 30, 2020 of $230 million).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019 are as follows:

(aa)

Represents pro forma adjustment to eliminate historical expenses related to Kensington’s general administrative services paid to an affiliate of Kensington’s Chief Financial Officer, which will terminate upon consummation of the Business Combination.

(bb)

Reflects the amortization of share-based awards granted in connection with the Business Combination. The estimated grant date fair value of $6.0 million associated with the share-based awards was calculated using a Black-Scholes option pricing model and will be recognized over an estimated five-year service period.

4.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the six months ended June 30, 2020 and for the year ended December 31, 2019:

	Six Months Ended June 30, 2020		Year Ended December 31, 2019
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to common shareholders (in thousands)	$(29,966)	$(29,966)	$(52,491)	$(52,491)
Weighted average shares outstanding, basic and diluted - Class A and Class B	361,240,595	338,240,595	361,240,595	338,240,595
Net loss per share, basic and diluted - Class A and Class B (1)	$(0.08)	$(0.09)	$(0.15)	$(0.16)
Weighted average shares calculation, basis and diluted - Class A and Class B
Kensington public stockholders - Class A	23,000,000	—	23,000,000	—
Holders of Kensington sponsor shares - Class A	5,750,000	5,750,000	5,750,000	5,750,000
PIPE Investors - Class A	50,000,000	50,000,000	50,000,000	50,000,000
Quantumscape stockholders - Class A (2)	124,979,416	124,979,416	124,979,416	124,979,416
Quantumscape stockholders - Class B (2)	157,511,179	157,511,179	157,511,179	157,511,179

	361,240,595	338,240,595	361,240,595	338,240,595

(1)

For the purpose of calculating diluted loss per share, it was assumed that all outstanding Kensington Warrants sold in the IPO are exchanged for Kensington Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share.

(2)	The pro forma basic and diluted shares of current QuantumScape stockholders exclude the following as these are contingently issuable shares and would reduce diluted loss per share:

•	57,203,214 unexercised stock options

•	1,018,033 unexercised warrants

•	12,936,901 shares issuable for restricted stock units

•	15,151,197 shares issuable upon the completion of specified technical milestones pursuant to the Series F Stock Purchase Agreement with VGA, as described in Note 2

THE SPECIAL MEETING OF KENSINGTON STOCKHOLDERS

The Kensington Special Meeting

Kensington is furnishing this proxy statement/prospectus/information statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on [    ], 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus/information statement is first being furnished to Kensington’s stockholders on or about [    ], 2020. This proxy statement/prospectus/information statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Kensington will be held at 10:00 a.m., Eastern time, on [    ], 2020, at the offices of Hughes Hubbard & Reed LLP, located at One Battery Park Plaza, New York, NY 10004, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Kensington’s stockholders and personnel, Kensington urges that stockholders do not attend the special meeting in person. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

The special meeting is currently scheduled to be held in person as indicated above. However, we are actively monitoring the COVID-19 pandemic and if we determine that it is not possible or advisable to hold the special meeting in person, or to hold the meeting on the time or date or at the location indicated above, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the special meeting. Any such change will be announced via press release and the filing of additional proxy materials with the SEC.

Purpose of the Special Meeting

At the Kensington special meeting of stockholders, Kensington will ask the Kensington stockholders to vote in favor of the following proposals:

•	Proposal No. 1—The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

•

Proposal No. 2—The Authorized Share Charter Proposal—a proposal to amend the Existing Certificate of Incorporation to increase the number of authorized shares of Kensington Common Stock and Kensington’s preferred stock.

•	Proposal No. 3—The Director Declassification Charter Proposal—a proposal to amend the Existing Certificate of Incorporation to declassify the Kensington Board.

•

Proposal No. 4—The Dual Class Charter Proposal—a proposal to amend the Existing Certificate of Incorporation to implement a dual class stock structure comprised of New QuantumScape Class A Common Stock, which will carry one vote per share, and New QuantumScape Class B Common Stock, which will carry 10 votes per share.

•

Proposal No. 5—The Additional Charter Proposal—a proposal to amend the Existing Certificate of Incorporation to eliminate provisions in the Existing Certificate of Incorporation relating to the Business Combination that will no longer be applicable following the Closing, change the ability of our stockholders to call special meetings, change New QuantumScape’s name to “QuantumScape Corporation” and make certain other changes that the Kensington Board deems appropriate for a public operating company.

•	Proposal No. 6—The Election of Directors Proposal—a proposal to elect, effective at the Closing, eight directors to serve on the New QuantumScape Board.

•	Proposal No. 7—The Equity Incentive Plan Proposal—a proposal to approve and adopt the equity incentive award plan established to be effective upon the Closing.

•

Proposal No. 8—The NYSE Proposal—a proposal to issue New QuantumScape Common Stock to the QuantumScape stockholders in the Merger pursuant to the Business Combination Agreement and to the investors in the PIPE.

•	Proposal No. 9—The Employee Stock Purchase Plan Proposal—a proposal to approve and adopt the employee stock purchase plan established to be effective upon the Closing.

•

Proposal No. 10—The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for a vote.

Recommendation of the Kensington Board

The Kensington Board believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of Kensington and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of the Kensington Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Kensington’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor of an aggregate of 5,750,000 Sponsor Shares and 6,575,000 Private Warrants, which shares and warrants would become worthless if Kensington does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[    ] million and $[    ] million, respectively, based on the closing price of Kensington Class A Common Stock of $[    ] on the NYSE on [    ], 2020, the record date for the special meeting of stockholders;

•

Justin Mirro, Kensington’s Chief Executive Officer and Chairman is the managing member of the managing member of the Sponsor. Consequently, he may be deemed the beneficial owner of the 5,750,000 Sponsor Shares and 6,575,000 Private Warrants and to have voting and dispositive control over such securities. Mr. Mirro disclaims beneficial ownership of any securities other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of Kensington’s other officers and directors are non-managing members of the Sponsor;

•

the Sponsor has made a loan of $75,000 to Kensington; the Sponsor has informed Kensington that the Sponsor intends to convert the loan into 75,000 warrants on the same terms as the Private Warrants (as contemplated by the warrant agreement pursuant to which the Private Warrants were issued) at the same time the Business Combination is completed and for such warrants to be issued to Justin Mirro, who had advanced such amount to the Sponsor in order for the loan to be made;

•

Kensington’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Kensington’s behalf incident to identifying, investigating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•	the anticipated continuation of Justin Mirro, Kensington’s Chairman and Chief Executive Officer, as a director of New QuantumScape following the Closing;

•

DEHC, an affiliate of Daniel Huber, Kensington’s Chief Financial Officer and Secretary and Simon Boag, Kensington’s Chief Technology Officer, entered into services agreements with Kensington to provide administrative and other services as may be reasonably requested by Kensington for one year after the Closing in order to assist it in connection with the post-closing integration of the New QuantumScape; and

•	the continued indemnification of current directors and officers of Kensington and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Kensington Common Stock at the close of business on [    ], 2020, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of Kensington Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 28,750,000 shares of Kensington Common Stock outstanding, of which 23,000,000 are shares of Kensington Class A Common Stock and 5,750,000 are Sponsor Shares held by Kensington Initial Stockholders.

The Sponsor has agreed to vote all of its Sponsor Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. Kensington’s outstanding Kensington Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of Kensington Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Kensington Common Stock that you own.

If you were a holder of record of Kensington Common Stock on [    ], 2020, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in any of the following ways, if available:

•	Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope;

•	Vote by Internet: visit http://www. [ ].com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on [ ], 2020 (have your proxy card in hand when you visit the website);

•	Vote by Phone: by calling toll-free (within the U.S. or Canada) [ ] (have your proxy card in hand when you call); or

•

Vote at the Special Meeting: by attending the special meeting and voting in person. You will be given a ballot when you arrive. However, if your shares of Kensington Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Kensington Common Stock.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. Simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. If you wish to attend the special meeting of stockholders and vote in person, you must obtain a proxy from your broker, bank or nominee.

If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Kensington Common Stock will be voted as recommended by the Kensington Board. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Authorized Share Charter Proposal, “FOR” the Director Declassification Charter Proposal, “FOR” the Dual Class Charter Proposal, “FOR” the Additional Charter Proposal, “FOR” the Election of Directors Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the NYSE Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Kensington Common Stock, you may contact D.F. King & Co., Inc., our proxy solicitor, toll-free at (877) 478-5045 (banks and brokers call (212) 269-5550) or email at KCAC@dfking.com.

Quorum and Vote Required for the Kensington Proposals

A quorum of Kensington’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Kensington Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Charter Proposals require the affirmative vote (in person or by proxy) of the holders of a majority of all outstanding shares of Kensington Common Stock entitled to vote thereon at the special meeting. Accordingly, a Kensington stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals.

The approval of the Equity Incentive Plan Proposal, NYSE Proposal, Employee Stock Purchase Plan Proposal and Adjournment Proposal require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Kensington Common Stock that are voted at the special meeting of stockholders. Accordingly, a Kensington stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and actually voted thereon at the special meeting. Accordingly, a Kensington stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Kensington believes all of the proposals presented to its stockholders at the special meeting will be considered non-discretionary and, therefore, your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Kensington stockholders. For purposes of approval, an abstention or broker non-vote will have the same effect as a vote against each of the Business Combination Proposal and the Charter Proposals, and will have no effect on any of the other proposals.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Kensington’s secretary, at 1400 Old Country Road, Suite 301, Westbury, NY 11590, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Kensington’s secretary at the above address.

Redemption Rights

Pursuant to the Existing Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Kensington to pay Kensington’s taxes, net of taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus/information statement relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including any amounts representing interest earned on the funds held in the Trust Account and not previously released to Kensington to pay Kensington’s taxes, net of taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of $230 million on June 30, 2020, the per share redemption price would have been $10.00.

Redemption rights are not available to holders of Kensington Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on [    ], 2020 (two business days before the special meeting), both:

•	Submit a request in writing that Kensington redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Kensington’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attention: Francis Wolf

E-mail: fwolf@continentalstock.com

•

Deliver your Public Shares either physically or electronically through DTC to Kensington’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Kensington’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Kensington does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Kensington’s consent, until the vote is taken with respect to the

Business Combination. If you delivered your shares for redemption to Kensington’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Kensington’s transfer agent return the shares (physically or electronically). You may make such request by contacting Kensington’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Kensington redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the Closing.

Prior to exercising redemption rights, stockholders should verify the market price of their Kensington Class A Common Stock as they may receive higher proceeds from the sale of their Kensington Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Kensington cannot assure you that you will be able to sell your shares of Kensington Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Kensington Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Kensington Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Kensington to pay Kensington’s taxes, net of taxes payable. You will no longer own those shares, and you will be entitled to receive cash for those shares only if you properly demand redemption.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Kensington Common Stock or Kensington Warrants or holders of QuantumScape Capital Stock in connection with the Business Combination, except to the extent available under the DGCL.

Solicitation of Proxies

Kensington will pay the cost of soliciting proxies for the special meeting. Kensington has engaged D.F. King to assist in the solicitation of proxies for the special meeting. Kensington has agreed to pay D.F. King a fee of $20,000. Kensington will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. Kensington also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Kensington Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Kensington Common Stock and in obtaining voting instructions from those owners. Kensington’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Sponsor beneficially owns an aggregate of approximately 20% of the outstanding shares of Kensington Common Stock. The Sponsor has agreed to vote all of its Sponsor Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus/information statement, the Sponsor has not acquired any Public Shares.

PROPOSALS TO BE CONSIDERED BY KENSINGTON’S STOCKHOLDERS

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of Kensington and QuantumScape. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

Kensington was formed for the purpose of effecting a combination, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. While Kensington may pursue a business combination in any industry or geographic region, it intended to focus its search for a target business operating in the North America automotive and automotive-related sector. Kensington believed there were 10,000 companies that met its criteria and had identified 313 target companies that it believed were larger than $500 million in value. Of these 313 companies, Kensington identified 63 targets that met one or more of its acquisition criteria and prioritized 48 companies to initially approach. The entry into the Business Combination Agreement with QuantumScape is a result of an extensive search for a potential transaction from these 313 companies using the global network, automotive, investing and transaction experience of the Kensington Board and management team.

In June 2020, Kensington completed its IPO of 23,000,000 Kensington Units (including 3,000,000 Kensington Units sold upon the exercise in full of the underwriters’ over-allotment option), each Kensington Unit consisting of one share of Kensington Class A Common Stock and one-half of one redeemable Kensington Warrant, generating gross proceeds of $230 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO (including the exercise in full of the underwriters’ over-allotment option), Kensington completed a private placement of 6,575,000 Private Warrants issued to the Sponsor, generating total proceeds of $6.6 million. A total of $230 million of the net proceeds from the IPO and the private placement were placed in the Trust Account.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to us to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the consummation of our initial business combination and the redemption of 100% of our Public Shares if we are unable to consummate a business combination by June 25, 2022 or obtain the approval of Kensington stockholders to extend the deadline for us to consummate an initial business combination.

Prior to the consummation of the IPO, neither Kensington, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Kensington.

After the IPO was consummated on June 30, 2020, Kensington began contacting the 48 prioritized targets.

On July 1, 2020, as part of Kensington’s initial outreach to acquisition targets, Kensington’s management team held an initial videoconference with QuantumScape’s management team to introduce the Kensington team to QuantumScape and to learn more about QuantumScape. QuantumScape’s management team presented materials to Kensington and the team engaged in a discussion around QuantumScape’s business.

On July 3, 2020, Kensington held its first post-IPO weekly meeting via videoconference with its management team and the Kensington Board to provide an update on the acquisition process. At the meeting, the management team and the Kensington Board discussed six potential acquisition candidates, including QuantumScape.

During the week of July 6, 2020, Kensington’s Chairman and Chief Executive Officer, Justin Mirro, met in-person with QuantumScape’s Chief Executive Officer, Jagdeep Singh, and Chief Legal Officer and Head of Corporate Development, Michael McCarthy, in Maryland to discuss a potential business combination, during which Mr. Mirro walked through the framework of a proposal for a business combination with Kensington.

On July 10, 2020, Kensington held its regularly scheduled weekly videoconference with its management team and the Kensington Board. At the meeting, the management team and the Kensington Board discussed the status of the 48 potential acquisition targets, including the recent meeting with QuantumScape.

During the week of July 13, 2020, members of the management teams from Kensington and QuantumScape continued discussions around due diligence and discussed the QuantumScape business plan. On July 17, 2020, Kensington held its regularly scheduled videoconference with its management team and the Kensington Board to provide an update on the acquisition process. At the meeting, the management team and the Kensington Board discussed the 48 potential acquisition targets, of which six acquisition targets were identified by management as “active,” 35 were identified by management as “in-process” and seven were identified by management as “inactive.” Of the six “active” candidates, there were three that were determined to be worth further exploring by Kensington, including QuantumScape. After this meeting, Kensington sent non-binding letters-of-intent to these three targets, including QuantumScape. The non-binding letter of intent sent to QuantumScape valued QuantumScape’s equity at $3.6 billion. This equity value included the capital raise of at least $300 million in cash from the Series F Preferred Stock financing. Kensington engaged in due diligence discussion directly with the three potential acquisition targets that received non-binding letters of intent from Kensington, ultimately pursuing only QuantumScape because it demonstrated the most compelling business combination based upon its business prospects, technology leadership, strong and visionary management team, large addressable market and growth potential into the foreseeable future. Kensington believes that QuantumScape’s patented technology in solid-state lithium-metal batteries and partnership with Volkswagen positions QuantumScape to capitalize on the automotive industry’s expected shift to EVs.

On July 20, 2020, the Kensington management team and its lawyers at Hughes Hubbard & Reed LLP (“Hughes Hubbard”) had a call with the QuantumScape management team and QuantumScape’s lawyers at Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”) to discuss the proposed non-binding letter of intent.

On July 21, 2020, the QuantumScape Board held a special board meeting via teleconference, with all members present, where QuantumScape’s fundraising activities to date were discussed. At this meeting, the QuantumScape Board also discussed the possibility of a business combination with Kensington. As part of this discussion, the QuantumScape Board discussed alternatives to a business combination with Kensington with members of management and with representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”) in its role as exclusive financial advisor to QuantumScape. Goldman Sachs also provided the QuantumScape Board with a comparison of the advantages and disadvantages of a potential business combination versus the potential for an initial public offering of QuantumScape’s stock. The QuantumScape Board and members of management and Goldman Sachs also discussed the potential strategic fit with Kensington and alternative SPAC partners. Finally, the QuantumScape Board discussed with members of management and Goldman Sachs the details of Kensington’s non-binding letter of intent, including the proposed valuation, timing and risk associated with a potential transaction. The QuantumScape Board voted in favor of entering into the letter of intent with Kensington and further pursuing discussions with Kensington to determine if a business combination and concurrent PIPE transaction was a viable alternative.

On July 21, 2020, Kensington and QuantumScape signed a non-binding letter of intent. The letter of intent contemplated a $320 million PIPE and provided Kensington with exclusivity through August 31, 2020. On the same day, lawyers from Hughes Hubbard and Wilson Sonsini had a call to discuss the timeline to complete the documentation required for the transaction and Kensington’s due diligence.

During the weeks from the execution of the letter of intent until the approval of the Business Combination Agreement, the management teams of Kensington and QuantumScape met on a regular – almost daily – basis for the purposes of reviewing QuantumScape’s technology and business and discussing the contemplated business combination transaction. During this period, the parties also met with potential PIPE investors to review QuantumScape’s business and address questions from potential investors.

On July 24, 2020, Kensington held a meeting of its board, and the management team provided an update on the status of discussions with QuantumScape and next steps in its diligence efforts.

On July 28, 2020, Hughes Hubbard sent an initial draft of the proposed Business Combination Agreement to QuantumScape. During the next several weeks, several drafts of the Business Combination Agreement and related documents (including the Stockholder Support Agreements, the Registration Rights and Lock-Up Agreement and the form of Subscription Agreement) were negotiated by the parties.

On July 29, 2020 and July 30, 2020, members of Kensington’s management team and the Kensington Board met in person at QuantumScape’s offices in San Jose, California to discuss the QuantumScape technology and related matters, including the contemplated business combination transaction.

On July 31, 2020, Kensington held its regularly-scheduled weekly videoconference with its management team and the Kensington Board, and the management team provided an update on the status of discussion with, and diligence of, QuantumScape and discussed engaging financial advisors in the proposed PIPE transaction.

During the week of August 2, 2020, Kensington engaged UBS Securities LLC to provide financial advisory services and assistance with the PIPE that would close at the same time as the business combination transaction with QuantumScape, and Kensington and also engaged Goldman Sachs to assist with the PIPE. QuantumScape also signed a consent letter with Goldman Sachs acknowledging Goldman Sachs’ role as financial advisor in connection with the PIPE. During the same week, Kensington began negotiating confidentiality agreements with potential investors in the PIPE and conducting preliminary meetings with them.

On August 7, 2020, the QuantumScape Board met via teleconference, with all members present to review with its management the status of the contemplated business combination transaction with Kensington. As part of this meeting, the QuantumScape Board reviewed and approved the signing of an engagement letter with Goldman Sachs to act as an advisor to QuantumScape in connection with the proposed business combination transaction. In connection with such approval, the QuantumScape Board was informed of Goldman Sachs’ role as placement agent to Kensington in connection with the PIPE.

On each of August 7, 2020, August 14, 2020, and August 21, 2020, Kensington held its regularly-scheduled weekly videoconference with its management team and the Kensington Board, and the management team provided an update on the status of discussions with, and diligence of, QuantumScape and the status of the PIPE and diligence-related matters.

On August 22, 2020, Kensington and QuantumScape agreed to amend the non-binding letter-of-intent to extend the exclusivity period to September 30, 2020.

On August 28, 2020, the Kensington Board met via videoconference, with all board members present. Also present were representatives of Hughes Hubbard, who reviewed the terms of the Business Combination Agreement, Subscription Agreement and related documents with the Kensington Board. The Kensington Board also discussed the valuation ascribed to QuantumScape in the proposed transaction.

On September 1, 2020, the audit committee and compensation committee of the Kensington Board met, with all committee members present, to consider the Service Agreements with DEHC, an affiliate of Daniel Huber, Kensington’s Chief Financial Officer and Secretary, and Simon Boag, Kensington’s Chief Technology

Officer. At the meeting, the committees discussed Kensington’s need to coordinate with the members of the Kensington Board after completion of the Business Combination in order to provide the new board with access to Kensington’s financial and strategic expertise in the auto industry. Following the discussion, the committees approved the service agreements.

On September 2, 2020, the QuantumScape Board met via teleconference, with all board members present, to consider and discuss the proposed transaction with Kensington. Also present were representatives of Wilson Sonsini. Following a thorough review and discussion, the Business Combination Agreement and related documents and agreements were unanimously approved by all QuantumScape Board members who voted on the matters, and the QuantumScape Board determined to recommend the approval of the Business Combination Agreement to QuantumScape’s stockholders.

On September 2, 2020, the Kensington Board met via videoconference, with all board members present, as well as representatives of Hughes Hubbard, to review the terms of the Business Combination Agreement, the form of the Subscription Agreement and related documents and changes that had been made since the prior board meeting. The Kensington Board also concluded that the fair market value of QuantumScape was equal to at least 80% of the funds held in the Trust Account. In making such determination, the Kensington Board considered, among other things, the implied valuation of QuantumScape based on the market valuation of comparable companies (as discussed below under “—Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination—Attractive Market Valuation of Comparable Companies”) the price to be paid by purchasers of Series F Preferred Stock and the price to be paid by purchasers in the PIPE. The Kensington Board unanimously approved the Business Combination Agreement, the Subscription Agreement and related documents and agreements and recommended approval of the Business Combination Agreement to Kensington’s stockholders.

The Business Combination Agreement and related documents and agreements were executed on September 2, 2020. Prior to the market open on September 3, 2020, Kensington and QuantumScape issued a joint press release announcing the execution of the Business Combination Agreement and Kensington filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. On September 3, 2020, representatives of Kensington and QuantumScape conducted an investor conference call to announce the proposed Business Combination.

On September 15, 2020, the Kensington Board unanimously re-confirmed its approval of the Business Combination Agreement and approved Amendment No. 1 to the Business Combination Agreement.

On September 17, 2020, the QuantumScape Board unanimously re-confirmed its approval of the Business Combination Agreement and approved Amendment No. 1 to the Business Combination Agreement.

Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, the Kensington Board, in evaluating the Business Combination, consulted with Kensington’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the Kensington Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Kensington Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Kensington Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Kensington’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the Kensington Board determined not to obtain a fairness opinion. The officers and directors of Kensington have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the automotive sector, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

The Kensington Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Due Diligence. Kensington’s management and the Kensington Board conducted due diligence examinations of QuantumScape and discussions with QuantumScape’s management and Kensington’s financial and legal advisors concerning Kensington’s due diligence examination of QuantumScape;

•

Financial Condition. Kensington’s management and the Kensington Board considered factors such as QuantumScape’s outlook, financial plan, cash position, absence of indebtedness, customer contracts and capital expenditure plan (see the section entitled “—Certain QuantumScape Projected Financial Information”);

•

Attractive Market Valuation of Comparable Companies. The public trading market valuation of comparable pure-play EV/component companies (consisting of NIO, Tesla, Inc. and Contemporary Amperex Technology Co., Limited (CATL), which we refer to collectively as the “Comparable EV Companies”) have expected 2021 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of August 31, 2020) ranging from 6.5x to 13.4x (and a median of 6.9x) and 33.9x to 82.7x (and a median of 58.3x), respectively. The Kensington Board believes that these multiples compare favorably to an initial market valuation of the post-Business Combination company reflected in the terms of the Business Combination corresponding to projected enterprise value/revenue multiples of 1.0x and 0.5x in 2027 and 2028, respectively;

•

Experienced and Proven Management Team. Kensington’s management and the Kensington Board believe that QuantumScape has a strong management team which is expected to remain with New QuantumScape to seek to execute the strategic and growth goals of the combined business;

•

Other Alternatives. The Kensington Board believes, after a thorough review of other business combination opportunities reasonably available to Kensington, that the proposed Business Combination represents the best potential business combination for Kensington and the most attractive opportunity for Kensington based upon the process utilized to evaluate and assess other potential combination targets, and the Kensington Board’s belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Kensington and QuantumScape.

The Kensington Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Development Stage Company. QuantumScape’s status as a pre-revenue company, and the risk that it may not be able to execute on its business plan;

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the revenues of the combined business;

•

Redemption Risk. The potential that a significant number of Kensington stockholders elect to redeem their shares prior to the consummation of the combination and pursuant to Kensington’s existing charter, which would potentially make the combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined business following the Closing;

•

Stockholder Vote and Written Consent. The risk that Kensington’s or QuantumScape’s stockholders may fail to provide the respective votes and written consents, respectively, necessary to effect the Business Combination;

•	Closing Conditions. The fact that the consummation of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Kensington’s control;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation. The risk that Kensington did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	Kensington Stockholders Receiving a Minority Position. The fact that Kensington stockholders will hold a minority position in New QuantumScape;

•

Interests of Kensington’s Directors and Officers. The interests of the Kensington Board and officers in the Business Combination (see “—Interests of Kensington’s Directors and Officers in the Business Combination”); and

•

Other Risks Factors. Various other risk factors associated with QuantumScape’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus/information statement.

In connection with analyzing the Business Combination, Kensington’s management, based on its experience and judgment, selected the Comparable EV Companies. Kensington’s management selected these companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of QuantumScape. None of the Comparable EV Companies is identical or directly comparable to QuantumScape.

In connection with its analysis of the Business Combination, Kensington’s management reviewed and compared, using publicly available information, certain current, projected and historical financial information for QuantumScape corresponding to current and historical financial information, ratios and public market multiples for the Comparable EV Companies, as described above.

The Kensington Board also considered the Business Combination in light of the investment criteria set forth in Kensington’s final prospectus for its IPO including, without limitation, that based upon Kensington’s analyses and due diligence, QuantumScape has the potential to be a market leader and has substantial future growth opportunities, all of which the Kensington Board believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the Kensington Board is not intended to be exhaustive but does set forth the principal factors considered by the Kensington Board.

Certain QuantumScape Projected Financial Information

QuantumScape provided Kensington with its internally prepared forecasts for each of the years in the seven-year period ending December 31, 2028 (and assuming start of production of the QuantumScape solid-state batteries in 2024). Kensington’s management reviewed the forecasts and presented key elements of the forecasts to the Kensington Board as part of the Kensington Board’s review and subsequent approval of the Business

Combination. QuantumScape and Kensington do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, Kensington’s management used the financial forecasts set forth below as part of its comprehensive analysis. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of QuantumScape’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of QuantumScape management’s knowledge and belief, the expected course of action and the expected future financial performance of QuantumScape.

The inclusion of financial projections in this proxy statement/prospectus/information statement should not be regarded as an indication that Kensington, QuantumScape, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus/information statement, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to QuantumScape’s business, all of which are difficult to predict and many of which are beyond QuantumScape’s and Kensington’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond QuantumScape’s control, including those described or incorporated by reference in the sections entitled “Risk Factors,” “QuantumScape Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of QuantumScape’s independent registered public accounting firm, Kensington’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus/information statement because they were made available to Kensington and the Kensington Board in connection with their review of the proposed Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS FOR QUANTUMSCAPE, KENSINGTON UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL

PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE

The projections were prepared by, and are the responsibility of, QuantumScape. Neither Ernst & Young LLP, QuantumScape’s independent registered public accounting firm, nor Marcum LLP, Kensington’s independent auditor, have examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on it or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Ernst & Young report included in this proxy statement/prospectus/information statement relates to historical financial information of QuantumScape. It does not extend to the projections and should not be read as if it does. The key elements of the forecasts provided by Kensington’s management to the Kensington Board, which assumes that QuantumScape’s initial 1GWh pilot facility (the “Pilot Facility,” and also referred to as the “QS-1”) production commences in 2024, are summarized in the tables below:

	Forecast
	Year Ended December 31,
	2022	2023	2024	2025	2026	2027	2028
	(in millions)
Total Revenue (1)	—	—	14	39	275	3,210	6,439
EBITDA (2)	(102)	(114)	(130)	(120)	(59)	808	1,622
EBITDA % (3)	nm	nm	nm	nm	nm	25%	25%
Free Cash Flow (4)	(137)	169	(222)	(691)	(1,346)	(533)	563
Free Cash Flow assuming no capacity expansion after QS-1 Expansion (20 GWh) (5)	(137)	(169)	(222)	(312)	(289)	(17)	69

(1)	Revenue includes margin for sale of separator to QSV.
(2)

QuantumScape defines EBITDA as net income (loss), before interest expense, income tax provision (benefits), depreciation and amortization expense. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for the net income (loss) prepared in accordance with GAAP.

(3)

QuantumScape defines EBITDA % as EBITDA divided by total revenue. EBITDA % is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for the net income (loss) margin prepared in accordance with GAAP.

(4)

QuantumScape defines free cash flow as cash provided by operating activities less payments for capital expenditures net of asset financing. Free cash flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for cash flow from operations prepared in accordance with GAAP.

(5)

QuantumScape forecasts free cash flow assuming no additional capacity expansion after the 20GWh factory. Free cash flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for cash flow from operations prepared in accordance with GAAP.

Other Non-Financial Metrics:

	Forecast
	Year Ended December 31,
	2022	2023	2024	2025	2026	2027	2028
QS-1 Pilot (1GWh)	—	—	0.3	0.8	1	1	1
QS-1 Expansion (20 GWh)	—	—	—	—	5	15	20
QS-2	—	—	—	—	—	30	70

Total Production capacity (GWh)	—	—	0.3	0.8	6	46	91

Forecast revenue is based on a variety of operational assumptions, including the number of battery cells sold and the average sales price.

Other key assumptions impacting the forecast include projected cost of material and manufacturing, research and development, selling, general and administrative expenses, capital expenditures and asset financing, among others.

Interests of Kensington’s Directors and Officers in the Business Combination

When you consider the recommendation of the Kensington Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Kensington’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor of an aggregate of 5,750,000 Sponsor Shares and 6,575,000 Private Warrants, which shares and warrants would become worthless if Kensington does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[    ] million and $[    ] million, respectively, based on the closing price of Kensington Class A Common Stock of $[    ] on the NYSE on [    ], 2020, the record date for the special meeting of stockholders;

•

Justin Mirro, Kensington’s Chief Executive Officer and Chairman is the managing member of the managing member of the Sponsor. Consequently, he may be deemed the beneficial owner of the 5,750,000 Sponsor Shares and 6,575,000 Private Warrants and to have voting and dispositive control over such securities. Mr. Mirro disclaims beneficial ownership of any securities other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of Kensington’s other officers and directors are non-managing members of the Sponsor;

•

the Sponsor has made a loan of $75,000 to Kensington; the Sponsor has informed Kensington that the Sponsor intends to convert the loan into 75,000 warrants on the same terms as the Private Warrants (as contemplated by the warrant agreement pursuant to which the Private Warrants were issued) at the same time the Business Combination is completed and for such warrants to be issued to Justin Mirro, who had advanced such amount to the Sponsor in order for the loan to be made;

•

Kensington’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Kensington’s behalf incident to identifying, investigating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•	the anticipated continuation of Justin Mirro, Kensington’s Chairman and Chief Executive Officer, as a director of New QuantumScape following the Closing;

•

DEHC, an affiliate of Daniel Huber, Kensington’s Chief Financial Officer and Secretary, entered into a services agreement with Kensington pursuant to which, among other things, DEHC agreed to provide such administrative and other services of Mr. Huber as may be reasonably requested by Kensington for one year after the closing of the Proposed Transaction in order to assist it in connection with the post-closing integration of New QuantumScape. Such services will (without limitation) include the provision of auto industry expertise and coordination of access to Kensington’s former directors. DEHC also agreed not to compete with New QuantumScape during the one-year term of the agreement. In consideration of the agreement by DEHC to provide such services, Kensington agreed to pay DEHC $240,000 at the Closing. The foregoing amount is subject to recoupment by Kensington in the event DEHC fails to satisfy its obligations under the agreement;

•	Simon Boag, Kensington’s Chief Technology Officer, entered into a services agreement with Kensington pursuant to which, among other things, Mr. Boag agreed to provide such administrative and other services as may be reasonably requested by Kensington for one year after the Closing in order to assist it in connection with the post-closing integration of New QuantumScape. Such services will (without limitation) include the provision of auto industry expertise and coordination of access to Kensington former directors. Mr. Boag also agreed not to compete with New QuantumScape during the one-year term of the agreement. In consideration of the agreement by Mr. Boag to provide such services, Kensington agreed to pay him $240,000 at the Closing. The foregoing amount is subject to recoupment by Kensington in the event Mr. Boag fails to satisfy his obligations under the agreement; and

•	the continued indemnification of current directors and officers of Kensington and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Interests of QuantumScape’s Directors and Officers in the Business Combination

When you consider the recommendation of QuantumScape’s Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of QuantumScape’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of QuantumScape’s stockholders. The QuantumScape Board was aware of such interests during its deliberations on the merits of the Business Combination Proposal and in deciding to recommend that QuantumScape stockholders submit written consents in favor of the Business Combination Proposal. These interests include, among other things:

•

Certain of QuantumScape’s directors and executive officers are expected to become directors and/or executive officers of New QuantumScape upon the consummation of the Business Combination. Specifically, the following individuals who are currently executive officers of QuantumScape are expected to become executive officers of New QuantumScape upon the consummation of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position
Jagdeep Singh	Chief Executive Officer and Chairman
Kevin Hettrich	Chief Financial Officer
Dr. Timothy Holme	Chief Technology Officer
Dr. Mohit Singh	Chief Development Officer
Howard Lukens	Chief Sales Officer
Michael McCarthy	Chief Legal Officer and Head of Corporate Development

•

In addition, the following individuals who are currently directors of QuantumScape are expected to become directors of New QuantumScape upon the consummation of the Business Combination: Jagdeep Singh, Prof. Fritz Prinz, Frank Blome, Brad Buss, John Doerr, Prof. Dr. Jürgen Leohold and J.B. Straubel.

•

Certain of QuantumScape’s executive officers and non-employee directors hold restricted stock units and/or options to purchase shares of QuantumScape Class A Common Stock or QuantumScape Class B Common Stock, which will be assumed by Kensington upon consummation of the Business Combination. The treatment of such equity awards in connection with the Business Combination is described in the section entitled “The Business Combination Agreement—Conversion of Securities,” which description is incorporated by reference herein. The ownership of such awards by QuantumScape’s executive officers and non-employee directors as of September 13, 2020, is set forth in the table below.

Name	Vested Stock Options	Unvested Stock Options	Restricted Stock Units
Named Executive Officers
Jagdeep Singh	2,501,751	235,652	1,000,000
Howard Lukens	749,667	127,333	100,000
Michael McCarthy	477,667	127,333	150,000

All Other Executive Officers as a Group	1,440,144	264,917	400,000

Non-Employee Directors
Frank Blome	—	—	—
Brad Buss	—	350,000	—
John Doerr	—	—	—
Prof. Dr. Jürgen Leohold	53,333	146,667	—
Prof. Fritz Prinz	—	—	—
Dipender Saluja	—	—	—
J.B. Straubel	—	250,000	—
Vinod Khosla	—	—	—

•

Certain of QuantumScape’s executive officers hold shares of QuantumScape Capital Stock, the treatment of which is described in the section entitled “The Business Combination Agreement,” which description is incorporated herein by reference. Jagdeep Singh owns 419,118 shares of QuantumScape Class A Common Stock, 2,914,215 shares of QuantumScape Class B Common Stock and 1,037,192 shares of QuantumScape Preferred Stock. Kevin Hettrich owns 33,939 shares of QuantumScape Class A Common Stock and 105,000 shares of QuantumScape Class B Common Stock. Dr. Timothy Holme owns 3,353,016 shares of QuantumScape Class B Common Stock. Howard Lukens owns 190,000 shares of QuantumScape Class B Common Stock. Michael McCarthy owns 204,000 shares of QuantumScape Class B Common Stock. Dr. Mohit Singh holds no shares of QuantumScape Capital Stock.

•

The following non-employee directors of QuantumScape have a direct or indirect ownership interest in QuantumScape Capital Stock: Frank Blome, Brad Buss, John Doerr, Prof. Dr. Jürgen Leohold, Prof. Fritz Prinz, Dipender Saluja, Vinod Khosla and J.B. Straubel.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and Kensington’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Kensington Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or Kensington’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Kensington Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Kensington’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Kensington for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Consummation of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On [    ], 2020, Kensington filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC and requested early termination of the waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the consummation of the Business Combination, to rescind the Business Combination or to conditionally permit consummation of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the consummation of the Business Combination or permitting consummation subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Kensington and QuantumScape are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Kensington will be treated as the acquired company and QuantumScape will be treated as the acquirer for financial statement reporting purposes. QuantumScape has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

QuantumScape’s existing stockholders will have the greatest voting interest in New QuantumScape under the no redemption and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•	QuantumScape’s directors will represent the majority of the members on the New QuantumScape Board;

•	QuantumScape’s senior management will be the senior management of New QuantumScape; and

•	QuantumScape is the larger entity based on historical operating activity and has the larger employee base.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Business Combination Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Kensington, QuantumScape or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that Kensington and Merger Sub, on the one hand, and QuantumScape, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Kensington and QuantumScape do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Kensington, Merger Sub or QuantumScape, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Kensington and QuantumScape and are modified by the disclosure schedules.

General; Structure of the Business Combination

On September 2, 2020, Kensington, Merger Sub and QuantumScape entered into the Business Combination Agreement, pursuant to which Kensington and QuantumScape will enter into the Business Combination. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective at the Effective Time. The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by Kensington and QuantumScape, as promptly as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the consummation of the Business Combination (or on such other date, time or place as Kensington and QuantumScape may mutually agree).

Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of Kensington, Merger Sub, QuantumScape or the holders of any of QuantumScape’s securities:

•	each share of QuantumScape Class A Common Stock, together with each share of QuantumScape Class A Preferred Stock that is outstanding immediately prior to the Effective Time and convertible into a share of QuantumScape Class A Common Stock pursuant to the provisions of QuantumScape’s certificate of incorporation, will be cancelled and converted into the right to receive the number of shares of New QuantumScape Class A Common Stock equal to the Exchange Ratio (as described below), with each holder’s shares rounded down to the nearest whole number;

•

each share of QuantumScape Class B Common Stock, together with and each share of QuantumScape Class B Preferred Stock that is outstanding immediately prior to the Effective Time and convertible into a share of QuantumScape Class B Common Stock pursuant to the provisions of QuantumScape’s certificate of incorporation, will be cancelled and converted into the right to receive the number of shares of New QuantumScape Class B Common Stock equal to the Exchange Ratio (as described below), with each holder’s shares rounded down to the nearest whole number;

•	all shares of QuantumScape Capital Stock held in the treasury of QuantumScape will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

•

each QuantumScape Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an Exchanged Option of the applicable class that the pre-conversion QuantumScape Option covered, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape Common Stock subject to such QuantumScape Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such QuantumScape Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former QuantumScape Option immediately prior to the Effective Time;

•

each share of QuantumScape Restricted Stock that is outstanding immediately prior to the Effective Time shall be converted into Exchanged Restricted Stock of the applicable class that the pre-conversion QuantumScape Restricted Stock covered equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape Restricted Stock immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former QuantumScape Restricted Stock immediately prior to the Effective Time;

•

each QuantumScape RSU that is outstanding immediately prior to the Effective Time shall be converted into Exchanged RSUs of the applicable class that the pre-conversion QuantumScape RSU covers equal to the product (rounded down to the nearest whole number) of (x) the number of shares subject to a QuantumScape RSU immediately prior to the Effective Time and (y) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former QuantumScape RSUs immediately prior to the Effective Time;

•

the obligation to purchase shares of Series F Preferred Stock upon satisfaction of certain milestones, if still outstanding, will become an obligation to purchase, upon satisfaction of the milestones, shares of New QuantumScape Class A Common Stock equal in number to the shares of New QuantumScape Class A Common Stock that would have been issued in the Merger in exchange for such shares of Series F Preferred Stock if such shares of Series F Preferred Stock had been outstanding prior to the Merger; and

•

each QuantumScape Warrant that is outstanding immediately prior to the Effective Time shall be converted into an Exchanged Warrant equal to the product (rounded down to the nearest whole number) of (x) the number of shares of such class of QuantumScape Common Stock subject to such QuantumScape Warrant immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such QuantumScape Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former QuantumScape Warrant immediately prior to the Effective Time.

The “Exchange Ratio” is defined in the Business Combination Agreement as a quotient that is calculated on the basis of:

(i) the “Target Share Amount,” which means an amount equal to (a) 360,000,000, plus or minus (b) the quotient obtained by dividing (x) the amount, if any, by which the Series F Subscription Amount is greater than or less than, as applicable, $300,000,000, by (y) $10. As of the date of the initial signing of the Business Combination Agreement, the Target Share Amount was equal to 368,799,998;

divided by

(ii) QuantumScape’s “Fully-Diluted Company Shares” (with such “Fully-Diluted Company Shares” being, as of the date of initial signing of the Business Combination Agreement, equal to 92,125,870).

As of the date of the initial signing of the Business Combination Agreement, the Exchange Ratio was 4.0032186234. The Exchange Ratio will be finally calculated in accordance with the methodology and procedures set forth in the Business Combination Agreement, and Kensington will file with the SEC a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to the special meeting of its stockholders.

Closing

The Closing will occur as promptly as practicable, but in no event later than three Business Days following the satisfaction, if permissible, or waiver of all of the closing conditions (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of QuantumScape, Kensington and Merger Sub relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by QuantumScape to Kensington and Merger Sub relating to a number of matters, including the following:

•	organization and qualification to do business, subsidiaries;

•	certification of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•	permits and compliance;

•	financial statements;

•	absence of certain changes or events;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	insurance;

•	approval of the board and the stockholders;

•	certain business practices;

•	interested party transactions;

•	the Exchange Act;

•	absence of broker fees; and

•	exclusivity of the representations and warranties made by QuantumScape.

The Business Combination Agreement contains representations and warranties made by Kensington and Merger Sub to QuantumScape relating to a number of matters, including the following:

•	corporate organization;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•	compliance;

•	proper filing of documents with the SEC, financial statements and compliance with Sarbanes-Oxley Act;

•	absence of certain changes or events;

•	absence of litigation;

•	approval of the board and the stockholders;

•	no prior operations of Merger Sub;

•	absence of broker fees;

•	the Trust Account;

•	employees;

•	taxes;

•	the listing of Kensington Class A Common Stock, Kensington Warrants and Kensington Units; and

•	investigation and reliance.

Conduct of Business Pending the Merger

QuantumScape has agreed that, prior to the Effective Time or the earlier termination of the Business Combination Agreement, it will conduct its business in the ordinary course of business consistent with past practice. QuantumScape has also agreed to use its commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers, key employees, and consultants, and preserve the existing relations with QuantumScape customers, suppliers, and any other significant business relations.

In addition to the general covenants above, QuantumScape has agreed that prior to the Effective Time, subject to specified exceptions, it will not, without the written consent of Kensington (which may not be unreasonably conditioned, withheld or delayed):

•	change or amend its certificate of incorporation or bylaws;

•

issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of QuantumScape, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of QuantumScape, provided that (i) the exercise or settlement of any grants of QuantumScape Options, grants of QuantumScape RSUs or grants of QuantumScape Restricted Stock in the ordinary course of business consistent with past practice and (ii) the sale of shares of Series F Preferred Stock to investors who had signed stock purchase agreements with QuantumScape prior to the Business Combination Agreement at a price per share of at least $26.42 shall not require the consent of Kensington; or (b) any material assets of QuantumScape;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•

(a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $5,000,000; or (b) incur any indebtedness for borrowed money in excess of $5,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

•

(a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of QuantumScape as of the date of the Business Combination Agreement, other than increases in base compensation of employees in the ordinary course of business, (b) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (d) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $300,000, or (e) enter into or amend any collective bargaining agreement or other labor agreement covering QuantumScape’s employees;

•

other than as required by law or pursuant to employee benefit plans disclosed to Kensington, grant any severance or termination pay to, any director or officer of QuantumScape, other than in the ordinary course of business consistent with past practice;

•

adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Proposed Transactions, or health and welfare plan renewals in the ordinary course of business;

•	materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

•	make any material tax election, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

•

materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of QuantumScape material rights thereunder, in each case in a manner that is adverse to QuantumScape, taken as a whole, except in the ordinary course of business;

•

intentionally permit any material item of QuantumScape owned intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of QuantumScape intellectual property; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Kensington has agreed that, prior to the earlier of the Effective Time or the termination of the Business Combination Agreement, it will conduct its business, and cause Merger Sub to conduct their respective businesses, in the ordinary course of business consistent with past practice. In addition, Kensington has agreed that prior to the Effective Time, subject to specified exceptions, it will not, and Merger Sub will not, without the written consent of QuantumScape (which may not be unreasonably withheld, conditioned or delayed):

•	change, modify or amend the organizational documents of Kensington or the organizational documents of Merger Sub, or form any subsidiary of Kensington other than the Merger Sub;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust fund that are required pursuant to Kensington’s organizational documents;

•

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Kensington Common Stock or Kensington Warrants except for redemptions from the trust fund that are required pursuant to the Kensington organizational documents;

•

issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock or other securities of Kensington or Merger Sub, or (b) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Kensington or Merger Sub;

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•	engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Business Combination);

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Kensington or Merger Sub, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•

make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Kensington or Merger Sub;

•	amend the trust agreement or any other agreement related to the Trust Account; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Amendment No. 1 to the Business Combination Agreement

On September 21, 2020, Kensington, Merger Sub and QuantumScape entered into Amendment No. 1 to the Business Combination Agreement, by which, among other things, the form of amended and restated certificate included in the initial Business Combination Agreement dated September 2, 2020 was replaced in its entirety with the Proposed Certificate of Incorporation. The Proposed Certificate of Incorporation, among other things, provides that the New QuantumScape Class B Common Stock will automatically convert into New QuantumScape Class A Common Stock on the earliest to occur of certain events, as specified in the Proposed Certificate of Incorporation.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Audited Financials, Kensington and QuantumScape agreed to prepare and file with the SEC this proxy statement/prospectus/information statement to be sent to the stockholders of Kensington and to the stockholders of QuantumScape as an information statement relating (a) with respect to QuantumScape’s stockholders, the action to be taken by certain stockholders of QuantumScape pursuant to the Written Consent and (b) with respect to Kensington’s stockholders, the special meeting of Kensington’s stockholders to be held to consider approval and adoption of the Kensington Proposals.

Kensington Stockholders’ Meetings; Merger Sub Stockholder’s Approval; QuantumScape’s Stockholder’s Written Consent

Kensington has agreed to call and hold the special meeting as promptly as practicable after the date on which this Registration Statement becomes effective (no later than thirty days after the date on which this proxy statement/prospectus/information statement is mailed to the stockholders of Kensington). Kensington has agreed, through the Kensington Board, to recommend to its stockholders that they approve the Kensington Proposals contained in this proxy statement/prospectus/information statement and agreed to include the recommendation of the Kensington Board in this proxy statement/prospectus/information statement.

QuantumScape has agreed to solicit the Written Consent as soon as reasonably practicable after this Registration Statement becomes effective, and in any event within 24 hours after it becomes effective. QuantumScape has agreed to solicit the consent of its stockholders even if there has been an Adverse Recommendation Change, unless the Business Combination Agreement has been terminated pursuant to its terms.

No Solicitation; Change in Recommendation

Under the terms of the Business Combination Agreement, QuantumScape has agreed on behalf of itself and its subsidiaries not to (a) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Acquisition Proposal (as defined below), (b) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal, (c) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of QuantumScape, (e) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (f) approve, endorse, recommend, execute or enter into a QuantumScape Acquisition Agreement or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (g) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action.

QuantumScape also agreed that immediately following the execution of the Business Combination Agreement it shall cause its representatives to cease any solicitations, discussions or negotiations with any person or entity conducted prior to the Business Combination Agreement in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.

QuantumScape also agreed that it will promptly request each person that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of acquiring QuantumScape to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date of the Business Combination Agreement.

QuantumScape has agreed to promptly (and in any event within 24 hours) notify, Kensington of the receipt of any Acquisition Proposal received after the date of the Business Combination Agreement, which notice shall identify the third party making such Acquisition Proposal include a summary of the material terms and conditions of any material developments, discussions or negotiations relating to such Acquisition Proposal as well as any modifications to such Acquisition Proposal.

Notwithstanding the restrictions set forth above, the Business Combination Agreement provides that, the QuantumScape Board may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal that the QuantumScape Board reasonably believes, in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), and thereafter furnish to such third party non-public information related to QuantumScape pursuant to a confidentiality agreement.

Except as set forth below, the QuantumScape Board has agreed that neither it nor any of its committees shall (a)(i) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Kensington, the QuantumScape Board recommendation, or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of QuantumScape any Acquisition Proposal or Superior Proposal, (b) make any public statement inconsistent with the QuantumScape Board recommendation, (c) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Adverse Recommendation Change”), or (d) authorize, cause or permit QuantumScape or any of its respective representatives to enter into any QuantumScape Acquisition Agreement. Notwithstanding the foregoing, prior to the receipt of the Written Consent, but not after, the QuantumScape Board may make an Adverse Recommendation Change or cause QuantumScape to terminate the Business Combination Agreement to enter into a QuantumScape Acquisition Agreement, only if the QuantumScape Board has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (A) the failure to take such action would reasonably be expected to be inconsistent with the QuantumScape Board’s fiduciary duties under applicable law, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Prior to taking such action, (1) QuantumScape promptly notifies Kensington, in writing, at least three Business Days (the “QuantumScape Notice Period”) before making an Adverse Recommendation Change or entering into a QuantumScape Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall (x) state expressly that QuantumScape has received an Acquisition Proposal that the QuantumScape Board intends to declare a Superior Proposal and that the QuantumScape Board intends to make an Adverse Recommendation Change and/or QuantumScape intends to enter into a QuantumScape Acquisition Agreement, and (y) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis), and a description of any financing commitments relating thereto; (2) QuantumScape shall, and shall cause its representatives to, during the QuantumScape Notice Period, negotiate with Kensington in good faith in respect of adjustments in the terms and conditions of the Business Combination Agreement such that such Acquisition Proposal would cease to constitute a Superior Proposal, if Kensington, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the QuantumScape Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the QuantumScape Notice Period shall be extended, if applicable, to ensure that at least two business days remains in the QuantumScape Notice Period subsequent to the time QuantumScape notifies Kensington of any such material revision (it being understood that there may be multiple extensions)); and (3) following the end of such QuantumScape Notice Period (as extended pursuant to the preceding clause (2)) the QuantumScape Board determines in good faith, after consulting with outside financial advisor and legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Kensington during the QuantumScape Notice Period in the terms and conditions of the Business Combination Agreement.

Notwithstanding the restrictions set forth above, if, at any time prior to obtaining the Written Consent, the QuantumScape Board determines in good faith, in response to an intervening event, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law, the QuantumScape Board may, prior to obtaining the Written Consent, make an Adverse Recommendation Change, provided, however, that QuantumScape will not be entitled to make, or agree or resolve to make, an Adverse Recommendation Change unless (i) QuantumScape promptly notifies Kensington in writing, at least three (3) business days (the “Intervening Event Notice Period”) advising Kensington that the QuantumScape Board proposes to take such action and containing the material facts underlying the QuantumScape Board’s determination that an intervening event has occurred, and (ii) following the end of such Intervening Event Notice Period (subject to extension in the event of material developments), the QuantumScape Board determines in good faith, after consulting with outside financial advisors and legal counsel, that the failure to make an Adverse Recommendation Change in response to such intervening event would be inconsistent with the QuantumScape Board’s fiduciary duties. If requested by Kensington, QuantumScape shall, and shall cause its Representatives (as defined in the Business Combination Agreement) to, during the Intervening Event Notice Period, negotiate with Kensington in good faith to make such adjustments in the terms and conditions of the Business Combination Agreement so as to obviate the need for an Adverse Recommendation Change.

As used above:

•

“Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Kensington, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the assets of QuantumScape or 10% or more of the total voting power of the equity securities of QuantumScape, whether by way of merger, asset purchase, equity purchase or otherwise;

•

“Superior Proposal” means a bona fide, written Acquisition Proposal, not solicited, received, initiated or facilitated in violation of non-solicitation provisions of the Business Combination Agreement, involving (a) assets that generate more than 50% of the consolidated total revenues of QuantumScape, (b) assets that constitute more than 50% of the consolidated total assets of QuantumScape, or (c) more than 50% of the total voting power of the equity securities of QuantumScape, in each case, that QuantumScape Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to QuantumScape than the transactions contemplated by the Business Combination Agreement after taking into account all such factors and matters deemed relevant in good faith by the QuantumScape Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated thereby and after taking into account any changes to the terms of Business Combination Agreement irrevocably offered in writing by Kensington in response to such Superior Proposal pursuant to the terms of the Business Combination Agreement.

•

“intervening event” means an event, circumstance, change, development, effect or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that was not known and was not reasonably foreseeable to QuantumScape or the QuantumScape Board as of the date of the Business Combination Agreement (or the consequences of which were not reasonably foreseeable to the QuantumScape Board as of the date of the Business Combination Agreement), and that becomes known to QuantumScape or the QuantumScape Board after the date of the Business Combination Agreement.

Exclusivity

Kensington has agreed that until the earlier of the Closing and the termination of the Business Combination Agreement, but only to the extent not inconsistent with the fiduciary duties of the Kensington Board, to not, and to cause its representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party other than with the other parties to the Business Combination Agreement and their respective representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Kensington has agreed that it shall, and shall cause its affiliates and their respective representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Kensington also agrees that it will promptly request each person (other than the parties to the Business Combination Agreement and their respective representatives) that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Kensington or any of its affiliates or its or their respective representatives receives any inquiry or proposal with respect to an Alternative

Transaction at any time prior to the Closing, then Kensington or QuantumScape, as applicable, shall promptly (and in no event later than 24 hours after it becomes aware of such inquiry or proposal) notify such person in writing that it is subject to an exclusivity agreement with respect to the Business Combination that prohibits such party from considering such inquiry or proposal, but only, in the case of Kensington, to the extent not inconsistent with the fiduciary duties of the Kensington Board.

Stock Exchange Listing

Kensington will use its reasonable best efforts to cause the shares of New QuantumScape Class A Common Stock to be issued in connection with the Business Combination to be approved for listing on the NYSE at Closing. Until the Closing, Kensington shall use its reasonable best efforts to keep the Kensington Class A Common Stock and Kensington Warrants listed for trading on the NYSE.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	QuantumScape and Kensington providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	Certain employee benefit matters including the establishment of an equity incentive award plan to be effective after the Closing;

•	Director and officer indemnification;

•	Prompt notification of certain matters;

•	QuantumScape and Kensington using reasonable best efforts to consummate the Business Combination;

•	Public announcement relating the Business Combination;

•	Agreement relating to the intended tax treatment of the Business Combination;

•	Cooperation regarding any filings required under the HSR Act;

•	The delivery by QuantumScape of audited financial statements on or before October 2, 2020; and

•	Kensington making disbursements from the Trust Account.

Conditions to Closing

Mutual

The obligations of QuantumScape, Kensington and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)	The Written Consent shall have been delivered to Kensington;

(b)

The Kensington Proposals shall have been approved and adopted by the requisite affirmative vote of the Kensington stockholders in accordance with this proxy statement/prospectus/information statement, the DGCL, the Kensington organizational documents and the rules and regulations of the NYSE;

(c)

No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

(d)

All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

(e)	Certain consents, approvals and authorizations set forth in the Business Combination Agreement shall have been obtained from and made with all governmental authorities;

(f)

The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC; and

(g)	The shares of New QuantumScape Class A Common Stock shall be approved for listing on the NYSE as of the Closing Date.

Kensington and Merger Sub

The obligations of Kensington and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

(a)

The representations and warranties of QuantumScape contained in the sections of the Business Combination Agreement titled “Organization and Qualification; Subsidiaries,” “Capitalization,” “Authority Relative to the Business Combination Agreement” and “Brokers in the Business Combination Agreement” shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect,” each as defined in the Business Combination Agreement, or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of QuantumScape contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

(b)

QuantumScape shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)	QuantumScape shall have delivered to Kensington a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)	No Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

(e)

On or prior to the Closing, QuantumScape shall have delivered to Kensington a properly executed certification that shares of QuantumScape Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by Kensington with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(f)	QuantumScape shall have delivered to Kensington the PCAOB Audited Financials;

(g)	The Series F Subscription Amount shall be at least $300 million in the aggregate; and

(h)	QuantumScape shall have no indebtedness for borrowed money.

QuantumScape

The obligations of QuantumScape to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)

The representations and warranties of Kensington and Merger Sub contained in the sections of the Business Combination Agreement titled “Corporate Organization,” “Capitalization,” “Authority Relative to the Business Combination Agreement” and “Brokers in the Business Combination Agreement” shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Kensington and Merger Sub contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Kensington Material Adverse Effect,” each as defined in the Business Combination Agreement, or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Kensington Material Adverse Effect;

(b)

Kensington and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)

Kensington shall have delivered to QuantumScape a customary officer’s certificate (signed by the President of Kensington), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)

Other than those persons identified as continuing directors in accordance with the Business Combination Agreement, all members of the Kensington Board shall have executed written resignations effective as of the Effective Time;

(e)	No Kensington Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

(f)

Kensington shall have at least $500 million in the aggregate in (A) its Trust Account (after giving effect to any Redemption Rights (as defined in the Business Combination Agreement) that are actually perfected) plus (B) cash proceeds received in connection with the PIPE (calculated without reduction for any payments in respect of Outstanding Kensington Transaction Expenses (as defined in the Business Combination Agreement)); and

(g)

A supplemental listing shall have been filed with the NYSE Capital Market as of the Closing Date to list the shares of New QuantumScape Class A Common Stock issuable in connection with the Business Combination.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business

Combination Agreement and the Business Combination by the QuantumScape Stockholders or Kensington Stockholders, respectively, as follows:

(a)	By mutual written consent of Kensington and QuantumScape;

(b)

By Kensington or QuantumScape, if (i) the Effective Time shall not have occurred prior to the Outside Date (as defined in the Business Combination Agreement); provided, however, that the Business Combination Agreement may not be terminated by any party (A) that directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date; or (B) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate the Business Combination Agreement shall continue throughout the pendency of such legal proceeding); or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination and the Merger; or (iii) any of the Kensington Proposals fail to receive the requisite vote for approval at the special meeting;

(c)

By QuantumScape if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Kensington and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Kensington and Merger Sub shall have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing; The Company” would not be satisfied (a “Terminating Kensington Breach”); provided that QuantumScape has not waived such Terminating Kensington Breach and QuantumScape is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Kensington Breach is curable by Kensington and Merger Sub, QuantumScape may not terminate the Business Combination Agreement under this section for so long as Kensington and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by QuantumScape to Kensington; or (ii) at any time prior to receipt of the Written Consent, in connection with entering into a QuantumScape Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.05(d) of the Business Combination Agreement; provided, that prior to or concurrently with such termination QuantumScape pays the Termination Fee (as defined in the Business Combination Agreement and below);

(d)

By Kensington if (i) the QuantumScape Board or a committee thereof, prior to obtaining the Written Consent has made an Adverse Recommendation Change; (ii) QuantumScape has failed to deliver the Written Consent to Kensington within 24 hours after the Registration Statement becomes effective; or (iii) there is a Terminating Company Breach (as defined in the Business Combination Agreement); provided that Kensington has not waived such Terminating Company Breach and Kensington and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Company Breach is curable by QuantumScape, Kensington may not terminate the Business Combination Agreement under this provision for so long as QuantumScape continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Kensington to QuantumScape.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business

Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Termination Fee

QuantumScape shall pay a termination fee in the amount of $82 million (the “Termination Fee”) in the event that:

(a)

(x) The Business Combination Agreement is terminated (A) by QuantumScape or Kensington, if the Effective Time did not occur prior to the Outside Date (as defined in the Business Combination Agreement), (B) by Kensington, if QuantumScape failed to deliver the Written Consent to Kensington within 24 hours after the Registration Statement became effective or (C) pursuant to a Terminating Company Breach, (y) a bona fide Acquisition Proposal (as defined in the Business Combination Agreement) has been made, proposed or otherwise communicated to QuantumScape after the date of the Business Combination Agreement but before the date of termination, and (z) within six months of the date the Business Combination Agreement is terminated, QuantumScape enters into a definitive agreement with respect to such Acquisition Proposal; or

(b)

The Business Combination Agreement is terminated (x) by Kensington if the QuantumScape Board or a committee thereof, prior to obtaining the Written Consent, shall have made an Adverse Recommendation Change; or (y) by QuantumScape, if at any time prior to receiving the Written Consent, QuantumScape enters into a QuantumScape Acquisition Agreement with respect to a Superior Proposal.

Recommendation of the Board

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS

COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Stockholder Support Agreements

On September 2, 2020, (i) Kensington and VGA entered into the Volkswagen Support Agreement, pursuant to which, among other things, VGA agreed to vote its shares of QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions, and (ii) Kensington and the Key QuantumScape Stockholders entered into the Key Stockholder Support Agreement, pursuant to which, among other things, the Key QuantumScape Stockholders agreed to vote their shares of QuantumScape Common Stock and QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions. As of September 14, 2020, VGA and the Key QuantumScape Stockholders collectively hold approximately 38.42% of the QuantumScape Class A Common Stock, 78.16% of the QuantumScape Class B Common Stock and 55.05% of the QuantumScape Capital Stock then outstanding. These stockholders collectively have a sufficient number of votes for QuantumScape’s stockholders to approve the Business Combination.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) QuantumScape does not issue any additional equity securities prior to the Merger, other than the issuance of 14,684,843 shares of Series F Preferred Stock pursuant to certain Series F Stock Purchase Agreements by and between QuantumScape and the investors thereto, and that no other event occurs that would change the Exchange Ratio from what it would have been as of the date of the initial signing of the Business Combination Agreement and (iii) there are no future exercises of the Kensington Warrants. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

Registration Rights and Lock-Up Agreement

On September 2, 2020, Kensington, the Sponsor and certain stockholders of QuantumScape entered into a Registration Rights and Lock-Up Agreement, which shall be effective at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Kensington will be obligated to file a registration statement to register the resale of certain shares of Kensington Common Stock held by the Holders after the Closing. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Kensington file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of Kensington held by such Holders, and Kensington is separately required at all times to maintain an effective resale registration statement for the benefit of the Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Registration Rights and Lock-Up Agreement further provides for the securities of Kensington held by the Holders to be locked-up for a period of time following the Closing, as described below, subject to certain exceptions. The securities held by the Sponsor will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of New QuantumScape Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if New QuantumScape consummates a liquidation, merger, stock exchange or other similar transaction after the

Closing which results in all of New QuantumScape’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The securities held by the New Holders will be locked-up for 180 days after the Closing, subject to earlier release if (i) the reported last sale price of New QuantumScape Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if New QuantumScape consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of New QuantumScape’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, effective as of September 2, 2020, Kensington entered into separate Subscription Agreements with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and Kensington agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $500 million.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by New QuantumScape following the Closing.

Pursuant to the Subscription Agreements, Kensington agreed that, within 15 business days after the consummation of the Business Combination (the “Filing Deadline”), Kensington will file with the SEC (at Kensington’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and Kensington shall use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof.

Senior Employee Lock-Up Agreements

On September 2, 2020, Kensington entered into separate Senior Employee Lock-Up Agreements with certain Senior Employees, including QuantumScape’s executive officers. The Senior Employee Lock-Up Agreements provide that the Lock-Up Shares owned of record or beneficially by the Senior Employees (including certain securities that may be granted or issued to a Senior Employee after the Effective Time) may generally not be transferred during the Initial Lock-Up Period and up to four years after the Closing, subject to certain exceptions. Following the Initial Lock-Up Period, Senior Employees may transfer Lock-Up Shares without restriction as follows: (i) during the first year after the Effective Time, up to 25% of the total number of Lock-Up Shares, (ii) following the first anniversary of the Effective Time until the earlier of four years after the Closing or the occurrence of an event described below, up to 50% of the total number of Lock-Up Shares (taking into account any transfers under clause (i) above), and (iii) up to an additional 50% of the total number of Lock-Up Shares following satisfaction of agreed delivery requirements between QuantumScape and VGA.

These transfer restrictions are subject to earlier release if (i) New QuantumScape completes a liquidation, merger, stock exchange or other similar transaction after the Closing that results in all of New QuantumScape’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; (ii) VGA terminates for any reason the Amended and Restated Joint Venture Agreement, dated as of May 14, 2020, by and among QuantumScape and VGA; (iii) VGA issues a critical or negative statement regarding New QuantumScape and its technology unless such statement is required to be made by VGA under applicable law and is truthful and accurate; or (iv) VGA transfers certain New QuantumScape securities in excess of the amounts set forth in the Senior Employee Lock-Up Agreements. The Senior Employee Lock-Up Agreements also provide that, upon consummation of the Merger, Kensington or QuantumScape shall pay to each Senior Employee a one-time cash bonus equal to 20% of the Senior Employee’s then annual base salary.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION

The following is a discussion of certain U.S. federal income tax consequences for (i) holders of Kensington Common Stock that elect to have their Kensington Common Stock redeemed for cash if the Business Combination is completed and (ii) holders of QuantumScape Capital Stock who exchange their QuantumScape Capital Stock for Kensington Common Stock in the Business Combination. This discussion applies only to shares of Kensington Common Stock or QuantumScape Capital Stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the redemption of Kensington Common Stock, the discussion is applicable only to holders who purchased Kensington Common Stock in the IPO.

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•

persons holding Kensington Common Stock or QuantumScape Capital Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Kensington Common Stock or QuantumScape Capital Stock being taken into account in an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement is treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Kensington Common Stock or QuantumScape Common Stock, as the case may be, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Kensington Common Stock or QuantumScape Capital Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Redemption to the Holders of Kensington Common Stock

The following does not purport to be a complete analysis of all potential tax effects stemming from the consummation of the Business Combination that are associated with certain redemptions of Kensington Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Kensington has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

This section is not applicable to holders of Kensington Common Stock who do not exercise their redemption rights. Neither Kensington nor QuantumScape has obtained a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including the Redemption.

U.S. Holders

Redemption of Kensington Common Stock. In the event that a U.S. holder’s Kensington Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Special Meeting of Kensington Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Kensington Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Kensington Common Stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Kensington Common Stock” below. If the redemption does not qualify as a sale of the Kensington Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Kensington’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Kensington’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Kensington’s shares outstanding both before and after the redemption. The redemption of Kensington Common Stock generally will be treated as a sale of the Kensington Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Kensington Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Kensington stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Kensington’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Kensington Common Stock must, among other requirements, be less than 80% of the percentage of Kensington’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Kensington Common Stock and the shares of Kensington Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Kensington Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Kensington. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Kensington will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Kensington Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Kensington Common Stock. If the redemption qualifies as a sale of Kensington Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in its redeemed Kensington Common Stock. A U.S. holder’s adjusted tax basis in its Kensington Common Stock generally will equal the U.S. holder’s acquisition cost.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Kensington Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Kensington Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Kensington Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Kensington Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Kensington Common Stock as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Kensington Common Stock” above.

Dividends (including amounts treated as dividends paid pursuant to a redemption of Kensington Common Stock) Kensington pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Kensington Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Kensington pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Kensington Common Stock described in this proxy statement/prospectus/information statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Kensington Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Kensington Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of Kensington Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Kensington Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of Kensington Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Kensington Common Stock, as described under “U.S. Holders—Redemption of Kensington Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Kensington Common Stock” and “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Kensington Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Kensington Common Stock unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Kensington Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Kensington’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Kensington’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Kensington Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Kensington Common Stock and will be treated as described under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Kensington Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of Kensington Common Stock) on Kensington Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Kensington Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Kensington Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Kensington Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including amounts paid in redemption of Kensington Common Stock that are treated as dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). . An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds of Kensington Common Stock. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on the redemption of Kensington Common Stock.

U.S. Federal Income Tax Considerations of The Business Combination for QuantumScape Stockholders

The following does not purport to be a complete analysis of all potential tax effects for holders of QuantumScape Capital Stock stemming from the consummation of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither Kensington nor QuantumScape has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Neither Kensington nor QuantumScape has obtained a tax opinion regarding the U.S. federal income tax consequences of the Business Combination.

Characterization of the Business Combination

Each of Kensington and QuantumScape intends the Business Combination to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of Kensington, Merger Sub and QuantumScape agrees to use its commercially reasonable efforts to cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences for U.S. Holders

If the Business Combination qualifies as a reorganization, the U.S. federal income tax consequences to U.S. holders of QuantumScape Capital Stock will be as follows:

•	a U.S. holder will not recognize gain or loss upon the exchange of QuantumScape Capital Stock for New QuantumScape Class A Common Stock pursuant to the Business Combination;

•

a U.S. holder’s aggregate tax basis for the shares of New QuantumScape Class A Common Stock received in the Business Combination will equal the U.S. holder’s aggregate tax basis in the shares of QuantumScape Capital Stock surrendered in the Business Combination; and

•

the holding period of the shares New QuantumScape Class A Common Stock received by a U.S. holder in the Business Combination will include the holding period of the shares of QuantumScape Capital Stock surrendered in exchange therefor.

For purposes of the above discussion regarding the determination of the bases and holding periods for shares of New QuantumScape Class A Common Stock received in the Business Combination, U.S. holders who acquired different blocks of QuantumScape Capital Stock at different times for different prices must calculate their bases and holding periods in their shares of QuantumScape Capital Stock separately for each identifiable block of such stock exchanged in the Business Combination.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of New QuantumScape Class A Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before consummation of the Business Combination at least 1% (by vote or value) of the total outstanding stock of QuantumScape, or QuantumScape “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s shares of QuantumScape Capital Stock, and any such “securities” surrendered in the Business Combination, the date of consummation of the Business Combination and the name and employer identification number of each of QuantumScape and Kensington.

If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of QuantumScape Capital Stock for shares of New QuantumScape Class A Common Stock equal to the difference between the fair market value, at the time of the exchange, of the New QuantumScape Class A Common Stock received in the Business Combination and such U.S. holder’s tax basis in the shares of QuantumScape Capital Stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the QuantumScape stock was held for more than one year at the time of the Business Combination. In addition, the U.S. holder’s aggregate tax basis in the shares of New QuantumScape Class A Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of New QuantumScape Class A Common Stock would commence the day after the closing of the Business Combination.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of QuantumScape Capital Stock will generally be the same as for U.S. holders except as noted below.

Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code) unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•

QuantumScape is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held QuantumScape Capital Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s QuantumScape Capital Stock as a result of the Business Combination generally would be subject to tax on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. QuantumScape believes that it is not and has not been a USRPHC for U.S. federal income tax purposes.

PROPOSAL NO. 2—THE AUTHORIZED SHARE CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NYSE Proposal are approved, the Kensington stockholders are also being asked to approve and adopt an amendment and restatement of the Existing Certificate of Incorporation to (a) increase the number of authorized shares of the New QuantumScape Class A Common Stock from 100,000,000 shares to 1,000,000,000 shares, (b) increase the number of authorized shares of New QuantumScape Class B Common Stock from 10,000,000 shares to 250,000,000 shares, and (c) increase the number of authorized shares of New QuantumScape Preferred Stock from 1,000,000 shares to 100,000,000 shares. The full text of the Proposed Certificate of Incorporation reflecting the proposed amendment pursuant to the Authorized Share Charter Proposal is attached to this proxy statement/prospectus/information statement as Annex B.

Reasons for the Amendments

The Authorized Share Charter Proposal is intended to provide adequate authorized share capital to (a) accommodate the issuance of shares of New QuantumScape Class A Common Stock and New QuantumScape Class B Common Stock as part of the exchange for outstanding securities of QuantumScape at Closing (or reservation for issuance in respect of New QuantumScape options, New QuantumScape RSUs, or New QuantumScape warrants issued in exchange for outstanding pre-merger QuantumScape Options, pre-merger QuantumScape RSUs or pre-merger QuantumScape Warrants) pursuant to the Business Combination Agreement, the PIPE, the 2020 Plan, the ESPP, the exercise of outstanding Kensington Warrants for shares of New QuantumScape Class A Common Stock and the future conversion of shares of New QuantumScape Class B Common Stock into shares of New QuantumScape Class A Common Stock and (b) provide flexibility for future issuances of New QuantumScape Class A Common Stock, New QuantumScape Class B Common Stock and New QuantumScape Preferred Stock if determined by the New QuantumScape Board to be in the best interests of New QuantumScape without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Vote Required for Approval

The Authorized Share Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal at the special meeting. If the Charter Proposals are approved, the Proposed Certificate of Incorporation will be approved and adopted in its entirety. If the Business Combination Proposal or the NYSE Proposal is not approved, this Proposal No. 2 will have no effect, even if approved by the Kensington stockholders.

The approval of the Authorized Share Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Kensington Class A Common Stock and Kensington Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED SHARE CHARTER PROPOSAL.

PROPOSAL NO. 3—THE DIRECTOR DECLASSIFICATION CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NYSE Proposal are approved, the Kensington stockholders are also being asked to approve and adopt an amendment and restatement of the Existing Certificate of Incorporation to declassify the terms of office of the directors. The Kensington Board regularly reviews Kensington’s corporate governance practices. After careful consideration, the Kensington Board determined that it would be in the best interests of Kensington and its stockholders to declassify the Kensington Board which will allow the stockholders to vote on the election of the entire board each year, rather than on a staggered basis as with the current classified board structure. The full text of the Proposed Certificate of Incorporation reflecting the proposed amendment pursuant to the Authorized Share Charter Proposal is attached to this proxy statement/prospectus/information statement as Annex B.

Reasons for the Amendments

Currently, the Existing Certificate of Incorporation divides the Kensington Board into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. If the Director Declassification Charter Proposal is approved, all directors will be up for election at each annual stockholder meeting held after the Closing. The Kensington Board has considered the advantages and disadvantages of maintaining a classified board structure and has concluded that an unclassified board would be in the best interests of New QuantumScape and its stockholders. There are valid arguments in favor of and in opposition to a classified board structure. Proponents of a classified board structure believe it promotes continuity and stability in the management of the business and affairs of a company, reducing the company’s vulnerability to coercive takeover tactics and special interest groups who may not be acting in the best interests of all stockholders, encouraging directors to take a long-term perspective and enhancing the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from management or special interest groups. On the other hand, the Kensington Board believes that corporate governance standards continue to evolve and that many investors and commentators currently believe that the election of directors is the primary means for stockholders to influence corporate governance policies and increase the board’s and management’s accountability to stockholders. Annual elections of directors will provide stockholders with the opportunity to register their views on the performance of the entire board each year.

Vote Required for Approval

The Director Declassification Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal at the special meeting. If the Charter Proposals are approved, the Proposed Certificate of Incorporation will be approved and adopted in its entirety. If the Business Combination Proposal or the NYSE Proposal is not approved, this Proposal No. 3 will have no effect, even if approved by the Kensington stockholders.

The approval of the Director Declassification Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Kensington Class A Common Stock and Kensington Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR DECLASSIFICATION CHARTER PROPOSAL.

PROPOSAL NO. 4—THE DUAL CLASS CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NYSE Proposal are approved, Kensington’s stockholders are also being asked to approve and adopt an amendment and restatement of the Existing Certificate of Incorporation to implement a dual class stock structure comprised of New QuantumScape Class A Common Stock, which will carry one vote per share, and New QuantumScape Class B Common Stock, which will carry 10 votes per share. The full text of the Proposed Certificate of Incorporation reflecting the proposed amendments pursuant to the Dual Class Charter Proposal is attached to this proxy statement/prospectus/information statement as Annex B.

Reasons for the Amendment

Because, upon consummation of the Business Combination, QuantumScape’s co-founders and certain of QuantumScape’s investors, which include certain of QuantumScape’s executive officers, employees, directors, and/or their affiliates, will be beneficial owners of shares of New QuantumScape Class B Common Stock, those shares are generally restricted from transfers, except in limited circumstances, and the “sunset” provisions pertaining to the final conversion of the New QuantumScape Class B Common Stock into New QuantumScape Class A Common Stock are conditioned in part on QuantumScape’s co-founders and certain of QuantumScape’s investors’ ownership of New QuantumScape Class B Common Stock, this dual class stock structure provides the QuantumScape co-founders’ and certain of QuantumScape’s investors with significant ability to affect the outcome of matters requiring stockholder approval. Kensington believes that its success rests on Kensington’s ability to undertake a long-term view, and this will enhance New QuantumScape’s ability to focus on long-term value creation and help insulate New QuantumScape from short-term outside influences. This structure will also provide New QuantumScape with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining the QuantumScape co-founders’ and certain QuantumScape investors’ control.

Vote Required for Approval

The Dual Class Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal at the special meeting. If the Charter Proposals are approved, the Proposed Certificate of Incorporation will be approved and adopted in its entirety. If the Business Combination Proposal or the NYSE Proposal is not approved, this Proposal No. 4 will have no effect, even if approved by the Kensington stockholders.

The approval of the Dual Class Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Kensington Class A Common Stock and Kensington Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DUAL CLASS CHARTER PROPOSAL.

PROPOSAL NO. 5—THE ADDITIONAL CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NYSE Proposal are approved, Kensington’s stockholders are also being asked to approve and adopt an amendment and restatement of the Existing Certificate of Incorporation to, among other things, (a) eliminate certain provisions relating to an initial business combination that will no longer be applicable to us following the consummation of the Business Combination, (b) change the ability of Kensington stockholders to call special meetings, (c) change New QuantumScape’s name to “QuantumScape Corporation” and (d) make such other changes that the Kensington Board deems appropriate for a public operating company. The full text of the Proposed Certificate of Incorporation reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to this proxy statement/prospectus/information statement as Annex B.

Reasons for the Amendment

The Kensington Board believes the proposed amendment is appropriate to adequately update the Existing Certificate of Incorporation for New QuantumScape, because it will eliminate obsolete language that will no longer be applicable following the consummation of the Business Combination and make such other changes that are more appropriate for a public operating company.

Vote Required for Approval

The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal at the special meeting. If the Charter Proposals are approved, the Proposed Certificate of Incorporation will be approved and adopted in its entirety. If the Business Combination Proposal or the NYSE Proposal is not approved, this Proposal No. 5 will have no effect, even if approved by the Kensington stockholders.

The approval of the Additional Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Kensington Class A Common Stock and Kensington Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADDITIONAL CHARTER PROPOSAL.

PROPOSAL NO. 6—THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Existing Certificate of Incorporation, the Kensington Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The Proposed Certificate of Incorporation provides that the authorized number of directors shall be fixed solely by resolution of the New QuantumScape Board.

In addition, the Proposed Certificate of Incorporation provides that other than for those directors elected by the holders of any series of New QuantumScape Preferred Stock, each director shall be annually elected and serve until his or her successor shall be duly elected and qualified or until his or her earlier resignation, removal from office or death.

Pursuant to the Business Combination Agreement, at the Closing, the New QuantumScape Board shall consist of Jagdeep Singh as Chairman, one member to be selected by Kensington, who will be Justin Mirro, and additional members to be selected by QuantumScape, who are expected to be Frank Blome, Brad Buss, John Doerr, Prof. Dr. Jürgen Leohold, Prof. Fritz Prinz and J.B. Straubel.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal and the Director Declassification Charter Proposal at the special meeting and is expected to be acted upon following the Director Declassification Charter Proposal at the special meeting in order to elect each nominee to serve until his or her successor shall be duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity.

The Election of Directors Proposal will be approved and adopted if the holders of a plurality of the shares of Kensington Common Stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Election of Directors Proposal.

Recommendation of the Board

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL NOMINEES NAMED IN THE ELECTION OF DIRECTORS PROPOSAL.

PROPOSAL NO. 7—THE EQUITY INCENTIVE PLAN PROPOSAL

We are seeking stockholder approval for the QuantumScape Corporation 2020 Equity Incentive Plan, or the “2020 Plan.” The 2020 Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. The 2020 Plan is intended to replace the QuantumScape 2010 Equity Incentive Plan, as amended, or the 2010 Plan, which will expire as to future grants as of the effective date of the Merger. Approval of the 2020 Plan will allow New QuantumScape to provide equity awards as part of New QuantumScape’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. Non-approval of the 2020 Plan will compel New QuantumScape to significantly increase the cash component of employee compensation following the Closing to attract and retain key employees because New QuantumScape would need to replace components of compensation QuantumScape previously delivered in equity awards, which would therefore reduce New QuantumScape’s operating cash flow.

The Kensington Board believes that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the 2020 Plan increase New QuantumScape’s ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps New QuantumScape to recruit, reward, motive, and retain talented personnel. The Kensington Board believes that the approval of the 2020 Plan is essential to New QuantumScape’s continued success, and in particular, New QuantumScape’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor marks in which New QuantumScape will compete. Such awards are also crucial to New QuantumScape’s ability to motivate employees to achieve its goals.

Key Plan Provisions

•	The 2020 Plan will continue until terminated by the New QuantumScape Board or New QuantumScape’s compensation committee;

•

The 2020 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards;

•

[                ] shares of New QuantumScape Class A Common Stock will be authorized for issuance pursuant to awards under the 2020 Plan, plus up to [                ] shares of New QuantumScape Class A Common Stock that may become available for issuance as a result of recycling of awards under the 2010 Plan, as described below;

•

The 2020 Plan provides for an automatic share reserve increase feature, whereby the share reserve will automatically be increased on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) [                ] shares, (ii) [    ]% of the total number of shares of all classes of New QuantumScape Common Stock outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares as determined by the administrator. The automatic share reserve feature will cease immediately after the increase on the first day of the 2030 fiscal year.

•	The 2020 Plan will be administered by the New QuantumScape Board or, if designated by the New QuantumScape Board, New QuantumScape’s compensation committee.

Summary of the 2020 Plan

The following paragraphs provide a summary of the principal features of the 2020 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2020 Plan and is qualified in its entirety by the specific language of the 2020 Plan. A copy of the 2020 Plan is attached to this proxy statement/prospectus/information statement as Annex D.

Purposes of the 2020 Plan

The purposes of the 2020 Plan are to attract and retain personnel for positions with New QuantumScape, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with New QuantumScape (such entities are referred to herein as, the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2020 Plan may determine.

Eligibility

The 2020 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to New QuantumScape’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of New QuantumScape and the company group. Following the Closing, we expect New QuantumScape to have, collectively, [    ] non-employee directors and approximately [    ] employees (including our employee directors) and [    ] consultants.

Authorized Shares

Subject to the adjustment provisions contained in the 2020 Plan and the evergreen provision described below, the maximum number of shares of New QuantumScape Class A Common Stock that may be issued pursuant to awards under the 2020 Plan is (i) [                ] shares of New QuantumScape Class A Common Stock, plus (ii) any shares of New QuantumScape Common Stock subject to stock options, restricted stock units or other awards that were assumed in the Merger and terminate as a result of being unexercised or are forfeited to or repurchased by New QuantumScape, with the maximum number of shares to be added to the 2020 Plan pursuant to clause (ii) equal to [                ] shares of New QuantumScape Class A Common Stock. The 2020 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of New QuantumScape Class A Common Stock available for issuance under the 2020 Plan on the first day of each fiscal year beginning with the 2021 fiscal year, equal to the least of:

•	[ ] shares of New QuantumScape Class A Common Stock;

•	[ ]% of the total number of shares of all classes of New QuantumScape Common Stock as of the last day of our immediately preceding fiscal year; or

•	Such lesser amount determined by the administrator.

The 2020 Plan provides that the evergreen provision will terminate following the increase on the first day of the 2030 fiscal year.

Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2020 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the 2020 Plan under any award will not be returned to the 2020 Plan and will not become available for future distribution under the 2020 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by New QuantumScape or are forfeited to New QuantumScape, such shares will become available for future grant under the 2020 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance. If the New QuantumScape Board, or a committee appointed by the New QuantumScape Board, grants awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or that becomes a part of any member of the company group, the grant of those substitute awards will not decrease the number of shares available for issuance under the 2020 Plan.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of New QuantumScape, issuance of warrants or other rights to acquire securities of New QuantumScape, other change in the corporate structure of New QuantumScape affecting the shares, or any similar equity restructuring transaction affecting the shares occurs, the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2020 Plan, will adjust the number and class of shares that may be delivered under the 2020 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2020 Plan.

Plan Administration

The New QuantumScape Board or a committee appointed by the New QuantumScape Board will administer the 2020 Plan and are referred to as the administrator. Different administrators may administer the 2020 Plan with respect to different groups of service providers. The New QuantumScape Board may retain the authority to concurrently administer the 2020 Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2020 Plan and applicable laws, the administrator generally will have the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the 2020 Plan. The administrator will have the power to administer the 2020 Plan, including but not limited to the power to construe and interpret the 2020 Plan and awards granted under the 2020 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of New QuantumScape Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2020 Plan. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2020 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, (iii) and/or the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to New QuantumScape or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options

Options may be granted under the 2020 Plan. Subject to the provisions of the 2020 Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of New QuantumScape or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. Generally, the fair market value of a share is the closing sales price of a share on the relevant date as quoted on the NYSE. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2020 Plan. Subject to the provisions of the 2020 Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2020 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of New QuantumScape Class A Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2020 Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2020 Plan.

Restricted Stock

Restricted stock may be granted under the 2020 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2020 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one Share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2020 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-Employee Directors

The 2020 Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash compensation and equity awards under the 2020 Plan with an aggregate value of more than $[            ], increased to $[            ] in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles. Any cash compensation or equity awards granted under the 2020 Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2020 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation.

If there is a proposed liquidation or dissolution of New QuantumScape, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2020 Plan provides that if there is a merger or a “change in control” (as defined under the 2020 Plan) of New QuantumScape, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2020 Plan.

If the successor corporation does not continue an award (or some portion of such award), the participant will fully vest in (and have the right to exercise) 100% of the then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the award. If options or stock appreciation rights are not continued when a change in control or a merger of New QuantumScape with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

All awards granted under the 2020 Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events. If New QuantumScape is required to prepare an accounting restatement due to the material noncompliance of New QuantumScape with any applicable securities laws as a result of a participant’s misconduct or if a participant is subject to forfeiture under applicable law, the participant must reimburse New QuantumScape in the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Amendment or Termination

The 2020 Plan will become effective upon the Closing and will continue in effect until terminated by the administrator, however no incentive stock options may be granted after the ten (10) year anniversary of the adoption of the 2020 Plan by the Kensington Board, and the evergreen feature of the 2020 Plan will terminate following the increase on the first day of the 2030 fiscal year. In addition, the New QuantumScape Board will have the authority to amend, suspend, or terminate the 2020 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2020 Plan. The summary is based on existing U.S. laws and regulations as of September 21, 2020, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Awards

A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2020 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for New QuantumScape

New QuantumScape generally will be entitled to a tax deduction in connection with an award under the 2020 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND NEW QUANTUMSCAPE WITH RESPECT TO AWARDS UNDER THE 2020 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2020 Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of New QuantumScape Class A Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable.

Vote Required for Approval

Approval of the 2020 Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares entitled to vote at the special meeting. Failure to vote by proxy or to vote in person at the special meeting, or a broker non-vote will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 8—THE NYSE PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions) at the Closing:

•

the issuance, pursuant to the Business Combination Agreement, of 199,527,779 shares of New QuantumScape Class A Common Stock to the holders of QuantumScape Class A Common Stock and holders of QuantumScape Class A Preferred Stock;

•

the issuance, pursuant to the Business Combination Agreement, of 169,272,161 shares of New QuantumScape Class B Common Stock to the holders of QuantumScape Class B Common Stock and holders of QuantumScape Class B Preferred Stock; and

•	the issuance of 50,000,000 shares of New QuantumScape Class A Common Stock to the investors in the PIPE, which will be consummated concurrently with the Closing.

For further information, please see the section entitled “Proposal No. 1—The Business Combination Proposal,” as well as Annex A to this proxy statement/prospectus/information statement.

Why Kensington Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual.

Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Kensington will issue shares representing 20% or more of the number of outstanding shares of Kensington Class A Common Stock and Kensington Class B Common Stock prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement.

Stockholder approval of the NYSE Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the NYSE Proposal is adopted, upon the consummation of the Business Combination, we will issue an aggregate of 199,527,779 shares of New QuantumScape Class A Common Stock and 169,272,161 shares of New QuantumScape Class B Common Stock to the holders of QuantumScape Capital Stock. We will also issue 50,000,000 shares of New QuantumScape Class A Common Stock to the PIPE investors upon the consummation of the PIPE.

The issuance of the shares of New QuantumScape Common Stock described above will result in significant dilution to Kensington stockholders and result in Kensington stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Kensington.

Vote Required for Approval

The NYSE Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

Approval of the NYSE Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Kensington Common Stock entitled to vote and actually voted thereon at the special meeting. Failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote on the NYSE Proposal.

Recommendation of our Board of Directors

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NYSE PROPOSAL.

PROPOSAL NO. 9—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

We are seeking stockholder approval for the QuantumScape Corporation 2020 Employee Stock Purchase Plan, or the “ESPP.” The ESPP is being adopted in connection with the Business Combination and will become effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the ESPP. The ESPP will provide eligible employees an opportunity to purchase New QuantumScape Class A Common Stock at a discount through accumulated contributions of their earned compensation. The Kensington Board and its compensation committee have determined that offering an employee stock purchase plan is important to our ability to compete for talent. The ESPP will become a significant part of our overall equity compensation strategy (especially with respect to our nonexecutive employees) if it is approved by Kensington’s stockholders. If Kensington’s stockholders do not approve the ESPP, we may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent us from successfully attracting and retaining highly skilled employees.

The ESPP’s initial share reserve which we are asking the stockholders to approve is [            ] shares of New QuantumScape Class A Common Stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the New QuantumScape Board or its compensation committee.

The Kensington Board and its compensation committee believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of New QuantumScape Class A Common Stock at a discount. The Kensington Board has approved the ESPP, subject to the approval of Kensington’s stockholders.

Summary of the 2020 Employee Stock Purchase Plan

The following is a summary of the principal features of the ESPP and its operation. This summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by reference to the ESPP as set forth in Annex E attached to this proxy statement/prospectus/information statement.

Purpose

The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the New QuantumScape Class A Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

If Kensington’s stockholders approve the ESPP, and subject to adjustment upon certain changes in our capitalization as described in the ESPP, the maximum number of shares of New QuantumScape Class A Common Stock that will be available for issuance under the ESPP will be [            ] shares. The shares may be authorized, but unissued, or reacquired New QuantumScape Class A Common Stock. The number of shares of New QuantumScape Class A Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2021 fiscal year equal to the least of (i) [            ] shares of New QuantumScape Class A Common Stock, (ii) [            ] percent ([    ]%) of the outstanding shares of all classes of New QuantumScape Common Stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of New QuantumScape Class A Common Stock.

If Kensington’s stockholders do not approve the ESPP, then the ESPP will not become effective and no shares of New QuantumScape Class A Common Stock will be available for issuance thereunder.

Administration

The ESPP will be administered by the New QuantumScape Board or a committee appointed by the New QuantumScape Board that is constituted to comply with applicable laws (including the compensation committee). We expect the compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the United States. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of New QuantumScape Class A Common Stock under the ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or of any parent or subsidiary of ours; or

•

holds rights to purchase shares of New QuantumScape Common Stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of New QuantumScape Common Stock for each calendar year in which such rights are outstanding at any time.

Offering Periods

The ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions

The ESPP will permit participants to purchase shares of New QuantumScape Class A Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, or such other limit established by the administrator from time to time in its discretion and on a uniform and nondiscretionary basis for all options to be granted on an enrollment date in an offering, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, during any offering period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) 1 time.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant will be used to purchase shares of New QuantumScape Class A Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares of New QuantumScape Class A Common Stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of New QuantumScape Class A Common Stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of New QuantumScape Class A Common Stock. Participation ends automatically upon termination of employment with us.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or we terminate or amend the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

Neither contributions credited to a participant’s account nor rights to purchase shares of New QuantumScape Class A Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.

Certain Transactions

In the event that any dividend or other distribution (whether in the form of cash, New QuantumScape Class A Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of New QuantumScape Class A Common Stock or our other securities, or other change in our corporate structure affecting the New QuantumScape Class A Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of New QuantumScape Class A Common Stock that may be delivered under the ESPP, the purchase price per share, the number of shares of New QuantumScape Class A Common Stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of our proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of New QuantumScape Class A Common Stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of a merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination

The administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2040, unless we terminate it sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after consummation of the purchase of shares of New QuantumScape Class A Common Stock under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares of New QuantumScape Class A Common Stock will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to New QuantumScape, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of New QuantumScape Class A Common Stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of New QuantumScape Class A Common Stock.

If the participant sells or otherwise disposes of the purchased shares of New QuantumScape Class A Common Stock within two years after the start date of the offering period in which the shares of Common Stock were acquired or within one year after the actual purchase date of those shares of New QuantumScape Class A Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of New QuantumScape Class A Common Stock on the purchase date exceeded the purchase price paid for those shares of New QuantumScape Class A Common Stock, and we will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares of New QuantumScape Class A Common Stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares of New QuantumScape Class A Common Stock have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares of New QuantumScape Class A Common Stock more than two years after the start date of the offering period in which the shares of New QuantumScape Class A Common Stock were acquired and more than one year after the actual purchase date of those shares of New QuantumScape Class A Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares of New QuantumScape Class A Common Stock on the sale or disposition date exceeded the purchase price paid for those shares of New QuantumScape Class A Common Stock, or (b) 15% of the fair market value of the shares of New QuantumScape Class A Common Stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares of New QuantumScape Class A Common Stock on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. Federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of New QuantumScape Class A Common Stock purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

If the participant still owns the purchased shares of New QuantumScape Class A Common Stock at the time of death, the lesser of (i) the amount by which the fair market value of the shares of New QuantumScape Class A Common Stock on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares of New QuantumScape Class A Common Stock on the start date of the offering period in which those shares of New QuantumScape Class A Common Stock were acquired will constitute ordinary income in the year of death.

Plan Benefits

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of New QuantumScape Class A Common Stock that may be purchased under the ESPP is determined, in part, by the price of our shares of New QuantumScape Class A Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of New QuantumScape Class A Common Stock that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares of New QuantumScape Class A Common Stock which would have been received by or allocated to our named executive officers, all current executive officers as a group, and all other current employees who may participate in the ESPP as a group are not determinable. Non-employee directors are not eligible to participate in the ESPP.

Vote Required for Approval

Approval of the ESPP requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares entitled to vote at the special meeting. Failure to vote by proxy or to vote in person at the special meeting, or a broker non-vote will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 10—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the Kensington Board to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Kensington’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to QuantumScape’s obligation to effect the closing of the Business Combination would not be satisfied. In no event will the Kensington Board adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Kensington’s stockholders, the Kensington Board may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Kensington Common Stock entitled to vote and actually voted thereon at the special meeting. Failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote on the NYSE Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE KENSINGTON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT QUANTUMSCAPE

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to QuantumScape and its subsidiaries prior to the consummation of the Business Combination.

Overview

QuantumScape is developing next generation battery technology for EVs and other applications.

We are at the beginning of a once-in-a-century shift in automotive powertrains, from internal combustion engines to clean, EVs. While current battery technology has demonstrated the benefits of EVs, principally in the premium passenger car market, there are fundamental limitations inhibiting widespread adoption of battery technology. As a result, today, approximately 2% of global light-vehicles are electrified. We believe a new battery technology represents the most promising path to enable a mass market shift.

After 30 years of gradual improvements in conventional lithium-ion batteries we believe the market needs a step change in battery technology to make mass market EVs competitive with the fossil fuel alternative.

We have spent the last decade developing a proprietary solid-state battery technology to meet this challenge. We believe that our technology enables a new category of battery that meets the requirements for broader market adoption. The lithium-metal solid-state battery technology that we are developing is being designed to offer greater energy density, longer life, faster charging, and greater safety when compared to today’s conventional lithium-ion batteries.

Over the last eight years we have been fortunate to have developed a strong partnership with Volkswagen. Volkswagen is one of the largest car companies in the world and intends to be a leader in EVs. Volkswagen has announced plans to launch more than 70 new EV models and build more than 25 million vehicles on electric platforms by the end of the decade. Over the last eight years Volkswagen has invested and committed to invest, subject, in certain cases, to certain closing conditions that have not yet been satisfied, a total of more than $300 million in QuantumScape and has established a 50-50 joint venture with QuantumScape to enable an industrial level of production of our solid-state batteries. Over the course of our relationship, Volkswagen has successfully tested multiple generations of certain of our single-layer, laboratory cells at industry-accepted automotive rates of power (power is the rate at which a battery can be charged and discharged). We believe no other lithium-metal battery technology has demonstrated the capability of achieving automotive rates of power with acceptable battery life.

Industry Background

Shift to EVs

We believe that evolving consumer preferences coupled with growing government incentives and regulations are driving a once-in-a-century shift to EVs.

Countries around the world are promoting EVs. The dependence on gasoline-powered internal combustion engine (“ICE”) vehicles has heightened environmental concerns, created reliance among industrialized and developing nations on large oil imports, and exposed consumers to unstable fuel prices and health concerns related to heightened emissions. Many national and regional regulatory bodies have adopted legislation to incentivize or require a shift to lower-emission and zero-emission vehicles. For example, China, the United Kingdom, Sweden, Germany, and France have announced plans to either increase applicable environmental targets or outright ban the sale of new ICE vehicles by 2030 or 2040. More recently, California passed regulations requiring half of trucks sold in the state to be zero-emissions by 2035 and 100% by 2045. This global push to transition from ICE vehicles, aided by favorable government incentives and regulations, is accelerating the growth in lower- and zero-emission vehicle markets.

Furthermore, consumers are increasingly considering EVs for a variety of reasons including better performance and drive quality, growing EV charging infrastructure, significantly lighter environmental impact, and lower maintenance and operating costs. Automakers such as Tesla, Inc. have demonstrated that premium EVs can deliver a compelling alternative to fossil fuels. As EVs become more competitive and more affordable, we believe that they will continue to take market share from ICE vehicles. We believe that this shift will occur across vehicle types and market segments. However, some of the inherent limitations of lithium-ion battery technology remain an impediment to meaningful improvements in EV competitiveness and cost.

Current Battery Technology Will Not Meet the Requirements for Broad Adoption of EVs

Despite the significant progress in the shift to EVs, the market remains dominated by ICE vehicles. According to the International Energy Association, approximately 2% of light vehicles are EVs. For EVs to be adopted at scale across market segments batteries need to improve. In particular, we believe there are five key requirements to drive broad adoption of EVs:

•

Battery capacity (energy density). EVs need to be able to drive over 300 miles on a single charge to achieve broad market adoption. The volume required for conventional lithium-ion battery technology limits the range of many EVs. Higher energy density will enable automotive OEMs to increase battery pack energy without increasing the size and weight of the vehicle’s battery pack.

•

Fast charging capability. EV batteries need to be fast-charging to replicate the speed and ease with which a gasoline car can be refueled. We believe this objective is achieved with the ability to charge to at least 80% capacity in under 15 minutes, without materially degrading battery life.

•

Safety (nonflammable). EV batteries need to replace as many of the flammable components in the battery as possible with non-flammable equivalents to reduce the risk of fire. With current batteries, many abuse conditions, including malfunctions that can result in overcharges and battery damage from accidents, can result in fires.

•	Cost. Mass market adoption of EVs requires a battery that is capable of delivering long range while remaining cost competitive with a vehicle price point of around $30,000.

•	Battery life. Batteries need to be usable for the life of the vehicle, typically 12 years or 150,000 miles. If the battery fades prematurely, EVs will not be an economically practical alternative.

Since these requirements have complex interlinkages, most manufacturers of conventional lithium-ion batteries used in today’s cars are forced to make trade-offs. For example, conventional batteries can be fast-charged, but at the cost of significantly limiting their battery life.

We believe that a battery technology that can meet these requirements will enable an EV solution that is much more broadly competitive with internal combustion engines. With more than 90 million ICE vehicles produced in 2019 across the auto industry, there is significant untapped demand for a battery that meets these goals – a potential market opportunity in excess of $450 billion annually.

Limitations of Conventional Lithium-ion Battery Technologies

The last significant development in battery technology was the commercialization of lithium-ion batteries in the early 1990s which created a new class of batteries with higher energy density. Lithium-ion batteries have enabled a new generation of mobile electronics, efficient renewable energy storage, and the start of the transition to electrified mobility.

Since the 1990s, conventional lithium-ion batteries have seen a gradual improvement in energy density. Most increases in cell energy density have come from improved cell design and incremental improvements in cathode and anode technology. However, there is no Moore’s law in batteries – it has taken conventional lithium-ion batteries 20 years to double in energy density and it has been approximately 30 years since the introduction of a major new chemistry. As the industry approaches the theoretical limit of achievable energy density for lithium-ion batteries involving carbon or carbon/silicon anodes, we believe a new architecture is required to deliver meaningful gains in energy density.

Batteries have a cathode (the positive electrode), an anode (the negative electrode), a separator which prevents contact between the anode and cathode, and an electrolyte which transports ions but not electrons. A conventional lithium-ion battery uses a liquid electrolyte, a polymer separator, and an anode made principally of carbon (graphite) or a carbon/silicon composite. Lithium ions move from the cathode to the anode when the battery is charged and vice versa during discharge.

The energy density of conventional lithium-ion batteries is fundamentally limited by the anode, which provides a host material to hold the lithium ions, preventing them from binding together into pure metallic lithium. Metallic lithium, when used with conventional liquid electrolytes and porous separators, can form needle-like crystals of lithium known as dendrites, which can penetrate through the separator and short-circuit the cell.

While using a host material is an effective way to prevent dendrites, this host material adds volume and mass to the cell, it adds cost to the battery, and it limits the battery life due to side reactions at the interface with the liquid electrolyte. The rate at which lithium diffuses through the anode also limits the maximum cell power.

The addition of silicon to a carbon anode provides a modest boost to energy density relative to a pure carbon anode. However, silicon is also a host material that not only suffers from the limitations of carbon as discussed above, but also introduces cycle life challenges as a result of the repeated expansion and contraction of the silicon particles, since silicon undergoes significantly more expansion than carbon when hosting lithium ions. Furthermore, the voltage of the lithium-silicon reaction subtracts from the overall cell voltage, reducing cell energy.

Lithium-Metal Anode Required to Unlock Highest Energy Density

We believe that a lithium-metal anode is the only approach that can break out of the current constraints inherent in conventional lithium-ion batteries and enable significant improvements in energy density.

In a lithium-metal battery, the anode is made of metallic lithium; there is no host material. Eliminating the host material reduces the size and weight of the battery cell and eliminates the associated materials and manufacturing costs. This results in the highest theoretical gravimetric energy density for a lithium-based battery system. Lithium-ion batteries currently used in the auto industry have energy densities of less than 300 Wh/kg. We believe lithium-metal batteries have the potential to significantly increase this energy density.

Lithium-metal anodes are compatible with conventional cathode materials, and lithium-metal batteries will benefit from continued improvement in conventional cathodes. Moreover, lithium-metal anodes may enable future generations of higher energy cathodes that cannot achieve energy density gains when used with lithium-ion anodes, as shown in the figure below.

Simulated cell specific energy is based on traditional cell designs and architectures. Source: Andre et al, J Mater Chem A, (2015) 6709.

Although the industry has understood for 40 years the potential benefits of lithium-metal anodes, the industry has not been able to develop a separator that makes a lithium-metal anode practical.

Solid-State Separator Required to Enable Lithium-Metal Anode

We believe that a lithium-metal battery requires that the porous separators used in current lithium-ion batteries be replaced with a solid-state separator capable of conducting lithium ions between the cathode and anode at rates comparable to conventional liquid electrolyte while also suppressing the formation of lithium dendrites. While various solid-state separators have been shown to operate at low power densities, such low power densities are not useful for most practical applications. To our knowledge, QuantumScape is the only company that has been able to demonstrate a solid-state separator for lithium-metal batteries that reliably prevents dendrite formation at higher power densities, such as those required for automotive applications and fast-charging.

We believe that our ability to develop this proprietary solid-state separator will enable the shift from lithium-ion to lithium-metal batteries.

Our Technology

*	Catholyte includes an organic gel made of an organic polymer and organic liquid.

Our proprietary solid-state lithium-metal cell represents the next-generation of battery technology.

QuantumScape battery cells have none of the host materials used in conventional anodes. In fact, when our cells are manufactured there is no anode; lithium is present only in the cathode. When the cell is first charged, lithium moves out of the cathode, diffuses through our solid-state separator and plates in a thin metallic layer directly on the anode current collector, forming an anode. When the battery cell is discharged, the lithium diffuses back into the cathode.

Eliminating the anode host material found in conventional lithium-ion cells substantially increases the volumetric energy density. A pure lithium-metal anode also enables the theoretically highest gravimetric energy density for a lithium battery system.

Our proprietary solid-state separator is the core technology breakthrough that enables reliable cycling of the lithium-metal anode battery. Without a working solid-state separator, the lithium would form dendrites which would grow through a traditional porous separator and short circuit the cell.

An effective solid-state separator requires a solid material that is as conductive as a liquid electrolyte, chemically stable next to lithium–one of the most reactive elements–and able to prevent the formation of dendrites. Our team worked almost ten years to develop a composition that meets these requirements and to develop the techniques necessary to manufacture the separator material at scale using a continuous process. We have a number of patents covering both the composition of this material and key steps of the manufacturing process.

Our solid-state separator is a dense, entirely inorganic ceramic. It is made into a film that is thinner than a human hair and then cut into pieces about the length and width of a playing card. Our solid-state separator is flexible because it has a low defect density and is thin. In contrast, typical household ceramics are brittle and can break due to millions of microscopic defects which reduce structural integrity.

The separator is placed between a cathode and anode current collector to form a single battery cell layer. These single layers will be stacked together into a multilayer cell, about the size of a deck of cards, that will be the commercial form factor for EV batteries.

Our cathodes use a combination of conventional cathode active materials (NMC) with an organic gel made of an organic polymer and organic liquid catholyte. In the future, we may use other compositions of cathode active materials, including cobalt-free compositions. We have an ongoing research and development investigation into inorganic catholyte that could replace the organic gel made of an organic polymer and organic liquid catholyte currently used.

Our single layer solid-state cells have been extensively tested for power density, cycle life, and temperature performance. This is the only solid-state cell we are aware of that has been validated to run at automotive power densities by a leading automotive OEM.

Benefits of Our Technology

We believe our battery technology will enable significant benefits across battery capacity, life, safety, and fast charging while minimizing cost. We believe these benefits will provide significant value to automotive OEMs by enabling greater customer adoption of their EVs. By solving key pain-points such as 15-minute fast charging, we believe our battery technology will enable the delivery of an EV experience that is significantly more competitive with fossil fuel vehicles than what today’s EVs can achieve with conventional batteries.

Our battery technology is intended to meet the five key requirements to enable mass market adoption of EVs:

•

Energy density. Our battery design is intended to significantly increase volumetric and gravimetric energy density by eliminating the carbon/silicon anode host material found in conventional lithium-ion cells. This increased energy density will enable EV manufacturers to increase range without increasing the size and weight of the battery pack, or to reduce the size and weight of the battery pack which will reduce the cost of the battery pack and other parts of the vehicle.

•

Battery life. Our technology is expected to enable increased battery life relative to conventional lithium-ion batteries. In a conventional cell, battery life is limited by the gradual irreversible loss of lithium due to side reactions between the liquid electrolyte and the anode. By eliminating the anode host material, we expect to eliminate the side reaction and enable longer battery life.

•

Fast charging capability. Our battery technology is expected to enable 80% charging in less than 15 minutes, faster than any EV batteries on the market. In conventional EV batteries, the limiting factor for charge rate is the rate of diffusion of lithium ions into the anode. If a conventional battery is charged beyond these limits, lithium can start plating on carbon particles of the anode rather than diffuse into the carbon particles. This causes a reaction between the plated lithium and liquid electrolyte which reduces cell capacity and increases the risk of dendrites that can short circuit the cell. With a lithium-metal anode, using our solid-state separator, we expect the lithium can be plated as fast as the cathode can deliver it.

•

Increased safety. Our solid-state battery cell uses a ceramic separator which is not combustible and is therefore safer than conventional polymer separators. This ceramic separator is also capable of withstanding temperatures considerably higher than those that would melt conventional polymer separators, providing an additional measure of safety.

•

Cost. Our battery technology eliminates the anode host material and the associated manufacturing costs, providing a structural cost advantage compared to traditional lithium-ion batteries. We expect to have a cost advantage compared to leading traditional manufacturers.

Our Competitive Strengths

Only proven lithium-metal battery technology for automotive applications. We have built and tested over one hundred thousand single-layer battery cells and have demonstrated that our technology meets automotive requirements for power, cycle life, and temperature range. In 2018, Volkswagen announced it had successfully tested certain of our single-layer, laboratory battery cells at automotive rates of power.

Partnership with one of the world’s largest automotive OEMs. We are partnered with Volkswagen, one of the largest automakers in the world. Volkswagen has been a collaboration partner and major investor since 2012 and has invested or committed to invest, subject, in certain cases, to certain closing conditions that have not yet been satisfied, a total of more than $300 million in QuantumScape and has committed additional capital to fund our joint venture. Volkswagen plans to launch more than 70 new electric models and build more than 25 million vehicles on electric platforms by the end of the decade. Together with Volkswagen, we have established a joint venture to enable an industrial level of production of our solid-state batteries for use in Volkswagen vehicles.

High barriers to entry with extensive patent and intellectual property portfolio. Over the course of 10 years, we have generated more than 200 U.S. and foreign patents and patent applications – including broad fundamental patents around our core technology. Our proprietary solid-state separator uses the only material we know of that can cycle lithium at automotive current densities without forming dendrites. Our battery technology is protected by a range of patents, including patents that cover:

•	Composition of matter, including the optimal composition as well as wide-ranging coverage of a number of variations;

•	Enabling battery technology covering compositions and methods required to incorporate a solid-state separator into a battery;

•

Manufacturing technology, protecting the only known way to make the separator at scale using roll-to-roll processes, without semiconductor style production or batch processes used in traditional ceramics; and

•	Material dimensions, including our proprietary solid-state separator, covering any separator with commercially practical thicknesses for a solid-state battery.

In addition, we have approximately 100 trade secrets covering non-discoverable aspects of critical manufacturing processes.

Significant development focused on next-gen technology for automotive applications. We have spent ten years and over $260 million developing our battery technology. We have run over 2 million tests on over 600,000 cells and cell components. Our technical team comprises more than 200 employees, many of whom have worked at large battery manufacturers and automotive OEMs. Our team has deep technical know-how and is supported by extensive facilities and equipment, development infrastructure, and data analytics.

Designed for volume production. Our development uses earth-abundant materials and processes suitable for high volume production. Our processes use tools which are already used at scale in the battery or ceramics industries. While preparing for scale production, we have purchased or tested production-intent tools from the world’s leading vendors. In particular, we expect to produce our proprietary separator using scalable continuous processing. Although our separator material is proprietary, the inputs are readily available and can be sourced from multiple suppliers across geographies.

Structural cost advantage leveraging industry cost trends. Outside of the separator, our battery is being designed to use many of the materials and processes that are standard across today’s battery manufacturers. As a result, we expect to benefit from the projected industry-wide cost declines for these materials that result from process improvements and economies of scale. We believe that the manufacturing of our solid-state battery cells provides us with a structural cost advantage because our battery cells are manufactured without an anode.

Our Growth Strategy

Continue to develop our commercial battery technology: We will continue developing our battery technology with the goal of enabling commercial production in 2024. We have validated capabilities of our solid-state separator and battery technology in single layer cells. We are now working to develop multi-layer cells, to continue improving yield and performance and to optimize all components of the cell. We will continue to work to further develop the volume manufacturing processes to enable high volume manufacturing and minimize manufacturing costs. We will continue to work on increasing the yield of our separators to reduce scrappage and to increase utilization of manufacturing tools. The funds available upon consummation of the Business Combination will enable us to expand and accelerate research and development activities and undertake additional initiatives. Finally, we will continue to use our engineering line in San Jose, California to prepare for high volume manufacturing and plan our first commercial production Pilot Facility through our joint venture partnership with Volkswagen.

Meet Volkswagen battery demand. The initial 1GWh Pilot Facility to be built and run by QSV and subsequent 20GWh manufacturing facility (the “Manufacturing Facility”) would represent a small fraction of Volkswagen’s demand for batteries and implies vehicle volumes under 2% of Volkswagen’s total production in 2019, assuming a 100KWh pack size. Our goal is to significantly expand the production capacity of the joint venture, in partnership with Volkswagen, to meet more of their projected demand.

Expand partnerships with other automotive OEMs. While we expect Volkswagen will be the first to commercialize vehicles using our battery technology, we intend to work closely with other automotive OEMs to make our solid-state battery cells widely available over time.

Expand target markets. We are focused on automotive EV applications, which has the most stringent set of requirements for batteries. However, we recognize that our solid-state battery technology has applicability in other large and growing markets including stationary storage and consumer electronics such as smartphones and wearables.

Expand commercialization models. Our technology is being designed to enable a variety of business models. In addition to joint ventures, such as the one with Volkswagen, we may operate solely-owned manufacturing facilities or license technology to other manufacturers. Where appropriate, we may build and sell separators rather than complete battery cells.

Continued investment in next-gen battery innovation. We intend to continue to invest in research and development to improve battery cell performance, improve manufacturing processes, and reduce cost.

Manufacturing and Supply

The QuantumScape battery manufacturing process is being designed to be very similar to that of conventional lithium-ion battery manufacturing, with a few exceptions:

•	We use a proprietary separator material instead of the polypropylene separator used in lithium-ion cells.

•	Our architecture eliminates the need for anode manufacturing, reducing capital investment and lowering operating costs.

•	We will build our multi-layer cells by sequentially stacking separators, cathodes and current collectors rather than winding these materials together.

•	Our cell design allows us to greatly shorten the weeks-long aging process required for conventional lithium-ion cells, thus decreasing manufacturing cycle time and reducing working capital needs.

Our architecture depends on our proprietary separator, which we will manufacture ourselves. Though our separator design is unique, its manufacturing relies on well-established, high-volume production processes currently deployed globally in other industries.

We plan to source our input materials from industry leading suppliers to the lithium-ion battery industry, and we already have strategic relationships in place with the industry’s leading vendors of cathode material, the most critical purchased input to our cell, along with leading vendors of other less critical inputs. Our separator is made from abundant materials produced at industrial scale in multiple geographies. We do not anticipate any unique supply constraints for the foreseeable future.

Partnerships

Volkswagen Collaboration

QuantumScape has had a strong collaborative relationship with Volkswagen since 2012. Our collaboration initially focused on the testing and evaluation of QuantumScape’s battery technology. Volkswagen engineers worked closely with our engineering team and oversaw the progress on our technology development efforts and battery testing. Volkswagen made several rounds of equity investments in QuantumScape, and senior executives of Volkswagen joined the QuantumScape Board, including two successive heads of group research for the Volkswagen Group. During the early part of this collaboration QuantumScape worked closely with members of Volkswagen’s global research and development team, and now the QuantumScape team works closely with the Volkswagen Battery Center of Excellence, which is tasked with commercializing battery technologies within Volkswagen. The head of Volkswagen’s Battery Center of Excellence, Frank Blome, is a member of the QuantumScape Board.

Joint Venture Relationship

In June 2018, QuantumScape and Volkswagen formed a 50-50 joint venture entity, named QSV Operations LLC (“QSV”), to facilitate the commercialization of QuantumScape’s solid-state battery technology and enable Volkswagen to be the first automotive OEM to utilize this technology. In 2018, the parties collectively made an initial equity investment in the joint venture of approximately $3 million in total. The joint venture agreements were amended in 2020 in connection with a further $200 million investment commitment by Volkswagen in QuantumScape (subject to certain closing conditions). $100 million of this equity investment by Volkswagen is due on December 1, 2020 and the second $100 million equity investment is subject to completion of certain technical milestones by the end of the first quarter of 2021. As part of the first tranche of this equity investment,

Volkswagen will have the right to increase its representation on the QuantumScape Board (or the New QuantumScape Board if the Business Combination is completed) from one member to two members.

The joint venture agreements provide for the commercialization of QuantumScape’s solid-state battery cells to occur in two phases. The first phase is the construction of the Pilot Facility with an annual capacity of 1GWh. QSV will begin construction of the Pilot Facility when certain delivery and validation milestones are met for QuantumScape’s solid-state battery cells. The second phase is construction of the Manufacturing Facility with an annual capacity of 20GWh.

We believe the joint venture structure will enable Volkswagen to benefit from early access to QuantumScape’s solid-state battery cells, but also protect the intellectual property of QuantumScape. For example, certain key battery technology will continue to be owned by QuantumScape and will be provided to the joint venture through a limited license for purposes of the Pilot Facility. The parties will agree on the license terms for a high-volume manufacturing facility for this battery technology license.

Volkswagen committed to purchase a certain portion of the output capacity of the Pilot Facility at a price for the solid-state battery cells that is comparable to those of lithium-ion batteries, but with a premium for the outperformance of these battery cells based on certain key technical parameters. QuantumScape will sell separators to the joint venture at a price to be agreed by the parties based on the provisions of the joint venture agreements. The joint venture agreements provide the framework for the commercial relationship. At the appropriate time, the parties will negotiate agreements covering the details of these purchase commitments. If the development milestones are not met within certain timeframes, or the parties cannot agree to the commercial terms, then each party has limited rights to terminate its commitment to the joint venture.

Construction of the Manufacturing Facility is subject to meeting additional technical milestones and agreement on commercial terms, including pricing for the battery cells, agreement on the terms of purchase or license for the separators, and agreement on terms of the license to our battery technology for the Manufacturing Facility. We have agreed that the pricing for the battery cells and separators purchased by the Manufacturing Facility may be different from the pricing set for the pilot line. In addition, we will need to agree to the terms of the license to our battery technology. If the development milestones are not met within certain timeframes, or the parties cannot agree to the commercial terms, then each party has limited rights to terminate its commitment to the joint venture.

Volkswagen is expected to have a significant role in the manufacturing ramp-up of QSV, and we have agreed that certain technology that is developed by QSV will be owned by the joint venture and licensed to each of QuantumScape and Volkswagen on a royalty-free basis. None of this intellectual property has been developed to date. Although the parties have not commenced operations on the Pilot Facility, Volkswagen has offered to assist QuantumScape with supply chain, manufacturing ramp-up planning, and automation. In addition, the parties have collaborated on enabling QuantumScape to develop stronger relationships with battery component supply companies, such as cathode manufacturers and equipment supply companies.

Research and Development

We conduct research and development at our headquarters facility in San Jose, California. Research and development activities concentrate on making further improvements to our battery technology, including improvements to battery performance and cost.

Our research and development currently includes programs for the following areas:

•

Multi-layering. To date, QuantumScape has only produced single layer solid-state battery cells at the commercially required size. In order to produce commercially-viable solid-state battery cells for automotive applications, we must produce battery cells consisting of over one hundred layers. We will need to overcome the developmental challenges to stack these layers and implement the appropriate cell design for our solid-state battery cell.

•

Improved yields. We are focused on improving the yields (useful output) of both our solid-state separators and our single layer battery cells. We are in the process of automating our manufacturing process and purchasing larger-scale manufacturing equipment. We will need to significantly increase our yield before we can manufacture our solid-state battery cells in volume.

•

Continued improvement in the solid-state separator. We are working to improve the reliability and performance of our solid-state separator, including decreasing the thickness. QuantumScape has selected a method of continuous processing found at scale in both the battery and ceramic industries and is working on continuous improvement of this process. In addition, QuantumScape is investigating alternative processing methods that may further increase the capital efficiency of the process.

•

Continued improvement of the cathode. Our cathodes use a combination of conventional cathode active materials (NMC) along with an organic gel made of an organic polymer and organic liquid catholyte. In the future, we may use other cathode active materials, including cobalt-free compositions. We have an ongoing research and development investigation into inorganic catholyte that could replace the organic gel made of an organic polymer and organic liquid currently used.

•

Integration of advanced cathode materials. QuantumScape benefits from industry cathode chemistry improvements and/or cost reduction. Our solid-state separator platform is being designed to enable some of the most promising next-generation cathode technologies, including high voltage or high capacity cathode active materials, which when combined with a lithium-metal anode, may further increase cell energy densities.

Intellectual Property

The success of our business and technology leadership is supported by our proprietary battery technology. We rely upon a combination of patent, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties. We regularly file applications for patents and have a significant number of patents in the United States and other countries where we do business. Our patent portfolio is deepest in the area of solid-state separators with additional areas of strength in anodes, next-generation cathode materials, and cell, module, and pack design specific to lithium-metal batteries. Our trade secrets primarily cover manufacturing methods.

As of September 1, 2020, we own or license, on an exclusive basis, 75 issued U.S. patents and 38 U.S. pending or allowed patent applications, 100 foreign patents and applications, and 3 registered U.S. trademark applications. Our issued patents start expiring in 2033.

Competition

The EV market, and the battery segment in particular, is evolving and highly competitive. With the introduction of new technologies and the potential entry of new competitors into the market, we expect competition to increase in the future, which could harm our business, results of operations, or financial condition.

QuantumScape’s prospective competitors include major manufacturers currently supplying the industry, automotive OEMs and potential new entrants to the industry. Major companies now supplying batteries for the EV industry include Panasonic Corporation, Samsung SDI, Contemporary Amperex Technology Co. Limited, and LG-Chem Ltd. They supply conventional lithium-ion batteries and in many cases are seeking to develop solid-state batteries, including potentially lithium-metal batteries. In addition, because of the importance of electrification, most automotive OEMs are researching and investing in solid-state battery efforts and, in some cases, in battery development and production. For example, Tesla, Inc. is building multiple battery gigafactories and potentially could supply batteries to other automotive OEMs, and Toyota Motors and a Japanese consortium have a multi-year initiative pursuing solid-state batteries.

A number of development-stage companies are also seeking to improve conventional lithium-ion batteries or to develop new technologies for solid-state batteries, including lithium-metal batteries. Potential new entrants are seeking to develop new technologies for cathodes, anodes, electrolytes and additives. Some of these companies have established relationships with automotive OEMs and are in varying stages of development.

We believe our ability to compete successfully with lithium-ion battery manufacturers and with other companies seeking to develop solid-state batteries will depend on a number of factors including battery price, safety, energy density, charge rate and cycle life, and on non-technical factors such as brand, established customer relationships and financial and manufacturing resources.

Many of the incumbents have, and future entrants may have, greater resources than we have and may also be able to devote greater resources to the development of their current and future technologies. They may also have greater access to larger potential customer bases and have and may continue to establish cooperative or strategic relationships amongst themselves or with third parties (including automotive OEMs) that may further enhance their resources and offerings.

Government Regulation and Compliance

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in cars, factory safety, disposal of hazardous materials. We will ultimately have to comply with these regulations to sell our batteries into the market. The license and sale of our batteries abroad is likely to be subject to export controls in the future.

Employees

We pride ourselves on the quality of our world-class team and seek to hire only employees dedicated to our strategic mission. Our employees typically have significant experience working with large battery manufacturers and automotive OEMS. As of September 1, 2020, we employed 215 full-time employees and 8 part-time employees, based primarily in our headquarters in San Jose, California. Over 200 of our employees are engaged in research and development and related functions, and more than half of these employees hold advanced engineering and scientific degrees, including many from the world’s top universities.

To date, QuantumScape has not experienced any work stoppages and considers its relationship with its employees to be good. None of QuantumScape’s employees are either represented by a labor union or subject to a collective bargaining agreement.

Facilities

Our corporate headquarters, and our only facility, is in San Jose, California, where we lease approximately 87,125 square feet under a lease that expires in January 2023. Most of the facility is used for our research and development and prototype manufacturing. We believe this facility is adequate to meet our current ongoing needs. However, in order to accommodate growth, including anticipated growth associated with our joint venture activities with Volkswagen, we will need to seek additional facilities.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

QUANTUMSCAPE’S EXECUTIVE COMPENSATION

To achieve QuantumScape’s goals, QuantumScape has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

QuantumScape believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. QuantumScape’s current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As QuantumScape’s needs evolve, QuantumScape intends to continue to evaluate its philosophy and compensation programs as circumstances require.

This section provides an overview of QuantumScape’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

The QuantumScape Board, with input from its Chief Executive Officer, has historically determined the compensation for QuantumScape’s named executive officers. For the year ended December 31, 2019, QuantumScape’s named executive officers were:

•	Jagdeep Singh, President and Chief Executive Officer

•	Howard Lukens, Chief Sales Officer

•	Michael McCarthy, Chief Legal Officer and Head of Corporate Development

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Total ($)
Jagdeep Singh Chief Executive Officer and Director	2019	275,334	—	275,334

Howard Lukens Chief Sales Officer	2019	350,960	906,260	1,257,220

Michael McCarthy Chief Legal Officer and Head of Corporate Development	2019	350,334	906,260	1,256,594

(1)

The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 2 to QuantumScape’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement for a discussion of the assumptions made by QuantumScape in determining the grant-date fair value of QuantumScape’s equity awards.

Narrative Disclosure to Summary Compensation Table

For 2019, the compensation program for QuantumScape’s named executive officers consisted of base salary and incentive compensation delivered in the form of stock option awards.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

QuantumScape does not have any arrangements with its named executive officers providing for annual cash bonus awards.

Stock Option Awards

Stock options have been granted to QuantumScape’s named executive officers under the 2010 Plan.

QuantumScape 2010 Equity Incentive Plan

The 2010 Plan allows QuantumScape to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to eligible employees, directors, and consultants of QuantumScape and any parent or subsidiary of QuantumScape. It is expected that as of one business day prior to the Closing, the 2010 Plan will be terminated and QuantumScape will not grant any additional awards under the 2010 Plan thereafter. However, the 2010 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2010 Plan.

As of June 30, 2020, stock options covering 10,826,814 shares of QuantumScape Class A Common Stock and 2,853,696 shares of QuantumScape Class B Common Stock were outstanding under the 2010 Plan.

Plan Administration. The 2010 Plan is administered by the QuantumScape Board or one or more of its committees. Different committees may administer the 2010 Plan with respect to different service providers. The administrator has all authority and discretion necessary or appropriate to administer the 2010 Plan and to control its operation, including the authority to construe and interpret the terms of the 2010 Plan and the awards granted under the 2010 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.

The administrator’s powers include the power to institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s powers also include the power to prescribe, amend and rescind rules and regulations relating to the 2010 Plan, to modify or amend each award and to make all other determinations deemed necessary or advisable for administering the 2010 Plan.

Eligibility. Employees, directors and consultants of QuantumScape or its parent or subsidiary companies are eligible to receive awards, provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly promote or maintain a market for QuantumScape securities. Only employees of QuantumScape or its parent or subsidiary companies are eligible to receive incentive stock options.

Stock Options. Stock options have been granted under the 2010 Plan. Subject to the provisions of the 2010 Plan, the administrator determines the term of an option, the number of shares and the class of shares subject to an option, and the time period in which an option may be exercised.

The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of our common stock on the grant date, unless expressly determined in writing by the administrator on the option’s grant date. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock or of any our parent or subsidiary may have a term of no longer than 5 years from the grant date and will have an exercise price of at least 110% of the fair market value of our common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all our plans and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options.

The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in the 2010 Plan) terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three months or such longer or shorter period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested options generally will remain exercisable for twelve months from the date of termination (or such other longer or shorter period as set forth in the applicable award agreement). In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Non-Transferability of Awards. Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. In the case of awards issued to California residents, if the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution or (iii) as permitted by Rule 701 of the Securities Act.

Certain Adjustments. If there is a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or our other securities or other change in our corporate structure affecting the shares, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2010 Plan, will adjust the number and class of shares that may be delivered under the 2010 Plan and/or the number, class, and price of shares covered by each outstanding award. In the case of awards issued to California residents, the administrator will make such adjustments to an award required by Section 25102(o) of the California Corporations Code to the extent we are relying upon the exemption afforded thereby with respect to the award. The administrator’s determination regarding such adjustments will be final, binding and conclusive.

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger and Change of Control. In the event of a merger or a “change in control” (as defined in the 2010 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds or all awards of the same type, similarly.

In the event that the successor corporation does not assume or substitute for an award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination. The QuantumScape Board may, at any time, terminate or amend the 2010 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to the 2010 Plan. To the extent necessary and desirable to comply with applicable laws, QuantumScape will obtain stockholder approval of any amendment to the 2010 Plan. No amendment or alteration of the 2010 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, it is expected that as of one business day prior to the Closing, the 2010 Plan will be terminated and QuantumScape will not grant any additional awards under the 2010 Plan thereafter.

QuantumScape 2020 Equity Incentive Plan

For more information about the 2020 Plan, see the section entitled “Proposal No. 7: The Equity Incentive Plan Proposal.”

QuantumScape 2020 Employee Stock Purchase Plan

For more information about the ESPP, see the section entitled “Proposal No. 9: The Employee Stock Purchase Plan Proposal.”

Outstanding Equity Awards at 2019 Year End

The following table presents information regarding outstanding equity awards held by QuantumScape’s named executive officers as of December 31, 2019.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date
Jagdeep Singh(3)	04/08/2013	500,000	—	2.59	04/07/2023
Jagdeep Singh(4)	08/19/2016	621,501	—	5.28	08/19/2026
Jagdeep Singh(5)(6)	03/15/2017	1,077,268	538,634	5.33	03/15/2027
Howard Lukens(7)	03/15/2012	395,000	—	0.52	03/11/2022
Howard Lukens(8)	04/08/2013	83,000	—	2.59	04/07/2023
Howard Lukens(9)	02/27/2015	83,000	—	4.24	02/26/2025
Howard Lukens(5)(10)	03/15/2017	110,667	55,333	5.33	03/15/2027
Howard Lukens(5)(11)	06/05/2019	18,750	131,250	9.56	06/05/2029
Michael McCarthy(12)	05/01/2013	36,000	—	2.59	04/30/2023
Michael McCarthy(13)	09/18/2013	150,000	—	2.59	09/17/2023
Michael McCarthy(9)	02/27/2015	83,000	—	4.24	02/26/2025
Michael McCarthy(14)	05/03/2016	25,000	—	5.28	05/03/2026
Michael McCarthy(5)(15)	03/15/2017	110,667	55,333	5.33	03/15/2027
Michael McCarthy(5)(16)	06/05/2019	18,750	131,250	9.56	06/05/2029

(1)	All stock options were granted pursuant to the 2010 Plan.
(2)	This column represents the fair market value of a share of QuantumScape Common Stock on the date of the grant, as determined by the QuantumScape Board.
(3)	75% of these option shares vested on February 13, 2014, and the remainder were vested by February 13, 2017.
(4)	These option shares vested by December 10, 2018.
(5)

In the event of a change in control, if optionee’s employment is terminated by QuantumScape without cause or if optionee is constructively terminated within six months following such event, then 50% of any unvested shares shall immediately vest.

(6)

These option shares vested as to 1/48th of the total shares subject to the option on May 1, 2017, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(7)	25% of these option shares vested on March 12, 2013, and the remainder were vested by March 12, 2016.
(8)	75% of these option shares vested on February 13, 2016, and the remainder were vested by February 13, 2017.
(9)	These option shares vested on February 27, 2018.
(10)

These option shares vested as to 1/48th of the total shares subject to the option on May 1, 2017, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(11)

These option shares vested as to 1/48th of the total shares subject to the option on June 5, 2019, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(12)	25% of these option shares vested on April 8, 2014, and the remainder were vested by April 8, 2017.
(13)	25% of these option shares vested on September 18, 2014, and the remainder were vested by September 18, 2017.
(14)	These option shares vested on February 18, 2019.

(15)

These option shares vested as to 1/48th of the total shares subject to the option on May 1, 2017, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(16)

These option shares vested as to 1/48th of the total shares subject to the option on June 5, 2019, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

Benefits and Perquisites

QuantumScape provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; a health savings account; a wellness incentive; and a tax-qualified Section 401(k) plan for which no match by QuantumScape is provided. QuantumScape does not maintain any executive-specific benefit or perquisite programs.

Executive Letter Agreements

As a part of the Business Combination, QuantumScape will not enter into new executive employee agreements. Details of the current agreements are outlined below.

Agreements with Howard Lukens

On February 13, 2012, Howard Lukens entered into an offer letter with QuantumScape to initially serve as Vice President, Sales (the “Lukens Offer Letter”). The Lukens Offer Letter has no specific term and provides that Mr. Lukens is an at-will employee. It also provides for an $180,000 annual base salary, no annual target bonus and initial stock and option grants. The Lukens Offer Letter contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Agreements with Michael McCarthy

On January 15, 2013, Michael McCarthy entered into an offer letter with QuantumScape to initially serve as General Counsel (the “McCarthy Offer Letter”). The McCarthy Offer Letter has no specific term and provides that Mr. McCarthy is an at-will employee. It also provides for a $225,000 annual base salary, no annual target bonus and initial stock and option grants. The McCarthy Offer Letter contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Retirement Benefits

QuantumScape provides a tax-qualified Section 401(k) plan for all employees, including the named executive officers. QuantumScape does not provide a match for participants’ elective contributions to the 401(k) plan, nor does QuantumScape provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Potential Payments upon Termination or Change in Control

Prior to the consummation of the Business Combination, QuantumScape did not have a formal plan with respect to severance benefits payable to its named executive officers and other key employees. From time to time, QuantumScape granted equity awards to, or entered into offer letters with, certain key employees, including its named executive officers, that provide for accelerated vesting of equity awards in the event such key employee’s employment was involuntarily terminated under certain circumstances related to a change in control.

Director Compensation

QuantumScape currently has no formal arrangements under which non-employee directors receive compensation for their service on the QuantumScape Board or its committees. QuantumScape’s policy is to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and occasionally grants stock options to QuantumScape’s non-employee directors.

The table below summarizes the compensation of each person serving as a QuantumScape non-employee director for the year ended December 31, 2019. Jagdeep Singh, QuantumScape’s Chief Executive Officer, did not receive any additional compensation for his service as a director in 2019. The compensation of Mr. Singh as a named executive officer is set forth above under “QuantumScape’s Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Frank Blome	—	—	—		—
John Doerr	—	—	—		—
Vinod Khosla	—	—	—		—
Prof. Dr. Jürgen Leohold	50,000	612,912	—		662,912
Dipender Saluja	—	—	—		—
J.B. Straubel	—	1,532,279	—		1,532,279
Prof. Fritz Prinz		—	160,000	(3)	160,000

(1)

The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the FASB’s ASC Topic 718. See Note 2 to QuantumScape’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement for a discussion of the assumptions made by QuantumScape in determining the grant-date fair value of QuantumScape’s equity awards.

(2)	The following lists all outstanding equity awards held by non-employee directors as of December 31, 2019:
(3)	Represents fees for consulting services.

Name	Aggregate Number of Shares Underlying Outstanding Options
Frank Blome	—
John Doerr	—
Vinod Khosla	—
Prof. Dr. Jürgen Leohold	200,000
Dipender Saluja	—
J.B. Straubel	250,000
Prof. Fritz Prinz	—

The QuantumScape Board expects to review director compensation periodically to ensure that director compensation remains competitive such that QuantumScape is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New QuantumScape intends to develop a non-employee director compensation program that is designed to align compensation with New QuantumScape’s business objectives and the creation of stockholder value, while enabling New QuantumScape to attract, retain, incentivize and reward directors who contribute to the long-term success of New QuantumScape.

Recent Developments

In 2020, QuantumScape granted the following restricted stock units, or RSUs, to its named executive officers: Mr. Singh, RSUs for 1,000,000 shares of QuantumScape Class A Common Stock; Mr. Lukens, RSUs for 100,000 shares of QuantumScape Class A Common Stock; and Mr. McCarthy, RSUs for 150,000 shares of QuantumScape Class A Common Stock. Each of the agreements governing these RSUs provide that in the event of a change in control, if the employment of the holder of the RSUs is terminated by QuantumScape without cause or if the holder of the RSUs is constructively terminated within six months following the change of control, then 50% of any unvested RSUs shall immediately vest. In 2020, QuantumScape also granted Brad Buss options to purchase 350,000 shares of QuantumScape Class A Common Stock in connection with Mr. Buss joining the QuantumScape Board.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, New QuantumScape intends to develop an executive compensation program that is designed to align compensation with New QuantumScape business objectives and the creation of stockholder value, while enabling New QuantumScape to attract, retain, incentivize and reward individuals who contribute to the long-term success of New QuantumScape. Decisions on the executive compensation program will be made by the New QuantumScape’s compensation committee.

QUANTUMSCAPE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that QuantumScape’s management believes is relevant to an assessment and understanding of QuantumScape’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial Information of QuantumScape” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited interim condensed consolidated financial statements as of June 30, 2020 and the six months periods ended June 30, 2020 and 2019, and the related respective notes thereto, included elsewhere in this proxy statement/prospectus/information statement. The discussion and analysis should also be read together with QuantumScape’s unaudited pro forma financial information for the year ended December 31, 2019 and the six months ended June 30, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. QuantumScape’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in this “QuantumScape Management’s Discussion and Analysis of Financial Condition and Results of Operations,” under “Risk Factors” or in other parts of this proxy statement/prospectus/information statement. Unless the context otherwise requires, references in this “QuantumScape Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “QuantumScape” and “the Company” refer to the business and operations of QuantumScape Corporation and its consolidated subsidiaries prior to the Business Combination and to New QuantumScape and its consolidated subsidiaries, following the consummation of the Business Combination.

Overview

QuantumScape is developing next generation battery technology for EVs and other applications. It believes that its technology will enable a new category of battery that meets the requirements for broader market adoption. The lithium-metal solid-state battery technology that QuantumScape is developing is being designed to offer greater energy density, longer life, faster charging, and greater safety when compared to today’s conventional lithium-ion batteries.

QuantumScape is a development stage company with no revenue to date that has incurred a net loss of approximately $51.3 million for the year ended December 31, 2019 and an accumulated deficit of approximately $295.9 million from its inception through the year ended December 31, 2019.

The Business Combination

QuantumScape entered into a business combination agreement and plan of reorganization (as may be amended from time to time, the “Business Combination Agreement”) with Kensington Acquisition Corp. (“Kensington”) on September 2, 2020. Pursuant to the Business Combination Agreement, and assuming a favorable vote of Kensington’s stockholders, Kensington Merger Sub Inc. (“Merger Sub”), a newly formed subsidiary of Kensington, will be merged with and into QuantumScape (the “Business Combination”). Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease, QuantumScape will survive and become a wholly-owned subsidiary of Kensington (“New QuantumScape”). The Business Combination is anticipated to be accounted for as a reverse recapitalization. QuantumScape will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that QuantumScape’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Kensington will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results, assuming no shareholder redemptions, are expected to be an estimated $961 million net increase in cash and cash equivalents (as compared to QuantumScape’s consolidated balance sheet at June 30, 2020) and an estimated $1,367 million net increase in total stockholders’ equity (as compared to

QuantumScape’s consolidated balance sheet at June 30, 2020) – both of which include, $500 million in gross proceeds from the PIPE and $288 million in gross proceeds from the sale of Series F Preferred Stock that will close concurrent with the consummation of the Business Combination or on December 1, 2020. Total transaction costs are estimated at approximately $46 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, QuantumScape will become the successor to an SEC-registered and NYSE-listed company, which will require QuantumScape to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. QuantumScape expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Trends, Opportunities and Uncertainties

QuantumScape is a pre-revenue company; we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus/information statement titled “Risk Factors.”

Product Development

Major remaining development activities include, but are not limited to:

•

Multi-layering. To date, QuantumScape has only produced single layer solid-state battery cells at the commercially required size. In order to produce commercially-viable solid-state battery cells, we must produce battery cells consisting of over one hundred layers. We will need to overcome the developmental challenges to stack these layers and implement the appropriate cell design for our solid-state battery cell.

•	Continued improvement in the solid-state separator. We are working to improve the reliability and performance of our solid-state separator, including decreasing the thickness.

•

Integration of advanced cathode materials. QuantumScape benefits from industry cathode chemistry improvements and/or cost reduction. Our solid-state separator platform is being designed to enable some of the most promising next-generation cathode technologies, including high voltage or high capacity cathode active materials, which when combined with a lithium-metal anode, may enable cell energy densities that exceed 500Wh/kg.

Our team of over 200 scientists, engineers, technicians, and other staff is highly motivated and committed to solving these challenges ahead. However, any delays in the completion of these tasks will require additional cash use and delay market entry. For reference, QuantumScape is forecasted to spend approximately $20 million in the fourth quarter of 2020 on research and development and general and administrative expenses; accordingly, a six-month delay at this rate of spending would utilize approximately $40 million. As QuantumScape grows its team, size of engineering pilot line, and materials consumption, the rate of cash utilization as a function of time will also increase significantly.

Process Development

Our architecture depends on our proprietary solid-state ceramic separator which we will manufacture ourselves. Though our separator’s design is unique, its manufacturing relies on well-established, high-volume production processes currently deployed globally in other industries at large scale.

The solid-state separator is being designed to enable our ‘anode-free’ architecture. As manufactured, the cell has no anode; the lithium-metal anode is formed during the first charge of the cell; 100% of the lithium that forms the anode comes from the cathode material we purchase. Eliminating the anode bill of materials and associated manufacturing costs found in conventional lithium-ion cells could result in a meaningful cost of goods sold advantage for QuantumScape. In addition, QuantumScape’s solid-state separator is being designed to reduce the time and capital-intensity of the formation process step as compared to conventional lithium-ion manufacturing.

We are focused on both the continued expansion of the throughput and capability of our San Jose engineering line as well as the planning and execution of the Pilot Facility, our first commercial manufacturing facility.

Continued expansion of the throughput and capability of our San Jose engineering line serves two purposes. First, the engineering line provides a sufficient quantity of solid-state separators and cells for internal development and for customer sampling. And second, our San Jose engineering line provides the basis for continued manufacturing process development and helps inform tool selection and specifications for equipment for our Pilot Facility. Delays in the successful buildout of our San Jose engineering line may impact both our development and the Pilot Facility timelines.

Capturing our forecasted cost advantage at scale as compared to conventional lithium-ion cells will require the QuantumScape team to continue process development to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated of mature battery, battery material, and ceramic manufacturing processes. Notably, heat treatment of ceramic parts is a process step in ceramic manufacturing critical to both quality and product cost. We believe achieving required process cost advances is possible; our processes are designed around tools which are already used at scale in the battery or ceramics industries. In addition, QuantumScape is investigating alternative processing methods that may further increase the capital efficiency of the process. However, delay or failure on these fronts, and in particular with respect to ceramic heat treatment, would result in a higher cost of goods sold, which may limit our ability to profitably sell our batteries.

Commercialization

We will continue developing our battery technology with the goal of enabling commercial production in 2024. We have validated capabilities of our solid-state separator and battery technology in single layer cells. We are now working to develop multi-layer cells, to continue improving yield and performance and to optimize all components of the cell. We will continue to work to further develop the volume manufacturing processes to enable high volume manufacturing and minimize manufacturing costs. We will continue to work on increasing the yield of our separators to reduce scrappage and to increase utilization of manufacturing tools. The funds available upon consummation of the Business Combination will enable us to expand and accelerate research and development activities and undertake additional initiatives. Finally, we will continue to use our engineering line in San Jose, California to prepare for high volume manufacturing and plan our first commercial production Pilot Facility through our joint venture partnership with Volkswagen.

The Pilot Facility to be built and run by QSV and the Manufacturing Facility would represent a small fraction of Volkswagen’s demand for batteries and implies vehicle volumes under 2% of Volkswagen’s total production in 2019, assuming a 100KWh pack size. Our goal is to significantly expand the production capacity of the joint venture, in partnership with Volkswagen, to meet more of their projected demand. While we expect Volkswagen will be the first to commercialize vehicles using our battery technology, we intend to work closely with other automotive OEMs to make our solid-state battery cells widely available over time. We are focused on automotive EV applications, which has the most stringent set of requirements for batteries. However, we recognize that our solid-state battery technology has applicability in other large and growing markets including stationary storage and consumer electronics such as smartphones and wearables.

Our technology enables a variety of business models. In addition to joint ventures, such as the one with Volkswagen, we may operate solely-owned manufacturing facilities or license technology to other manufacturers. Where appropriate, we may build and sell separators rather than complete battery cells. We intend to continue to invest in research and development to improve battery cell performance, improve manufacturing processes, and reduce cost.

Market Focus

We are focused on automotive EV applications, which has the most stringent set of requirements for batteries. However, we recognize that our solid-state battery technology has applicability in other large and growing markets including stationary storage and consumer electronics such as smartphones and wearables.

Access to Capital

Following the Business Combination and assuming we experience no significant delays in the research and development of our solid-state battery cells, we believe that our cash resources are sufficient to fund our start of production, including our share of contributions to our Pilot Facility with Volkswagen.

Regulatory Landscape

QuantumScape operates in an industry that is subject to many established environmental regulations, which have generally become more stringent over time, particularly in hazardous waste generation and disposal and pollution control. Regulations in QuantumScape’s target markets include economic incentives to purchasers of EVs, tax credits for EV manufacturers, and economic penalties that may apply to a car manufacturer based on its fleet-wide emissions which may indirectly benefit QuantumScape in that the regulations will expand the market size of EVs. While QuantumScape expects environmental regulations to provide a tailwind to its growth, it is possible for certain regulations to result in margin pressures. Trade restrictions and tariffs, while historically minimal between the European Union and the United States where most of QuantumScape’s production and sales are expected, are subject to unknown and unpredictable change that could impact QuantumScape’s ability to meet projected sales or margins.

Basis of Presentation

QuantumScape currently conducts its business through one operating segment. As a pre-revenue company with no commercial operations, QuantumScape’s activities to date have been limited and were conducted primarily in the United States and its historical results are reported under GAAP and in U.S. dollars. Upon commencement of commercial operations, QuantumScape expects to expand its global operations substantially, including in the United States and the European Union, and as a result QuantumScape expects its future results to be sensitive to foreign currency transaction and translation risks and other financial risks that are not reflected in its historical financial statements. As a result, QuantumScape expects that the financial results it reports for periods after it begins commercial operations will not be comparable to the financial results included in this proxy statement/prospectus/information statement.

Components of Results of Operations

QuantumScape is a research and development stage company and its historical results may not be indicative of its future results for reasons that may be difficult to anticipate. Accordingly, the drivers of QuantumScape’s future financial results, as well as the components of such results, may not be comparable to QuantumScape’s historical or projected results of operations.

Research and Development Expense

To date, QuantumScape’s research and development expenses have consisted primarily of personnel-related expenses for scientists, experienced engineers and technicians as well as costs associated with the expansion and ramp up of our engineering facility in San Jose, California, including the material and supplies to support the product development and process engineering efforts. As QuantumScape ramps up its engineering operations to complete the development of our solid-state, lithium-metal batteries and required process engineering to meet automotive cost targets, QuantumScape anticipates that research and development expenses will increase significantly for the foreseeable future as QuantumScape expands its hiring of scientists, engineers, and technicians and continues to invest in additional plant and equipment for product development (e.g. multilayer cell stacking, packaging engineering), building prototypes, and testing of battery cells as the team works to meet the full set of automotive product requirements.

General and Administrative Expense

General and administrative expenses consist mainly of personnel-related expenses for QuantumScape’s executive, sales and marketing and other administrative functions and expenses for outside professional services, including legal, accounting and other advisory services. QuantumScape is rapidly expanding its personnel headcount, in anticipation of planning for and ramping up commercial manufacturing operations and becoming a public company upon the Closing. Accordingly, in addition to the non-recurring transaction costs discussed above, QuantumScape expects its general and administrative expenses to increase significantly in the near term and for the foreseeable future. Upon commencement of commercial operations, QuantumScape also expects general and administrative expenses to include facilities, marketing and advertising costs.

Other Income (Expense)

QuantumScape’s other income (expense) consists of interest income from marketable securities, sublease income and interest expense for facility lease prior to the adoption of ASC 842, Leases and interest expense related to fair value adjustments for outstanding convertible preferred stock warrants.

Income Tax Expense / Benefit

QuantumScape’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. QuantumScape maintains a valuation allowance against the full value of its U.S. and state net deferred tax assets because QuantumScape believes the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of the Six Months Ended June 30, 2020 to the Six Months Ended June 30, 2019

The following table sets forth QuantumScape’s historical operating results for the periods indicated:

	Six Months Ended June 30,		$ Change	% Change
	2020	2019
	(in thousands, except Share and per Share Amounts)
Operating expenses:
Research and development	$25,396	$21,203	$4,193	20%
General and administrative	4,747	4,927	(180)	-4%

Total operating expenses	30,143	26,130	4,013	15%

Loss from operations	(30,143)	(26,130)	(4,013)	15%
Other income (expense):
Interest expense	8	(1)	9	-900%
Interest income	811	2,046	(1,235)	-60%
Other income	—	592	(592)	-100%

Total other income	819	2,637	(1,818)	-69%

Net loss	(29,324)	(23,493)	(5,831)	25%
Less: Net (loss) income attributable to non-controlling interest, net of tax of $0	(5)	8	(13)	-163%

Net loss attributable to common stockholders	$(29,319)	$(23,501)	$(5,818)	25%

Net loss	$(29,324)	$(23,493)	$(5,831)	25%
Other comprehensive income (loss):
Unrealized gain on marketable securities	57	159	(102)	-64%

Total comprehensive loss	(29,267)	(23,334)	(5,933)	25%
Less: Comprehensive (loss) income attributable to non-controlling interest	(5)	8	(13)	-163%

Comprehensive loss attributable to common stockholders	$(29,262)	$(23,342)	$(5,920)	25%

Basic and Diluted net loss per share	$(2.61)	$(2.10)	$(0.51)	24%
Basic and Diluted weighted-average common shares outstanding	11,233,773	11,181,928	51,845	0%

Research and Development

Research and development expenses increased by $4.2 million, or 20%, from $21.2 million in the first six months of 2019 to $25.4 million in the first six months of 2020. The increase primarily resulted from the $2.2 million increase in personnel cost due to the growth in research and development headcount to support the increase of technology development and an increase of $0.3 million in material supplies to support the scale up of engineering cell builds to commercial form factor. Additionally, non-cash stock-based compensation expense increased $1.1 million from $1.6 million for the first six months of 2019 to $2.7 million for the first six months of 2020 due to the effect of refresh option grants in June 2019.

General and Administrative

General and administrative expenses decreased by $0.2 million, or 4%, from $4.9 million in the first six months of 2019 to $4.7 million in the first six months of 2020, primarily due to decrease in legal fees and partially offset by an increase of $0.4 million for stock-based compensation in the first six months of 2020 due to the effect of employee refresh option grants in June 2019 and option grants to QuantumScape directors in December 2019.

Interest Income

Interest income decreased $1.2 million in the first six months of 2020 compared to the first six months of 2019. The decrease was due to reduction of market interest rate and due to the decrease of our marketable securities balance.

Comparison of the Fiscal Year Ended December 31, 2019 to the Fiscal Year Ended December 31, 2018

The following table sets forth QuantumScape’s historical operating results for the periods indicated:

	Year Ended December 31		$ Change	% Change
	2019	2018
	(in thousands, except Share and per Share Amounts)
Operating expenses:
Research and development	$45,944	$35,634	$10,310	29%
General and administrative	9,874	9,768	106	1%
Amortization of intangible assets	—	51	(51)	-100%

Total operating expenses	55,818	45,453	10,365	23%

Loss from operations	(55,818)	(45,453)	(10,365)	23%
Other income (expense):
Interest expense	(94)	(1,520)	1,426	-94%
Interest income	3,608	2,127	1,481	70%
Other income	1,041	702	339	48%

Total other income	4,555	1,309	3,246	248%

Net loss	(51,263)	(44,144)	(7,119)	16%
Less: Net income attributable to non-controlling interest , net of tax of $0	20	5	15	300%

Net loss attributable to common stockholders	$(51,283)	$(44,149)	$(7,134)	16%

Net loss	(51,263)	(44,144)	(7,119)	16%
Other comprehensive income (loss):
Unrealized gain on marketable securities	121	89	32	36%

Total comprehensive loss	(51,142)	(44,055)	(7,087)	16%
Less: Comprehensive income attributable to non-controlling interest	20	5	15	300%

Comprehensive loss attributable to common stockholders	$(51,162)	$(44,060)	$(7,102)	16%

Basic and Diluted net loss per share	$(4.58)	$(3.97)	$(0.61)	15%
Basic and Diluted weighted-average common shares outstanding	11,194,183	11,108,638	85,545	1%

Research and Development

Research and development expenses increased by $10.3 million or 29% from $35.6 million in 2018 to $45.9 million in 2019, reflecting a significant ramp-up of internal engineering resources as QuantumScape transitioned the prototypes from smaller form factor to the targeted commercial size. Research and development personnel cost increased $4.9 million from $17.0 million in 2018 to $21.9 million in 2019 due primarily to increase in headcount of 35%. Material and supplies expenses increased $2.4 million from $3.3 million in 2018 to $5.7 million in 2019 attributable to the higher consumptions of chemical, process gases, lab supplies and other material for cell assembly. Facility cost increased $2.6 million due to increase in our research and development lab spaces and the reclassification of expense from interest expense to research and development expense of $2.1 million upon the early adoption of the lease accounting standard, ASC 842. We adopted ASC 842 in January 2019 and recorded rent expense of $2.1 million in accordance with the accounting guidance. Non-cash stock-based compensation also increased $1.4 million year over year due to the stock option grants in 2019. Research and development expenses in 2018 included $2.5 million for a one-time employee stock repurchase transaction that did not occur in 2019.

General and Administrative

General and administrative expenses increased by $0.1 million, or 1%, from $9.8 million in 2018 to $9.9 million in 2019. Increases in personnel costs of $0.3 million and professional fees of $0.7 million were offset by a $0.5 million decrease in non-cash stock-based compensation and $0.5 million one-time employee stock repurchase transaction in December 2018.

Interest Expense

Interest expense decreased from $1.5 million in 2018 to $0.1 million in 2019. The interest expense in 2018 consisted of mark to market adjustment on the convertible preferred warrants of $0.5 million and interest expense relating to our building lease of $0.9 million. In January 2019, QuantumScape adopted ASC 842 Lease accounting which resulted in the facility lease being accounted for as an operating lease and the related expense as rent expense rather than as interest expense under the previous accounting guidance, in which the lease was classified as a finance lease. The mark to market adjustment on the convertible preferred warrants was only $0.1 million in 2019.

Interest Income

Interest income increased $1.5 million in 2019 due to favorable interest rate on the marketable securities and higher balance of our marketable securities in 2019.

Other Income

Other income increased $0.3 million in 2019 due to increase in sublease income.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sales of redeemable convertible preferred stock. As of June 30, 2020, our principal sources of liquidity were our cash and cash equivalents and marketable securities in the amount of $98.7 million. Our cash equivalents are invested primarily in U.S. Treasury money market funds and our marketable securities are primarily invested in U.S. Treasury notes and bonds.

As of the date of this proxy statement/prospectus/information statement, QuantumScape has yet to generate any revenue from its business operations. To date, QuantumScape has funded its capital expenditure and working capital requirements through equity as further discussed below. QuantumScape’s ability to successfully develop its products, commence commercial operations and expand its business will depend on many factors, including its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations.

As of June 30, 2020, QuantumScape’s cash and cash equivalents and marketable securities amounted to $98.7 million. On a pro forma basis, assuming the stockholder approval, consummation of the Business Combination and the closings of the Series F Preferred Stock financing, QuantumScape’s cash and cash equivalents and marketable securities would have amounted to approximately $1,060 million on June 30, 2020, assuming de minimis redemptions by SPAC stockholders. From May 2020 to August 2020, QuantumScape entered into agreements with existing and new investors to issue 14.7 million shares of Series F Preferred Stock for an aggregate amount of $388 million in cash. Of this amount $100 million is due to be funded on December 1, 2020, $188 million is due to be funded on the date the Business Combination closes, and the remaining $100 million is contingent on QuantumScape meeting additional technical milestones by the end of the first quarter of 2021. If the funding date for the first and/or second tranche becomes due prior to the Closing, then New QuantumScape will reserve shares of New QuantumScape Class A Common Stock to be issued in lieu of Series F Preferred Stock.

QuantumScape expects its capital expenditures and working capital requirements to increase materially in the near future, as it seeks to accelerate its research and development efforts and scale up the phase 1 pilot production operations with its joint venture partner. QuantumScape believes that its cash on hand following the consummation of the Business Combination, including the net proceeds from SPAC’s cash in trust (assuming de minimis redemptions by SPAC’s stockholders), the PIPE and the Series F Preferred Stock financing will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus/information statement and sufficient to fund its operations until it commences production of the QuantumScape solid-state battery through the Manufacturing Facility, assuming QuantumScape is able to do so as currently contemplated. QuantumScape may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures, and regulatory developments, among other developments. To the extent that QuantumScape’s current resources are insufficient to satisfy its cash requirements, QuantumScape may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than QuantumScape expects, QuantumScape may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

Cash Flows

The following table provides a summary of QuantumScape’s cash flow data for the periods indicated:

	Six Months Ended June 30
	2020	2019
Amount in thousands
Net cash (used in) operating activities	$(22,000)	$(19,797)
Net cash provided by investing activities	27,758	12,864
Net cash provided by financing activities	14	241

	Year Ended December 31
	2019	2018
Amount in thousands
Net cash (used in) operating activities	$(41,731)	$(35,722)
Net cash provided by (used in) investing activities	33,301	(74,694)
Net cash provided by financing activities	394	120,757

Cash Flows from Operating Activities

QuantumScape’s cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional service related to research and development and general and administrative activities. As QuantumScape continues to ramp up hiring for technical headcounts to accelerate its engineering efforts ahead of starting the pilot line operations, QuantumScape expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

Net cash used in operating activities was $22.0 million in the first six months of 2020, up from $19.8 million cash used in the first six months of 2019.

Net cash used in operating activities was $41.7 million in 2019, up from $35.7 million in 2018.

Cash Flows from Investing Activities

QuantumScape’s cash flows from investing activities, to date, have been comprised of purchases of property and equipment and purchases and maturities of our marketable securities. QuantumScape expects the costs to acquire property and equipment to increase substantially in the near future as it needs to fully build out its engineering lines as well as acquire the property and equipment for the pilot line of the separator and cell manufacturing operations.

QuantumScape net cash provided by investing activities was $27.8 million in the first six months of 2020 compared to $12.9 million for the first six months of 2019. Cash used for property and equipment purchases in the first six months of 2020 was $9.9 million, a significant increase over the $2.8 million of cash used for equipment purchases in the first six months of 2019.

Net cash from investing activities was $33.3 million in 2019 compared to $74.7 million in 2018. Cash used for property and equipment purchases was $9.8 million in 2019, representing an increase of $2.4 million from 2018.

Cash Flows from Financing Activities

Through June 30, 2020, QuantumScape has financed its operations primarily through the sale of equity securities. In addition, QuantumScape has entered into agreements for the sale of Series F Preferred Stock for $388 million (before fees and expenses) in gross proceeds, of which the purchase commitment for $100 million is subject to satisfaction of additional technical milestones by the end of the first quarter of 2021.

Net cash from financing activities was negligible in the first six months of 2020 compared with $0.2 million from employee stock option exercises in the comparable period of 2019.

Net cash from financing activities was $0.4 million in 2019 from proceeds of employee stock option exercises. Net cash from financing activities was $120.8 million in 2018. The 2018 cash provided by financing consists of $122.8 million for the sales of Series E Preferred Stock, $1.1 million proceeds from employee stock option exercises, and $1.7 million capital contribution from non-controlling interest in joint venture. Partially offsetting these increases were $4.2 million in cash paid for treasury shares relating to employee stock repurchase and $0.6 million repayment of lease financing obligations.

Contractual Obligations and Commitments

QuantumScape currently leases its headquarters space in the San Jose, California area under a single lease classified as an operating lease expiring on January 23, 2023. The lease contains provision for an extension of 60 months. QuantumScape has not commenced the lease extension negotiation yet and expects to do so prior to the expiration of its existing lease. However, as the exercise of the option was reasonably certain, the option period has been included in the calculation of right of use and lease liability at the adoption date of January 1, 2019 as well as the obligations table below.

The following table summarizes QuantumScape’s contractual obligations and other commitments for cash expenditures as of December 31, 2019 and the years in which these obligations are due:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
Contractual Obligations
Operating lease	$17,927	$1,994	$4,168	$4,619	$7,146

Total	$17,927	$1,994	$4,168	$4,619	$7,146

There have been no material changes since December 31, 2019.

Off-Balance Sheet Arrangements

QuantumScape is not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

QuantumScape’s financial statements have been prepared in accordance with GAAP. In the preparation of these financial statements, QuantumScape is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods.

QuantumScape considers an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. QuantumScape’s significant accounting policies are described in Note 2 to its audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement. QuantumScape has the critical accounting policies and estimates which are described below.

Stock-Based Compensation and Common Stock Valuation

QuantumScape recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. QuantumScape reverses previously recognized costs for unvested options in the period that forfeitures occur. QuantumScape determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Expected Term—QuantumScape uses the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As QuantumScape’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as QuantumScape has never paid any cash dividends on common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Common Stock Valuations

The grant date fair value of QuantumScape common stock will typically be determined by QuantumScape’s board of directors with the assistance of management and a third-party valuation specialist. While QuantumScape has not yet determined our valuation approach for future grants, given its pre-revenue stage of development, management believes that an Option Pricing Model (“OPM”) may be the most appropriate method for allocating enterprise value to determine the estimated fair value of QuantumScape common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding QuantumScape’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Once New QuantumScape Common Stock is publicly traded, the New QuantumScape Board intends to determine the fair value of New QuantumScape Common Stock based on the closing market price on or around the date of grant.

Redeemable Convertible Preferred Stock Warrant Liabilities

Warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets at fair value upon issuance because the underlying shares of redeemable convertible preferred stock are redeemable outside of the control of QuantumScape. The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded as interest expense in the accompanying statements of operations and comprehensive loss. QuantumScape will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise of the warrants, at which time the liability will be reclassified to redeemable convertible preferred stock, or the expiration of the warrants, at which time the entire amount would be reversed and reflected in the accompanying statements of operations and comprehensive loss. The redeemable convertible preferred stock warrant liabilities will increase or decrease each period based on the fluctuations of the fair value of the underlying security. We expect the fair value of the warrants to increase leading up to the Business Combination, but we do not expect any future charges following the Closing as the redeemable convertible preferred stock warrants outstanding will automatically convert into common stock warrants upon the Closing.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Kensington is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, QuantumScape expects to remain an emerging growth company at least through the end of the 2020 fiscal year and QuantumScape expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare QuantumScape’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 3 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement for more information about recent accounting pronouncements, the timing of their adoption, and QuantumScape’s assessment, to the extent it has made one, of their potential impact on QuantumScape’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

QuantumScape is exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

The market interest risk in our financial instruments and our financial positions represents the potential loss arising from adverse changes in interest rates. As of June 30, 2020, we had cash and cash equivalents and marketable securities of $98.7 million, consisting of interest-bearing money market accounts and marketable securities for which the fair market value would be affected by change in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in the interest rate would not have a material effect on the fair market value of our cash and cash equivalents and marketable securities

Foreign Currency Risk

QuantumScape’s functional currency is the U.S. dollar, while certain of QuantumScape’s current and future subsidiaries will be expected to have other functional currencies, reflecting their principal operating markets. Once QuantumScape commences phase 1 pilot operations, it expects to be exposed to both currency transaction and translation risk. To date, QuantumScape has not had material exposure to foreign currency fluctuations and has not hedged such exposure, although it may do so in the future.

CERTAIN QUANTUMSCAPE RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholder Support Agreements

On September 2, 2020, (i) Kensington and VGA entered into the Volkswagen Support Agreement, pursuant to which, among other things, VGA agreed, among other things, to vote its shares of QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions, and (ii) Kensington and the Key QuantumScape Stockholders entered into the Key Stockholder Support Agreement, pursuant to which, among other things, the Key QuantumScape Stockholders agreed, among other things, to vote their shares of QuantumScape Common Stock and QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions.

Registration Rights and Lock-Up Agreement

On September 2, 2020, Kensington, the Sponsor and certain stockholders of QuantumScape (the “New Holders” and, collectively with the Sponsor, the “Holders”) entered into a Registration Rights and Lock-Up Agreement, which shall be effective at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Kensington will be obligated to file a registration statement to register the resale of certain shares of Kensington Common Stock held by the Holders after the Closing. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Kensington file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of Kensington held by such Holders, and Kensington is separately required at all times to maintain an effective resale registration statement for the benefit of the Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Registration Rights and Lock-Up Agreement further provides for the securities of Kensington held by the Holders to be locked-up for a period of time following the Closing, subject to certain exceptions.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, effective as of September 2, 2020, Kensington entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and Kensington agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $500 million. Pursuant to the terms of the Subscription Agreements and subject to certain requirements and customary conditions, Kensington is required to file and maintain an effective resale registration statement with respect to the PIPE Shares for the benefit of the Subscribers.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by New QuantumScape following the Closing.

Senior Employee Lock-Up Agreements

On September 2, 2020, Kensington entered into separate Senior Employee Lock-Up Agreements with certain senior level employees of QuantumScape (the “Senior Employees”), including QuantumScape’s executive officers. The Senior Employee Lock-Up Agreements provide that the securities of Kensington owned of record or beneficially by the Senior Employees (including certain securities that may be granted or issued to a Senior Employee after the Effective Time) (collectively, the “Lock-Up Shares”) may generally not be transferred for at least 180 days after the Closing (the “Initial Lock-Up Period”) and up to four years after the Closing, subject to certain exceptions. Following the Initial Lock-Up Period, Senior Employees may transfer Lock-Up Shares without restriction as follows: (i) during the first year after the Effective Time, up to 25% of the total number of Lock-Up Shares, (ii) following the first anniversary of the Effective Time until the earlier of four years after the Closing or the occurrence of an event described below, up to 50% of the total number of Lock-Up Shares (taking into account any transfers under clause (i) above), and (iii) up to an additional 50% of the total number of Lock-Up Shares following satisfaction of agreed delivery requirements between QuantumScape and VGA.

These transfer restrictions are subject to earlier release if (i) New QuantumScape completes a liquidation, merger, stock exchange or other similar transaction after the Closing that results in all of New QuantumScape’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; (ii) VGA terminates for any reason the Amended and Restated Joint Venture Agreement, dated as of May 14, 2020, by and among QuantumScape and VGA; (iii) VGA issues a critical or negative statement regarding New QuantumScape and its technology unless such statement is required to be made by VGA under applicable law and is truthful and accurate; or (iv) VGA transfers certain New QuantumScape securities in excess of the amounts set forth in the Senior Employee Lock-Up Agreements. The Senior Employee Lock-Up Agreements also provide that, upon consummation of the Merger, Kensington or QuantumScape shall pay to each Senior Employee a one-time cash bonus equal to 20% of the Senior Employee’s then annual base salary.

Indemnification Agreements

New QuantumScape intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed Certificate of Incorporation and the Proposed Bylaws. These agreements, among other things, will require New QuantumScape to indemnify New QuantumScape’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New QuantumScape’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New QuantumScape’s request. For more information regarding these indemnification arrangements, see “Management After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers.” Kensington believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit New QuantumScape and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

VGA Letter Agreement on Board Representation

On September 2, 2020, Kensington, QuantumScape and VGA entered into a letter agreement pursuant to which, subject to the terms of such letter agreement, Kensington shall cause to be nominated one designee of VGA for election to the New QuantumScape Board as part of New QuantumScape’s slate and, from and after the First Closing (as defined under the Series F Preferred Stock Purchase Agreement between QuantumScape and VGA, dated May 14, 2020), a second designee of VGA.

VGA Letter Agreement on Earmarked Funds

On September 2, 2020, Kensington, QuantumScape and VGA entered into a letter agreement pursuant to which, subject to the terms of such letter agreement, Kensington and QuantumScape covenant that New

QuantumScape will reserve a certain portion of the proceeds from the Series F Preferred Stock financing and the capital obtained through the Merger (including any concurrent “PIPE” financing) in a separate account to fully fund QuantumScape’s future contributions to QSV pursuant to Section 3.6 of the LLCA (as defined below).

Equity Financings

Series F Preferred Stock Financing

From May 14, 2020 through September 3, 2020, QuantumScape entered into several Series F Preferred Stock Purchase Agreements and related agreements and amendments thereto, pursuant to which it agreed to sell, and related persons, entities and their affiliates agreed to purchase, an aggregate of 14,041,437 shares of Series F Preferred Stock for an aggregate purchase price of $371,000,040.17 as set forth below. The closing of these Series F Preferred Stock Purchase Agreements is subject to certain conditions including, with respect to VGA only, the achievement of a specified technical milestone by March 31, 2021, as set forth in such agreements. The Series F Preferred Stock Purchase Agreement with VGA (as amended) contains provisions pursuant to which, if the relevant closing of such Series F Preferred Stock Purchase Agreement (in whole or in part) were to occur only after effectiveness of the Merger, VGA has agreed to purchase, and Kensington has agreed to issue, instead of the relevant number of shares of Series F Preferred Stock to be purchased at such closing, such number of shares of New QuantumScape Class A Common Stock as would have been issued in the Merger in exchange for such shares of Series F Preferred Stock if they had been outstanding prior to the Merger.

Stockholder	Shares of Series F Preferred Stock	Total Purchase Price Commitment
Volkswagen Group of America Investments, LLC(1)(2)	7,569,508	$200,000,026.48
Al-Rayyan Holding LLC(3)	3,557,668	$93,999,992.37
2011 Buss Family Trust(3)(4)	75,695	$1,999,998.16
J.B. Straubel(3)(5)	54,572	$1,441,890.47
TIGF Direct Strategies Fund, LLC(3)(6)	870,493	$22,999,991.95
Technology Impact Growth Fund, L.P.(3)(6)	264,933	$7,000,006.74
Quantum Partners LP(3)(7)	722,363	$19,086,130.72
Palindrome Master Fund LP(3)(7)	101,921	$2,692,936.28
JS Capital LLC(3)(7)	824,284	$21,779,067.00

(1)	Frank Blome is a member of the QuantumScape Board and an affiliate of VGA.
(2)	Includes shares committed to be purchased on or prior to the consummation of the Business Combination.
(3)	All such shares are committed to be purchased on or prior to the consummation of the Business Combination.
(4)	Brad Buss is a member of the QuantumScape Board and an affiliate of 2011 Buss Family Trust.
(5)	J.B. Straubel is a member of the QuantumScape Board.
(6)	Dipender Saluja is a member of the QuantumScape Board and an affiliate of TIGF Direct Strategies Fund, LLC and Technology Impact Growth Fund, L.P.
(7)	Affiliate of Soros Fund.

Series E Preferred Stock Financing

From September 11, 2018 through December 7, 2018, QuantumScape sold an aggregate of 4,806,296 shares of Series E Preferred Stock for an aggregate purchase price of $107,390,435.95 to related persons, entities and their affiliates as set forth below.

Stockholder	Shares of Series E Preferred Stock	Total Purchase Price
Volkswagen Group of America Investments, LLC(1)	4,475,534	$99,999,989.04
SAIC Technologies Fund I, LLC	97,138	$2,170,422.34
Technology Impact Growth Fund, LP(2)	233,624	$5,220,024.57

(1)	Frank Blome is a member of the QuantumScape Board and an affiliate of VGA.
(2)	Dipender Saluja is a member of the QuantumScape Board and an affiliate of Impact Growth Fund, L.P.

Series D Preferred Stock Financing

On February 15, 2017, QuantumScape sold an aggregate of 497,199 shares of Series D Preferred Stock for an aggregate purchase price of $10,000,014.33 to VW Credit, Inc. Frank Blome is a member of the QuantumScape Board and is an affiliate of VW Credit, Inc.

Commercial Agreements

Agreements with Volkswagen

Joint Venture Agreement

In June 2018, QuantumScape and VGA formed a 50-50 joint venture entity, QSV, to facilitate the commercialization of QuantumScape’s solid-state battery technology and enable Volkswagen to be the first automotive OEM to utilize this technology. In 2018, the parties made an initial equity investment to the joint venture of approximately $3 million in total. The joint venture agreements were amended in 2020 in connection with a further $200 million investment commitment by VGA in Series F Preferred Stock.

Limited Liability Company Agreement

In June 2018, in connection with the joint venture, QSV was organized in connection with entry into a Limited Liability Agreement (the “LLCA”), with QuantumScape and VGA designated as the members of QSV. In May 2020, the parties amended and restated the LLCA in connection with the amendment to the joint venture agreement.

Phase 1 License Agreement

In May 2020, in connection with the joint venture, QuantumScape entered into a license agreement with QSV (which amended and restated a license agreement entered into in September 2018) to license its battery technology. The battery technology that is licensed to the joint venture does not include the right to manufacture QuantumScape’s proprietary solid-state separator.

Common IP License Agreements

In May 2020, in connection with the joint venture, QuantumScape entered into a license agreement with Volkswagen Group of America, Inc. (which amended and restated a license agreement entered into in September 2018) to license certain intellectual property on a royalty free basis in connection with production and manufacturing of solid-state battery cells in the automotive space.

Mutual Non-Disclosure Agreement

In January 2017, QuantumScape entered into, and in April 2018 amended, a mutual non-disclosure agreement with Volkswagen Group of America, Inc. to provide to each other certain proprietary, confidential and trade secret information in connection with discussion and negotiations regarding potential cooperation in connection with the development and production of battery cells and related components, including research and development regarding production process.

Employment Agreements

QuantumScape has entered into employment agreements and offer letter agreements with certain of its executive officers. See the section entitled “QuantumScape’s Executive Compensation—Executive Letter Agreements.”

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the New QuantumScape Board will adopt a written Related Person Transactions Policy that sets forth New QuantumScape’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New QuantumScape’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New QuantumScape or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to New QuantumScape as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New QuantumScape’s voting securities (including New QuantumScape Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New QuantumScape’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New QuantumScape’s audit committee (or, where review by New QuantumScape’s audit committee would be inappropriate, to another independent body of the New QuantumScape Board) for review. To identify related person transactions in advance, New QuantumScape will rely on information supplied by New QuantumScape’s executive officers, directors and certain significant stockholders. In considering related person transactions, New QuantumScape’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to New QuantumScape;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

New QuantumScape’s audit committee will approve only those transactions that it determines are fair to us and in New QuantumScape’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

INFORMATION ABOUT KENSINGTON

Overview

We are a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus/information statement as our initial business combination. Although we may pursue our initial business combination in any business, industry or geographic location, we have focused on opportunities in target businesses operating the North America automotive and automotive-related sector. Following our initial business combination, our objective will be to implement or support the acquired business’ growth and operating strategies.

The registration statement on Form S-1 (File No. 333-239053) for our IPO was declared effective by the SEC on June 25, 2020. On June 30, 2020, we consummated our IPO of 23,000,000 Kensington Units (which includes 3,000,000 Kensington Units sold pursuant to the underwriters exercising in full their over-allotment option on June 30, 2020), with each Kensington Unit consisting of one share of Kensington Class A Common Stock and one-half of one redeemable Kensington Warrant. Each Kensington Warrant entitles the holder to purchase one share of Kensington Class A Common Stock, $0.0001 par value per share, at $11.50 per share. The Kensington Warrants will expire at 5:00 p.m., New York City time, five years after the consummation of Kensington’s initial business combination, or earlier upon redemption or liquidation. The Kensington Units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230,000,000.

Simultaneously with the consummation of our IPO, we consummated a private placement in which the Sponsor purchased 6,575,000 Private Warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share, subject to an adjustment, at a price of $1.00 per warrant, generating total gross proceeds of $6,575,000.

In connection with the IPO, we incurred transaction costs of approximately $13,100,000, including offering costs of approximately $8,100,000 in deferred underwriting commissions. A total of $230,000,000 from the net proceeds of the sale of the Kensington Units in the IPO and the private placement (which includes $6,575,000) were placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.

Initial Business Combination

Our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). The requirement that the target business or businesses together have an aggregate fair market value equal to at least 80% of the assets held in the Trust Account is set forth in the Existing Certificate of Incorporation and will continue to apply to us even if our securities are no longer listed on the NYSE. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent accounting firm with respect to the satisfaction of such criteria.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public Stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, net of taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus/

information statement relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account.

Our Sponsor, officers and directors have agreed (i) to vote any shares of common stock owned by them in favor of any proposed business combination and (ii) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.

Permitted Purchases of Our Securities

None of our Sponsor, directors, officers, advisors or their affiliates has indicated any intention to purchase units or shares of common stock in the IPO or from persons in the open market or in private transactions. However, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, directors, officers, advisors or their affiliates may purchase Public Shares or Public Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the consummation of our initial business combination. None of the funds held in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. There is no limit on the number of securities such persons may purchase, nor the price that they may pay. Any such price per share may be different than the amount per share a Public Stockholder would receive if it elected to redeem its shares in connection with our initial business combination. Additionally, at any time at or prior to our initial business combination, subject to applicable securities laws (including with respect to material nonpublic information), Kensington Initial Stockholders, directors, officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of our initial business combination or not redeem their public shares. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. Such persons will be subject to restrictions in making any such purchases when they are in possession of any material non-public information or if such purchases are prohibited by Regulation M under the Exchange Act. We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as such purchases will be dependent upon several factors, including, but not limited to, the timing and size of such purchases. Depending on the circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of Public Shares) following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors or their affiliates enter into a private purchase, they would identify and contact only potential selling or redeeming stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our business combination.

We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Our Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of Kensington Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders

We will provide the Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of our initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. As of June 30, 2020, the amount in the Trust Account was $230 million, which is equal to $10.00 per Public Share. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive (i) their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with the consummation of our initial business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, the Existing Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, without our prior consent. We believe the restriction described above will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to redeem their shares as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights against a business combination if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem to no more than 15% of the shares sold in the IPO, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including all shares held by those stockholders that hold more than 15% of the shares sold in the IPO) for or against our initial business combination.

Redemption of Public Shares

The Existing Certificate of Incorporation provides that we will have until June 30, 2022, to complete an initial business combination. If we have not completed an initial business combination by such date or during any Extension Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Kensington Warrants, which will expire worthless if we fail to complete our initial business combination within the prescribed time period.

Our Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares held by them if we fail to complete our initial business combination within the prescribed time period. However, if our Sponsor, officers or directors acquired or acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the allotted 24-month time period.

Our Sponsor, executive officers, directors and independent directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we have not completed our initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the IPO, unless we provide the Public Stockholders with the opportunity to redeem their shares of Kensington Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net taxes payable) divided by the number of then outstanding Public Shares. However, we will only redeem our Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are do not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. If Public Stockholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the initial business combination, and instead may search for an alternate business combination. We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,215,000 of IPO proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of the Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of the Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm, will not execute agreements with us waiving such claims to the monies held in the Trust Account, nor did the underwriters of the IPO.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (except for Kensington’s independent registered public accounting firm) for services rendered or products sold to us, or by a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per Public Share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below: (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our sponsor to reserve for such indemnification obligations and we cannot assure you that our sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

We will have access to up to approximately $1,215,000 from the proceeds of the IPO and the sale of the Private Warrants with which to pay any such potential claims. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we have not completed our initial business combination within such time period or during any Extension Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the end of our acquisition period and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only on the earliest of (a) the consummation of our initial business combination and then, only in connection with those Public Shares that such stockholder has properly elected to redeem, subject to the limitations described herein, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of our Public Shares if we have not completed our business combination within 24 months from the closing of the IPO, subject to applicable law. Stockholders who do not exercise their rights to the funds in connection with an amendment to our certificate of incorporation would still have rights to the funds in connection with a subsequent business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. Holders of Kensington Warrants will not have any rights of proceeds held in the Trust Account with respect to the Kensington Warrants.

Facilities

Our principal executive offices are located at 1400 Old Country Road, Suite 301, Westbury, NY 11590 and our telephone number is (703) 674-6514. Our principal executive offices are provided to us by an affiliate of our Sponsor. We consider our current office space adequate for our current operations.

Employees

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the consummation of a business combination.

Directors and Executive Officers

Our current directors and executive officers are listed below.

Name	Age	Position
Justin Mirro	51	Chairman and Chief Executive Officer and Director
Robert Remenar	64	Vice Chairman and President
Daniel Huber	44	Chief Financial Officer
Simon Boag	54	Chief Technology Officer
Thomas LaSorda	65	Director
Anders Pettersson	61	Director
Mitchell Quain	68	Director
Donald Runkle	74	Director
Matthew Simoncini	59	Director

Justin Mirro serves as our Chairman and Chief Executive Officer. Mr. Mirro has over 25 years of operating, mergers and acquisitions and financing experience in the automotive and automotive-related sector. He began his career at General Motors Company (“GM”) as a Tool and Die Manufacturing Engineer, with successive positions at Car and Driver Magazine, Toyota Motor Corporation and Itochu International Inc. prior to transitioning to automotive investment banking at Schroder & Co. Inc. / Salomon Smith Barney, Inc. / ABN Amro Inc. in 1996. In 1999, Mr. Mirro formed Kensington Capital Partners, LLC, where he has served as President since 2015, to invest in automotive and automotive-related sector businesses. In 2005, Mr. Mirro transitioned to Jefferies & Company, Inc. as Head of Automotive Investment Banking, and later served as the Head of Automotive Investment Banking at Moelis & Company, LLC (“Moelis”) and RBC Capital Markets, LLC (“RBC Capital Markets”) from 2008 to 2011 and 2011 to 2014, respectively. In his role, Mr. Mirro played a key role in leading and executing all aspects of capital raising, mergers and acquisitions and restructurings, and has advised on over 70 transactions totaling more than $60 billion of value for OEMs, suppliers and automotive-related industries. From 2016 to 2019, Mr. Mirro served as Chairman of the board of directors and audit committee of Pure Power Technologies, Inc. (“Pure Power”) one of the largest aftermarket suppliers of diesel fuel injectors, which was later sold to Stanadyne LLC (“Stanadyne”). In his role, Mr. Mirro focused on deal sourcing, structuring, capital raising, executive recruitment and the eventual sale process. Mr. Mirro has sat on the boards of Cooper-Standard Holdings Inc. (“Cooper-Standard Holdings”) and Transtar Industries, Inc., since 2015 and 2017, respectively, where he has focused on mergers and acquisitions, capital structuring and public market strategy.

Robert Remenar serves as our Vice Chairman and President. Mr. Remenar has over 35 years of operational, manufacturing and management experience within the automotive and automotive-related sector. Mr. Remenar has over two decades of experience leading global, multi-billion dollar manufacturing enterprises, serving as President and Chief Executive Officer of Aludyne, Inc. (formerly known as Chassix Inc.) from 2012 to 2014, and as Chief Executive Officer and President of Nexteer Automotive Group Ltd (“Nexteer Automotive”) from 2009 to 2012 and from 2002 to 2009, respectively. In his leadership roles, Mr. Remenar demonstrated a track record of turning distressed and developing businesses into profitable, successful and global enterprises through customer diversity, lean manufacturing, portfolio and footprint optimization and competitive cost structures. Mr. Remenar previously held multiple executive positions within Delphi Corporation (“Delphi”) where he most notably served as Vice President and, as discussed above, President of Delphi’s Steering Division (now Nexteer Automotive) from 2002 to 2009. Prior to joining Delphi in 1998, Mr. Remenar held several executive and managerial positions at GM from 1985 to 1998. Mr. Remenar was formerly on the board of directors of Highland Industries, Inc. (“Highland Industries”) Pure Power, Nexteer Automotive, Stackpole International Inc. (“Stackpole International”) and Blue Cross Blue Shield of Michigan, offering extensive leadership strategy and operational experience. As a board member, Mr. Remenar provided strategic insight during the successful sales of Highland Industries, Pure Power and Stackpole International and Nexteer Automotive’s Hong Kong initial public offering. Mr. Remenar has served as a director of PKC Group Oyj, a subsidiary of the Samvardhana Motherson Group since 2012, and as a director of Cooper-Standard Holdings since 2015, serving as Chairman of the compensation committee since 2017.

Daniel Huber serves as our Chief Financial Officer and Secretary. Mr. Huber has over 20 years of experience in investment banking, consulting, business development and operational management across a wide range of industries. Mr. Huber began his career as a Lieutenant in the United States Navy as a Surface Warfare (Nuclear) officer. While in the Navy, Mr. Huber led multiple divisions of sailors during complex missions and operations on U.S. warships in support of Operation Enduring Freedom and Operation Iraqi Freedom. Following his service, Mr. Huber was a manager in the public services consulting group of BearingPoint Inc. managing projects and engagements within the Department of State. From 2009 to 2018, Mr. Huber worked across several investment banks within the automotive and automotive-related investment banking industry, specifically at Moelis from 2009 to 2011, RBC Capital Markets from 2011 to 2014, Sterne Agee CRT (part of CRT Capital Group LLC) from 2015 to 2016 and PI Capital International LLC from 2016 to 2018. Mr. Huber has also served as the managing member of DEHC since 2014. Since 2018, Mr. Huber has served as Director of Corporate Development and Mergers and Acquisitions at Conduent, Inc., leading all aspects of deal execution across multiple industry verticals including the preparation and presentation of materials to senior executives outlining the strategic rationale of potential transactions. Mr. Huber’s transaction experience includes public and private transactions across a variety of end markets, with a focus on automotive and automotive-related businesses.

Simon Boag serves as our Chief Technology Officer. Mr. Boag has over 30 years of leadership, manufacturing, operational and technological experience, with an extensive understanding of automotive supply chains and emerging automotive technologies. Mr. Boag served as President of CAMI Automotive Inc., a joint venture between GM and Suzuki Motor Corporation, from 2000 to 2002. From 2002 to 2009, Mr. Boag held multiple roles in the automotive and automotive-related sector, including President of GM Argentina, Executive Vice President of Chrysler LLC (“Chrysler”) Purchasing, President of Chrysler Mopar (Chrysler’s parts, service and customer care organization) and Executive Vice President of CNH Industrial N.V. (Case New Holland Industrial). While Executive Vice President of Chrysler Purchasing, Mr. Boag was responsible for billions of dollars in annual purchases from numerous suppliers. Additionally, while President of Chrysler Mopar, Mr. Boag was responsible for purchasing, promotion, distribution and sales of parts, accessories and services to dealer and the aftermarket. Since 2013, Mr. Boag has served as a Managing Partner at IncWell LLC (“IncWell”), a venture capital fund based in Birmingham, MI, that invested in 40 companies across the automotive, industrial, healthcare, business services, software and consumer product segments. Since 2016, Mr. Boag has served as the Chief Executive Officer and Chairman of the board of directors of iWater Tech LLC, a startup company.

Thomas LaSorda is the former Chief Executive Officer of Chrysler and provides exceptional insights to traditional and emerging vehicle technologies and senior-level access to the executives running these companies. Mr. LaSorda has over 40 years of experience working with vehicle manufactures around the world, with specific expertise evaluating management and technology. Mr. LaSorda started his career at GM in 1977, holding multiple manufacturing positions across the globe until 2000, when he transitioned to Chrysler. Mr. LaSorda served as Senior Vice President of Powertrain Manufacturing from 2000 to 2002 and Executive Vice President of Manufacturing from 2002 to 2004, where he focused on manufacturing, procurement and global business development. In 2004, Mr. LaSorda became Chief Operating Officer of Chrysler and a member of the Daimler AG Board of Management. In 2005, Mr. LaSorda was appointed Chief Executive Officer and President of Chrysler. In 2007, Daimler sold Chrysler to Cerberus Capital Management, L.P. and Mr. LaSorda was appointed as President and Vice Chairman of Chrysler until his retirement from Chrysler in 2009. Mr. LaSorda was the Chief Executive Officer of Fisker Automotive (“Fisker”) in 2012 and was Chief Executive Officer of HANS Power & Water LLC from 2018 to 2019. Mr. LaSorda served on the boards of AGCO Corporation from 2009 to 2012, Fisker from 2011 to 2012 and United States Steel Corporation (“US Steel”) from 2013 to 2015. Mr. LaSorda has served as Chairman of LaSorda Group LLC since 2009 and Chairman of IncWell since 2013.

Anders Pettersson is the former Chief Executive Officer of Thule Group AB (“Thule”), a leading automotive aftermarket company. Under Mr. Pettersson’s leadership, he transformed Thule from an automotive aftermarket accessories business into a lifestyle consumer brand company. Mr. Pettersson brings over 30 years of experience in sourcing, evaluating and acquiring automotive businesses around the world. Mr. Pettersson has served as Chairman of Brink Group B.V., a leading towing hitch business in Europe, since 2014, and has served as a director at ZetaDisplay AB since 2014, at KlaraBo Sverige AB since 2014, at Pure Safety Group Inc. since 2010, at Skabholmen Invest AB since 2009 and at PS Enterprise AB since 2005. As noted above, Mr. Pettersson served as Chief Executive Officer of Thule from 2002 to 2010, where he oversaw international expansion through the strategic acquisitions of Konig, Omnistor, Case Logic, TrackRac, Chariot and Sportrack. Mr. Pettersson has also served as Chief Executive Officer of Hilding Anders AB from 2011 to 2014 and Capital Safety Group Inc. from 2010 to 2012, and previously held executive and managerial positions with AkzoNobel N.V. and Trelleborg AB. Mr. Pettersson served as a director of Pure Power from 2016 to 2019, a director of Alite International AB from 2014 to 2019, a director of Victoria Park AB from 2011 to 2019, Chairman of the board of directors of Hilding Anders AB from 2012 to 2014 and a member of the operating review board of Arle Capital Partners Limited from 2012 to 2014.

Mitchell Quain is an investor and board member of multiple public companies serving the automotive and broader industrial segments, with vast knowledge of public equity markets. Mr. Quain has over 45 years of experience evaluating companies as both an equity research analyst and seasoned private equity investor. Mr. Quain has served as a member of the Executive Council at American Securities Inc. since 2020, having retired as a Partner at One Equity Partners (part of JPMorgan Chase & Co.). Previously, he served on the boards of multiple public and private companies including DeCrane Aircraft Holdings Inc., Handy & Harman Ltd, Hardinge, Inc., HEICO Corporation, MagneTek, Inc., Mechanical Dynamics, Inc., RBC Bearings, Inc., Strategic Distribution Inc., Tecumseh Products Company, Titan International, Inc. and Xerium, Inc., and was Executive Chairman of the board of directors of Register.com. Mr. Quain was a Senior Advisor at Carlyle Group Inc. from 2014 to 2020. He has served on the board of directors of AstroNova, Inc., Digirad Corporation and Jason Industries, Inc. since 2009, 2019 and 2015, respectively.

Donald Runkle is a highly recognized vehicle engineer, with a deep understanding of emerging automotive technologies and broad relationships with automotive executives and investors globally. Mr. Runkle has over 50 years of experience, including senior leadership experience as Chairman or Vice Chairman at public and private automotive companies such as Delphi, EaglePicher Holdings, Inc. (“EaglePicher”), Autocam Corporation (“Autocam”) and EcoMotors International Inc. (“EcoMotors”) and as Vice President of GM’s Advanced Engineering Staff. Mr. Runkle began his career at GM, where he held several roles, including Chief Engineer of Chevrolet, Chief Engineer of Powertrain and Racing in the Buick Division, Director of Advanced Vehicle Engineering, Vice President of GM’s Advanced Engineering Staff and Vice President of GM’s North American Engineering Center. Mr. Runkle was President of Delphi’s Steering Division (formerly the Saginaw Steering Division of GM) in 1993, where he led a significant turnaround and divestiture of uncompetitive assets. From 1998 to 1999, he co-led the initial public offering spin-off of Delphi from GM, subsequently assuming the role of Executive Vice President of the Dynamics & Propulsion Sector in 2000. From 2003 to 2005, Mr. Runkle assumed the role of Vice Chairman and Chief Technology Officer of Delphi, later transitioning to EaglePicher as Chairman from 2006 to 2011 and then Autocam as Chairman from 2007 to 2009. Additionally, Mr. Runkle served as Chief Executive Officer and Executive Chairman of EcoMotors from 2009 to 2014 and Executive Chairman of Ioxus, Inc. from 2015 to 2017. Mr. Runkle previously served as a director of several public companies including Lear Corporation (“Lear”), Delphi and Outboard Marine Corporation, and was a director of Asia Automotive Acquisition Corporation, a special purpose acquisition corporation from 2005 to 2008. Mr. Runkle has served as a director of VIA Motors Inc. since 2014 and Senior Consultant to Tennenbaum Capital Partners LLC since 2005. In addition, Mr. Runkle has served as an advisor to General Fusion Inc. since 2014, Tula Technology Inc. since 2014, Soar Technology, Inc. since 2017 and ClearFlame Engines, Inc. since 2019, on topics including technology and business strategy, electronics, fuel cells, energy development and storage, electrified vehicles and lean implementation strategy. Mr. Runkle has also served as President of Runkle Enterprises LLC since 2005, a director of the nonprofit Lean Enterprise Institute Inc., from 2008 to 2017, a director of WinCup Corporation from 2009 to 2015 and a director of Transonic Combustion Inc. from 2010 to 2015.

Matthew Simoncini is the former President and Chief Executive Officer of Lear from 2011 to 2018, with significant strategic and financial expertise in the automotive and automotive-related sector and extensive relationships with suppliers, business owners and intermediaries. Mr. Simoncini has over 35 years of experience in the automotive and automotive-related sector in evaluating companies, emerging technologies and management teams, with significant expertise in due diligence and assessing the suitability of acquisition opportunities. While President and Chief Executive Officer of Lear, Mr. Simoncini was responsible for the strategic direction and operational leadership of the company. From 2007 to 2011, Mr. Simoncini was Chief Financial Officer of Lear, responsible for Lear’s global finance operations, including external financial reporting, corporate business planning, corporate strategy and business development. Mr. Simoncini joined Lear in 1999 after Lear acquired UT Automotive (“UTA”), where he was director of global financial planning & analysis. Before UTA, Mr. Simoncini held financial and manufacturing positions with Varity Corporation’s Kelsey-Hayes Company and Horizon Enterprises Inc., including Chief Financial Officer of Kelsey Hayes Company’s European Operations. Mr. Simoncini began his career at Touche Ross & Co. and is a certified public accountant. Mr. Simoncini served as a director of Cooper-Standard Holdings from 2018 to 2020. Since 2020, Mr. Simoncini has served as a director of Luminar Technologies, Inc.

Number, Terms of Office and Election of Executive Officers and Directors

The Kensington Board is currently divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Quain and Simoncini will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Remenar and Runkle, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. LaSorda, Mirro and Pettersson, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination (unless required by NYSE). Prior to the completion of our initial business combination, only holders of Kensington Class B Common Stock will have the right to vote on the election of directors. Holders of Public Shares will not be entitled to vote on the election of directors during such time. In addition, prior to the consummation of our initial business combination, holders of a majority of the outstanding shares of Kensington Class B Common Stock may remove a member of the board of directors for any reason. These provisions of the Existing Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of Kensington Class B Common Stock. Our executive officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our executive officers may consist of one or more Chairmen (or Vice Chairmen) of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Chief Technology Officer, Vice Presidents, a Secretary, a Treasurer and such other offices as may be determined by the board of directors.

Executive Officer and Director Compensation

None of our executive officers or directors has received any cash compensation for services rendered to us. Other than the payment to DEHC, an affiliate of Daniel Huber, our Chief Financial Officer, of service and administrative fees of $20,000 per month for up to 18 months commencing on June 30, 2020, no compensation of any kind, including finder’s and consulting fees, will be paid by us to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers or directors, or our or their affiliates.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of our audit committee and our nominating and corporate governance committee is composed solely of independent directors. Each committee operates under a charter that is approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

Messrs. Simoncini, Quain and Runkle serve as members of our audit committee. Mr. Simoncini serves as chair of the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Messrs. Simoncini, Quain and Runkle meet the independent director standard under the NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Simoncini qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Kensington Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Messrs. LaSorda and Pettersson serve as members of our compensation committee. Mr. LaSorda serves as chair of the compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Messrs. LaSorda, and Pettersson meet the independent director standard under the NYSE listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which details the purpose and responsibilities of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

Messrs. Quain and Pettersson serve as members of our nominating and corporate governance committee. Mr. Quain serves as chair of the nominating and corporate governance committee. We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of Kensington Class A Common Stock to file reports of ownership and changes in ownership with the SEC. However, we were not a reporting company as of the end of the most recent fiscal year.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) that applies to our directors, officers and employees. We have filed copies of our Code of Ethics, our audit committee charter, our compensation committee charter and our nominating and corporate governance committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us.

Audit Fees

The firm of Marcum LLP (“Marcum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum for services rendered.

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. As we were not a reporting company as of the end of the most recent fiscal year, the aggregate fees of Marcum for professional services rendered for the audit of our financial statements, review of the financial information included in our Forms 10-Q for the June 30, 2020 period and other required filings with the SEC for the period from April 17, 2020 (date of inception) to June 30, 2020 totaled approximately $15,450. The aggregate fees of Marcum related to audit services in connection with our IPO totaled approximately $38,625. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the period from April 17, 2020 (date of inception) to June 30, 2020, we did not pay Marcum any audit-related fees.

Tax Fees. We did not pay Marcum any fees for tax return services, planning and tax advice for the period from April 17, 2020 (date of inception) to June 30, 2020.

All Other Fees. We did not pay Marcum for any other services for the period from April 17, 2020 (date of inception) to June 30, 2020.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

KENSINGTON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About Kensington” and the audited financial statements and the unaudited condensed financial statements, including the related respective notes thereto, appearing elsewhere in this proxy statement/prospectus/information statement. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “Kensington” refer to Kensington Capital Acquisition Corp.

Overview

We are a blank check company incorporated in Delaware on April 17, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although we are not limited to a particular industry or sector for purposes of completing a business combination, we intend to focus our search for a target business in the automotive and automotive-related sector. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

The registration statement for our IPO was declared effective on June 25, 2020. On June 30, 2020, we consummated its IPO of 23,000,000 Kensington Units, including 3,000,000 Over-Allotment Units to cover over-allotments, at $10.00 per Kensington Unit, generating gross proceeds of $230 million, and incurring offering costs of approximately $13.1 million, inclusive of approximately $8.1 million in deferred underwriting commissions.

Simultaneously with the closing of the IPO, we consummated the private placement of 6,575,000 Private Warrants at a price of $1.00 per Private Warrant to our Sponsor, generating proceeds of approximately $6.6 million.

Upon the closing of the IPO and the private placement, $230 million ($10.00 per Kensington Unit) of the net proceeds of the IPO and certain of the proceeds of the private placement was held in a Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the consummation of a business combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a business combination.

If we are unable to complete a business combination within the combination period, which is 24 months from the closing of the IPO, or June 30, 2022 (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public

Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the Combination Period.

Liquidity and Capital Resources

As indicated in the accompanying unaudited condensed financial statements, at June 30, 2020, we had approximately $1.7 million in cash, and working capital of approximately $1.5 million (not taking into account tax obligations).

Our liquidity needs prior to the consummation of the IPO were satisfied through the proceeds of $25,000 from the sale of the Sponsor Shares, and loan proceeds from our Sponsor of $75,000 (which is still outstanding to date). Subsequent from the consummation of the IPO, our liquidity has been satisfied through the net proceeds from the consummation of the IPO and the private placement held outside of the Trust Account.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a business combination or one year from the filing of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. Over this time period, we will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and completing a business combination.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and effect on our financial position, results of its operations and/or search for a target company.

Results of Operations

Our entire activity since inception up to June 30, 2020 was in preparation for our formation and the IPO. We will not be generating any operating revenues until the closing and consummation of our initial business combination.

For the period from April 17, 2020 (inception) through June 30, 2020, we had net loss of approximately $63,000, which consisted of approximately $22,000 in general and administrative expenses and approximately $41,000 in franchise tax expense.

Contractual Obligations

Service and Administrative Fees

We agreed to pay service and administrative fees of $20,000 per month to DEHC, an affiliate of Daniel Huber, the Company’s Chief Financial Officer, for up to 18 months commencing on the date of consummation of the IPO. The Company believes that these fees are being paid on arms’ length terms and comparable to fees typically paid for similar services by other special purpose acquisition companies. As of June 30, 2020, we incurred $20,000 in general and administrative expenses in the accompanying condensed statement of operations and $20,000 in accounts payable in the accompanying balance sheet in connection with such services.

Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or their affiliates.

Registration Rights

The holders of Sponsor Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Kensington Class A Common Stock issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Sponsor Shares will be entitled to registration rights pursuant to a registration rights. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Kensington Unit, or $4.6 million in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per Kensington Unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

Kensington Class A Common Stock subject to possible redemption

We account for our Kensington Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Kensington Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Kensington Class A Common Stock (including Kensington Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. Kensington Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2020, 21,843,927 shares of Kensington Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period excluding common stock subject to forfeiture. An aggregate of 21,843,927 shares of Kensington Class A Common Stock subject to possible redemption at June 30, 2020 has been excluded from the calculation of basic loss per share of common stock, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. We have not considered the effect of the warrants sold in the IPO (including the consummation of the over-allotment Kensington Units) and private placement to purchase an aggregate of 18,075,000 shares of our Kensington Common Stock in the calculation of diluted loss per share, since the exercise of the Kensington Warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the period presented.

Recent Accounting Standards

Our management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the consummation of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

CERTAIN KENSINGTON RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “Kensington” refer to Kensington Capital Acquisition Corp.

In April 2020, the Sponsor subscribed to purchase 5,031,250 Sponsor Shares for an aggregate purchase price of $25,000 and fully paid for these shares on May 1, 2020. On June 25, 2020, we effected a stock dividend of 718,750 shares with respect to Kensington Class B Common Stock, resulting in the Sponsor holding an aggregate of 5,750,000 Sponsor Shares. Prior to the initial investment in Kensington of $25,000 by the Sponsor, Kensington had no assets, tangible or intangible. The number of Sponsor Shares issued was determined based on the expectation that such Sponsor Shares would represent 20% of the outstanding shares upon consummation of the IPO. The Sponsor Shares (including the Kensington Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor purchased 6,575,000 Kensington Warrants simultaneously with the consummation of the IPO. As such, the Sponsor’s interest in the IPO was valued at $6,575,000. Each Private Warrant entitles the holder to purchase one share of Kensington Class A Common Stock at $11.50 per share, subject to adjustment as provided herein. The Private Warrants (including the warrants that may be issued upon conversion of working capital loans and the Kensington Class A Common Stock issuable upon exercise of such Private Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. There are no redemption rights or liquidating distributions with respect to the Sponsor Shares or Private Warrants, which will expire worthless if we fail to complete a business combination within the 24-month time period after the consummation of the IPO or beyond such 24-month time period as a result of a stockholder vote to amend the Existing Certificate of Incorporation.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations to other entities that may take priority over their duties to us.

Other than the payment to DEHC, an affiliate of Daniel Huber, Kensington’s Chief Financial Officer, of service and administrative fees of $20,000 per month for up to 18 months, no compensation of any kind, including finder’s and consulting fees, will be paid by us to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On April 17, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a note (the “Note”). This loan is non-interest bearing and payable upon the consummation of the IPO. As of June 30, 2020, the Company has borrowed $75,000 under the Note. The value of the Sponsor’s interest in this transaction corresponds to the principal amount outstanding under any such loan. To date, the balance of the Note remains outstanding.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Warrants. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than the Sponsor or an affiliate of Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After our initial business combination, members of our management team who remain with us, if any, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive (i) their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with the consummation of our initial business combination, (ii) their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with a stockholder vote to approve an amendment to our Existing Certificate of Incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we have not completed our initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) their rights to liquidating distributions from the trust account with respect to any Sponsor Shares held by them if we fail to complete our initial business combination within 24 months from the closing of the IPO or beyond such 24-month time period as a result of a stockholder vote to amend the Existing Certificate of Incorporation, although they will be entitled to liquidating distributions from the trust account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame. If we submit our initial business combination to our public stockholders for a vote, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted by the stockholders at a duly held stockholders meeting are voted to approve the initial business combination.

Stockholder Support Agreements

On September 2, 2020, (i) Kensington and VGA entered into the Volkswagen Support Agreement, pursuant to which, among other things, VGA agreed, among other things, to vote its shares of QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions, and (ii) Kensington and the Key QuantumScape Stockholders entered into the Key Stockholder Support Agreement, pursuant to which, among other things, the Key QuantumScape Stockholders agreed, among other things, to vote their shares of QuantumScape Common Stock and QuantumScape Preferred Stock in favor of the Business Combination Agreement and the Proposed Transactions.

Registration Rights and Lock-Up Agreement

On September 2, 2020, Kensington, the Sponsor and certain stockholders of QuantumScape (the “New Holders” and, collectively with the Sponsor, the “Holders”) entered into a Registration Rights and Lock-Up Agreement, which shall be effective at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Kensington will be obligated to file a registration statement to register the resale of certain shares of Kensington Common Stock held by the Holders after the Closing. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Kensington file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of Kensington held by such Holders, and Kensington is separately required at all times to maintain an effective resale registration statement for the benefit of the Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Registration Rights and Lock-Up Agreement further provides for the securities of Kensington held by the Holders to be locked-up for a period of time following the Closing, subject to certain exceptions.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, effective as of September 2, 2020, Kensington entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and Kensington agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $500 million. Pursuant to the terms of the Subscription Agreements and subject to certain requirements and customary conditions, Kensington is required to file and maintain an effective resale registration statement with respect to the PIPE Shares for the benefit of the Subscribers.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by New QuantumScape following the Closing.

Senior Employee Lock-Up Agreements

On September 2, 2020, Kensington entered into separate Senior Employee Lock-Up Agreements with certain senior level employees of QuantumScape (the “Senior Employees”), including QuantumScape’s executive officers. The Senior Employee Lock-Up Agreements provide that the securities of Kensington owned of record or beneficially by the Senior Employees (including certain securities that may be granted or issued to a Senior Employee after the Effective Time) (collectively, the “Lock-Up Shares”) may generally not be transferred for at least 180 days after the Closing (the “Initial Lock-Up Period”) and up to four years after the Closing, subject to certain exceptions. Following the Initial Lock-Up Period, Senior Employees may transfer Lock-Up Shares without restriction as follows: (i) during the first year after the Effective Time, up to 25% of the total number of Lock-Up Shares, (ii) following the first anniversary of the Effective Time until the earlier of four years after the Closing or the occurrence of an event described below, up to 50% of the total number of Lock-Up Shares (taking into account any transfers under clause (i) above), and (iii) up to an additional 50% of the total number of Lock-Up Shares following satisfaction of agreed delivery requirements between QuantumScape and VGA.

These transfer restrictions are subject to earlier release if (i) New QuantumScape completes a liquidation, merger, stock exchange or other similar transaction after the Closing that results in all of New QuantumScape’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; (ii) VGA terminates for any reason the Amended and Restated Joint Venture Agreement, dated as of May 14, 2020, by and among QuantumScape and VGA; (iii) VGA issues a critical or negative statement regarding New QuantumScape and its technology unless such statement is required to be made by VGA under applicable law and is truthful and accurate; or (iv) VGA transfers certain New QuantumScape securities in excess of the amounts set forth in the Senior Employee Lock-Up Agreements. The Senior Employee Lock-Up Agreements also provide that, upon consummation of the Merger, Kensington or QuantumScape shall pay to each Senior Employee a one-time cash bonus equal to 20% of the Senior Employee’s then annual base salary.

Indemnification Agreements

New QuantumScape intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed Certificate of Incorporation and the Proposed Bylaws. These agreements, among other things, will require New QuantumScape to indemnify New QuantumScape’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New QuantumScape’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New QuantumScape’s request. For more information regarding these indemnification arrangements, see “Management After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers.” Kensington believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit New QuantumScape and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

VGA Letter Agreement on Board Representation

On September 2, 2020, Kensington, QuantumScape and VGA entered into a letter agreement pursuant to which, subject to the terms of such letter agreement, Kensington shall cause to be nominated one designee of VGA for election to the New QuantumScape Board as part of New QuantumScape’s slate and, from and after the First Closing (as defined under the Series F Preferred Stock Purchase Agreement between QuantumScape and VGA, dated May 14, 2020), a second designee of VGA.

VGA Letter Agreement on Earmarked Funds

On September 2, 2020, Kensington, QuantumScape and VGA entered into a letter agreement pursuant to which, subject to the terms of such letter agreement, Kensington and QuantumScape covenant that New QuantumScape will reserve a certain portion of the proceeds from the Series F Preferred Stock financing and the capital obtained through the Merger (including any concurrent “PIPE” financing) in a separate account to fully fund QuantumScape’s future contributions to QSV pursuant to Section 3.6 of the LLCA.

Related Party Policy

We have adopted our Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Kensington Board (or the appropriate committee of the Kensington Board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company.

In addition, our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. The audit committee charter is available on our website. We have also required each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

In light of the involvement of the Sponsor, officers and directors with other entities, we may decide to acquire one or more businesses affiliated with our sponsor (or its affiliates), officers or directors or otherwise acquire a business that later becomes affiliated with our sponsor (or its affiliates) or otherwise carry out non-arm’s length transactions with any of such parties. To minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments made by us to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the consummation of our initial business combination. However, the following payments will be made to our Sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of the IPO and the sale of the Private Warrants held in the trust account prior to the consummation of our initial business combination:

•	Repayment of an aggregate of up to $300,000 in loans made to us by our sponsor under the Note; as of June 30, 2020, there was $75,000 outstanding under the Note;

•	Payment of service and administrative fees to DEHC, an affiliate of Daniel Huber, our Chief Financial Officer, of $20,000 per month for up to 18 months;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•

Repayment of loans which may be made by our sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into Kensington Warrants, at a price of $1.00 per Kensington Warrant at the option of the lender. The Kensington Warrants would be identical to the Private Warrants.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New QuantumScape will be managed by or under the direction of the New QuantumScape Board. QuantumScape is currently evaluating potential director nominees and executive officer appointments, but expects that the directors and executive officers of New QuantumScape upon consummation of the Business Combination will include the following:

Name	Age	Position
Executive Officers
Jagdeep Singh	53	Chief Executive Officer and Chairman
Dr. Timothy Holme	39	Chief Technology Officer
Dr. Mohit Singh	42	Chief Development Officer
Kevin Hettrich	38	Chief Financial Officer
Howard Lukens	62	Chief Sales Officer
Michael McCarthy	55	Chief Legal Officer and Head of Corporate Development

Non-Employee Directors
Frank Blome	50	Director
Brad Buss	56	Director
John Doerr	69	Director
Prof. Dr. Jürgen Leohold	66	Director
Prof. Fritz Prinz	70	Director
Justin Mirro	51	Director
J.B. Straubel	44	Director

(1)	Member of the audit committee, effective upon the consummation of the Business Combination.
(2)	Member of the compensation committee, effective upon the consummation of the Business Combination.
(3)	Member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.

VGA Letter Agreement on Board Representation

On September 2, 2020, Kensington, QuantumScape and VGA entered into a letter agreement pursuant to which, subject to the terms of such letter agreement, Kensington shall cause to be nominated one designee of VGA for election to the New QuantumScape Board as part of New QuantumScape’s slate and, from and after the First Closing (as defined under the Series F Preferred Stock Purchase Agreement between QuantumScape and VGA, dated May 14, 2020), a second designee of VGA.

Executive Officers

Jagdeep Singh will serve as New QuantumScape’s Chief Executive Officer and the Chairman of the New QuantumScape Board upon the consummation of the Business Combination. Mr. Singh joined the QuantumScape Board in May 2010. Mr. Singh co-founded QuantumScape and has served as its Chief Executive Officer since QuantumScape’s incorporation in May 2010. Prior to joining QuantumScape, he was the founder and Chief Executive Officer at Infinera Corporation (NASDAQ: INFN), a telecommunications company, from 2001 until 2009. Mr. Singh holds a B.S. in Computer Science from the University of Maryland College Park, an M.B.A. from the University of California, Berkeley, Haas School of Business, and a M.S. in Computer Science from Stanford University.

We believe Mr. Singh is qualified to serve on the New QuantumScape Board because of the perspective and experience he brings as QuantumScape’s Chief Executive Officer, his leadership experience in the energy storage industry, his educational background and his strong scientific knowledge.

Dr. Timothy Holme will serve as New QuantumScape’s Chief Technology Officer upon the consummation of the Business Combination. Dr. Holme has served as QuantumScape’s Chief Technology Officer since January 2011. Prior to joining QuantumScape, he was a Research Associate at Stanford University from June 2008 to January 2011. Dr. Holme holds a B.S. in Physics, a M.S. in Mechanical Engineering, and a Ph.D. in Mechanical Engineering from Stanford University.

Dr. Mohit Singh will serve as New QuantumScape’s Chief Development Officer upon the consummation of the Business Combination. Dr. Singh has served as QuantumScape’s Chief Development Officer since June 2015. Prior to this, Dr. Singh served as QuantumScape’s Vice President, Research and Development and Engineering from April 2014 to June 2015. From 2004 to 2007, Dr. Singh conducted post doctorate research in Chemical Engineering at the Lawrence Berkeley National Laboratory for the University of California, Berkeley. Dr. Singh holds a B. Tech in Chemical Engineering from the Indian Institute of Technology Bombayand a Ph.D. in Chemical and Biomolecular Engineering from Tulane University.

Kevin Hettrich will serve as New QuantumScape’s Chief Financial Officer upon the consummation of the Business Combination. Mr. Hettrich has served as QuantumScape’s Chief Financial Officer and head of Business Operations since September 2018. Prior to this, Mr. Hettrich served as QuantumScape’s Vice President of Business Operations from March 2016 to March 2018, as Senior Director of Finance and Product Management from March 2014 to March 2016, as a Director of Product Management from March 2013 to March 2014, and as a Manager of Product Management from January 2012 to March 2013. Prior to joining QuantumScape, Mr. Hettrich served as a Private Equity Associate of Bain Capital, an investment firm, from September 2007 to July 2009. Mr. Hettrich also served as a Business Analyst at McKinsey & Company, a management consulting firm, from September 2004 to July 2007. Mr. Hettrich holds a B.A. in Economics from Pomona College, a M.B.A. from Standford Graduate School of Business, and a M.S. in Environment and Resources from Standford University.

Howard Lukens will serve as New QuantumScape’s Chief Sales Officer upon the consummation of the Business Combination. Mr. Lukens has served as QuantumScape’s Chief Sales Officer since March 2012. Prior to joining QuantumScape, Mr. Lukens served as Vice President, Strategic Sales at Infinera Corporation from January 2005 to January 2011 and as Vice President, Worldwide Sales from September 2002 to December 2004. Previously he served as Vice President of Worldwide Sales at Lightera Corporation and Vice President of Strategic Sales at Ciena Coropration. Mr. Lukens holds a B.S. in Management from George Mason University.

Michael McCarthy will serve as New QuantumScape’s Chief Legal Officer and Head of Corporate Development upon the consummation of the Business Combination. Mr. McCarthy has served as QuantumScape’s Chief Legal Officer and Head of Corporate Development since March 2013. Mr. McCarthy also currently serves on the board of QSV Operations, LLC, QuantumScape’s joint venture with Volkswagen. Prior to joining QuantumScape, he was the Chief Administrative Officer at Infinera Corporation from April 2003 to March 2013. From September 1997 to April 2003, Mr. McCarthy served as Senior Vice President and General Counsel of Ciena Corporation, a network strategy and technology company. Mr. McCarthy currently serves as a member of the board of directors of several privately-held companies. Mr. McCarthy holds a B.A. in Mathematical Economics from Colgate University and a J.D. from Vanderbilt University Law School.

Non-Employee Directors

Frank Blome will serve as a member of the New QuantumScape Board upon the consummation of the Business Combination. Mr. Blome joined the QuantumScape Board in September 2020. Mr. Blome currently serves as the Head of Volkswagen’s Business Unit Battery Cell and previously served as its Vice President starting in 2018. Mr. Blome also serves as a director on the boards of QSV Operations LLC and Northvolt Zwei, a renewable energy and battery company. Mr. Blome has 25 years of professional experience in the automotive industry, with a particular focus on alternative powertrain technologies and battery cell technology. In 1994, Mr. Blome started his career with 3P Services GmbH, a start-up developing computer-based measurement systems.

In 1996, Mr. Blome joined Continental AG, an automotive parts manufacturing company, as a development engineer for measurement systems of test vehicles. He stayed with Continental AG until 2009, holding various positions, including research and development director for hybrid drives starting in 2000, Director in the electric drives business starting in 2003 and Director of energy management systems starting in 2005. In 2009, Mr. Blome joined the Daimler Group, an automotive corporation, and became the Chief Executive Officer of Deutsche Accumotive, a subsidiary of the Daimler Group focused on battery development and production. In addition to that role, he became first Chief Technology Officer starting in 2013 and then Chief Executive Officer starting in 2014 of LiTec Battery GmbH, a joint venture between Daimler and EVONIK, a specialty chemicals company. In 2016, Mr. Blome joined Mercedes-Benz Energy GmbH, a subsidiary of the Daimler Group focused on the development and distribution of stationary energy systems. Mr. Blome holds a diploma in electrical engineering from the University of Applied Sciences Bielefeld.

We believe Mr. Blome is qualified to serve on the New QuantumScape Board due to his vast experience in the automotive and alternative powertrain industries.

Brad Buss will serve as a member of the New QuantumScape Board upon the consummation of the Business Combination. Mr. Buss joined the QuantumScape Board in August 2020. From August 2014 to February 2016, Mr. Buss served as the Executive Vice President and Chief Financial Officer of SolarCity Corporation, a solar energy company acquired by Tesla, Inc. (NASDAQ: TSLA), a high-performance electric vehicle company. Mr. Buss also served as the Executive, Vice President and Chief Financial Officer of Cypress Semiconductor Corporation (NASDAQ: CY), a semiconductor design and manufacturing company, from August 2005 to June 2014. Mr. Buss currently serves on the board of Advance Auto Parts, Inc. (NYSE: AAP), an automotive parts and accessories provider, Marvell Technology Group Ltd. (NASDAQ: MRVL), a semiconductor company, and AECOM (NYSE: ACM), an engineering firm. Mr. Buss previously served on the boards of Tesla, Inc., Cavium, Inc., a semiconductor company acquired by Marvell Technology Group Ltd., and CafePress (NASDAQ: PRSS), an e-commerce company. Mr. Buss holds a B.A. in Economics from McMaster University and a Honors Business Administration from University of Windsor.

We believe Mr. Buss is qualified to serve on the New QuantumScape Board because of his vast leadership expertise and experience on the boards of major automotive companies.

John Doerr will serve as a member of the New QuantumScape Board upon the consummation of the Business Combination. Mr. Doerr joined the QuantumScape Board in December 2010. Mr. Doerr currently serves as Chairman at Kleiner Perkins, a venture capital firm, and previously served as a Partner from August 1980 to March 2016. Mr. Doerr currently serves on the boards of Amyris, Inc. (NASDAQ: AMRS), a biotechnology company, Bloom Energy (NYSE: BE), an energy solutions company, and Alphabet, Inc. (NASDAQ: GOOGL), a multinational technology company. Mr. Doerr holds a B.S. and an M.E.E. in Electrical Engineering from Rice University and an M.B.A. from Harvard Business School.

We believe Mr. Doerr is qualified to serve on the New QuantumScape Board because of his extensive investment experience in the technology industry and extensive expertise and skills in strategy, finance and management.

Prof. Dr. Jürgen Leohold will serve as a member of the New QuantumScape Board upon the consummation of the Business Combination. Prof. Dr. Leohold joined the QuantumScape Board in May 2015. From 2012 to December 2017, Prof. Dr. Leohold served as the Head of the Volkswagen AutoUni, an advanced training and research institution for Volkswagen Aktiengesellschaft, a German automobile manufacturer. He continued to support Volkswagen research and development throughout 2018 before retiring in June 2019. He also served as the Executive Director of Group Research at Volkswagen Aktiengesellschaft from April 2006 to July 2016. Prof. Dr. Leohold holds a degree in Electrical Engineering from the University of Hannover, a M.S. in Electrical Engineering from the Georgia Institute of Technology and a doctoral degree from the University of Hannover.

We believe Prof. Dr. Leohold is qualified to serve on the New QuantumScape Board because of his leadership experience and his expertise in the energy technology and automotive fields.

Justin Mirro will serve as a member of the New QuantumScape Board upon the consummation of the Business Combination. Mr. Mirro has served as Kensington’s Chairman and Chief Executive Officer since April 2020. Mr. Mirro has over 25 years of operating, mergers and acquisitions and financing experience in the automotive and automotive-related sector. He began his career at General Motors Company (“GM”) as a Tool and Die Manufacturing Engineer, with successive positions at Car and Driver Magazine, Toyota Motor Corporation and Itochu International Inc. prior to transitioning to automotive investment banking at Schroder & Co. Inc./Salomon Smith Barney, Inc./ABN Amro Inc. in 1996. In 1999, Mr. Mirro formed Kensington Capital Partners, LLC, where he has served as President since 2015, to invest in automotive and automotive-related sector businesses. In 2005, Mr. Mirro transitioned to Jefferies & Company, Inc. as Head of Automotive Investment Banking, and later served as the Head of Automotive Investment Banking at Moelis & Company, LLC (“Moelis”) and RBC Capital Markets, LLC (“RBC Capital Markets”) from 2008 to 2011 and 2011 to 2014, respectively. In his role, Mr. Mirro played a key role in leading and executing all aspects of capital raising, mergers and acquisitions and restructurings, and has advised on over 70 transactions totaling more than $60 billion of value for OEMs, suppliers and automotive-related industries. From 2016 to 2019, Mr. Mirro served as Chairman of the board of directors and audit committee of Pure Power Technologies, Inc. (“Pure Power”) one of the largest aftermarket suppliers of diesel fuel injectors, which was later sold to Stanadyne LLC (“Stanadyne”). In his role, Mr. Mirro focused on deal sourcing, structuring, capital raising, executive recruitment and the eventual sale process. Mr. Mirro has sat on the boards of Cooper-Standard Holdings Inc. (“Cooper-Standard Holdings”) and Transtar Industries, Inc., since 2015 and 2017, respectively, where he has focused on mergers and acquisitions, capital structuring and public market strategy.

We believe Mr. Mirro is qualified to serve on the New QuantumScape Board due to his experience serving as Kensington’s Chairman and Chief Executive Officer, as well as his extensive skills in strategy, finance and management.

Prof. Fritz Prinz will serve as a member of the New QuantumScape Board upon the consummation of the Business Combination. Prof. Prinz joined the QuantumScape Board in December 2010. Prof. Prinz has served as Professor of Materials Science and Engineering, Professor of Mechanical Engineering, and Senior Fellow at the Precourt Institute for Energy since September 2010. He has also served as the Finmeccanica Professor at the School of Engineering at Stanford University since September 1994. Prof. Prinz holds a Ph.D. in Physics and Mathematics from the University of Vienna, Austria.

We believe Prof. Prinz is qualified to serve on the New QuantumScape Board because of his in-depth educational expertise and his broad insight and research into energy conservation.

J.B. Straubel will serve as a member of the New QuantumScape Board upon the consummation of the Business Combination. Mr. Straubel joined the QuantumScape Board in December 2019. Mr. Straubel has served as the Founder and Chief Executive Officer of Redwood Materials Inc., an electronic recycling and development company, since May 2017. Prior to joining QuantumScape, Mr. Straubel also co-founded and served as the Chief Technology Officer of Tesla, Inc. from May 2005 to July 2019. Mr. Straubel holds a B.S. in Energy Systems Engineering and a M.S. in Engineering, with an emphasis on energy conversion, from Stanford University.

We believe Mr. Straubel is qualified to serve on the New QuantumScape Board because of his technical and manufacturing expertise along with his leadership experience in electronic companies.

Board Composition

New QuantumScape’s business and affairs will be organized under the direction of the New QuantumScape Board. We anticipate that the New QuantumScape Board will consist of eight members upon the consummation of the Business Combination. Mr. Singh will serve as Chairman of the New QuantumScape Board. The primary responsibilities of the New QuantumScape Board will be to provide oversight, strategic guidance, counseling and direction to New QuantumScape’s management. The New QuantumScape Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Any director may be removed from office by the stockholders of New QuantumScape as provided in Section 141(k) of the DGCL.

Director Independence

Upon the consummation of the Business Combination, the New QuantumScape Board is expected to determine that each of the directors on the New QuantumScape Board other than [            ] and [            ] will qualify as independent directors, as defined under the rules of the NYSE, and the New QuantumScape Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE relating to director independence requirements. In addition, New QuantumScape will be subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the New QuantumScape Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the New QuantumScape Board will be informed oversight of New QuantumScape’s risk management process. The New QuantumScape Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New QuantumScape Board as a whole, as well as through various standing committees of the New QuantumScape Board that address risks inherent in their respective areas of oversight. In particular, the New QuantumScape Board will be responsible for monitoring and assessing strategic risk exposure and New QuantumScape’s audit committee will have the responsibility to consider and discuss New QuantumScape’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New QuantumScape’s compensation committee will also assess and monitor whether New QuantumScape’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, the New QuantumScape Board will have three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Following the consummation of the Business Combination, copies of the charters for each committee will be available on New QuantumScape’s website.

Audit Committee

New QuantumScape’s audit committee will consist of [            ], [            ] and [            ]. The New QuantumScape Board will determine that each of the members of the audit committee will satisfy the independence requirements of the NYSE and Rule 10A-3 under the Exchange Act and be able to read and understand fundamental financial statements in accordance with the NYSE audit committee requirements. In arriving at this determination, the New QuantumScape Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

[            ] will serve as the chair of the audit committee. The New QuantumScape Board will determine that [            ] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, the New QuantumScape Board will consider [            ]’s formal education and previous experience in financial roles. Both Kensington’s independent registered public accounting firm and management will periodically meet privately with New QuantumScape’s audit committee.

The functions of this committee are expected to include, among other things:

•

evaluating the performance, independence and qualifications of New QuantumScape’s independent auditors and determining whether to retain New QuantumScape’s existing independent auditors or engage new independent auditors;

•	reviewing New QuantumScape’s financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of New QuantumScape’s independent auditors to perform audit services and any permissible non-audit services;

•

reviewing the adequacy and effectiveness of New QuantumScape’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New QuantumScape’s internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New QuantumScape;

•

obtaining and reviewing at least annually a report by New QuantumScape’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of New QuantumScape’s independent auditors on New QuantumScape’s engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New QuantumScape’s independent auditor;

•

reviewing New QuantumScape’s annual and quarterly financial statements and reports, including the disclosures contained in “QuantumScape Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with New QuantumScape’s independent auditors and management;

•

reviewing with New QuantumScape’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of New QuantumScape’s financial controls and critical accounting policies;

•	reviewing with management and New QuantumScape’s auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by New QuantumScape regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in New QuantumScape’s annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with New QuantumScape’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New QuantumScape’s code of ethics;

•	reviewing New QuantumScape’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New QuantumScape will comply with future requirements to the extent they become applicable to New QuantumScape.

Compensation Committee

New QuantumScape’s compensation committee will consist of [            ], [            ] and [            ]. [            ] will serve as the chair of the compensation committee. The New QuantumScape Board will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of the NYSE. The functions of the committee are expected to include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of New QuantumScape’s executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of New QuantumScape’s executive officers and assessing their performance against these goals and objectives;

•

making recommendations to the New QuantumScape Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the New QuantumScape Board;

•	reviewing and making recommendations to the New QuantumScape Board regarding the type and amount of compensation to be paid or awarded to New QuantumScape’s non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering New QuantumScape’s equity incentive plans, to the extent such authority is delegated by the New QuantumScape Board;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New QuantumScape’s executive officers;

•

reviewing with management New QuantumScape’s disclosures under the caption “Compensation Discussion and Analysis” in New QuantumScape’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in New QuantumScape’s annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the New QuantumScape Board.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the NYSE rules and regulations. New QuantumScape will comply with future requirements to the extent they become applicable to New QuantumScape.

Nominating and Corporate Governance Committee

New QuantumScape’s nominating and corporate governance committee will consist of [            ], [            ] and [            ]. The New QuantumScape Board will determine that each of the members of New QuantumScape’s nominating and corporate governance committee will satisfy the independence requirements of the NYSE.

[            ] will serve as the chair of New QuantumScape’s nominating and corporate governance committee. The functions of this committee are expected to include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the New QuantumScape Board;

•

evaluating the performance of the New QuantumScape Board, committees of the New QuantumScape Board and individual directors and determining whether continued service on the New QuantumScape Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to the New QuantumScape Board;

•	evaluating the current size, composition and organization of the New QuantumScape Board and its committees and making recommendations to the New QuantumScape Board for approvals;

•	developing a set of corporate governance policies and principles and recommending to the New QuantumScape Board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the New QuantumScape Board current and emerging corporate governance trends; and

•

reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the New QuantumScape Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the NYSE rules and regulations. New QuantumScape will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New QuantumScape’s compensation committee has ever been an executive officer or employee of New QuantumScape. None of New QuantumScape’s intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New QuantumScape Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation which will be effective upon consummation of the Business Combination limits New QuantumScape’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New QuantumScape’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Proposed Bylaws provide that New QuantumScape will, in certain situations, indemnify New QuantumScape’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New QuantumScape will enter into separate indemnification agreements with New QuantumScape’s directors and officers. These agreements, among other things, require New QuantumScape to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New QuantumScape’s directors or officers or any other company or enterprise to which the person provides services at New QuantumScape’s request.

New QuantumScape plans to maintain a directors’ and officers’ insurance policy pursuant to which New QuantumScape s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Kensington believes these provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The New QuantumScape Board will adopt a code of business conduct and ethics, or the Code of Conduct, applicable to all of New QuantumScape’s employees, executive officers and directors. The Code of Conduct will be available on New QuantumScape’s website. Information contained on or accessible through New QuantumScape’s website is not a part of this proxy statement/prospectus/information statement, and the inclusion of New QuantumScape’s website address in this proxy statement/prospectus/information statement is an inactive textual reference only. The nominating and corporate governance committee of the New QuantumScape Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New QuantumScape expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The New QuantumScape Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New QuantumScape is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New QuantumScape intends to develop a non-employee director compensation program that is designed to align compensation with New QuantumScape’s business objectives and the creation of stockholder value, while enabling New QuantumScape to attract, retain, incentivize and reward directors who contribute to the long-term success of New QuantumScape.

DESCRIPTION OF KENSINGTON’S SECURITIES

The following summary of the material terms of Kensington’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. Kensington urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of Kensington’s securities following the Business Combination. The full text of the Proposed Certificate of Incorporation is attached as Annex B to this proxy statement/prospectus/information statement. The Proposed Bylaws will be adopted by the New QuantumScape Board immediately following the Closing. The affirmative vote of a majority of the New QuantumScape Board is required to adopt, amend, alter or repeal the Proposed Bylaws. The full text of the Proposed Bylaws is attached as Annex C to this proxy statement/prospectus/information statement.

For more information about the Charter Proposals, see the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal,” “Proposal No. 3—The Director Declassification Charter Proposal,” “Proposal No. 4—The Dual Class Charter Proposal” and “Proposal No. 5—The Additional Charter Proposal.”

General

The authorized capital stock of New QuantumScape will consist of 1,350,000,000 shares, $0.0001 par value per share, of which:

•	1,000,000,000 shares will be designated as New QuantumScape Class A Common Stock;

•	250,000,000 shares will be designated as New QuantumScape Class B Common Stock; and

•	100,000,000 shares will be designated as New QuantumScape Preferred Stock.

Common Stock

The Proposed Certificate of Incorporation authorizes two classes of New QuantumScape Common Stock, New QuantumScape Class A Common Stock and New QuantumScape Class B Common Stock. The rights of the holders of New QuantumScape Class A Common Stock and New QuantumScape Class B common stock will be identical, except with respect to voting and conversion. Some of the terms of these classes of New QuantumScape Common Stock are discussed in greater detail below.

Dividend Rights

Subject to preferences that may apply to any shares of New QuantumScape Preferred Stock outstanding at the time, the holders of New QuantumScape Common Stock will be entitled to receive dividends out of funds legally available if the New QuantumScape Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the New QuantumScape Board may determine.

Voting Rights

Holders of New QuantumScape Class A Common Stock will be entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters and holders of New QuantumScape Class B Common Stock will be entitled to ten votes for each share held at the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of New QuantumScape Class A Common Stock and New QuantumScape Class B Common Stock will vote together as a single class, unless otherwise expressly provided in the certificate of incorporation of New QuantumScape or required by law.

The Proposed Certificate of Incorporation would require either holders of New QuantumScape Class A Common Stock or of New QuantumScape Class B Common Stock to vote separately as a single class in the following circumstances:

•

if New QuantumScape were to seek to amend the Proposed Certificate of Incorporation to increase or decrease the authorized number of shares of New QuantumScape Class B Common Stock, then the holders of New QuantumScape Class B Common Stock would be required to vote separately to approve the proposed amendment; and

•

if New QuantumScape were to seek to declare or pay any dividend or make certain other distributions and to treat the holders of New QuantumScape Common Stock differently than is set forth in the Proposed Certificate of Incorporation in connection with such dividend or other distribution, then the holders of New QuantumScape Class A Common Stock and the holders of New QuantumScape Class B Common Stock could be required to vote separately to approve such different treatment of the shares of New QuantumScape Common Stock.

Delaware law could require either holders of New QuantumScape Class A Common Stock or of New QuantumScape Class B Common Stock to vote separately as a single class.

•

if New QuantumScape were to seek to amend the certificate of incorporation of New QuantumScape in a manner that alters or changes the powers, preferences, or special rights of such type of Common Stock in a manner that affected such shares adversely but does not so affect the shares of the other type of Common Stock.

Subject to the rights of holders of any series of New QuantumScape Preferred Stock with respect to the election of directors, the number of directors that constitutes the New QuantumScape Board will be fixed solely by resolution of the New QuantumScape Board. Each director of the New QuantumScape Board will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. There is no cumulative voting with respect to the election of directors.

Right to Receive Liquidation Distributions

If New QuantumScape becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to New QuantumScape’s stockholders would be distributable ratably among the holders of New QuantumScape Common Stock and any participating series of New QuantumScape Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of New QuantumScape Preferred Stock.

Conversion of New QuantumScape Class B Common Stock

Shares of New QuantumScape Class A Common Stock will not be convertible into any other shares of capital stock of New QuantumScape. Each share of New QuantumScape Class B Common Stock will be convertible at any time at the option of the holder into one share of New QuantumScape Class A Common Stock. In addition, shares of New QuantumScape Class B Common Stock will automatically convert into shares of New QuantumScape Class A Common Stock (i) upon the sale or transfer of such shares, but excluding certain transfers permitted by the Proposed Certificate of Incorporation, or (ii) upon the death of the holder of such shares or, solely with respect to shares of New QuantumScape Class B Common Stock held by the Excluded Parties (defined as any of Timothy Holme, Prof. Fritz Prinz and Jagdeep Singh) or certain of their permitted entities, upon the death or disability of such Excluded Party, except that such shares held by an Excluded Party or such Excluded Party’s permitted entities will automatically convert into shares of New QuantumScape Class A Common Stock upon the earlier of (x) 9 months following the date of death or disability of such Excluded Party, and (y) the date upon which a voting trustee designated by such Excluded Party and approved by the New QuantumScape Board ceases to hold exclusive voting control over such shares of New QuantumScape Class B Common Stock.

Notwithstanding the foregoing, all outstanding shares of New QuantumScape Class B Common Stock will convert into shares of New QuantumScape Class A Common Stock upon the earliest to occur of: (i) the date fixed by the New QuantumScape Board that is no less than 61 days and no more than 180 days following the date after the issuance of the New QuantumScape Common Stock pursuant to the Business Combination Agreement that the total number of outstanding shares of New QuantumScape Class B Common Stock held by the Excluded Parties and certain of their permitted entities and permitted transferees represents less than 20% of the number of shares of New QuantumScape Class B Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) issued pursuant to the Business Combination Agreement; (ii) 9 months following the death or disability of all Excluded Parties and the date upon which a voting trustee designated by the last Excluded Party to die or become disabled and approved by the New QuantumScape Board ceases to hold exclusive voting control over such shares of New QuantumScape Class B Common Stock; or (iii) the date specified by the holders of a majority of the then outstanding shares of New QuantumScape Class B Common Stock, which majority must include each of the Excluded Parties to the extent that he or she is then living and nondisabled and holds, together with his respective permitted transferees, at least 20% of the number of shares of New QuantumScape Class B Common Stock held by them as of the date the Proposed Certificate of Incorporation becomes effective (the “Final Conversion Date”).

Other Matters

All outstanding shares of the New QuantumScape Common Stock will be fully paid and nonassessable. The New QuantumScape Common Stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

The New QuantumScape Board will be authorized, subject to limitations prescribed by the DGCL, to issue New QuantumScape Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the New QuantumScape stockholders. The New QuantumScape Board will be empowered to increase or decrease the number of shares of any series of New QuantumScape Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the New QuantumScape stockholders. The New QuantumScape Board will be able to authorize the issuance of New QuantumScape Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the New QuantumScape Common Stock. The issuance of New QuantumScape Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of New QuantumScape and might adversely affect the market price of New QuantumScape Common Stock and the voting and other rights of the holders of the New QuantumScape Common Stock. There are currently no plans to issue any shares of New QuantumScape Preferred Stock.

Anti-Takeover Provisions

Certain provisions of Delaware law, the Proposed Certificate of Incorporation, and the Proposed Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of New QuantumScape. They are also designed, in part, to encourage persons seeking to acquire control of New QuantumScape to negotiate first with the New QuantumScape Board.

Section 203 of the DGCL

Kensington is currently governed by the provisions of Section 203 of the DGCL, and New QuantumScape will also be governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of New QuantumScape.

Proposed Certificate of Incorporation and Proposed Bylaws Provisions

The Proposed Certificate of Incorporation and the Proposed Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the New QuantumScape Board or management team, including the following:

Dual-class stock. As described above, the New QuantumScape Class B Common Stock will have 10 votes per share, while the New QuantumScape Class A Common Stock, which will be the only class of New QuantumScape capital stock that will be publicly traded, will have 1 vote per share. As a result of this dual class structure, the QuantumScape co-founders and certain QuantumScape’s investors, which include certain QuantumScape’s executive officers, employees, directors, and/or their affiliates, will have significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of New QuantumScape or its assets.

Board of Directors vacancies. The Proposed Certificate of Incorporation and Proposed Bylaws authorize only a majority of the remaining members of the New QuantumScape Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of New QuantumScape Preferred Stock, the number of directors constituting the New QuantumScape Board will be permitted to be set only by a resolution of the New QuantumScape Board. These provisions would prevent a stockholder from increasing the size of the New QuantumScape Board and then gaining control of the New QuantumScape Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the New QuantumScape Board and will promote continuity of management.

Stockholder action; special meeting of stockholders. The Proposed Certificate of Incorporation and Proposed Bylaws provide that, from and after the Final Conversion Date, the New QuantumScape stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, following the Final Conversion Date, a holder controlling a majority of the New QuantumScape capital stock would not be able to amend the Proposed Bylaws, amend the Proposed Certificate of Incorporation or remove directors without holding a meeting of New QuantumScape stockholders called in accordance with the Proposed Certificate of Incorporation and Proposed Bylaws. The Proposed Certificate of Incorporation and Proposed Bylaws further provide that special meetings of New QuantumScape stockholders may be called only by a majority of the New QuantumScape Board, the chair of the New QuantumScape Board, or the Chief Executive Officer of New QuantumScape, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of New QuantumScape stockholders to force consideration of a proposal or for stockholders controlling a majority of New QuantumScape capital stock to take any action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations. The Proposed Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Proposed Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude New QuantumScape stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New QuantumScape.

No cumulative voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation does not provide for cumulative voting.

Amendment of charter and bylaws provisions. From and after the Final Conversion Date, any amendment of the above provisions in the Proposed Certificate of Incorporation and Proposed Bylaws will require approval by holders of at least two-thirds of the voting power of New QuantumScape’s then outstanding capital stock.

Issuance of undesignated preferred stock. The Proposed Certificate of Incorporation provides that the New QuantumScape Board will have the authority, without further action by New QuantumScape stockholders, to issue up to 100,000,000 shares of undesignated New QuantumScape Preferred Stock with rights and preferences, including voting rights, designated from time to time by the New QuantumScape Board. The existence of authorized but unissued shares of New QuantumScape Preferred Stock would enable the New QuantumScape Board to render more difficult or to discourage an attempt to obtain control of New QuantumScape by means of a tender offer, proxy contest, or other means.

Exclusive forum. The Proposed Bylaws provide that, unless otherwise consented to by New QuantumScape in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of New QuantumScape; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New QuantumScape’s directors, officers, or other employees to New QuantumScape or its stockholders; (iii) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; or (v) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The Proposed Bylaws further provide that, unless otherwise consented to by New QuantumScape in writing, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in New QuantumScape’s securities shall be deemed to have notice of and consented to this provision. These provisions may have the effect of discouraging lawsuits against New QuantumScape or New QuantumScape’s directors and officers.

Description of Securities Prior to the Business Combination

Common Stock Prior to the Business Combination

Kensington is providing stockholders with the opportunity for redemption of their shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The Sponsor has agreed to waive its redemption rights with respect to its Sponsor Shares and the Kensington Initial Stockholders, other than Kensington’s independent directors, have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after Kensington’s IPO in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of Kensington Common Stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of the Sponsor and certain officers, directors, or advisors of Kensington or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus/information statement), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.

The Kensington Initial Stockholders have agreed to vote the Sponsor Shares and any Public Shares purchased during or after the IPO held by the Kensington Initial Stockholders in favor of the Business Combination. Public stockholders may elect the redemption of their Public Shares whether they vote for or against the Business Combination.

The Sponsor and Kensington’s executive officers and directors have entered into a letter agreement with Kensington, pursuant to which they have agreed to (1) waive their redemption rights with respect to any Kensington Common Stock held by them in connection with the consummation of the initial business combination or any amendment to the provisions of the Existing Certificate of Incorporation relating to pre-initial business combination activity and related stockholders’ rights and (2) waive their rights to liquidating distributions from the Trust Account with respect to its Sponsor Shares, if applicable, if Kensington fails to complete its initial business combination within the prescribed timeframe (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold).

In the event of a liquidation, dissolution or winding up of Kensington after the Business Combination, Kensington’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Kensington Common Stock. Kensington’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Kensington Common Stock, except that Kensington will provide its stockholders with the opportunity for the redemption of all or a portion of their Public Shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable by us), divided by the number of then outstanding Public Shares, subject to the limitations described herein.

Sponsor Shares

The Sponsor Shares are identical to the shares of Kensington Class A Common Stock included in the Kensington Units sold in the IPO, and the Sponsor has the same stockholder rights as Public Stockholders, except that (i) prior to the consummation of the initial business combination, only holders of the Kensington Class B Common Stock have the right to vote on the election of directors and holders of a majority of the outstanding shares of Kensington Class B Common Stock may remove members of the Kensington Board for any reason;

(ii) the Sponsor Shares are subject to certain transfer restrictions, as described in more detail below; (iii) Kensington’s Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive (A) their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with the consummation of Kensington’s IPO, (B) their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with a stockholder vote to approve an amendment to the Existing Certificate of Incorporation (x) to modify the substance or timing of Kensington’s obligation to allow redemption in connection with Kensington’s initial business combination or to redeem 100% of Kensington’s Public Shares if Kensington has not completed its initial business combination within 24 months from the closing of the IPO or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares held by them if Kensington fails to complete the initial business combination within 24 months from the closing of the IPO or beyond such 24-month time period as a result of a stockholder vote to amend the Existing Certificate of Incorporation, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Kensington fails to complete the initial business combination within the prescribed time frame; (iv) the Sponsor Shares are shares of Kensington Class B Common Stock that will automatically convert into shares of Kensington Class A Common Stock at the time of Kensington’s initial business combination, or earlier, at the option of the holders, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights as described herein, which conversion, for the avoidance of doubt, will occur upon the Closing; (v) are entitled to registration rights; and (vi) if Kensington submits its initial business combination to its public stockholders for a vote, Kensington’s Sponsor, officers and directors have agreed pursuant to the letter agreement to vote any Sponsor Shares and any Public Shares held by them in favor of Kensington’s initial business combination. Permitted transferees of the Sponsor Shares and Private Warrants and their component securities will be subject to the same restrictions.

All outstanding shares of Kensington Class B Common Stock will automatically convert into shares of Kensington Class A Common Stock at the time of the initial business combination, or earlier, at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Kensington Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the IPO and related to the closing of Kensington’s initial business combination, including pursuant to a specified future issuance, the ratio at which shares of Kensington Class B Common Stock shall convert into shares of Kensington Class A Common Stock will be adjusted (unless the holders of a majority of the then outstanding shares of Kensington Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Kensington Class A Common Stock issuable upon conversion of all shares of Kensington Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Kensington Common Stock outstanding upon the consummation of the IPO plus all shares of Kensington Class A Common Stock and equity-linked securities issued or deemed issued in connection with Kensington’s initial business combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial business combination). Kensington cannot determine at this time whether a majority of the holders of Kensington Class B Common Stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio. They may waive such adjustment due to (but not limited to) the following: (i) closing conditions which are part of the agreement for Kensington’s initial business combination; (ii) negotiation with holders of Kensington Class A Common Stock on structuring an initial business combination; or (iii) negotiation with parties providing financing which would trigger the anti-dilution provisions of the Kensington Class B Common Stock. If such adjustment is not waived, the issuance would not reduce the percentage ownership of holders of Kensington Class B Common Stock, but would reduce the percentage ownership of the Public Stockholders. If such adjustment is waived, the issuance would reduce the percentage ownership of holders of both classes of Kensington Common Stock. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities.

With certain limited exceptions, the Sponsor Shares are not transferable, assignable or saleable (except to Kensington’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the consummation of the initial business combination and (B) subsequent to the Kensington initial business combination, (x) if the last reported sale price of Kensington Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Kensington’s initial business combination, or (y) the date on which Kensington completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Kensington’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Prior to the consummation of the initial business combination, only holders of Kensington Class B Common Stock will have the right to vote on the election of directors. Holders of Kensington’s Public Shares will not be entitled to vote on the election of directors during such time. In addition, prior to the consummation of the initial business combination, holders of a majority of the outstanding shares of the Kensington Class B Common Stock may remove a member of the Kensington Board for any reason. These provisions of the Existing Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Kensington Class B Common Stock. With respect to any other matter submitted to a vote of Kensington’s stockholders, including any vote in connection with the initial business combination, holders of the Kensington Class A Common Stock and holders of the Kensington Class B Common Stock will vote together as a single class on all matters submitted to a vote of Kensington’s stockholders, except as required by law. Each share of Kensington Common Stock will have one vote on all such matters.

Preferred Stock

The Existing Certificate of Incorporation provides that shares of Kensington preferred stock may be issued from time to time in one or more series by Kensington. The Kensington Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of Kensington preferred stock. The Kensington Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Kensington Common Stock and could have anti-takeover effects. The ability of the Kensington Board to issue Kensington preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Kensington or the removal of existing management.

Kensington has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.

Kensington Warrants

As of the date of this proxy statement/prospectus/information statement, there were 18,075,000 Kensington Warrants to purchase Kensington Class A Common Stock outstanding, consisting of 11,500,000 Public Warrants and 6,575,000 Private Warrants held by the Sponsor. Each Kensington Warrant entitles the registered holder to purchase one share of Kensington Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the consummation of the initial business combination. The Kensington Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the consummation of an initial business combination, or earlier upon redemption or liquidation.

Holders of Kensington’s Public Warrants cannot exercise their Public Warrants unless Kensington has an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto or a valid exemption from registration is available (including, an exemption in the event of exercise on a cashless basis). Notwithstanding the foregoing, if a registration statement covering the issuance of the shares issuable upon exercise of the Public Warrants is not effective within 60 days from the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when Kensington shall have failed to maintain an effective registration statement or a current prospectus, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In no event will Kensington be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that Kensington is unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.

The Private Warrants are identical to the Public Warrants underlying the Kensington Units sold in Kensington’s IPO except that such Private Warrants: (i) will not be redeemable by Kensington, (ii) (including the Kensington Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the consummation of the initial business combination, (iii) may be exercised by the holders on a cashless basis, and (iv) the holders thereof (including with respect to the shares of common stock issuable upon exercise of these warrants) are entitled to registration rights, in each case so long as they are still held by the Sponsor or its permitted transferees.

Redemption of Kensington Warrants when the price per share of Kensington Class A Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, Kensington may redeem the outstanding warrants (excluding the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Kensington Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which Kensington refers to as the 30-day redemption period; and

•

if, and only if, the last reported sale price of Kensington Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Kensington sends the notice of redemption to the Kensington Warrant holders.

If and when the Kensington Warrants become redeemable by Kensington, Kensington may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and Kensington issues a notice of redemption, each Kensington Warrant holder may exercise his, her or its Kensington Warrants prior to the scheduled redemption date. However, the price of the shares of Kensington Class A Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

If Kensington calls the Kensington Warrants for redemption as described above, Kensington’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, Kensington’s management will consider, among other factors, Kensington’s cash position, the number of Kensington Warrants that are outstanding and the dilutive effect on Kensington’s stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the Kensington Warrants for that number of shares of Kensington Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the Kensington Warrants to be so exercised, and the difference between the exercise price of the Kensington Warrants and the fair market value by (y) the fair market value. The “fair market value”

shall mean the average last reported sale price of the Kensington Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Kensington’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Kensington Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Kensington believes this feature is an attractive option to Kensington if Kensington does not need the cash from the exercise of the warrants after the initial business combination. If Kensington calls the Kensington Warrants for redemption and Kensington’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise its Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Kensington Warrants on a cashless basis.

A holder of a Kensington Warrant may notify Kensington in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Kensington Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Kensington Class A Common Stock is increased by a stock dividend payable in shares of Kensington Class A Common Stock, or by a split-up of shares of Kensington Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Kensington Class A Common Stock issuable on exercise of each Kensington Warrant will be increased in proportion to such increase in the outstanding shares of Kensington Class A Common Stock. A rights offering to holders of Kensington Class A Common Stock entitling holders to purchase shares of Kensington Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Kensington Class A Common Stock equal to the product of (i) the number of shares of Kensington Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Kensington Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Kensington Class A Common Stock, in determining the price payable for Kensington Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Kensington Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Kensington Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Kensington Class A Common Stock on account of such shares of Kensington Class A Common Stock (or other shares of Kensington’s capital stock into which the Kensington Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Kensington Class A Common Stock in connection with a proposed initial business combination or the approval of any amendment to the provisions of the Existing Certificate of Incorporation relating to Kensington’s pre-initial business combination activity and related stockholders’ rights, including the substance or timing of Kensington’s obligation to redeem 100% of its Public Shares if Kensington does not complete the initial business combination within the required time period, (d) as a result of the repurchase of shares of common stock by Kensington if the proposed initial business combination is presented to Kensington’s stockholders for approval, or (e) in connection with the redemption of Kensington’s Public Shares upon Kensington’s failure to complete the initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of Kensington Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Kensington Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Kensington Class A Common Stock issuable on exercise of each Kensington Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of Kensington Class A Common Stock purchasable upon the exercise of the Kensington Warrant is adjusted, as described above, the Kensington Warrant exercise price will be adjusted by multiplying the Kensington Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Kensington Class A Common Stock purchasable upon the exercise of the Kensington Warrant immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Kensington Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Kensington Class A Common Stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of Kensington with or into another corporation (other than a consolidation or merger in which Kensington is the resulting or Surviving Corporation and that does not result in any reclassification or reorganization of Kensington’s outstanding shares of Kensington Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Kensington as an entirety or substantially as an entirety in connection with which Kensington is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Kensington Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Kensington Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Kensington in connection with redemption rights held by stockholders of Kensington as provided for in the Existing Certificate of Incorporation or as a result of the repurchase of shares of Kensington Class A Common Stock by Kensington if a proposed initial business combination is presented to the stockholders of Kensington for approval) under circumstances in which, upon consummation of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Kensington Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Kensington Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Kensington Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Kensington Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Kensington Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Kensington Warrant Agreement based on the Black-Scholes Value (as defined in the Kensington Warrant Agreement) of the Kensington Warrant.

The Kensington Warrants are issued in registered form under the Kensington Warrant Agreement. The Kensington Warrant Agreement provides that the terms of the Kensington Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Kensington Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants or working capital warrants or any provision of the Kensington Warrant Agreement with respect to the Private Warrants or working capital warrants, 50% of the number of the then outstanding Private Warrants or working capital warrants, as applicable.

The Kensington Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The Kensington Warrant holders do not have the rights or privileges of holders of Kensington Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Kensington Class A Common Stock. After the issuance of shares of Kensington Class A Common Stock upon exercise of the Kensington Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Redemption of Kensington Warrants when the price per share of Kensington Class A Common Stock equals or exceeds $10.00.

Commencing ninety days after the Kensington Warrants become exercisable, Kensington may redeem the outstanding Kensington Warrants:

•	in whole and not in part;

•

at $0.10 per Kensington Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Kensington Warrants prior to redemption and receive that number of shares of Kensington Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Kensington Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of the Kensington Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which Kensington sends the notice of redemption to the Kensington Warrant holders;

•

if, and only if, the Private Warrants are also concurrently called for redemption at the same price (equal to a number of shares of Kensington Class A Common Stock) as the outstanding Kensington Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Kensington Class A Common Stock (or a security other than the Kensington Class A Common Stock into which the Kensington Class A common stock has been converted or exchanged for in the event Kensington is not the surviving company in the initial business combination) issuable upon exercise of the Kensington Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Kensington Class A Common Stock that a Kensington Warrant holder will receive upon exercise in connection with a redemption by Kensington pursuant to this redemption feature, based on the “fair market value” of the Kensington Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such Kensington Warrants are not redeemed for $0.10 per Kensington Warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Kensington Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Kensington Warrants, each as set forth in the table below. The numbers in the table below will not be adjusted when determining the number of such securities to issue upon exercise of the Kensington Warrants if Kensington is not the surviving entity following the initial business combination.

Pursuant to the Kensington Warrant Agreement, references above to Kensington Class A Common Stock shall include a security other than Kensington Class A Common Stock into which the Kensington Class A Common Stock has been converted or exchanged for in the event Kensington is not the surviving company in the initial business combination. The numbers in the tables below will not be adjusted solely as a result of Kensington not being the surviving entity following the initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Kensington Warrant is adjusted as set forth in the first three paragraphs under the heading “ —Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Kensington Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Kensington Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Kensington Warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Kensington Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Kensington Class A Common Stock to be issued for each Kensington Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the Kensington Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the Kensington Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Kensington Class A Common Stock for each whole Kensington Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Kensington Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Kensington Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Kensington Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Kensington Class A Common Stock for each whole Kensington Warrant. In no event will the Kensington Warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Kensington Class A Common Stock per Kensington Warrant. Finally, as reflected in the table above, if the Kensington Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Kensington pursuant to this redemption feature, since they will not be exercisable for any shares of Kensington Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check companies, which typically only provide for a redemption of warrants for cash when the trading price for common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Kensington Warrants to be redeemed when the Kensington Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of the Kensington Class A Common Stock is below the exercise price of the Kensington Warrants. Kensington has established this redemption feature to provide Kensington with the flexibility to redeem the Kensington Warrants without the Kensington Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Kensington Warrants when the price per share of Kensington Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Kensington Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their Kensington Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides Kensington with an additional mechanism by which to redeem all of the outstanding Kensington Warrants, and therefore have certainty as to Kensington’s capital structure as the Kensington Warrants would no longer be outstanding and would have been exercised or redeemed and Kensington will be required to pay the redemption price to Kensington Warrant holders if Kensington chooses to exercise this redemption right and it will allow Kensington to quickly proceed with a redemption of the Kensington Warrants if Kensington determines it is in Kensington’s best interest to do so. As such, Kensington would redeem the Kensington Warrants in this manner when Kensington believes it is in Kensington’s best interest to update its capital structure to remove the Kensington Warrants and pay the redemption price to the Kensington Warrants holders.

As stated above, Kensington can redeem the Kensington Warrants when the Kensington Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Kensington’s capital structure and cash position while providing warrant holders with the opportunity to exercise their Kensington Warrants on a cashless basis for the applicable number of shares. If Kensington chooses to redeem the Kensington Warrants when the Kensington Class A Common Stock is trading at a price below the exercise price of the Kensington Warrants, this could result in the Kensington Warrants holders receiving fewer shares of Kensington Class A Common Stock than they would have received if they had chosen to wait to exercise their Kensington Warrants for shares of Kensington Class A Common Stock if and when such Kensington Class A Common Stock trades at a price higher than the exercise price of $11.50.

No fractional shares of Kensington Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Kensington will round down to the nearest whole number of the number of shares of Kensington Class A Common Stock to be issued to the holder. If, at the time of redemption, the Kensington Warrants are exercisable for a security other than the shares of Kensington Class A Common Stock pursuant to the Kensington Warrant Agreement (for instance, if Kensington is not the surviving company in the initial business combination), the Kensington Warrants may be exercised for such security.

Exercise Limitation. A holder of a Kensington Warrant may notify Kensington in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Kensington Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Kensington Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Kensington Class A Common Stock is increased by a stock dividend payable in shares of Kensington Class A Common Stock, or by a split-up of shares of Kensington Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Kensington Class A Common Stock issuable on exercise of each Kensington Warrant will be increased in proportion to such increase in the outstanding shares of Kensington Class A Common Stock. A rights offering to holders of Kensington Class A Common Stock entitling holders to purchase shares of Kensington Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Kensington Class A Common Stock equal to the product of (i) the number of shares of Kensington Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Kensington Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Kensington Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Kensington Class A Common Stock, in determining the price payable for Kensington Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Kensington Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Kensington Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Kensington Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Kensington Class A Common Stock on account of such shares of Kensington Class A Common Stock (or other shares of Kensington’s capital stock into which the Kensington Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Kensington Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Kensington Class A Common Stock in connection with a stockholder vote to amend the Existing Certificate of Incorporation (i) to modify the substance or timing of Kensington’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of Kensington’s Public Shares if Kensington has not completed the initial business combination within 24 months from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of Kensington’s Public Shares upon Kensington’s failure to complete the initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Kensington Class A Common Stock in respect of such event.

If the number of outstanding shares of the Kensington Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Kensington Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Kensington Class A Common Stock issuable on exercise of each Kensington Warrant will be decreased in proportion to such decrease in outstanding shares of Kensington Class A Common Stock.

Whenever the number of shares of Kensington Class A Common Stock purchasable upon the exercise of the Kensington Warrants is adjusted, as described above, the Kensington Warrant exercise price will be adjusted by multiplying the Kensington Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Kensington Class A Common Stock purchasable upon the exercise of the Kensington Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Kensington Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Kensington Class A Common Stock (other than those described above or that solely affects the par value of such shares of Kensington Class A Common Stock), or in the case of any merger or consolidation of Kensington with or into another corporation (other than a consolidation or merger in which Kensington is the resulting or surviving corporation and that does not result in any reclassification or reorganization of the outstanding shares of Kensington Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Kensington as an entirety or substantially as an entirety in connection with which Kensington is dissolved, the holders of the Kensington Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Kensington Warrants and in lieu of the shares of the Kensington Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Kensington Warrants would have received if such holder had exercised their Kensington Warrants immediately prior to such event. However, if the holders of the Kensington Class A Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders of Kensington Class A Common Stock in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Kensington in connection with redemption rights held by Kensington’s stockholders as provided for in the Existing Certificate of Incorporation or as a result of the redemption of shares of Kensington Class A Common Stock by Kensington if a proposed initial business combination is presented to Kensington’s stockholders for approval) under circumstances in which, upon consummation of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Kensington Class A Common Stock, the holder of a Kensington Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Kensington Warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Kensington Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Kensington Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Kensington Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Kensington Warrant properly exercises the Kensington Warrant within thirty days following public disclosure of such transaction, the Kensington Warrant exercise price will be reduced as specified in the Kensington Warrant Agreement based on the Black-Scholes value (as defined in the Kensington Warrant Agreement) of the Kensington Warrant. The

Kensington Warrants will be issued in registered form under the Kensington Warrant Agreement. You should review a copy of the Kensington Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Kensington Warrants. The Kensington Warrant Agreement provides that the terms of the Kensington Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Kensington Warrants to make any change that adversely affects the interests of the registered holders of Kensington Warrants and, solely with respect to any amendment to the terms of the Private Warrants or working capital warrants or any provision of the Kensington Warrant Agreement with respect to the Private Warrants or working capital warrants, 50% of the number of the then outstanding Private Warrants or working capital warrants, as applicable.

In addition, if (x) Kensington issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at a Newly Issued Price (as defined in the Kensington Warrant Agreement) of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and the Market Value (as defined in the Kensington Warrant Agreement) is below $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the exercise price of each Kensington Warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “ —Redemption of warrants when the price per share of Kensington Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.

The Kensington Warrant holders do not have the rights or privileges of holders of Kensington Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Kensington Class A Common Stock. After the issuance of shares of Kensington Class A Common Stock upon exercise of the Kensington Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Kensington Warrants. If, upon exercise of the Kensington Warrants, a holder would be entitled to receive a fractional interest in a share, Kensington will, upon exercise, round down to the nearest whole number of shares of Kensington Class A Common Stock to be issued to the Kensington Warrant holder.

Dividends

On June 25, 2020, Kensington effected a stock dividend of 718,750 shares with respect to the Kensington Class B Common Stock, resulting in the Sponsor holding an aggregate of 5,750,000 Sponsor Shares. Kensington has not paid any cash dividends on Kensington Common Stock to date and does not intend to pay cash dividends prior to the consummation of the Business Combination. The payment of cash dividends in the future will be dependent upon Kensington’s revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of Kensington’s then board of directors. It is the present intention of the Kensington Board to retain all earnings, if any, for use in Kensington’s business operations and, accordingly, the Kensington Board does not anticipate declaring any dividends in the foreseeable future. Further, if Kensington or New QuantumScape incurs any indebtedness, the ability of Kensington or New QuantumScape, as applicable, to declare dividends may be limited by restrictive covenants that may be agreed to in connection therewith.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders. The Existing Certificate of Incorporation provides that special meetings of the Kensington stockholders may be called only by a majority vote of the Kensington Board, by Kensington’s Chief Executive Officer or by Kensington’s Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Kensington’s current bylaws provide that stockholders seeking to bring business before Kensington’s annual meeting of stockholders, or to nominate candidates for election as directors at Kensington’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under Kensington’s current bylaws, a stockholder’s notice will need to be received by the company secretary at Kensington’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Kensington’s annual proxy statement must comply with the notice periods contained therein. The Existing Certificate of Incorporation specifies certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude Kensington’s stockholders from bringing matters before Kensington’s annual meeting of stockholders or from making nominations for directors at Kensington’s annual meeting of stockholders if the proper procedures are not followed.

Authorized but Unissued Shares. Kensington’s authorized but unissued Kensington Common Stock and Kensington preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Kensington Common Stock and Kensington preferred stock could render more difficult or discourage an attempt to obtain control of Kensington by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection. The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Kensington’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to personal jurisdiction in the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum selection in the Existing Certificate of Incorporation and to service of process on such stockholder’s counsel in connection with any such enforcement action. Although Kensington’s directors believe this provision benefits Kensington by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against Kensington’s directors and officers, although Kensington’s stockholders will not be deemed to have waived Kensington’s compliance with federal securities laws and the rules and regulations thereunder.

Limitation on Liability and Indemnification of Directors and Officers

The Existing Certificate of Incorporation provides that Kensington’s directors and officers will be indemnified by Kensington to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Existing Certificate of Incorporation provides that Kensington’s directors will not be personally liable for monetary damages to Kensington for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Kensington or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Kensington’s current bylaws also permit Kensington to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Kensington may purchase a policy of directors’ and officers’ liability insurance that insures Kensington’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Kensington against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against Kensington’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Kensington and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Kensington pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Kensington believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Kensington’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Kensington has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon consummation of the Business Combination, New QuantumScape will have 1,350,000,000 shares of NewQuantumScape Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus/information statement, up to 376,391,792 shares of New QuantumScape Common Stock outstanding, assuming no shares of Kensington Class A Common Stock are redeemed in connection with the Business Combination. All of the shares of New QuantumScape Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by New QuantumScape’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of New QuantumScape Class A Common Stock in the public market could adversely affect prevailing market prices of the New QuantumScape Class A Common Stock.

Lock-up Agreements and Registration Rights

On September 2, 2020, Kensington, the Sponsor and certain stockholders of QuantumScape (the “New Holders” and, collectively with the Sponsor, the “Holders”) have entered into a Registration Rights and Lock-Up Agreement, to be effective at the Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Kensington will be obligated to file a registration statement to register the resale of certain securities of Kensington held by the Holders.

The securities held by the Sponsor will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of New QuantumScape Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if we consummate a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The securities held by the New Holders will be locked-up for 180 days after the Closing subject to earlier release if (i) the reported last sale price of New QuantumScape Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if we consummate a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of stockholders having the right to exchange their shares of common stock for cash, securities or other property.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Registration Rights and Lock-Up Agreement.”

Rule 144

A person who has beneficially owned restricted shares of Kensington Common Stock or restricted Kensington Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Kensington Common Stock or restricted Kensington Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal [ ] shares of Kensington Common Stock and [ ] Kensington Warrants; or

•

the average weekly trading volume of Kensington Common Stock of the same class or Kensington Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Kensington under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Kensington.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus/information statement, there are 23,000,000 shares of Kensington Class A Common Stock outstanding and 5,750,000 shares of Kensington Class B Common Stock outstanding. Of these shares, the 23,000,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 5,750,000 shares are owned by the Sponsor and are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus/information statement, there are a total of 18,075,000 Kensington Warrants outstanding. Each warrant is exercisable for one share of Kensington Class A Common Stock, in accordance with the terms of the Kensington Warrant Agreement. 11,500,000 of these Kensington Warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 11,500,000 shares of Kensington Class A Common Stock that may be issued upon the exercise of the public Kensington Warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of QuantumScape’s employees, consultants or advisors who purchases equity shares from Kensington in connection with a compensatory stock plan or other written agreement executed prior to the consummation of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Kensington Common Stock as of September 14, 2020 and (ii) the expected beneficial ownership of New QuantumScape Common Stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that all Public Shares are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of outstanding shares of Kensington Common Stock or of New QuantumScape Common Stock;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of New QuantumScape; and

•	all executive officers and directors of Kensington as a group pre-Business Combination and all executive officers and directors of New QuantumScape.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Kensington Common Stock pre-Business Combination is based on 23,000,000 shares of Kensington Class A Common Stock and 5,750,000 shares of Kensington Class B Common Stock outstanding as of September 14, 2020.

The expected beneficial ownership of shares of New QuantumScape Common Stock immediately following consummation of the Business Combination, assuming none of the Public Shares is redeemed, is based on an aggregate of 376,391,792 shares of New QuantumScape Common Stock to be issued and outstanding immediately following the Closing, which assumes the following: (A) none of the investors set forth in the table below has purchased or purchases shares of Kensington Common Stock (pre-Business Combination) or New QuantumScape Common Stock (post-Business Combination), (B) 50,000,000 shares of New QuantumScape Class A Common Stock are issued to the PIPE investors, (C) 140,130,613 shares of New QuantumScape Class A Common Stock are issued to the holders of QuantumScape Class A Common Stock and QuantumScape Class A Preferred Stock, (D) 157,511,179 shares of New QuantumScape Class B Common Stock are issued to the holders of QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock, (E) QuantumScape does not issue any additional equity securities prior to the Merger, other than the issuance of 14,684,843 shares of its Series F Preferred Stock pursuant to certain Series F Stock Purchase Agreements by and between QuantumScape and the investors thereto, which are subject to specified closing conditions, including in some cases achievement of a specified technical milestone, and that no other event occurs that would change the Exchange Ratio from what it would have been as of the date of the Business Combination Agreement, and (F) there are no future exercises of the Kensington Warrants.

The expected beneficial ownership of shares of New QuantumScape Common Stock immediately following consummation of the Business Combination, assuming the maximum of the Public Shares are redeemed, is based on an aggregate of 353,391,792 shares of New QuantumScape Common Stock to be issued and outstanding immediately following the Closing, which assumes the following: (A) none of the investors set forth in the table below has purchased or purchases shares of Kensington Common Stock (pre-Business Combination) or New QuantumScape Common Stock (post-Business Combination), (B) 50,000,000 shares of New QuantumScape Class A Common Stock are issued to the PIPE investors, (C) 140,130,613 shares of New QuantumScape Class A Common Stock are issued to the holders of QuantumScape Class A Common Stock and QuantumScape Class A Preferred Stock, (D) 157,511,179 shares of New QuantumScape Class B Common Stock are issued to the holders of QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock, (E) QuantumScape does not issue any additional equity securities prior to the Merger, other than the issuance of 14,684,843 shares of its Series F Preferred Stock pursuant to certain Series F Stock Purchase Agreements by and between QuantumScape and the investors thereto, which are subject to specified closing conditions, including in some cases achievement of a specified technical milestone, and that no other event occurs that would change the Exchange Ratio from what it would have been as of the date of the Business Combination Agreement, and (F) there are no future exercises of the Kensington Warrants.

			After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Maximum Redemption
Name of Beneficial Owner	Number of shares of Kensington Common Stock(1)%		Number of shares of New QuantumScape Common Stock	%	Number of shares of New QuantumScape Common Stock	%
Five Percent Holders
Volkswagen Group of America Investments, LLC(2)	—	—	85,819,269	22.8	85,819,269	24.28
Khosla Ventures III, LP(3)	—	—	35,277,101	9.37	35,277,101	9.98
Capricorn-Libra Investment Group, LLC(4)	—	—	24,247,071	6.44	24,247,071	6.86
KPCB Holdings, Inc., as nominee(5)	—	—	20,188,675	5.36	20,188,675	5.71
Kensington Capital Sponsor LLC(6)(7)	5,750,000	100.0	5,750,000	1.53	5,750,000	1.63
Directors and Executive Officers of Kensington
Justin Mirro(6)	5,750,000	100.0	5,750,000	1.53	5,750,000	1.63
Robert Remenar	—	—	—	—	—	—
Simon Boag	—	—	—	—	—	—
Daniel Huber	—	—	—	—	—	—
Thomas LaSorda	—	—	—	—	—	—
Anders Pettersson	—	—	—	—	—	—
Mitchell Quain	—	—	—	—	—	—
Donald Runkle	—	—	—	—	—	—
Matthew Simoncini	—	—	—	—	—	—
All Directors and Executive Officers of Kensington as a Group (9 Individuals)	5,750,000	100.0	5,750,000	1.53	5,750,000	1.63
Directors and Named Executive Officers of New QuantumScape After Consummation of the Business Combination
Jagdeep Singh(8)	—	—	27,780,746	7.18	27,780,746	7.64
Howard Lukens(9)	—	—	3,814,393	1.01	3,814,393	1.07
Michael McCarthy(10)	—	—	2,781,561	*	2,781,561	*
Prof. Fritz Prinz(11)	—	—	13,422,404	3.57	13,422,404	3.80
Frank Blome	—	—	—	—	—	—
Brad Buss(12)	—	—	303,023	*	303,023	*
John Doerr	—	—	—	—	—	—
Prof. Dr. Jürgen Leohold(13)	—	—	226,849	*	226,849	*
Justin Mirro(6)	5,750,000	100.0	5,750,000	1.53	5,750,000	1.63
J.B. Straubel(14)	—	—	400,321	*	400,321	*
All Directors and Executive Officers of New QuantumScape as a Group (13 Individuals)(15)	5,750,000	100.0	75,047,964	18.83	75,047,964	19.99
*	Represents beneficial ownership of less than 1%.

(1)

Interests shown consist solely of Sponsor Shares, classified as shares of Kensington Class B Common Stock. Shares of Kensington Class B Common Stock are convertible into shares of Kensington Class A Common Stock on a one-for-one basis, subject to adjustment.

(2)

Consists of 67,921,684 shares of New QuantumScape Class A Common Stock and 17,897,585 shares of New QuantumScape Class B Common Stock. The business address of Volkswagen Group of America Investments, LLC is 220 Ferdinand Porsche Dr. Herndon, VA 20171.

(3)

Consists of 4,808,245 shares of New QuantumScape Class A Common Stock and 30,468,856 shares of New QuantumScape Class B Common Stock. The business address of Khosla Ventures III, LP is 2128 Sand Hill Road Menlo Park, CA 94025.

(4)

Consists of 1,995,831 shares of New QuantumScape Class A Common Stock held by Technology Impact Growth Fund, LP, 3,484,773 shares of New QuantumScape Class A Common Stock held by TIGF Direct Strategies Fund LLC and 4,808,245 shares of New QuantumScape Class A Common Stock and 13,958,222 shares of New QuantumScape Class B Common stock held by Capricorn-Libra Investment Group, LLC. TIGF Partners, LLC is the general partner of Technology Impact Growth Fund, LP and the manager of TIGF Direct Strategies Fund LLC. TIGF Partners, LLC is wholly owned by Capricorn-Libra Investment Group, LLC. The business address of Technology Impact Growth Fund, LP is 250 University Avenue Palo Alto, CA 94301. The business address of TIGF Direct Strategies Fund LLC is 250 University Avenue Palo Alto, CA 94301. The business address of Capricorn-Libra Investment Group, LLC is 250 University Avenue Palo Alto, CA 94301.

(5)

Consists of 1,923,298 shares of New QuantumScape Class A Common Stock and 18,265,377 shares of New QuantumScape Class B Common Stock. The business address of KPCB Holdings, Inc., as nominee is 2750 Sand Hill Road, Menlo Park, CA 94025.

(6)

The Sponsor is the record holder of such shares. Justin Mirro, Kensington’s Chief Executive Officer and Chairman is the managing member of the managing member of the Sponsor. Consequently, Mr. Mirro may be deemed the beneficial owner of the shares held by the Sponsor and to have voting and dispositive control over such securities. Mr. Mirro disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of Kensington’s other officers and directors are non-managing members of the Sponsor.

(7)	The address of Kensington Capital Sponsor LLC is c/o Kensington Capital Acquisition Corp., 1400 Old Country Road, Suite 301, Westbury, New York 11590.
(8)

Consists of (a) options to purchase 8,282,977 shares of New QuantumScape Class A Common Stock that are exercisable within 60 days of September 14, 2020, (b) 2,001,608 shares of New QuantumScape Class B Common Stock that are exercisable within 60 days of September 14, 2020, (c) 1,334,404 shares of New QuantumScape Class B Common Stock held by Mr. Singh, (d) 4,003,218 shares of New QuantumScape Class B Common Stock held in trust by Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020, (e) 4,003,218 shares of New QuantumScape Class B Common Stock held in trust by Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020, (f) 961,649 shares of New QuantumScape Class A Common Stock and 5,515,853 shares of New QuantumScape Class B Common Stock held in trust by Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996, (g) 559,273 shares of New QuantumScape Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013, (h) 559,273 shares of New QuantumScape Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013 and (i) 559,273 shares of New QuantumScape Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013.

(9)

Consists of (a) options to purchase 1,140,246 shares of New QuantumScape Class A Common Stock that are exercisable within 60 days of September 14, 2020, (b) 1,913,536 shares of New QuantumScape Class B Common Stock that are exercisable within 60 days of September 14, 2020 and (c) 760,611 shares of New QuantumScape Class B Common Stock held by Mr. Lukens.

(10)	Consists of (a) options to purchase 1,840,806 shares of New QuantumScape Class A Common Stock that are exercisable within 60 days of September 14, 2020, (b) 124,099 shares of New QuantumScape Class B

Common Stock that are exercisable within 60 days of September 14, 2020 and (c) 816,656 shares of New QuantumScape Class B Common Stock held by Mr. McCarthy.
(11)

Consists of (a) 8,351,666 shares of New QuantumScape Class B Common Stock held by Prof. Prinz, (b) 1,334,404 shares of New QuantumScape Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helen Prinz 2019 Trust dated June 17, 2019, (c) 1,334,404 shares of New QuantumScape Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt Prinz 2019 Trust dated June 17, 2019, (d) 1,200,965 shares of New QuantumScape Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020, and (e) 1,200,965 shares of New QuantumScape Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020.

(12)	Consists of 303,023 shares of New QuantumScape Class A Common Stock held by Mr. Buss.
(13)	Consists of options to purchase 226,849 New QuantumScape Class A Common Stock that are exercisable within 60 days of September 14, 2020.
(14)	Consists of 218,463 shares of New QuantumScape Class A Common Stock and 181,858 shares of New QuantumScape Class B Common Stock held by Mr. Straubel.
(15)

Consists of (a) options to purchase 17,267,836 shares of New QuantumScape Class A Common Stock that are exercisable within 60 days of September 14, 2020, (b) 4,851,894 shares of New QuantumScape Class B Common Stock that are exercisable within 60 days of September 14, 2020, (c) 9,046,819 shares of New QuantumScape Class A Common Stock and (d) 43,881,415 shares of New QuantumScape Class B Common Stock.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Kensington Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the Kensington Units, Kensington Class A Common Stock and Kensington Warrants as reported by the NYSE. Prior to June 30, 2020, there was no established public trading market for Kensington’s securities.

	Units		Kensington Class A Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
Second quarter(1)	10.07	10.02	—	—	—	—
Third quarter (through September 18, 2020)(2)	28.85	10.02	25.75	9.74	7.89	0.74

(1)	Reflects the high and low trade prices of Kensington Units on June 30, 2020, the first day that the Kensington Units began trading on the NYSE.

(2)

Reflects the high and low trade prices of Kensington Class A Common Stock and Kensington Warrants beginning as of August 17, 2020, the first day that the Kensington Class A Common Stock and the Kensington Warrants began trading on the NYSE.

QuantumScape Securities

Historical market price information regarding QuantumScape is not provided because there is no public market for QuantumScape Class A Common Stock, QuantumScape Class B Common Stock or QuantumScape Preferred Stock. See “QuantumScape Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Dividends

Kensington has not paid any cash dividends on the Kensington Common Stock to date and does not intend to pay cash dividends prior to the consummation of the Business Combination.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

The Kensington Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Kensington does not expect to hold a 2020 annual meeting of stockholders because it will be a separate public company if the Business Combination is completed. However, if the Business Combination is not completed, Kensington stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the Business Combination is not completed or if Kensington is otherwise required to do so under applicable law, Kensington will take such action as it deems necessary or appropriate to call and convene future meetings of Kensington stockholders, and stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such future meetings of Kensington stockholders in accordance with Rule 14a-8 of the Exchange Act.

Legal Matters

The validity of the shares of New QuantumScape Common Stock to be issued in connection with the Business Combination will be passed upon by Hughes Hubbard & Reed LLP. An affiliate of a partner at Hughes Hubbard & Reed LLP owns equity interests in the Sponsor.

Experts

The consolidated financial statements of QuantumScape Corporation at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in this proxy statement/prospectus/information statement, which is referred to and made a part of this proxy statement/prospectus/information statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Kensington as of May 1, 2020, and for the period from April 17, 2020 (inception) through May 1, 2020, appearing in this proxy statement/prospectus/information statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to Kensington’s ability to continue as a going concern, thereon and included in this proxy statement/prospectus/information statement, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Kensington and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Kensington will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify Kensington of their requests by calling or writing Kensington at its principal executive offices at (703) 674-6514 and 1400 Old Country Road, Suite 301, Westbury, NY 11590.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of common stock of Kensington and the warrant agent for Kensington Warrants is Continental Stock Transfer & Trust Company. Kensington has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Kensington files reports, proxy statements, prospectuses and other information with the SEC as required by the Exchange Act. You can read Kensington’s SEC filings, including this proxy statement/prospectus/information statement, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus/information statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Kensington Capital Acquisition Corp.

1400 Old Country Road, Suite 301

Westbury, NY 11590

Telephone: (703) 674-6514

Attention: Secretary

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: (877) 478-5045

Banks and Brokers Call: (212) 269-5550

Email: KCAC@dfking.com

If you are a stockholder of Kensington and would like to request documents, please do so by [                    ], 2020 to receive them before the Kensington special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus/information statement relating to Kensington has been supplied by Kensington, and all such information relating to QuantumScape has been supplied by QuantumScape. Information provided by either Kensington or QuantumScape does not constitute any representation, estimate or projection of any other party.

Neither Kensington nor QuantumScape has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus/information statement or in any of the materials that have been incorporated in this proxy statement/prospectus/information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus/information statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus/information statement does not extend to you. The information contained in this proxy statement/prospectus/information statement speaks only as of the date of this proxy statement/prospectus/information statement unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

QUANTUMSCAPE FINANCIAL STATEMENTS

QuantumScape Corporation Audited Financial Statements

QuantumScape Corporation Unaudited Condensed Financial Statements

Unaudited Condensed Consolidated Financial Statements as of June 30, 2020

Condensed Consolidated Balance Sheets as of June 30, 2020 (unaudited) and December 31, 2019	F-30
Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2020 and 2019 (unaudited)	F-31
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the six months ended June 30, 2020 and 2019 (unaudited)	F-32
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2020 and 2019 (unaudited)	F-33
Notes to the Condensed Consolidated Financial Statements	F-34

KENSINGTON FINANCIAL STATEMENTS

Kensington Capital Acquisition Corp. Audited Financial Statements

Kensington Capital Acquisition Corp. Unaudited Condensed Financial Statements

Unaudited Condensed Balance Sheet as of June 30, 2020	F-64
Unaudited Condensed Statement of Operations for the period from April 17, 2020 (inception) through June 30, 2020	F-65
Unaudited Condensed Statement of Changes in Stockholders’ Equity for the period from April 17, 2020 (inception) through June 30, 2020	F-66
Unaudited Condensed Statement of Cash Flows for the period from April 17, 2020 (inception) through June 30, 2020	F-67
Notes to Unaudited Condensed Financial Statements	F-68

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of QuantumScape Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of QuantumScape Corporation (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and common stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as QuantumScape Corporation’s auditor since 2012.

Redwood City, California

September 21, 2020

QuantumScape Corporation

Consolidated Balance Sheets

(In Thousands, Except Share and per Share Amounts)

	December 31
Assets	2019	2018
Current assets
Cash and cash equivalents ($3,409 and $3,368 as of December 31, 2019 and 2018, respectively, for joint venture)	$22,822	$31,052
Marketable securities	107,099	148,161
Prepaid expenses and other current assets	1,255	706

Total current assets	131,176	179,919
Property and equipment, net	25,492	28,702
Right-of-use lease asset	12,942	—
Other assets	2,774	2,593

Total assets	$172,384	$211,214

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$2,851	$757
Accrued liabilities	1,307	1,404
Accrued compensation	1,112	802
Operating lease liability, short-term	1,080	—
Lease financing obligation, short-term	—	669
Strategic premium, short-term	873	1,455

Total current liabilities	7,223	5,087

Deferred rent expense, long-term	—	316
Operating lease liability, long-term	12,463	—
Lease financing obligation, long-term	—	10,361
Convertible preferred stock warrant liabilities	1,860	1,766
Strategic premium, long-term and other liabilities	436	764

Total liabilities	21,982	18,294

Commitment and contingencies (see Note 7)

Redeemable convertible preferred stock
Redeemable convertible preferred stock, par value of $0.0001 per share, 49,073,189 and 49,073,189 shares authorized as of December 31, 2019 and 2018, respectively, 48,390,851 and 48,390,851 shares issued and outstanding with aggregate liquidation preference of $414,335 and $414,335 as of December 31, 2019 and 2018, respectively	405,575	405,575

Stockholders’ deficit
Common stock—$0.0001 par value; 128,000,000 shares authorized (81,000,000 Class A and 47,000,000 Class B); 11,229,241 and 11,075,476 Class A and Class B shares issued and outstanding at December 31, 2019 and 2018, respectively	1	1
Additional paid-in-capital	43,077	35,957
Treasury stock- fair market value at repurchase; 438,191 shares at December 31, 2019 and 2018	(4,189)	(4,189)
Accumulated other comprehensive income (loss)	90	(31)
Accumulated deficit	(295,862)	(246,083)

Total QuantumScape stockholders’ deficit	(256,883)	(214,345)
Non-controlling interest	1,710	1,690

Total stockholders’ deficit	(255,173)	(212,655)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$172,384	$211,214

The accompanying notes are an integral part of these consolidated financial statements.

QuantumScape Corporation

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except Share and per Share Amounts)

	Year Ended December 31
	2019	2018
Operating expenses:
Research and development	$45,944	$35,634
General and administrative	9,874	9,768
Amortization of intangible assets	—	51

Total operating expenses	55,818	45,453

Loss from operations	(55,818)	(45,453)

Other income (expense):
Interest expense	(94)	(1,520)
Interest income	3,608	2,127
Other income	1,041	702

Total other income	4,555	1,309

Net loss	(51,263)	(44,144)
Less: Net income attributable to non-controlling interest , net of tax of $0 for the years ended December 31, 2019 and 2018	20	5

Net loss attributable to common stockholders	$(51,283)	$(44,149)

Net loss	$(51,263)	$(44,144)
Other comprehensive income (loss):
Unrealized gain on marketable securities	121	89

Total comprehensive loss	(51,142)	(44,055)
Less: Comprehensive income attributable to non-controlling interest	20	5

Comprehensive loss attributable to common stockholders	$(51,162)	$(44,060)

Basic and Diluted net loss per share	$(4.58)	$(3.97)

Basic and Diluted weighted-average common shares outstanding	11,194,183	11,108,638

The accompanying notes are an integral part of these consolidated financial statements.

QuantumScape Corporation

Consolidated Statements of Redeemable Convertible Preferred Stock and Common Stockholders’ Deficit

(In Thousands, Except Share and per Share Amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total QuantumScape Stockholders’ deficit	Non- Controlling interest	Total Stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2017	42,890,851	$282,822	11,077,614	$1	—	$—	$28,991	$(201,934)	$(120)	$(173,062)	$—	$(173,062)
Proceeds from issuance of Series E convertible preferred stock for cash at $22.3437 per share in September 2018, through December 2018, net of issuance cost of $137	5,500,000	122,753	—	—	—	—	—	—	—	—	—	—
Repurchase of common stock, reserved for future issuance	—	—	(438,191)	—	438,191	(4,189)	—	—	—	(4,189)	—	(4,189)
Exercise of stock option	—	—	436,053	—	—	—	1,084	—	—	1,084	—	1,084
Stock-based compensation	—	—	—	—	—	—	5,882	—	—	5,882	—	5,882
Capital contribution from non-controlling interest in joint venture	—	—	—	—	—	—	—	—	—	—	1,685	1,685
Net loss	—	—	—	—	—	—	—	(44,149)	—	(44,149)	5	(44,144)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	89	89	—	89

Balance at December 31, 2018	48,390,851	$405,575	11,075,476	$1	438,191	$(4,189)	$35,957	$(246,083)	$(31)	$(214,345)	$1,690	$(212,655)
Exercise of stock option	—		153,765	—	—	—	394	—	—	394	—	394
Stock-based compensation	—		—	—	—	—	6,726	85	—	6,811	—	6,811
Adoption of ASC 842	—		—	—	—	—	—	1,419		1,419	—	1,419
Net loss	—		—	—	—	—	—	(51,283)	—	(51,283)	20	(51,263)
Unrealized gain on marketable securities	—		—	—	—	—	—	—	121	121	—	121

Balance at December 31, 2019	48,390,851	$405,575	11,229,241	$1	438,191	$(4,189)	$43,077	$(295,862)	$90	$(256,883)	$1,710	$(255,173)

The accompanying notes are an integral part of these consolidated financial statements.

QuantumScape Corporation

Consolidated Statements of Cash Flows

(In Thousands, Except Share and per Share Amounts)

	Year Ended December 31
	2019	2018
Operating activities
Net loss	$(51,263)	$(44,144)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,577	5,681
Amortization of right-of-use assets	1,159	—
Gain on property and equipment disposal	(90)	—
Amortization of discount on marketable securities	(1,964)	(1,334)
Amortization of strategic premium	(873)	(1,455)
Stock-based compensation expense	6,811	5,882
Changes in fair value of convertible preferred stock warrants	94	630
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(550)	(174)
Accounts payable, accrued liabilities and accrued compensation	319	(808)
Operating lease liability	(951)	—

Net cash used in operating activities	(41,731)	(35,722)

Investing activities
Purchases of property and equipment	(9,846)	(7,402)
Proceeds from maturities of marketable securities	239,500	122,750
Purchases of marketable securities	(196,353)	(190,042)

Net cash provided by (used in) investing activities	33,301	(74,694)

Financing activities
Proceeds from issuance of common stock, net of issuance costs	394	1,084
Proceeds from issuance of preferred stock, net of issuance costs	—	122,755
Capital contribution from non-controlling interest in joint venture	—	1,685
Repurchase of common stock	—	(4,189)
Repayment of lease financing obligation	—	(578)

Net cash provided by financing activities	394	120,757

Net (decrease) increase in cash, cash equivalents and restricted cash	(8,036)	10,341
Cash, cash equivalents and restricted cash at beginning of period	33,632	23,291

Cash, cash equivalents and restricted cash at end of period	$25,596	$33,632

Supplemental disclosure of cash flow information
Cash paid for interest	—	878
Non-cash investing and financing activities
Purchases of property and equipment, accrued but not paid	2,547	517

The following presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Consolidated Balance Sheets:

	Year Ended December 31
	2019	2018
Cash and cash equivalents	$22,822	$31,052
Other assets	2,774	2,580

Total cash, cash equivalents and restricted cash	$25,596	$33,632

The accompanying notes are an integral part of these consolidated financial statements.

QuantumScape Corporation

Notes to Consolidated Financial Statements

December 31, 2019

1. Nature of Business

Organization

QuantumScape Corporation (the Company) was incorporated in Delaware in May 2010. The Company is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The Company is headquartered in San Jose, California.

The Company is focused on the development and commercialization of its solid-state lithium-metal batteries. Planned principal operations have not yet commenced. As of December 31, 2019, the Company has not derived revenue from its principal business activities.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) as determined by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) and pursuant to the regulations of the U.S. Securities and Exchange Commission (SEC).

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements as well as reported amounts of expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to the valuation of common stock and valuation of convertible preferred stock warrants, among others. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Principles of Consolidation

The Company’s policy is to consolidate all entities that it controls by ownership of a majority of the outstanding voting stock. In addition, the Company consolidates entities that meet the definition of a variable interest entity (“VIE”) for which the Company is the related party most closely associated with and is the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. For consolidated entities that are less than wholly owned, the third party’s holding of an equity interest is presented as Noncontrolling interests in the Company’s Consolidated Balance Sheet and Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit. The portion of net earnings attributable to the noncontrolling interests is presented as Net income (loss) attributable to noncontrolling interests in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

The Company was a single-legal entity prior to becoming a partner with Volkswagen in QSV Operations, LLC . As noted in “Joint Venture” discussion, the Company determined the JV entity was a VIE for which it was required to consolidate the operations upon its formation in 2018. The Company continued to consolidate the operations of the JV entity in 2019 as the determination of the variable interest entity has not changed.

Joint Venture

On June 18, 2018 QSV Operations, LLC (“JV entity”) was incorporated as a limited liability company. Volkswagen Group of America, Inc. (“VWGoA”), Volkswagen Group of America Investments, LLC (“VGA”) and QuantumScape executed a Joint Venture Agreement (“JVA”), effective September 2018, with the goal of jointly establishing a manufacturing facility in the United States to produce the pilot line of the Company’s product through the JV entity. Volkswagen is a related party stockholder (13.1% voting interest holder in the Company as of December 31, 2019 and 2018 and as of the formation of the JV entity), and also participated in the Company’s Series E convertible preferred stock financing which closed concurrently with the effectiveness of the JV entity and the JVA. Upon the effectiveness of the JVA, each party contributed $1.7 million in cash to capitalize the JV entity in exchange for 50% equity interests.

The joint venture is considered a variable interest entity with a related party and therefore the related party whose business is more closely related to the planned operations of the joint venture is required to consolidate the operations.

The Company determined its operations were most closely aligned with the operations of the joint venture and therefore has consolidated the results of the JV’s operations in its consolidated balance sheet, statement of operations and statement of stockholders’ equity. The JV entity has had minimal operations in 2019 and 2018.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, of which $18.7 million is held in a US government Money Market fund and through a repurchase agreement, and marketable securities, of which $107.1 million is invested in US government and agency securities. The Company seeks to mitigate its credit risk with respect to cash and cash equivalents and marketable securities by making deposits with large, reputable financial institutions and investing in shorter-term instruments.

Cash and Cash Equivalents and Restricted Cash

Management considers all highly liquid investments with an insignificant interest rate risk and original maturities of three months or less to be cash equivalents.

Restricted cash, if the date of availability or disbursement is longer than one year and the balances are maintained under an agreement that legally restricts the use of such funds, is not included within cash and cash equivalents and is reported within other assets.

Restricted cash is comprised of $2.8 million, of which $2.0 million is pledged as a form of security for the Company’s facility lease agreement and $0.8 million as collateral for two commercial letters of credits issued to an equipment supplier as of December 31, 2019. As of December 31, 2018, restricted cash was $2.6 million.

Marketable Securities

The Company’s investment policy is consistent with the definition of available-for-sale securities. The Company does not buy and hold securities principally for the purpose of selling them in the near future. The Company’s policy is focused on the preservation of capital, liquidity, and return. From time to time, the Company may sell certain securities, but the objectives are generally not to generate profits on short-term differences in price.

These debt securities are carried at estimated fair value with unrealized holding gains and losses included in other comprehensive loss in stockholders’ deficit until realized. Gains and losses on marketable security transactions are reported on the specific-identification method. Dividend and interest income are recognized when earned.

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

•	Level 1 – Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

As of December 31, 2019 and 2018, the carrying values of cash and cash equivalents, accounts payable and accrued liabilities approximate their respective fair values due to their short-term nature.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. The estimated useful lives of assets are as follows:

Computers and hardware	3 years
Furniture and fixtures	7 years
Lab equipment	5 years
Building and improvements	25 years
Leasehold improvements	Shorter of the lease term (including estimated renewals) or the estimated useful lives of the improvements

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations and comprehensive loss in the period realized.

Intangible Assets

Licensed technology intangible assets are amortized over the estimated economic life following the pattern in which the economic benefits of the license are utilized. The licensed technology assets acquired during the previous years were determined to have a useful life of five years and have been amortized using a straight-line method to operating expenses.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. No impairment charges have been recorded in any of the periods presented.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, lessees classify arrangements meeting the definition of a lease as operating or financing leases, and leases are recorded on the consolidated balance sheet as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right-of-use asset results in front-loaded expense over the lease term. Variable lease expenses, including common maintenance fees, insurance and property tax, are recorded when incurred.

In calculating the right-of-use asset and lease liability, the Company elects to combine lease and non-lease components for all classes of assets. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election, and instead recognizes rent expense on a straight-line basis over the lease term.

Prior to the adoption of ASC 842, Leases, the Company accounted for leases in accordance with ASC 840, Leases, as more fully described in Note 6.

Convertible Preferred Stock

The Company records shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified all of its outstanding convertible preferred stock as temporary equity. The convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock will become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur.

Free-Standing Convertible Preferred Stock Warrants Liability

Free-standing warrants issued by the Company for the purchase of shares of its convertible preferred stock are classified as liabilities on the accompanying balance sheets at fair value using an Option-Pricing Model (OPM). The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded as interest expense in the accompanying statements of operations and comprehensive loss. The Company will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise of the warrants, at which time the liability will be reclassified to equity, or the expiration of the warrants, at which time the entire amount would be reversed and reflected in the accompanying statements of operations and comprehensive loss.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Research and Development Cost

Costs related to research and development are expensed as incurred. The Company records payments received (if any) for research and development effort as contra research and development.

Battery Cell Development and Evaluation Agreement

In October 2015, the Company entered into a development and evaluation agreement with VWGoA. Pursuant to the agreement, the parties agree to conclude the phase of the previous collaboration and to continue their collaboration on the development of a new project of mutual interest. The Company was eligible to receive up to $0.5 million, payable with the achievement of milestones. These payments were intended to offset some of the Company’s incremental cost associated with the battery cell development project for items such as personnel and materials. In exchange, the Company will have some restriction and limitation in providing product developed under the Project to companies other than VWGoA or its affiliates.

In September 2018, the Company,VWGoA and VGA entered into a JVA as more fully described below. For the mutual promises contained in the JVA, the parties amended the Battery Cell Development and Evaluation Agreement by replacing some provisions in the original agreement including among other items the deletion of the $0.5 million fee payment provision.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards made to employees, directors, and non-employees (beginning in the year ended December 31, 2019), including stock options and restricted shares, based on estimated fair values recognized over the requisite service period.

The fair value of options granted is estimated on the grant date using the Black-Scholes option valuation model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (weighted-average period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock, and an assumed risk-free interest rate. The Company accounts for forfeitures when they occur. The Company uses the simplified calculation of the expected life, which takes into consideration the grant’s contractual life and vesting period and assumes that all options will be exercised between the vesting date and the contractual term of the option. No awards have been issued with a market condition or other non-standard terms.

Prior to January 1, 2019, stock-based awards granted to non-employees were subject to periodic re-measurement over the period that services are rendered. Beginning January 1, 2019 upon the adoption of Accounting Standards Update (“ASU”) 2018-07. Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting as described in Note 3, the measurement of equity-classified nonemployee awards is fixed at the grant date.

There is no public market for the Company’s stock. The estimate for volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the

Company. Since these comparable companies operate in the same industry segment, the Company expects that it would share similar characteristics, such as risks profiles, volatility, capital intensity, clientele, and market growth patterns and drivers.

The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Income Taxes

The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss carryforwards, measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized.

The Company recognizes tax liabilities based upon its estimate of whether, and the extent to which, additional taxes will be due when such estimates are more likely than not to be sustained. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Comprehensive Income or Loss

The Company’s comprehensive income or loss consists of net income or loss and other comprehensive loss. Unrealized gains or losses on available-for-sale investments are included in the Company’s other comprehensive income or loss.

Net Loss per Share of Common Stock

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock do not have a contractual obligation to share in any losses.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of redeemable convertible preferred stock, stock options and warrants. As the Company has reported losses for all periods presented, all potentially dilutive securities including redeemable convertible preferred stock, stock options and warrants, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

3. Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09¸Revenue from Contracts with Customers (Topic 606), a new standard to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under U.S. GAAP. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard was effective for the Company for the fiscal year ended December 31, 2019. There was no impact to its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842 or ASC 842), which supersedes the guidance in former ASC 840, Leases. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The Company early adopted the standard as of January 1, 2019, using the modified retrospective transition approach by recognizing a cumulative effect adjustment to the opening balance of retained earnings as of January 1, 2019. The Company availed itself of the practical expedients provided under ASC 842 regarding identification of leases, lease classification, indirect costs, and the combination of lease and non-lease components for all classes of assets. The Company continues to account for leases in the prior period financial statements under ASC 840. The following table summarizes the cumulative effect of adopting ASC 842 as of January 1, 2019:

Consolidated Balance Sheet	As reported December 31, 2018	ASC 842 adjustments	As adjusted January 1, 2019
Assets
Property and equipment, net	28,702	(9,611)	19,091
Right-of-use lease asset	—	14,100	14,100
Liabilities, temporary equity and stockholders’ deficit
Accrued liabilities	1,402	(77)	1,325
Operating lease liability, short-term	—	951	951
Lease financing obligation, short-term	669	(669)	—
Deferred rent expense, long-term	316	(316)	—
Operating lease liability, long-term	—	13,543	13,543
Lease financing obligation, long-term	10,361	(10,361)	—
Accumulated deficit	(246,083)	1,419	(244,664)

The adoption of Topic 842 included the evaluation of existing leases, including the Company’s headquarters building which was previously accounting for as a financing lease (see further discussion in Note 6). The headquarters lease was accounted for as a financing lease due to the Company’s involvement in the construction for the building improvements and it did not meet the sales-leaseback criteria for de-recognition of the building assets and liabilities under Topic 840. As the construction was complete prior to the adoption of Topic 842 and all other operating lease criteria were met at the date of adoption, the headquarters lease was classified as an operating lease. On January 1, 2019, the Company de-recognized the existing building improvements (deemed owner) of $9.6 million included within property, plant and equipment, net, and the related lease financing obligations of $11.0 million. This change resulted in a $1.4 million net decrease to accumulated deficit. In addition, on January 1, 2019, the Company recognized a right-of-use asset of $14.1 million, net of deferred rent of $0.4 million, and operating lease liabilities of $14.5 million. The Company determined that the lease term would include the renewal extension option, as it is reasonably certain that it would exercise the option, and included the estimated lease payments for the extension period in the calculation of the right of use asset and the related operating lease liabilities.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting which simplifies the accounting for share-based payment awards issued to nonemployees for goods and services, including fixing the estimated fair value of the stock award at the date of grant. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The adoption of ASU 2018-07 requires a modified retrospective transition approach, with a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company early adopted this guidance as of January 1, 2019 with an immaterial impact upon adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 also provides updated guidance regarding the impairment of available-for-sale debt securities and includes additional disclosure requirements. The Company plans to early adopt this guidance as of January 1, 2020 with no financial statement impact upon adoption expected.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangement (Topic 808): clarifying the Interaction between Topic 808 and Topic 606, which clarifies that certain transactions between participants in a collaborative arrangement should be accounted for under ASC Topic 606 when the counterparty is a customer. In addition, Topic 808 precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue from contracts with customers if the counterparty is not a customer for that transaction. This guidance will be effective beginning January 1, 2020. The Company currently has no transactions which fall under this guidance upon adoption and therefore there is no financial statement impact upon adoption.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2021 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

4. Fair Value Measurement

Marketable Securities

The following table summarizes, by major security type, the Company’s assets that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. Amortized cost net of unrealized gain is equal to fair value as of December 31, 2019. The fair value as of December 31, 2019 and 2018, are as follows (amounts in thousands):

	December 31, 2019
	Amortized Cost	Unrealized Gain	Fair Value
Level 1 securities
Money market fund	$5,163	$—	$5,163
Level 2 securities
Repurchase agreement	13,500	—	13,500
US government securities	107,009	90	107,099

Total Level 2 securities	120,509	90	120,599

Total	$125,672	$90	$125,762

	December 31, 2018
	Amortized Cost	Unrealized Loss	Fair Value
Level 1 securities
Money market fund	$13,259	$—	$13,259
Level 2 securities
Repurchase agreement	14,000	—	14,000
US government securities	148,192	(31)	148,161

Total Level 2 securities	162,192	(31)	162,161

Total	$175,451	$(31)	$175,420

Any realized gains and losses and interest income are included in interest income.

As of December 31, 2019, the Company did not have any available-for-sale securities in an unrealized loss position. The estimated amortized cost and fair value of available-for-sale securities by contractual maturity as of December 31, 2019, are as follows (amount in thousands):

	December 31, 2019
	Less than 12 months		12 months or greater		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Money market fund	$5,163	5,163	—	—	$5,163	$5,163
Repurchase agreement	13,500	13,500	—	—	13,500	13,500
US government securities	107,009	107,099	—	—	107,009	107,099

Total available-for-sale securities	$125,672	$125,762	$—	$—	$125,672	$125,762

Warrants

In 2011 through 2013, in connection with an equipment and loan security agreement with TriplePoint Capital, the Company issued warrants to purchase 124,586 shares of Series A convertible preferred stock at $2.20131 per share (“the TPC1 warrants”).

The TPC1 warrants expire at the later of 7 years from effective date or five years after an initial public offering or acquisition. The Company recorded the fair value of the warrants upon issuance as debt issuance cost and amortized the amount over the term of the agreement to interest expense in the statement of operations and comprehensive loss.

In January 2015, the Company entered into another equipment loan and security agreement with TriplePoint Capital. In connection with the borrowing of funds per the agreement, the Company issued warrants to purchase 129,718 shares of Series C convertible preferred stock at $10.40717 per share (“TPC2 warrants”). The TPC2 warrants expire at the later of 2022 or five years after an initial public offering or acquisition. The Company recorded the fair value of the warrants upon issuance as debt issuance cost and amortized the amount over the term of the agreement to interest expense in the statement of operations and comprehensive loss.

As the underlying convertible preferred shares of the outstanding TPC warrants are redeemable outside the control of the Company, the fair value of the TPC warrants are reported on the Company’s balance sheets as a long-term liability as of December 31, 2019 and 2018, in the amount noted in the table below.

The Company re-measured the fair value of the outstanding TPC1 and TPC2 warrants at December 31, 2019 with the difference recorded in interest expense. The TPC1 warrants were re-measured at December 31, 2019, using the OPM with the following assumptions: option term of 5 years, volatility of 58.5%, risk-free interest rate of 1.69% and no expected dividends. The TPC2 warrants were re-measured at December 31, 2019, using the OPM with the following assumptions: option term of 5 years, volatility of 45.0%, risk-free interest rate of 1.69% and no expected dividends. The 5 year term was derived based on the Company’s estimation of the timing of the exercise of the warrants. The Company applied a 35% discount for lack of marketability to the OPM values. Significant changes in the option term and volatility would result in a significantly higher or lower fair value measurement, respectively.

The TPC1 and TPC2 warrants are classified as Level 3 in the fair value hierarchy. The following table (amount in thousands) presents the reconciliation of the Company’s liabilities measured and recorded at fair value on a recurring basis using the significant observable inputs outlined above.

	TPC1 Warrants	TPC2 Warrants	Total Liability
Balance at January 1, 2018	609	527	1,136
Re-measurement loss included in interest expense	375	255	630

Balance at December 31, 2018	984	782	1,766
Re-measurement loss included in interest expense	52	42	94

Balance at December 31, 2019	1,036	824	1,860

5. Property and Equipment

Property and equipment at December 31, 2019 and 2018, consisted of the following (amounts in thousands):

	As of December 31,
	2019	2018
Computers and hardware	$598	$505
Furniture and fixtures	4,755	4,730
Lab equipment	25,919	21,550
Building and improvements (deemed owner)	—	11,964
Leasehold improvements	12,005	11,817
Construction-in-progress	8,610	1,739

	51,887	52,305
Accumulated depreciation and amortization	(26,395)	(23,603)

Property and equipment, net	$25,492	$28,702

Depreciation and amortization expense related to property and equipment was $5.6 million and $5.7 million for the years ended December 31, 2019 and 2018, respectively.

The terms of the Company’s lease agreement for its headquarters site required the Company’s involvement in the construction funding of the building improvements, therefore the Company is the “deemed owner” (for accounting purposes only) of this building prior to the Company’s adoption of ASC 842, Leases. Accordingly, it recorded an asset of $12.0 million, representing the total costs of the building and improvements, including the costs paid by the lessor (the legal owner of the building), with corresponding liabilities in 2013 upon commencement of the lease. Upon the Company’s adoption of ASC 842, Leases, the Company derecognized the net building assets of $9.6 million, as discussed in see Note 3.

6. Leases

The Company currently leases its headquarters under a single lease classified as an operating lease expiring in January 2023. Fixed rent escalates each year and the Company is responsible for a portion of the landlord’s operating expenses such as property tax, insurance and common area maintenance. Under the lease, the Company has one 60-month renewal option, which has been included in the calculation of lease liabilities and right of use assets at the adoption date as the exercise of the option was reasonably certain. As the renewal rent has not been negotiated, the Company uses an estimated rent rate which approximates the fair market rent at adoption for the extension period. This lease does not have any contingent rent payments and does not contain residual value guarantees.

Upon the adoption of ASC 842, Leases, on January 1, 2019 (as discussed in Note 3 and further below) the headquarters building lease was reclassified from a financing lease to an operating lease. The Company does not have any other leases classified as financing leases during the years ended December 31, 2019 and 2018.

At December 31, 2019, the Company had operating lease liabilities of $13.5 million and right-of-use assets of $12.9 million.

The components of lease related expense are as follows (amounts in thousands):

Year Ended December 31, 2019
Operating leases
Operating lease cost	$2,143
Variable lease cost	425

Operating lease expense	$2,568

The components of supplemental cash flow information related to leases are as follows (amounts in thousands):

Year Ended December 31, 2019
Operating cash flows—operating leases	$1,936
Right-of-use assets obtained in exchange for operating lease liabilities	$14,100

December 31, 2019
Weighted-average remaining lease term—operating leases (in years)	8.1
Weighted-average discount rate—operating leases	7.00%

As of December 31, 2019, future minimum payments during the next five years and thereafter are as follows (amounts in thousands):

Operating Leases
Year Ended December 31, 2020	$1,994
Year Ended December 31, 2021	2,053
Year Ended December 31, 2022	2,115
Year Ended December 31, 2023	2,301
Year Ended December 31, 2024	2,318
Thereafter	7,146

Total	17,927
Less present value discount	(4,384)

Operating lease liabilities	$13,543

The Company’s lease agreement does not provide an implicit rate, so the Company used an estimated incremental borrowing rate, which was derived from third-party information available at the time the Company adopted ASC 842, Leases, in determining the present value of lease payments. The rate used is for a secured borrowing of a similar term as the lease.

Prior to the Company’s adoption of ASC 842, Leases, the terms of the Company’s lease agreement at the singing of the agreement required the Company’s involvement in the construction funding of the building improvements, the Company was the “deemed owner” (for accounting purposes only) of this building. Upon completion of construction of the building improvements in 2014, the Company did not meet the sales-leaseback criteria for de-recognition of the building assets and liabilities. Therefore, the lease was accounted for as a financing obligation of $12.0 million with a corresponding asset for the same amount.

The future minimum payments under the financing obligation at December 31, 2018 are as follows (amount in thousands):

	Land Rental	Financing Obligations	Total Payments
Year Ended December 31, 2019	$437	$1,499	$1,936
Year Ended December 31, 2020	450	1,544	1,994
Year Ended December 31, 2021	463	1,590	2,053
Year Ended December 31, 2022	477	1,638	2,115
Year Ended December 31, 2023	31	106	137

Total minimum payments	1,858	6,377	8,235
Less amount representing interest	—	(3,004)	(3,004)

Present value of lease financing obligations	$1,858	$3,373	$5,231

Sublease

In May 2017, the Company entered into an agreement to sublet approximately 15,000 square feet of the Company’s leased space for the sublease term of 3 years. In March 2018, the sublease agreement was amended to add approximately another 11,000 square feet to the sublease. The Company received $0.9 million and $0.7 million for the years ended December 31, 2019 and 2018 in sublease income and the amounts have been recorded in other income (expense). The sublease was terminated at the end of 2019.

7. Commitments and Contingencies

The Company is currently not aware of any investigations, claims, or lawsuits that it believes could have a material adverse effect on the financial position or on the results of operations.

8. Redeemable Convertible Preferred Stock

The Company’s certificate of incorporation, as amended and restated as of September 7, 2018 authorizes the issuance of 49,073,189 shares of $0.0001 par value convertible preferred stock. The following table summarizes the convertible preferred stock outstanding as of December 31, 2019, and the rights and preferences of the respective series:

	Shares
	Authorized	Issued
Series A	12,600,000	12,192,245
Series B	12,400,000	12,381,008
Series B-1	4,080,000	4,076,037
Series C	11,510,000	11,258,372
Series D	2,983,189	2,983,189
Series E	5,500,000	5,500,000

	49,073,189	48,390,851

In March 2016, the Board of Directors and stockholders approved the issuance of additional 2,983,189 shares of Series D convertible preferred stock at a price of $20.1127 per share and 2,485,990 shares were sold for net proceeds of $49.7 million to two new strategic investors. In March 2017, the Company sold 497,199 shares of Series D convertible preferred stock to an existing strategic investor for net proceeds of $10.0 million.

The Company determined that Series D convertible preferred stock share purchase agreements with the two new investors executed in 2016 contained strategic terms. Both companies had strategic interests in the Company’s technology and negotiated specific strategic terms expected to benefit these new investors, over and above the value that would be expected to be realized from the equity investment itself. Thus, the sale of the Series D convertible preferred stock to these two investors reflected a higher price (“strategic premium”) than what a market participant who did not receive these strategic benefits would be willing to pay. The Company allocated the net proceeds of $49.7 million from these two investors between the Series D convertible preferred stock and the strategic premium. Based on the Company’s valuation of the Series D convertible preferred stock, the Company calculated the strategic premium to be approximately $6.2 million which it recorded as a deferred liability on the balance sheet.

The sales of Series D convertible preferred stock in March 2017 to an existing investor was also determined to have included strategic terms as the investor is expected to benefit over and above the value to be realized from the equity investment itself. The Company allocated approximately $1.7 million of the proceeds as a strategic premium and recorded it as a deferred liability on the balance sheet.

The strategic premium is considered akin to payment for research and development efforts as the strategic premium will be used to pay for incremental costs associated with the Company’s battery cell development. The Company has an accounting policy to record research and development effort payments as contra research and development. Therefore, the Company records the benefits (amortization of the strategic premium) over the estimated period of the development agreements with the investors which was originally estimated to be three years at March 2016 and two years at March 2017.

In Q1 of 2018, the Company re-assessed the estimated period of the development agreements as part of its annual forecast process and determined that the period shall be extended for one more year. The updated period of the development agreements was utilized to amortize the remaining strategic premium during 2018.

In Q1 of 2019, the Company re-assessed the estimated period of the development agreements as part of its annual forecast process and determined that the period shall be extended for one more year. The updated period of the development agreement will be utilized to amortize the remaining strategic premium. For the year ended December 31, 2019 and December 31, 2018, the Company recorded amortization of $0.9 million and $1.5 million, respectively, as a reduction to research and development expenses.

In Q1 of 2020, the Company re-assessed the estimated period of the development agreements as part of its annual forecast process and determined that the period shall be extended for 6 months. The updated period of the development agreement will be utilized to amortize the remaining strategic premium.

In September 2018, the Board of Directors and stockholders approved the issuance of 5,500,000 shares of Series E convertible preferred stock at a price of $22.3437 per share. The Company sold the Series E convertible stock to VGA and four other investors between September and December 2018 for gross proceeds of $122.9 million of which VGA represented $100.0 million of the sale. The Company determined that the price VGA and other investors paid for Series E convertible preferred stock was at fair market value and that there was no strategic premium or discount in the transaction.

Dividends

The holders of shares of Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stock are entitled to receive non-cumulative dividends, out of any assets legally available for such purpose, prior and in preference to any declaration or payment of any dividend on the common stock, when, as, and if, declared by the Board of Directors in the amount equal to at least $0.1761408, $0.402, $0.4965296, $0.8325736, $1.6090 and $1.787 per share, respectively on each outstanding share of preferred stock. No distributions shall be made with respect to the common stock unless declared dividends on the preferred stock have been paid or set aside.

Conversion

Each share of Series A, Series B, and Series B-1 convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Class B common stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date of conversion (Series A at $2.20131 as of December 31, 2019 and 2018; Series B at $5.01900 as of December 31, 2019 and 2018; and Series B-1 at $6.20662 as of December 31, 2019 and 2018).

Each share of Series C, Series D and Series E convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Class A common stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date of conversion (Series C at $10.40717 as of December 31, 2019 and 2018 , Series D at $20.1127 as of December 31 2019 and 2018, and Series E at $22.3437 as of December 31, 2019 and 2018).

The conversion price of each series of preferred stock may be subject to adjustment from time to time under certain circumstances. The preferred stock issued to date was sold at a price of $2.20131, $5.01900, $6.20662, $10.40717, $20.1127 and $22.3437 per share for Series A, Series B, Series B-1, Series C , Series D and Series E convertible preferred stock, respectively, which exceeded the fair value of the common stock. Accordingly, there was no intrinsic value associated with the issuance of the preferred stock through December 31, 2019, and there were no other separate instruments issued with the preferred stock that required further evaluation of a beneficial conversion option. Each share of convertible preferred stock shall automatically be converted into fully paid, non-assessable shares of common stock immediately upon the earlier of: (i) the sale by the Company of its common stock in a firm commitment, underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the Securities Act), the public offering price of which results in the aggregate cash proceeds to the Company of not less than $50.0 million (net of underwriting discounts and commissions); or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the preferred stock then outstanding.

Liquidation Preferences

In the event the Company liquidates, dissolves, or winds up its business, either voluntarily or involuntarily, the holders of its Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of its assets to the holders of common stock, $2.20131, $5.019, $6.20662, $10.40717, $20.1127 and $22.3437 per share, respectively, plus any declared but unpaid dividends. If the assets are insufficient to distribute this liquidation preference, then the entire assets of the Company shall be distributed on a pro rata basis to the convertible preferred stockholders.

If there are any remaining assets upon the completion of the liquidating distribution to the Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stockholders, the holders of the Company’s common stock will receive all of its remaining assets on a pro rata basis.

The merger or consolidation of the Company into another entity in which the Company’s stockholders own less than 50% of the voting stock of the surviving company, or the sale, transfer, or lease of substantially all the Company’s assets, shall be deemed a liquidation, dissolution, or winding up of the Company. However, the treatment of a liquidation, dissolution, or winding up may be waived by consent or vote of a majority of the outstanding preferred stockholders (voting as one class on an as-converted basis). The underlying Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred shares are considered redeemable outside of the Company’s control (i.e., the Series A, Series B, Series B-1, and Series C convertible stockholders control a majority of the Board of Directors, and a majority vote of Series A convertible stockholders can cause a liquidation).

Voting Rights

Each holder of convertible preferred stock Series A, Series B, and Series B-1 will convert into Class B common stock. Each holder of Series C, Series D and Series E convertible preferred stock will convert into Class A common stock. Each holder of Class B common stock shall be entitled to ten (10) votes per share of Class B common stock held by such holder as of the applicable record date. Each holder of Class A common stock shall be entitled to one (1) vote for each share of Class A common stock held by such holder as of the applicable record date. Except as otherwise expressly provided or by applicable law, the holders of Class A common stock and the holders of Class B common stock shall at all times vote together as one class on all matters submitted to a vote or for the written consent of the stockholders of the corporation.

9. Stockholders’ Equity

Common Stock

The Company’s certificate of incorporation authorizes the issuance of two classes of common stock, which are designated “Class A common stock,” and “Class B common stock.” The Company is authorized to issue 81,000,000 shares of Class A common stock, and 47,000,000 shares of Class B common stock, each with a par value of $0.0001 per share. Holders of the common stock are entitled to dividends when, as, and if, declared by the Company’s Board of Directors, subject to the rights of the holders of all classes of stock outstanding having priority rights to dividends. As of December 31, 2019, the Company had not declared any dividends. The holder of each share of Class A common stock is entitled to one vote, and the holder of each share of Class B common stock is entitled to ten votes. All common stock outstanding as of December 31, 2019 consists of 10,651,152 Class B common stock and 578,089 Class A common stock.

Repurchase of Common Stock

On November 13, 2018, the Board of Directors approved a Common Stock Repurchase Program to recognize the progress the Company has made and to provide liquidity to employees. Through this one time and a limited period offer, eligible employees were able to sell, at the employee’s election up to 15% of their vested options as of September 30, 2018, limited to 15,000 shares per employee, at $16.76 per share. The program was for 448,997 shares in aggregate with a maximum aggregate purchase price of $7.5 million. At the end of the offering period in December 2018, 438,191 shares were repurchased for an aggregate repurchase amount of $7.2 million in cash. As the repurchase price was greater than the fair value of the common stock at the date of the repurchase, the Company recorded $3.0 million in incremental compensation expense in the statement of operations ($2.5 million in research and development expense and $0.5 million in general and administrative expense).

Eligible employees were able to participate in the Common Stock Repurchase Program by selling existing shares, exercising stock option with cash payment for the cost of option exercise or cashless exercising stock options with the cost of the option exercise deducted from the repurchase payment. The 438,191 repurchased shares consisted of 199,839 shares of Class A common stock shares and 238,352 shares of Class B common stock. Shares of Class B common stock were converted into shares of Class A common stock and together with the shares of Class A common stock were reserved as treasury shares for future issuance.

2010 Equity Incentive Plan

Under the Company’s 2010 Equity Incentive Plan (the Plan), the Company may grant options to purchase or directly issue shares of common stock to employees, directors, and non-employees.

Options may be granted at a price per share not less than 100% of the fair market value at the date of grant. If the option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of the common stock on the grant date. Options granted generally vest over a period of four years and have ten-year contractual terms.

Stock option activity under the Plan is as follows:

	Number of Shares Available for Issuance	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance at January 1, 2018	1,294,107	11,616,386	$3.94	7.26
Granted (1)	(350,800)	350,800	9.02
Cancelled and forfeited (1)	418,667	(418,667)	4.00
Exercised	—	(436,053)	2.75

Balance at December 31, 2018	1,361,974	11,112,466	4.15	6.44
Increase of option pool	3,500,000	—	N/A
Granted (1)	(2,972,750)	2,972,750	9.56
Cancelled and forfeited (1)	142,143	(142,143)	5.75
Exercised	—	(153,765)	2.56

Balance at December 31, 2019	2,031,367	13,789,308	$5.32	6.32

Vested and exercisable—December 31, 2019		9,376,316	$3.98

(1)	All option grants approved after July 2013 are from the Class A option pool. Class B cancellation and forfeitures are converted from Class B to Class A upon return to the option pool.

There were 153,765 options exercised during the year ended December 31, 2019 at the aggregate intrinsic value of $1.1 million.

Options with a fair value of $6.8 million and $8.2 million vested in 2019 and 2018, respectively.

Additional information regarding options outstanding at December 31, 2019, is as follows:

Exercise Price per Share	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)
$0.44	418,000	1.16
0.52	792,775	1.91
1.84	362,880	2.89
2.59	1,678,335	3.35
4.22	730,162	4.44
4.24	1,258,691	5.45
5.28	1,138,427	6.46
5.33	4,110,238	7.34
5.41	45,500	8.20
9.56	3,254,300	9.40

	13,789,308	6.32

Stock-based compensation expense is based on the grant-date fair value. The Company recognizes compensation expense for all stock-based awards on a straight-line basis over the requisite service period of the awards, which is generally the option vesting term of four years.

The following weighted average assumptions were used as inputs to the Black-Scholes OPM in determining the estimated grant-date fair value of the Company’s stock options to employees:

	2019	2018
Volatility	70.00%	70.00%
Risk-free interest rate	1.92	2.86
Expected term (in years)	6.02	5.98
Expected dividend	—	—
Weighted average fair value at grant date	$6.05	$5.78

Total employee stock-based compensation expense recognized in the accompanying statements of operations and comprehensive loss for stock options totaled $6.6 million and $5.7 million for the years ended December 31, 2019 and 2018, respectively. Total non-employee stock-based compensation expense includes $0.2 million and $0.2 million for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, the Company had employee and non-employee stock-based compensation of $21.6 million related to unvested stock options not yet recognized that are expected to be recognized over an estimated weighted average period of 3.03 years.

Total stock-based compensation expense recognized in the accompanying statements of operations and comprehensive loss for all equity awards is as follows (amounts in thousands):

	2019	2018
Research and development	$4,115	$2,725
General and administrative	2,696	3,157

Total stock-based compensation expense	$6,811	$5,882

10. Earnings (Loss) Per Share

The Company computes earnings (loss) per share of the Class A common stock and Class B common stock using the two-class method required for participating securities. Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A common stock and Class B common stock (amounts in thousands, except share and per share amounts):

	Year Ended December 31,
	2019	2018
Numerator:
Net loss attributable to common stockholders	$(51,283)	$(44,149)
Denominator:
Weighted average Class A and Class B common shares outstanding-Basic and Diluted	11,194,183	11,108,638

Net loss per share attributable to Class A and Class B Common stockholders-Basic and Diluted	$(4.58)	$(3.97)

The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2019	2018
Series A convertible preferred stock	12,192,245	12,192,245
Series B convertible preferred stock	12,381,008	12,381,008
Series B-1 convertible preferred stock	4,076,037	4,076,037
Series C convertible preferred stock	11,258,372	11,258,372
Series D convertible preferred stock	2,983,189	2,983,189
Series E convertible preferred stock	5,500,000	5,500,000
Warrants to purchase Series A convertible preferred stock	124,586	124,586
Warrants to purchase Series C convertible preferred stock	129,718	129,718
Options outstanding	13,789,308	11,112,466

Total	62,434,463	59,757,621

11. Joint Venture and Non-controlling interest

As described in Note 2, on September 11, 2018, the Company entered into a JVA with VWGoA and VGA and formed QSV Operations, LLC, the JV entity. The Company determined the entity was a variable interest entity with a related party, and the Company’s operations were more closely associated with the JV entity. As such, the Company consolidated QSV Operations, LLC for financial reporting purposes, and a non-controlling interest was recorded for VGA’s interest in the net assets and operations of QSV operations to the extent of VGA’s investment. The Company’s consolidated balance sheet includes $3.4 million cash and cash equivalents and $0.01 million prepaid expenses of the JV entity at December 31, 2019 ($3.4 million and $0.1 million, respectively at December 31, 2018). Although the Company has consolidated the net assets of the JV entity, it has no right to the use of those assets for its standalone operations.

The following table sets forth the change in non-controlling interest for the year ended December 31, 2019 (amounts in thousands):

Non-controlling interest
Balance at January 1, 2018	$—
Net income attributable to non-controlling interest in consolidated JV	5
Non-controlling interest in a consolidated JV	1,685

Balance at December 31, 2018	1,690
Net income attributable to non-controlling interest in consolidated JV	20

Balance at December 31, 2019	$1,710

12. Income Taxes

The Company has no provision for income taxes for the years ended December 31, 2019 and 2018. The Company has no current tax expense from losses and no deferred expense from the valuation allowance.

A reconciliation from U.S statutory rate of 21% to the effective rate is below:

	Year Ended December 31,
	2019	2018
Federal Statutory rate	21.00%	21.00%
State tax expense (Fed effected)	7.03%	7.03%
Permanent tax items	-2.20%	-0.52%
R&D tax credit	4.54%	4.80%
Change to valuation allowance	-30.37%	-32.31%

Effective tax rate	0.00%	0.00%

Significant components of the Company’s net deferred tax assets as of December 31, 2019 and 2018, are as follows (amounts in thousands):

	Year Ended December 31,
	2019	2018
Deferred tax assets:
Net operating losses	$71,374	$58,873
Tax credits	10,219	7,891
Accruals and stock-based compensation	4,671	5,198
Lease liability	3,796	—
Intangibles	90	94

Gross deferred tax assets	90,150	72,056
Valuation allowance	(85,677)	(71,340)

Total deferred tax assets	$4,473	$716
Deferred tax liabilities:
Right of use assets	(3,627)	—
Fixed assets	(846)	(716)

Total deferred tax liabilities	(4,473)	(716)

Total net deferred tax assets	$—	$—

Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance, cumulative net losses, and projected future losses, the Company has provided a full valuation allowance against its deferred tax assets. The Company’s valuation allowance increased by $14.3 million and $14.4 million for the years ended December 31, 2019 and 2018, respectively.

At December 31, 2019, the Company had federal and state net operating loss carryforwards of approximately $259.4 million and $231.2 million, respectively. The federal net operating loss carryforwards generated prior to 2018 will expire at various dates beginning in 2030, if not utilized. We have federal net operating loss carryforwards of $89.2 million, which can be carried forward indefinitely. For the year ended December 31, 2019 and 2018, the Company has used 100% apportionment factor for California net operating losses. The state net operating loss carryforwards of $231.2 million will expire beginning in 2030, if not utilized.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed in to law on March 27, 2020, provided that NOLs generated in a taxable year beginning in 2018, 2019, or 2020, may now be carried back five years and forward indefinitely. In addition, the 80% taxable income limitation is temporarily removed, allowing NOLs to fully offset net taxable income.

The federal and state net operating loss carryforwards and research and development credit carryforwards may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code and similar provisions under state law. The Tax Reform Act contains provisions that limit the federal net operating loss carryforwards that may be used in any given year in the event of special occurrences, including significant ownership changes. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders, who own at least 5% of the Company’s stock, increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Company has not performed Section 382 analyses due to continued losses since inception. For the year ending December 31, 2019, the Company did not have any equity events which may cause an ownership change.

On September 9, 2019, the Treasury Department and the IRS issued proposed regulations under Section 382 of the Internal Revenue Code which, if finalized, will severely limit the ability of corporations to avail themselves of net operating losses (NOLs) following an ownership change. Specifically, the regulations would eliminate a safe harbor established in Notice 2003-65 that allows corporations to increase their Section 382 limitation by the gain inherent in their assets, even if those assets were not actually sold. The Company is still evaluating the effect of the proposed regulations and may perform a high-level analysis of the potential impact to utilize its tax attributes.

As of December 31, 2019, the Company also has Federal and California research and development credits of $9.8 million and $8.6 million, respectively. The federal tax credit carryforwards will expire beginning in 2031, if not utilized. The state tax credit carryforwards do not expire.

The Company records unrecognized tax benefits in accordance with ASC 740-10, Income Taxes. ASC 740-10 which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company had total unrecognized tax benefits of $7.1 million and $5.4 million as of December 31, 2019 and 2018, respectively.

A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows (amounts in thousands):

	Year Ended December 31,
	2019	2018
Beginning of the year	$5,372	$3,587
Increase—current year positions	1,704	1,552
Decrease—current year positions	—	—
Increase—prior year positions	—	233
Decrease—prior year positions	—	—

End of the year	$7,076	$5,372

The Company does not anticipate the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.

The Company’s policy is to classify interest and penalties associated with uncertain tax positions, if any, as a component of its income tax provision. For the years ended December 31, 2019 and 2018, the Company had no interest or penalties related to unrecognized tax benefits.

The federal and state income tax returns are open under the statute of limitations subject to tax examinations for the tax years ended December 31, 2015 through December 31, 2018. To the extent the Company has tax attribute carryforwards, the tax year in which the attribute was generated may still be adjusted upon examination by the IRS or state tax authorities to the extent utilized in a future period.

13. Related Party Agreements

Battery Development and Evaluation Agreement

In October 2015, the Company entered into a Battery development and evaluation agreement with VWGoA. In September 2018, certain amendments were made to this agreement. See Note 2 for further discussion.

Joint Venture Agreement

In September 11, 2018, the Company entered into a JVA with VWGoA and VGA as described in Note 2. In connection with this agreement, the parties also have entered into two operating agreements: (i) the Limited Liability Company Agreement of the JV entity to govern the respective rights and obligations as Members of the JV entity and (ii) the Common IP License Agreement for the Company to license certain intellectual property rights pertaining to automotive battery cells as defined in the JVA to VWGoA, VGA and the JV Entity.

Other Related Parties

One of the members of the Board of Directors is also a consultant to the Company, providing expertise in the area of science and materials. This board member was paid $0.2 million under a consulting agreement during the years ended December 31, 2019 and 2018. Also this member of the Board of Directors participated in the Company’s stock repurchase program selling 15,000 shares of Common Stock for total proceeds of $0.3 million in 2018.

14. Subsequent Events

The Company has evaluated subsequent events through September 21, 2020, the date the financial statements were available to be issued.

Beginning in March 2020, the COVID-19 pandemic and the measures imposed to contain this pandemic have disrupted and are expected to continue to impact the Company’s business. The magnitude of the impact of the COVID-19 pandemic on the Company’s productivity, results of operations and financial position, and its disruption to the Company’s business and battery development and timeline, will depend in part, on the length and severity of these restrictions and on the Company’s ability to conduct business in the ordinary course.

In May 2020, the Board of Directors and stockholders approved the sale of up to 11,354,260 shares of Series F convertible preferred stock at the price of $26.4218 per share for gross proceeds of approximately $300.0 million to VGA and other new and existing investors. In July 2020, Board of Directors and stockholders increased the approved sale of Series F to up to 14,684,843 shares for gross proceeds of approximately $388.0 million. The proceeds are expected to be received in December 2020 and Q1 2021.

In July 2020, we settled an outstanding legal matter regarding a former employee pursuant to which the Company received $0.8 million.

From January through September 2020, the Company granted 3,231,625 restricted stock units to employees as part of its annual refresh program and 961,530 stock options to new employees and an independent Board of Director member.

On September 3, 2020, Kensington Capital Acquisition Corp (“Kensington”) (NYSE:KCACU), together with Merger Sub, its fully owned subsidiary, announced that the Company has entered into a business combination transaction pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Kensington. If such business combination is ultimately completed, the Company would effectively comprise all of Kensington’s material operations. The business combination agreement requires the investment of $500.0 million from other private investors (PIPE) in addition to the $230.0 million already available in KCAC account.

QuantumScape Corporation

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Share and per Share Amounts)

	June 30, 2020	December 31, 2019
	Unaudited
Assets
Current assets
Cash and cash equivalents ($3,406 and $3,409 as of June 30, 2020 and December 31, 2019, respectively, for joint venture)	$29,175	$22,822
Marketable securities	69,512	107,099
Prepaid expenses and other current assets	1,703	1,255

Total current assets	100,390	131,176

Property and equipment, net	31,285	25,492
Right-of-use lease asset	12,336	12,942
Other assets	2,193	2,774

Total assets	146,204	172,384

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$1,490	$2,851
Accrued liabilities	1,987	1,307
Accrued compensation	1,349	1,112
Operating lease liability, short-term	1,148	1,080
Strategic premium, short-term	655	873

Total current liabilities	6,629	7,223
Operating lease liability, long-term	11,866	12,463
Convertible preferred stock warrant liabilities	1,851	1,860
Strategic premium, long-term and other liabilities	327	436

Total liabilities	20,673	21,982

Commitment and contingencies (see Note 7)

Redeemable convertible preferred stock
Redeemable convertible preferred stock, par value of $0.0001 per share, 60,427,449 and 49,073,189 shares authorized as of June 30, 2020 and December 31, 2019, respectively, 48,390,851 and 48,390,851 shares issued and outstanding with aggregate liquidation preference of $414,335 and $414,335 as of June 30, 2020 and December 31, 2019, respectively.	405,575	405,575

Stockholders’ deficit
Common stock – $0.0001 par value; 139,354,260 shares authorized (92,354,260 Class A and 47,000,000 Class B); 11,234,541 and 11,229,241 Class A and Class B shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in-capital	47,473	43,077
Treasury stock- fair market value at repurchase; 438,191 shares at June 30, 2020 and December 31, 2019	(4,189)	(4,189)
Accumulated other comprehensive income	147	90
Accumulated deficit	(325,181)	(295,862)

Total QuantumScape stockholders’ deficit	(281,749)	(256,883)
Non-controlling interest	1,705	1,710

Total stockholders’ deficit	(280,044)	(255,173)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$146,204	$172,384

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QuantumScape Corporation

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except Share and per Share Amounts)

	Six Months Ended June 30,
	2020	2019
	Unaudited
Operating expenses:
Research and development	$25,396	$21,203
General and administrative	4,747	4,927

Total operating expenses	30,143	26,130

Loss from operations	(30,143)	(26,130)

Other income (expense):
Interest expense	8	(1)
Interest income	811	2,046
Other income	—	592

Total other income	819	2,637

Net loss	(29,324)	(23,493)
Less: Net (loss) income attributable to non-controlling interest, net of tax of $0 for the six months ended June 30, 2020 and 2019	(5)	8

Net loss attributable to common stockholders	$(29,319)	$(23,501)

Net loss	$(29,324)	$(23,493)
Other comprehensive income (loss):
Unrealized gain on marketable securities	57	159

Total comprehensive loss	(29,267)	(23,334)
Less: Comprehensive (loss) income attributable to non-controlling interest	(5)	8

Comprehensive loss attributable to common stockholders	$(29,262)	$(23,342)

Basic and Diluted net loss per share	$(2.61)	$(2.10)

Basic and Diluted weighted-average common shares outstanding	11,233,773	11,181,928

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QuantumScape Corporation

Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In Thousands, Except Share and per Share Amounts)

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated other Comprehensive gain (loss)	Total QuantumScape Stockholders’ deficit	Non- Controlling interest	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	48,390,851	$405,575	11,229,241	$1	438,191	$(4,189)	$43,077	$(295,862)	$90	$(256,883)	$1,710	$(255,173)
Exercise of stock option	—	—	5,300	—	—	—	14	—	—	14	—	14
Stock-based compensation	—	—	—	—	—	—	4,382	—	—	4,382	—	4,382
Net loss	—	—	—	—	—	—	—	(29,319)	—	(29,319)	(5)	(29,324)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	57	57	—	57

Balance at June 30, 2020	48,390,851	$405,575	11,234,541	$1	$438,191	$(4,189)	$47,473	$(325,181)	$147	$(281,749)	$1,705	$(280,044)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated other Comprehensive gain (loss)	Total QuantumScape Stockholders’ deficit	Non- Controlling interest	Total
	Shares	Amount	Shares	Amount	Stock	Stock
Balance at December 31, 2018	48,390,851	$405,575	11,075,476	$1	$438,191	$(4,189)	$35,957	$(246,083)	$(31)	$(214,345)	$1,690	$(212,655)
Exercise of stock option	—	—	116,858	—	—	—	241	—	—	241	—	241
Stock-based compensation	—	—	—	—	—	—	2,867	—	—	2,867	—	2,867
Adoption of ASC 842	—	—	—	—			—	1,419	—	1,419	—	1,419
Net loss	—	—	—	—	—	—	—	(23,501)	—	(23,501)	8	(23,493)
Unrealized gain on marketable securities	—	—	—	—	—	—	—		159	159	—	159

Balance at June 30, 2019	48,390,851	$405,575	11,192,334	$1	$438,191	$(4,189)	$39,065	$(268,165)	$128	$(233,160)	$1,698	$(231,462)

QuantumScape Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

(In Thousands, Except Share and per Share Amounts)

	Six Month Ended June 30
	2020	2019
	Unaudited
Operating activities
Net loss	$(29,324)	$(23,493)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,075	2,909
Gain on property and equipment disposal	—	(90)
Amortization of right-of-use assets	606	571
Amortization of discount on marketable securities	(5)	(1,398)
Amortization of strategic premium	(327)	(436)
Stock-based compensation expense	4,382	2,867
Change in fair value of convertible preferred stock warrants	(9)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(448)	(643)
Accounts payable, accrued liabilities and accrued compensation	579	381
Operating lease liability	(529)	(465)

Net cash used in operating activities	(22,000)	(19,797)

Investing activities
Purchases of property and equipment	(9,891)	(2,813)
Proceeds from maturities of marketable securities	62,000	141,000
Purchases of marketable securities	(24,351)	(125,323)

Net cash provided by investing activities	27,758	12,864

Financing activities
Proceeds from issuance of common stock, net of issuance costs	14	241

Net cash provided by financing activities	14	241

Net increase (decrease) in cash, cash equivalents and restricted cash	5,772	(6,692)
Cash, cash equivalents and restricted cash at beginning of period	25,596	33,632

Cash, cash equivalents and restricted cash at end of period	$31,368	$26,940

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—
Non-cash investing and financing activities
Purchases of property and equipment, accrued but not paid	$1,524	$147

The following presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Consolidated Balance Sheets:

	June 30, 2020	December 31, 2019
Cash and cash equivalents	$29,175	$22,822
Other assets	2,193	2,774

Total cash, cash equivalents and restricted cash	$31,368	$25,596

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QuantumScape Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2020

1. Nature of Business

Organization

QuantumScape Corporation (the Company) was incorporated in Delaware in May 2010. The Company is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The Company is headquartered in San Jose, California.

The Company is focused on the development and commercialization of its solid-state lithium-metal batteries. Planned principal operations have not yet commenced. As of June 30, 2020, the Company has not derived revenue from its principal business activities.

Beginning in March 2020, the COVID-19 pandemic and the measures imposed to contain this pandemic have disrupted and are expected to continue to impact the Company’s business. To date, our business operations have been slowed due to the government restrictions, however there has not been a direct impact on our financial operations. The magnitude of the impact of the COVID-19 pandemic on the Company’s productivity, results of operations and financial position, and its disruption to the Company’s business and battery development and timeline, will depend in part, on the length and severity of these restrictions and on the Company’s ability to conduct business in the ordinary course.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) as determined by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) for interim financial information and pursuant to the regulations of the U.S. Securities and Exchange Commission (SEC).

Use of Estimates

The preparation of the condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements as well as reported amounts of expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to the valuation of common stock and valuation of convertible preferred stock warrants, among others. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of June 30, 2020, the interim condensed consolidated statements of redeemable preferred stock and stockholders’ deficit, the interim condensed consolidated statements of operations, and the interim condensed consolidated statements of cash flows for the six months ended June 30, 2020 and 2019, are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in management’s opinion, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of June 30, 2020 and its results of operations and cash flows for the six months ended June 30, 2020 and 2019. The financial data and the other financial information disclosed in the notes to these condensed consolidated financial statements related to the six month periods are also unaudited. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2019.

Principles of Consolidation

The Company’s policy is to consolidate all entities that it controls by ownership of a majority of the outstanding voting stock. In addition, the Company consolidates entities that meet the definition of a variable interest entity (“VIE”) for which the Company is the related party most closely associated with and is the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. For consolidated entities that are less than wholly owned, the third party’s holding of an equity interest is presented as Noncontrolling interests in the Company’s Consolidated Balance Sheet and Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit. The portion of net earnings attributable to the noncontrolling interests is presented as Net income (loss) attributable to noncontrolling interests in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

The Company was a single-legal entity prior to becoming a partner with Volkswagen Group of America (VWGoA) in the QSV Operations, LLC. As noted in “Joint Venture” discussion, the Company determined the JV entity was a VIE for which it was required to consolidate the operations upon its formation in 2018. The Company continued to consolidate the operations of the JV entity in 2019 through June 30, 2020 as the determination of the variable interest entity has not changed.

Joint Venture

On June 18, 2018 QSV Operations, LLC (“JV entity”) was incorporated as a limited liability company. VWGoA, VGA and QuantumScape executed a Joint Venture Agreement (“JVA”), effective September 2018, with the goal of jointly establishing a manufacturing facility in the United States to produce the pilot line of the Company’s product through the JV entity. Volkswagen is a related party stockholder (13.1% voting interest holder of the Company as of June 30, 2020, December 31, 2019 and as of the formation of the JV entity), and also participated in the Company’s Series E convertible preferred stock financing which closed concurrently with the effectiveness of the JV entity and the JVA. Upon the effectiveness of the JVA, each party contributed $1.7 million in cash to capitalize the JV entity in exchange for 50% equity interests.

The joint venture is considered a variable interest entity with a related party and therefore the related party whose business is more closely related to the planned operations of the joint venture is required to consolidate the operations.

The Company determined its operations were most closely aligned with the operations of the joint venture and therefore has consolidated the results of the JV’s operations in its consolidated balance sheet, statement of operations and statement of stockholders’ equity. The JV entity has had minimal operations in through June 30, 2020.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, of which $24.9 million is held a US government Money Market fund, and marketable securities, all of which are invested in US government securities. The Company seeks to mitigate its credit risk with respect to cash and cash equivalents and marketable securities by making deposits with large, reputable financial institutions and investing in shorter term and highly rated instruments.

Credit Impairment Implementation on Available For Sales Securities

An available for sales debt security is impaired when its fair value is less than its amortized cost basis. The portion of impairment due to a credit loss is recorded to net income through an allowance for credit losses, while any portion of impairment that is due to factors other than a credit loss (e.g., changes in market rates) is recognized in other comprehensive income, net of applicable taxes. However, if an entity intends to sell the debt security (that is, it has decided to sell the security), or more likely than not will be required to sell the security before recovery of its amortized cost basis, any allowance for credit losses shall be written off and the amortized cost basis shall be written down to the debt security’s fair value with any incremental impairment reported in earnings.

Restricted Cash

Restricted cash, if the date of availability or disbursement is longer than one year and the balances are maintained under an agreement that legally restricts the use of such funds, is not included within cash and cash equivalents and is reported within other assets.

As of June 30, 2020, restricted cash is comprised of $2.2 million of which $2.0 million was pledged as a form of security for the Company’s facility lease agreement and $0.2 million as collateral for a commercial letter of credits issued to an equipment supplier. As of December 31, 2019, restricted cash was $2.8 million.

Convertible Preferred Stock

The Company records shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified all of its outstanding convertible preferred stock as temporary equity. The convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock will become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards made to employees, directors, and non-employees (beginning in the year ended December 31, 2019), including stock options and restricted shares, based on estimated fair values recognized over the requisite service period.

The fair value of options granted is estimated on the grant date using the Black-Scholes option valuation model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (weighted-average period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock, and an assumed risk-free interest rate. The Company accounts for forfeitures when they occur. The Company uses the simplified calculation of the expected life, which takes into consideration the grant’s contractual life and vesting period and assumes that all options will be exercised between the vesting date and the contractual term of the option. No awards have been issued with a market condition or other non-standard terms.

Prior to January 1, 2019, stock-based awards granted to non-employees were subject to periodic re-measurement over the period that services are rendered. Beginning January 1, 2019 upon the adoption of Accounting Standards Update (“ASU”) 2018-07. Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting as described in Note 3, the measurement of equity-classified nonemployee awards is fixed at the grant date.

There is no public market for the Company’s stock. The estimate for volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. Since these comparable companies operate in the same industry segment, the Company expects that it would share similar characteristics, such as risks profiles, volatility, capital intensity, clientele, and market growth patterns and drivers.

The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Preferred Stock Tranche Liability

The Company has determined that its obligation to issue, and the Company’s investors’ right to purchase shares of Series F convertible preferred stock pursuant to the future time-based and milestone closings (see Note 8) represent a freestanding financial instrument (the “tranche liability”). The tranche liability was initially recorded at fair value and is remeasured at each reporting period and upon the exercise or expiration of the obligation, with gains and losses arising from subsequent changes in its fair value recognized in other expense, net, in the unaudited condensed consolidated statement of operations. At the time of the exercise or expiration of the tranche liability, the fair value of the tranche liability is reclassified to convertible preferred stock on the unaudited condensed consolidated balance sheet with no further remeasurement required.

3. Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 also provides updated guidance regarding the impairment of available-for-sale debt securities and includes additional disclosure requirements. The Company adopted this guidance as of January 1, 2020 with no impact upon adoption.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangement (Topic 808): clarifying the Interaction between Topic 808 and Topic 606, which clarifies that certain transactions between participants in a collaborative arrangement should be accounted for under ASC Topic 606 when the counterparty is a customer. In addition, Topic 808 precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue from contracts with customers if the counterparty is not a customer for that transaction. The Company adopted this guidance as of January 1, 2020 with no impact upon adoption.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2021 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

4. Fair Value Measurement

Marketable Securities

The following table summarizes, by major security type, the Company’s assets that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. Amortized cost net of unrealized gain is equal to fair value as of June 30, 2020 and December 31, 2019. The fair value as of June 30, 2020 and December 31, 2019, are as follows (amounts in thousands).

	June 30, 2020
	Amortized Cost	Unrealized Gain	Fair Value
Level 1 securities
Money market fund	$24,852	$—	$24,852
Level 2 securities
US government securities	69,365	147	69,512

Total	$94,217	$147	$94,364

	December 31, 2019
	Amortized Cost	Unrealized Gain	Fair Value
Level 1 securities
Money market fund	$5,163	$—	$5,163
Level 2 securities
Repurchase agreement	13,500	—	13,500
US government securities	107,009	90	107,099

Total Level 2 securities	120,509	90	120,599

Total	$125,672	$90	$125,762

Any realized gains and losses and interest income are included in interest income.

We regularly review our available-for-sale marketable securities in an unrealized loss position and evaluate the current expected credit loss by considering factors such as historical experience, market data, issuer-specific factors, and current economic conditions. As of June 30, 2020, no expected credit losses were recorded as there was no individual security in an unrealized loss position

The estimated amortized cost and fair value of marketable securities by contractual maturity as of June 30, 2020 is as follows (amounts in thousands):

	Amortized Cost	Fair Value
Due within one year	$94,217	$94,364
Due after one year and through five years	—	—

Total marketable securities	$94,217	$94,364

As of June 30, 2020 and December 31, 2019, the carrying values of cash and cash equivalents, accounts payable and accrued liabilities approximate their respective fair values due to their short-term nature.

Warrants

In 2011 through 2013, in connection with an equipment and loan security agreement with TriplePoint Capital, the Company issued warrants to purchase 124,586 shares of Series A convertible preferred stock at $2.20131 per share (“the TPC1 warrants”).

The TPC1 warrants expire at the later of 7 years from effective date or five years after an initial public offering or acquisition. The Company recorded the fair value of the warrants upon issuance as debt issuance cost and amortized the amount over the term of the agreement to interest expense in the statement of operations and comprehensive loss.

In January 2015, the Company entered into another equipment loan and security agreement with TriplePoint Capital. In connection with the borrowing of funds per the agreement, the Company issued warrants to purchase 129,718 shares of Series C convertible preferred stock at $10.40717 per share (“TPC2 warrants”). The TPC2 warrants expire at the later of 2022 or five years after an initial public offering or acquisition. The Company recorded the fair value of the warrants upon issuance as debt issuance cost and amortized the amount over the term of the agreement to interest expense in the statement of operations and comprehensive loss

As the underlying convertible preferred shares of the outstanding TPC warrants are redeemable outside the control of the Company, the fair value of the TPC warrants are reported on the Company’s balance sheets as a long-term liability as of June 30, 2020 and December 31, 2019, in the amount noted in the table below.

The Company re-measured the fair value of the outstanding TPC1 and TPC2 warrants at June 30, 2020 and 2019 with the difference recorded in interest expense using an Option Pricing Model (OPM). The TPC1 warrants were re-measured at June 30, 2020, using the Option Pricing Model (OPM) with the following assumptions: option term of 5 years, volatility of 64.4%, risk-free interest rate of 0.34% and no expected dividends. The TPC2 warrants were re-measured at June 30, 2020, using the OPM with the following assumptions: option term of 5 years, volatility of 49.4%, risk-free interest rate of 0.34% and no expected dividends. There was no re-measurement as of June 30, 2019 for the TPC1 and TPC2 warrants as there were no changes to the underlying assumptions. The 5 years term was derived based on the Company’s estimation of the timing of the exercise of the warrants. The Company applied a 35% discount for lack of marketability to the OPM values. Significant changes in the option term and volatility would result in a significantly higher or lower fair value measurement, respectively.

The TPC1 and TPC2 warrants are classified as Level 3 in the fair value hierarchy. The following table presents the reconciliation of the Company’s liabilities measured and recorded at fair value on a recurring basis using the significant observable inputs (Level 3) outlined above (amounts in thousands):

	TPC1 Warrants	TPC2 Warrants	Total Liability
Balance at December 31, 2018	$984	$782	$1,766
Re-measurement loss included in interest expense	—	—	—

Balance at June 30, 2019	$984	$782	$1,766

	TPC1 Warrants	TPC2 Warrants	Total Liability
Balance at December 31, 2019	$1,036	$824	$1,860
Re-measurement loss included in interest expense	(5)	(4)	(9)

Balance at June 30, 2020	$1,031	$820	$1,851

5. Property and Equipment

Property and equipment at June 30, 2020 and December 31, 2019, consisted of the following (amounts in thousands):

	June 30, 2020	December 31, 2019
Computers and hardware	$671	$598
Furniture and fixtures	8,688	4,755
Lab equipment	26,924	25,919
Leasehold improvements	13,284	12,005
Construction-in-progress	11,188	8,610

	60,755	51,887
Accumulated depreciation and amortization	(29,470)	(26,395)

Property and equipment, net	$31,285	$25,492

Depreciation and amortization expense related to property and equipment was $3.1 million and $2.9 million for the six months ended June 30, 2020 and 2019, respectively.

6. Leases

The Company currently leases its headquarters under a single lease classified as an operating lease expiring in January 2023. Fixed rent escalates each year, but the Company is responsible for a portion of the landlord’s operating expenses such as property tax, insurance and common area maintenance which are considered variable costs. Under the lease, the Company has one 60-month renewal option, which has been included in the calculation of lease liabilities and right of use assets at the adoption date as the exercise of the option was reasonably certain. As the renewal rent has not been negotiated, the Company uses an estimated rent rate which approximates the fair market rent at adoption for the extension period. This lease does not have any contingent rent payments and does not contain residual value guarantees.

The Company does not have any leases classified as financing leases.

The components of lease related expense are as follows (amounts in thousands):

	Six Months Ended June 30,
	2020	2019
Operating leases
Operating lease cost	$1,072	$1,072
Variable lease cost	201	212

Operating lease expense	1,273	1,284

The components of supplemental cash flow information related to leases are as follows (amounts in thousands):

	Six Months Ended June 30,
	2020	2019
Operating cash flows—operating leases	$995	$966
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$14,100

As of June 30, 2020, future minimum payments during the next five years and thereafter are as follows (amounts in thousands):

Operating Leases
Six Months Ended December 31, 2020	$999
Year Ended December 31, 2021	2,053
Year Ended December 31, 2022	2,115
Year Ended December 31, 2023	2,301
Year Ended December 31, 2024	2,318
Thereafter	7,146

Total	16,932
Less present value discount	(3,918)

Operating lease liabilities	$13,014

7. Commitments and Contingencies

Contingencies

The Company is currently not aware of any investigations, claims, or lawsuits that it believes could have a material adverse effect on the financial position or on the results of operations.

8. Redeemable Convertible Preferred Stock

The Company’s certificate of incorporation, as amended and restated as of May 14, 2020 authorizes the issuance of 60,427,449 shares of $0.0001 par value convertible preferred stock. The following table summarizes the convertible preferred stock outstanding as of June 30, 2020, and the rights and preferences of the respective series:

	Shares
	Authorized	Issued
Series A	12,600,000	12,192,245
Series B	12,400,000	12,381,008
Series B-1	4,080,000	4,076,037
Series C	11,510,000	11,258,372
Series D	2,983,189	2,983,189
Series E	5,500,000	5,500,000
Series F	11,354,260	—

	60,427,449	48,390,851

In March 2016, the Board of Directors and stockholders approved the issuance of additional 2,983,189 shares of Series D convertible preferred stock at a price of $20.1127 per share and 2,485,990 shares were sold for net proceeds of $49.7 million to two new strategic investors. In March 2017, the Company sold 497,199 shares of Series D convertible preferred stock to an existing strategic investor for net proceeds of $10.0 million.

The Company determined that Series D convertible preferred stock share purchase agreements with the two new investors executed in 2016 contained strategic terms. Both companies had strategic interest in the Company’s technology and have negotiated specific strategic terms expected to benefit these new investors, over and above the value that would be expected to be realized from the equity investment itself. Thus, the sale of the Series D convertible preferred stock to these two new investors reflected a higher price (“strategic premium”) than what a market participant who did not receive these strategic benefits would be willing to pay. The Company allocated the net proceeds of $49.7 million from these two investors between the Series D convertible preferred stock and the strategic premium. Based on the Company’s valuation of the Series D convertible preferred stock, the Company calculated the strategic premium to be approximately $6.2 million which it recorded as a deferred liability on the balance sheet.

The sales of Series D convertible preferred stock in March 2017 to an existing investor was also determined to have included strategic terms as the investor is expected to benefit over and above the value to be realized from the equity investment itself. The Company allocated approximately $1.7 million of the proceeds as a strategic premium and recorded it as a deferred liability on the balance sheet.

The strategic premium is considered akin to payment for research and development efforts as the strategic premium will be used to pay for incremental cost associated with the Company’s battery cell development. The Company has an accounting policy to record research and development effort payments as contra research and development. Therefore, the Company records the benefits (amortization of the strategic premium) over the estimated period of the development agreements with the investors which was originally estimated to be three years at March 2016 and two years at March 2017.

Subsequent to the Series D issuance, in 2018, 2019 and in the six months ended June 30, 2020, the Company re-assessed the estimated period of the development agreements as part of its annual forecast process and determined that the period should be extended. The updated period of the estimated period of the development agreements was utilized to amortize the remaining strategic premium during those periods. For the six months ended June 30, 2020 and June 30, 2019, the Company recorded amortization of $0.3 million and $0.4 million, respectively, as a reduction to research and development expenses.

In May 2020, the Board of Directors and stockholders approved the sale of up to 11,354,260 shares of Series F convertible preferred stock at the price of $26.4218 per share for gross proceeds of approximately $300.0 million to VGA and other new and existing investors. In July 2020, the Board of Directors and stockholders increased the Series F approved sale to up to 14,684,843 shares for gross proceeds of approximately $388.0 million. The proceeds are expected to be received in December 2020 and Q1 2021.

Dividends

The holders of shares of Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stock are entitled to receive non-cumulative dividends, out of any assets legally available for such purpose, prior and in preference to any declaration or payment of any dividend on the common stock, when, as, and if, declared by the Board of Directors in the amount equal to at least $0.1761408, $0.402, $0.4965296, $0.8325736, $1.6090 and $1.787 per share, respectively on each outstanding share of preferred stock. No distributions shall be made with respect to the common stock unless declared dividends on the preferred stock have been paid or set aside.

Conversion

Each share of Series A, Series B, and Series B-1 convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Class B common stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date of conversion (Series A at $2.20131 as of June 30, 2020 and December 31, 2019; Series B at $5.01900 as of June 30, 2020 and December 31, 2019; and Series B-1 at $6.20662 as of June 30, 2020 and December 31, 2019).

Each share of Series C, Series D and Series E convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Class A common stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date of conversion (Series C at $10.40717 as of June 30, 2020 and December 31, 2019 , Series D at $20.1127 as of June 30, 2020 and December 31, 2019, and Series E at $22.3437 as of June 30, 2020 and December 31, 2019).

The conversion price of each series of preferred stock may be subject to adjustment from time to time under certain circumstances. The preferred stock issued to date was sold at a price of $2.20131, $5.01900, $6.20662, $10.40717, $20.1127 and $22.3437 per share for Series A, Series B, Series B-1, Series C , Series D and Series E convertible preferred stock, respectively, which exceeded the fair value of the common stock. Accordingly, there was no intrinsic value associated with the issuance of the preferred stock through June 30, 2020, and there were no other separate instruments issued with the preferred stock that required further evaluation of a beneficial conversion option. Each share of convertible preferred stock shall automatically be converted into fully paid, non-assessable shares of common stock immediately upon the earlier of: (i) the sale by the Company of its common stock in a firm commitment, underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the Securities Act), the public offering price of which results in the aggregate cash proceeds to the Company of not less than $50,000,000 (net of underwriting discounts and commissions); or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the preferred stock then outstanding.

Liquidation Preferences

In the event the Company liquidates, dissolves, or winds up its business, either voluntarily or involuntarily, the holders of its Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of its assets to the holders of common stock, $2.20131, $5.019, $6.20662, $10.40717, $20.1127 and $22.3437 per share, respectively, plus any declared but unpaid dividends. If the assets are insufficient to distribute this liquidation preference, then the entire assets of the Company shall be distributed on a pro rata basis to the convertible preferred stockholders.

If there are any remaining assets upon the completion of the liquidating distribution to the Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stockholders, the holders of the Company’s common stock will receive all of its remaining assets on a pro rata basis.

The merger or consolidation of the Company into another entity in which the Company’s stockholders own less than 50% of the voting stock of the surviving company, or the sale, transfer, or lease of substantially all the Company’s assets, shall be deemed a liquidation, dissolution, or winding up of the Company. However, the treatment of a liquidation, dissolution, or winding up may be waived by consent or vote of a majority of the outstanding preferred stockholders (voting as one class on an as-converted basis). The underlying Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred shares are considered redeemable outside of the Company’s control (i.e., the Series A, Series B, Series B-1, and Series C convertible stockholders control a majority of the Board of Directors, and a majority vote of Series A convertible stockholders can cause a liquidation).

Voting Rights

Each holder of convertible preferred stock Series A, Series B, and Series B-1 will convert into Class B common stock. Each holder of Series C, Series D and Series E convertible preferred stock will convert into Class A common stock. Each holder of Class B common stock shall be entitled to ten (10) votes per share of Class B common stock held by such holder as of the applicable record date. Each holder of Class A common stock shall be entitled to one (1) vote for each share of Class A common stock held by such holder as of the applicable record date. Except as otherwise expressly provided or by applicable law, the holders of Class A common stock and the holders of Class B common stock shall at all times vote together as one class on all matters submitted to a vote or for the written consent of the stockholders of the corporation.

Series F Tranche Liability

In May 2020, the Company executed a stock purchase agreement and other related agreements with VGA for the investment of $200 million in the Company’s Series F convertible preferred stock. The transaction will be funded in two tranches with the first tranche to occur on December 1, 2020 and second tranche contingent on the occurrence of two milestones.

The stock purchase agreement with VGA obligates the Company to issue and sell, and VGA to purchase, up to a total of 7,569,508 shares of Series F convertible preferred stock (the “tranche shares”) at $26.4218 per share, on December 1, 2020 for half of the obligation (the time based portion of the agreement) and upon the occurrence of certain milestones for the remainder of the obligation (the “tranche liability”). The Company concluded that the Series F tranche liability met the definition of a freestanding financial instrument.

The Company estimated the fair value of the Series F tranche liability at the initial issuance date and at subsequent remeasurement date of June 30, 2020 and determined that the Series F tranche liability had no value at either date.

9. Stockholders’ Equity

Common Stock

As of June 30, 2020, the Company is authorized to issue 92,354,260 shares of Class A common stock, and 47,000,000 shares of Class B common stock, each with a par value of $0.0001 per share. As of June 30, 2020 and December 31, 2019, common stock outstanding consists of 10,656,452 and 10,651,152 shares of Class B common stock, respectively and 578,089 and 578,089 shares of Class A common stock, respectively.

2010 Equity Incentive Plan

Under the Company’s 2010 Equity Incentive Plan (the Plan), the Company may grant options to purchase or directly issue shares of common stock to employees, directors, and non-employees.

Options may be granted at a price per share not less than 100% of the fair market value at the date of grant. If the option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of the common stock on the grant date. Options granted generally vest over a period of four years and have ten-year contractual terms.

Stock option activity under the Plan is as follows:

	Number of Shares Available for Issuance	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance at December 31, 2019	2,031,367	13,789,308	$5.32	6.32
Granted	(288,500)	288,500	9.58
Cancelled and forfeited(1)	392,000	(392,000)	3.77
Exercised		(5,300)	2.59

Balance at June 30, 2020	2,134,867	13,680,508	$5.45	5.96
Vested and exercisable—June 30, 2020		9,925,445	$4.29

(1)	All option grants approved after July 2013 are from the Class A option pool. Class B cancellation and forfeitures are converted from Class B to Class A upon return to the option pool.

There were 5,300 vested shares exercised during the six months ended June 30, 2020 at the aggregate intrinsic value of less than $0.1 million.

Options with a fair value of $4.4 million and $2.9 million vested in the six months ended June 30, 2020 and 2019, respectively.

Additional information regarding options outstanding at June 30, 2020, is as follows:

Exercise Price per Share	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)
$ 0.44	418,000	0.66
0.52	792,775	1.41
1.84	162,880	2.39
2.59	1,673,035	2.86
4.22	663,858	3.95
4.24	1,238,691	4.95
5.28	1,113,399	5.96
5.33	4,075,197	6.84
5.41	43,417	7.70
9.56	3,215,758	8.90
9.58	283,500	9.94

	13,680,510	5.96

The following weighted average assumptions were used as inputs to the Black-Scholes OPM in determining the estimated grant-date fair value of the Company’s stock options to employees:

	Six Months Ended June 30,
	2020	2019
Volatility	70.00%	70.00%
Risk-free interest rate	0.43%	2.00%
Expected term (in years)	5.89	6.02
Expected dividend	—	—
Weighted average fair value at grant date	5.84	6.05

As of June 30, 2020, the Company had employee and non-employee stock-based compensation of $18.6 million related to unvested stock options not yet recognized that are expected to be recognized over an estimated weighted average period of 2.74 years.

Total stock-based compensation expense recognized in the accompanying statements of operations and comprehensive loss for all equity awards is as follows (amounts in thousands):

	Six Months Ended June 30,
	2020	2019
Research and development	$2,716	$1,624
General and administrative	1,666	1,243

Total stock-based compensation expense	$4,382	$2,867

10. Earnings (Loss) Per Share

Basic and diluted earnings per share were the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. Since the Company has net loss, there are no dilutive equity awards. The following table sets forth the computation of basic and diluted loss per Class A common stock and Class B common stock (amounts in thousands, except share and per share amounts):

	Six Months Ended June 30,
	2020	2019
Numerator:
Net loss attributable to common stockholders	$(29,319)	$(23,501)
Denominator:
Weighted average Class A and Class B common shares outstanding-Basic and Diluted	11,233,773	11,181,928

Net loss per share attributable to Class A and Class B Common stockholders- Basic and Diluted	$(2.61)	$(2.10)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Six Months Ended June 30,
	2020	2019
Series A convertible preferred stock	12,192,245	12,192,245
Series B convertible preferred stock	12,381,008	12,381,008
Series B-1 convertible preferred stock	4,076,037	4,076,037
Series C convertible preferred stock	11,258,372	11,258,372
Series D convertible preferred stock	2,983,189	2,983,189
Series E convertible preferred stock	5,500,000	5,500,000
Warrants to purchase Series A convertible preferred stock	124,586	124,586
Warrants to purchase Series C convertible preferred stock	129,718	129,718
Options outstanding	13,680,510	12,961,529

Total	62,325,665	61,606,684

11. Joint Venture and Non-controlling interest

The Company entered into a JVA with VGA and formed QSV Operations, LLC, the JV entity. The Company determined the entity was a variable interest entity with a related party, and the Company’s operations were more closely associated with the JV entity. As such, the Company consolidated QSV Operations, LLC for financial reporting purposes, and a non-controlling interest was recorded for VGA’s interest in the net assets and operations of QSV operations to the extent of the VGA investment. The Company’s consolidated balance sheet includes $3.4 million cash and cash equivalents and less than $0.1 million of prepaid expenses of the JV entity at June 30, 2020 ($3.4 million and less than $0.1 million, respectively at December 31, 2019). Although the Company has consolidated the net assets of the JV entity, it has no right to the use of those assets for its standalone operations.

The following table sets forth the change in non-controlling interest for the six months ended June 30, 2020 (amounts in thousands):

Non-controlling interest
Balance at December 31, 2019	$1,710
Net loss attributable to non-controlling interest in consolidated JV	(5)

Balance at June 30, 2020	$1,705

On May 14, 2020, the Company amended the JVA and other related agreements regarding the JV entity in connection with VGA’s investment of $200.0 million in the Company’s Series F convertible preferred stock as described in Note 8. The Company determined the amendments represented a reconsideration event and determined that the JV entity is still a variable interest entity. As the significance and nature of the business of the JV entity continues to be more aligned with the core business of the Company and the Company continues to absorb a majority of the variability associated with the JV entity’s anticipated economic performance, the Company continues to be the related party most closely associated with the JV entity.

12. Income Taxes

On March 27, 2020, the U.S. President signed into law the CARES Act, an economic stimulus package in response to the COVID-19 global pandemic. The CARES Act contains several corporate income tax provisions, including making remaining alternative minimum tax credits immediately refundable; providing a 5-year carryback of net operating loss carryforwards (“NOLs”) generated in tax years 2018, 2019, and 2020, and removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2021; and temporarily liberalizing the interest deductibility rules under Section 163(j) of the Tax Cuts and Jobs Act, by raising the adjusted taxable income limitation from 30% to 50% for tax years 2019 and 2020 and giving taxpayers the election of using 2019 adjusted taxable income for purposes of computing 2020 interest deductibility. The Company is still evaluating the impact but does not currently expect the provisions of the CARES Act to have a material effect on the realizability of deferred income tax assets or tax expense. There is no material impact for the six months ended June 30, 2020. As additional guidance is released, the Company will evaluate whether there would need to be a change in the period when such guidance is issued.

13. Related Parties Agreements

Joint Venture Agreement

In September 11, 2018, the Company entered into a Joint Venture Agreement with VWGoA and VGA as described in Note 2 and Note 11. In connection with this agreement, the parties also have entered into 2 operative agreements: (i) the Limited Liability Company Agreement of the JV entity to govern the respective rights and obligations as Members of the JV entity and (ii) the Common IP License Agreement for the Company to license certain intellectual property rights pertaining to automotive battery cells as defined in the JV Agreement to VWGoA, VGA and the JV Entity.

Other Related Parties

One of the members of the Board of Directors is also a consultant to the Company, providing expertise in the area of science and materials. This board member was paid $0.1 million under a consulting agreement during the six months ended June 30, 2020 and 2019.

14. Subsequent Events

The Company has evaluated subsequent events through September 21, 2020, the date the financial statements were available to be issued.

In July 2020, we settled an outstanding legal matter regarding a former employee pursuant to which the Company received $0.8 million.

From July through September 2020, the Company granted 3,231,625 restricted stock units to employees as part of the annual refresh program and 673,030 stock options to new employees and an independent Board of Director member.

On September 3, 2020, Kensington Capital Acquisition Corp (“Kensington”), together with Merger Sub, its fully owned subsidiary, announced that the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Kensington. If such business combination is ultimately completed, the Company would effectively comprise all of Kensington’s material operations. The business combination agreement requires the investment of $500.0 million from other private investors (PIPE) in addition to the $230.0 million already available in KCAC account.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Kensington Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Kensington Capital Acquisition Corp. (the “Company”) as of May 1, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from April 17, 2020 (inception) through May 1, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 1, 2020, and the results of its operations and its cash flows for the period from April 17, 2020 (inception) through May 1, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company had a working capital deficit as of May 1, 2020 of $39,000 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020

New York, NY

May 8, 2020, except for Note 7 as to which the date is June 26, 2020

KENSINGTON CAPITAL ACQUISITION CORP.

BALANCE SHEET

May 1, 2020

Assets:
Current assets:
Cash	$25,000

Total current assets	25,000
Deferred offering costs associated with the proposed public offering	61,500

Total assets	$86,500

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$64,000

Total current liabilities	$64,000

Commitments

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding (1)(2)	575
Additional paid-in capital	24,425
Accumulated deficit	(2,500)

Total stockholders’ equity	22,500

Total Liabilities and Stockholders’ Equity	$86,500

(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
(2)

On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the sponsor holding an aggregate of 5,750,000 founder shares . All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 4).

See accompanying notes to financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the period from April 17, 2020 (inception) through May 1, 2020

General and administrative expenses	$2,500

Net loss	$(2,500)

Weighted average shares outstanding, basic and diluted (1)(2)	5,000,000

Basic and diluted net loss per share	$(0.00)

(1)	This number excludes an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
(2)

On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the sponsor holding an aggregate of 5,750,000 founder shares . All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 4).

See accompanying notes to financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the period from April 17, 2020 (inception) through May 1, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - April 17, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)(2)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(2,500)	(2,500)

Balance - May 1, 2020	—	$—	$5,750,000	$575	$24,425	$(2,500)	$22,500

(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
(2)

On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the sponsor holding an aggregate of 5,750,000 founder shares . All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 4).

See accompanying notes to financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the period from April 17, 2020 (inception) through May 1, 2020

Cash Flows from Operating Activities:
Net loss	$(2,500)
Changes in operating assets and liabilities:
Accrued expenses	2,500

Net cash provided by (used in) operating activities	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000

Net cash provided by financing activities	25,000

Net change in cash	25,000

Cash - beginning of the period	—

Cash - end of the period	$25,000

Supplemental disclosure of noncash activities:
Deferred offering costs included in accrued expenses	$61,500

See accompanying notes to financial statements.

Note 1—Description of Organization, Business Operations and Basis of Presentation

Kensington Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on April 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for a target business in the automotive and automotive-related sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of May 1, 2020, the Company had not commenced any operations. All activity for the period from April 17, 2020 (inception) through May 1, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Kensington Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 23,000,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 5,975,000 warrants (or 6,575,000 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including proceeds from the sale of the Private Placement Warrants to the Sponsor, will be held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public

Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain stockholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote any Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of May 1, 2020, the Company had $25,000 in cash and a working capital deficiency of $39,000. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this need for capital through the Proposed Public Offering. The Company cannot assure that its plans to raise capital or to consummate an initial Business Combination will be successful. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At May 1, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs Associated with the Proposed Public Offering

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period excluding common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 750,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (Note 5). At May 1, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of May 1, 2020.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of May 1, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of May 1, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of common stock included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

The Company will grant the underwriters a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.

Note 4—Related Party Transactions

Founder Shares

On April 17, 2020, the Sponsor subscribed to purchase 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), and fully paid for those shares on May 1, 2020. On

June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The initial stockholders have agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares of common stock after the Proposed Public Offering.

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor will agree to purchase an aggregate of 5,975,000 Private Placement Warrants (or 6,575,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.00 per Private Placement Warrant ($5,975,000 in the aggregate, or $6,575,000 if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor will agree, subject to limited exceptions, not to transfer, assign or sell the Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On April 17, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of October 31, 2020 and the completion of the Proposed Public Offering. As of May 5, 2020, the Company has borrowed $75,000 under the Note.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private

Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Service and Administrative Fees

The Company has agreed to pay service and administrative fees of $20,000 per month to DEHC LLC, an affiliate of Daniel Huber, the Company’s Chief Financial Officer, for up to 18 months commencing on the date of consummation of the Proposed Public Offering.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $4,000,000 in the aggregate (or approximately $4,600,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. $0.35 per unit, or approximately $7,000,000 in the aggregate (or approximately $8,050,000 in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholder’s Equity

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of May 1, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On April 17, 2020, the Sponsor subscribed to purchase 5,031,250 shares of Class B common stock, which was fully paid on May 1, 2020. On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Of these, an aggregate of up to 750,000 shares of Class B common stock that are subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares of common stock after the Proposed Public Offering.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Prior to the completion of the initial Business Combination, only holders of the Class B common stock will have the right to vote on the Company’s election of directors. Holders of the Public Shares will not be entitled to vote on the Company’s election of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding shares of the Class B common stock may remove a member of the Company’s board of directors for any reason. These provisions of the Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Class B common stock. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of May 1, 2020, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided, that if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants will have an exercise price of $11.50 per share. If (x) the Company issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable (except as described below) so long as they are held by the Sponsor or its permitted transferees, (3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the shares of common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table in the warrant agreement;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently called for redemption at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Subsequent Events

Subsequent to May 1, 2020, the Company has borrowed $75,000 under the Note.

The Company evaluated events that have occurred after the balance sheet date through May 8, 2020, which is the date on which these financial statements were issued. Based upon this review, except as below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

On June 25, 2020, the Company effected a stock dividend of 718,750 shares, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares, of which an aggregate of up to 750,000 shares are subject to forfeiture. All share and per-share amounts have been retroactively restated to reflect the stock dividend.

As a result of the execution of the underwriting agreement on June 25, 2020, the financial statements have been modified to reflect the final terms of the agreement.

KENSINGTON CAPITAL ACQUISITION CORP.

UNAUDITED CONDENSED BALANCE SHEET

JUNE 30, 2020

Assets:
Current assets:
Cash	$1,739,697
Prepaid expenses	237,797

Total current assets	1,977,494
Cash held in Trust Account	230,000,000

Total Assets	$231,977,494

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$255,675
Accrued expenses	117,000
Franchise tax payable	40,548
Note payable - related party	75,000

Total current liabilities	488,223
Deferred underwriting commissions	8,050,000

Total liabilities	8,538,223

Commitments and Contingencies
Class A common stock, par value $0.0001 per share; 21,843,927 shares subject to possible redemption at $10.00 per share	218,439,270

Stockholders’ Equity:
Preferred stock, par value $0.0001 per share; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, par value $0.0001 per share; 100,000,000 shares authorized; 1,156,073 shares issued and outstanding (excluding 21,843,927 shares subject to possible redemption)	116
Class B common stock, par value $0.0001 per share; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	5,062,172
Accumulated deficit	(62,862)

Total stockholders’ equity	5,000,001

Total Liabilities and Stockholders’ Equity	$231,977,494

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM APRIL 17, 2020 (INCEPTION) THROUGH JUNE 30, 2020

General and administrative expenses	$22,314
Franchise tax expense	40,548

Net loss	$(62,862)

Weighted average shares outstanding, basic and diluted (1)	5,031,247

Basic and diluted net loss per share	$(0.01)

(1)	This number excludes an aggregate of up to 21,843,927 shares of Class A common stock subject to possible redemption.

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM APRIL 17, 2020 (INCEPTION) THROUGH JUNE 30, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - April 17, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of units in initial public offering, gross	23,000,000	2,300			229,997,700		230,000,000
Offering costs					(13,097,867)		(13,097,867)
Sale of private placement warrants to Sponsor in private placement					6,575,000		6,575,000
Common stock subject to possible redemption	(21,843,927)	(2,184)			(218,437,086)		(218,439,270)
Net loss	—	—	—	—	—	(62,862)	(62,862)

Balance - June 30, 2020	1,156,073	$116	5,750,000	$575	$5,062,172	$(62,862)	$5,000,001

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 17, 2020 (INCEPTION) THROUGH JUNE 30, 2020

Cash Flows from Operating Activities:
Net loss	$(62,862)
Changes in operating assets and liabilities:
Prepaid expenses	(25,297)
Accounts payable	227,500
Accrued expenses	(207,500)
Franchise tax payable	40,548

Net cash used in operating activities	(27,611)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)

Net cash used in investing activities	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds received from note payable to related party	75,000
Proceeds received from initial public offering, gross	230,000,000
Proceeds received from private placement	6,575,000
Offering costs paid	(4,907,692)

Net cash provided by financing activities	231,767,308

Net change in cash	1,739,697
Cash - beginning of the period	—

Cash - end of the period	$1,739,697

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$117,000
Offering costs included in accounts payable	$23,175
Deferred underwriting commissions in connection with the initial public offering	$8,050,000
Initial value of common stock subject to possible redemption	$218,439,270
Prepaid expenses included in accrued expenses	$207,500
Prepaid expenses included in accounts payable	$5,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Kensington Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on April 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for a target business in the automotive and automotive-related sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2020, the Company had not commenced any operations. All activity for the period from April 17, 2020 (inception) through June 30, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Kensington Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 25, 2020. On June 30, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.1 million, inclusive of approximately $8.1 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,575,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.6 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain stockholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.

The Certificate of Incorporation provided that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or June 30, 2022, (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Liquidity and Capital Resources

As indicated in the accompanying unaudited condensed financial statements, at June 30, 2020, the Company had approximately $1.7 million in cash, and working capital of approximately $1.5 million (not taken into account tax obligations).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founders Shares (as defined in Note 4), and loan proceeds from the Sponsor of $75,000 (which is still outstanding to date). Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and effect on the Company’s financial position, results of its operations and/or search for a target company.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the period from April 17, 2020 (inception) through June 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on July 7, 2020 and June 26, 2020, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2020.

Cash held in Trust Account

At June 30, 2020, the Company had $230.0 million in cash held in the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed financial statements.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2020, 21,843,927 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period excluding common stock subject to forfeiture. An aggregate of 21,843,927 shares of Class A common stock subject to possible redemption at June 30, 2020 has been excluded from the calculation of basic loss per share of common stock, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-Allotment Units) and Private Placement to purchase an aggregate of 18,075,000 shares of the Company’s common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.

Reconciliation of net loss per common share

The Company’s net loss is adjusted for the portion of income (loss) that is attributable to Class A common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

For The Period From April 17, 2020 (inception) through June 30, 2020
Net loss	$(62,862)
Less: Income attributable to Class A ordinary shares subject to possible redemption	—

Adjusted net loss	$(62,862)

Weighted average ordinary shares outstanding, basic and diluted	5,031,247

Basic and diluted net loss per ordinary share	$(0.01)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of June 30, 2020.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On June 30, 2020, the Company sold 23,000,000 Units, including 3,000,000 Over-Allotment Units, at a price of $10.00 per Unit, generating gross proceeds of $230.00 million, and incurring offering costs of approximately $13.1 million, inclusive of approximately $8.1 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On April 17, 2020, the Sponsor subscribed to purchase 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), and fully paid for those shares on June 30, 2020. On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All shares and associated amounts have been

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

retroactively restated to reflect the share capitalization. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares represented 20.0% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on June 30, 2020; thus, the 750,000 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company sold 6,575,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $6.6 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell the Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On April 17, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. As of June 30, 2020, the Company has borrowed $75,000 under the Note. To date, the balance of the Note remains outstanding.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Service and Administrative Fees

The Company has agreed to pay service and administrative fees of $20,000 per month to DEHC LLC, an affiliate of Daniel Huber, the Company’s Chief Financial Officer, for up to 18 months commencing on the date of consummation of the Initial Public Offering. The Company believes that these fees are being paid on arms’ length terms and comparable to fees typically paid for similar services by other special purpose acquisition companies. As of June 30, 2020, the Company incurred $20,000 in general and administrative expenses in the accompanying condensed statement of operations and $20,000 in accounts payable in the accompanying balance sheet in connection with such services.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholders’ Equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2020, there were no shares of preferred stock issued or outstanding.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2020, there were 23,000,000 shares of Class A common stock issued or outstanding, including 21,843,927 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On April 17, 2020, the Sponsor subscribed to purchase 5,031,250 shares of Class B common stock, which was fully paid on June 30, 2020. On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Of these, an aggregate of up to 750,000 shares of Class B common stock that were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares equals 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on June 30, 2020; thus, the 750,000 Founder Shares were no longer subject to forfeiture.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Prior to the completion of the initial Business Combination, only holders of the Class B common stock will have the right to vote on the Company’s election of directors. Holders of the Public Shares will not be entitled to vote on the Company’s election of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding shares of the Class B common stock may remove a member of the Company’s board of directors for any reason. These provisions of the Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Class B common stock. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided, that if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share. If (x) the Company issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants are be non-redeemable (except as described below) so long as they are held by the Sponsor or its permitted transferees, (3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the shares of common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table in the warrant agreement;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently called for redemption at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

Description	Level	June 30, 2020
Assets:
Cash held in Trust Account	1	$230,000,000

Note 8—Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through the date the financial statements were available for issuance. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statement.

Annex A

BUSINESS COMBINATION AGREEMENT

among

Kensington Capital Acquisition Corp.

Kensington Capital Merger Sub Corp.

and

QuantumScape Corporation

Dated as of September 2, 2020

A-i

A-ii

EXHIBIT A Form of Registration Rights and Lock-Up Agreement

EXHIBIT B Form of Certificate of Incorporation of Kensington

SCHEDULE A Key Company Stockholders

SCHEDULE B Company Knowledge Parties

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of September 2, 2020 (this “Agreement”) is among Kensington Capital Acquisition Corp., a Delaware corporation (“Kensington”), Kensington Capital Merger Sub Corp., a Delaware corporation (“Merger Sub”) and QuantumScape Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Kensington;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Kensington and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Kensington;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company, and (e) directed that, unless this Agreement has been terminated in accordance with Section 9.01, that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders;

WHEREAS, the Board of Directors of Kensington (the “Kensington Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration pursuant to this Agreement and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Kensington;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub, and (e) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, Kensington, the Company and the Key Company Stockholders (as defined below), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date of this Agreement (the “Stockholder Support Agreement”), pursuant to which, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other Transactions at the time specified therein;

WHEREAS, Kensington, certain stockholders of the Company and one of the stockholders of Kensington, concurrently with the execution and delivery of this Agreement, are entering into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) in the form attached as Exhibit A;

WHEREAS, Kensington will enter into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase shares of Kensington Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the transactions contemplated hereby; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Kensington are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by Kensington, Merger Sub or the Company in connection with the Transactions.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Kensington, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the assets of the Company or 10% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Capital Stock” means the Company’s Common Stock and the Company’s Preferred Stock.

“Company Certificate of Incorporation” means the Company’s certificate of incorporation dated September 2, as such may have been amended, supplemented or modified from time to time.

“Company Class A Common Stock” means the Company’s Class A common stock, par value of $0.0001 per share.

“Company Class A Preferred Stock” means shares of Company Preferred Stock that constitute “Class A Preferred Stock” (as such term is used in the Company Certificate of Incorporation).

“Company Class B Common Stock” means the Company’s Class B common stock, par value of $0.0001 per share.

“Company Class B Preferred Stock” means shares of Company Preferred Stock that constitute “Class B Preferred Stock” (as such term is used in the Company Certificate of Incorporation).

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company JV” means QSV Operations LLC, a Delaware limited liability company.

“Company-Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case, which Kensington has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Option Plan” means the QuantumScape 2010 Equity Incentive Plan, as amended and restated on May 1, 2013, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise, other than the Company Warrants.

“Company Restricted Stock” means all outstanding shares of restricted stock granted under the Company Option Plan or acquired via the early exercise of Company Options, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company RSUs” means all outstanding restricted stock units granted under the Company Option Plan, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company-Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, including Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

“Company Superior Proposal” means a bona fide, written Company Acquisition Proposal, not solicited, received, initiated or facilitated in violation of Section 7.05 that the Company Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the Transactions, after taking into account all such factors and matters deemed relevant by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the Transactions and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Kensington in response to such Company Superior Proposal; provided that for purposes of this definition, all references to “10%” in the definition of “Company Acquisition Proposal” will be deemed to be references to “50%”.

“Company Warrants” means all outstanding and unexercised warrants to purchase shares of Company Common Stock.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or Kensington or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Exchange Ratio” means the quotient obtained by dividing (x) the Target Share Amount, by (y) the number of Fully-Diluted Company Shares. As of the date of this Agreement, assuming the Target Share Amount is as set forth in the second sentence of the definition thereof, the Exchange Ratio would be 4.0032186234.

“Fully-Diluted Company Shares” means an amount equal to, without duplication, (i) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time on a fully-diluted, as converted-to-Company-Common-Stock basis, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of Company Options and Company RSUs that are outstanding and exercisable as of immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock that are issuable upon the conversion of its Series F Preferred Stock issuable in respect of executed funded commitments received by the Company as of the Effective Time with respect to the private sale of its Series F Preferred Stock, to the extent the Series F Subscription Amount with respect thereto was included in the calculation of the “Target Share Amount”. As of the date of this Agreement there are 92,125,870 Fully-Diluted Company Shares.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

“Intervening Event” means any Effect (but specifically excluding any Company Acquisition Proposal or Company Superior Proposal) that was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement), and that becomes known to the Company or the Company Board after the date of this Agreement.

“Kensington Capital Stock” means Kensington’s Common Stock and Kensington’s Preferred Stock.

“Kensington Cash Amount” means the amount equal to (i) the aggregate amount of cash in the Trust Account that will be available to Kensington for unrestricted use as of immediately following the Effective Time (for clarity, after giving effect to any Redemption Rights that are actually perfected), plus (ii) the aggregate amount of cash proceeds received from investors as of the Effective Time in connection with the Private Placements; provided, however, that “Kensington Cash Amount” shall be calculated without reduction for any payments in respect of Outstanding Kensington Transaction Expenses.

“Kensington Certificate of Incorporation” means Kensington’s amended and restated certificate of incorporation dated June 25, 2020.

“Kensington Class A Common Stock” means Kensington’s Class A common stock, par value $0.0001 per share.

“Kensington Class B Common Stock” means Kensington’s Class B common stock, par value $0.0001 per share.

“Kensington Common Stock” means the Kensington Class A Common Stock and Kensington Class B Common Stock.

“Kensington Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Kensington; or (b) prevent, materially delay or materially impede the performance by Kensington or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Kensington Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Kensington operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Kensington as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions; or (ix) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Kensington is materially and disproportionately affected thereby as compared with other participants in the industries in which Kensington operates.

“Kensington Organizational Documents” means the Kensington Certificate of Incorporation, bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Kensington Units” means one share of Kensington Class A Common Stock and one-half of one Kensington Warrant.

“Kensington Warrant Agreement” means the warrant agreement dated June 30, 2020 between Kensington and Continental Stock Transfer and Trust Company.

“Kensington Warrants” means the warrants to purchase shares of Kensington Class A Common Stock contemplated by the Kensington Warrant Agreement, with each warrant exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

“Key Company Stockholders” means the persons and entities listed on Schedule A.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule B after reasonable inquiry, and in the case of Kensington, the actual knowledge of Justin Mirro, Robert Remenar, Simon Boag and Daniel Huber after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Merger Consideration” means, (a) with respect to shares of Company Class A Common Stock and shares of Company Class A Preferred Stock issued and outstanding immediately prior to the Effective Time, the right to receive the number of shares of New Kensington Class A Common Stock set forth in Section 3.01(b)(i) and (b) with respect to shares of Company Class B Common Stock and shares of Company Class B Preferred Stock issued and outstanding immediately prior to the Effective Time, the right to receive the number of shares of New Kensington Class B Common Stock set forth in Section 3.01(b)(ii).

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Audited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Kensington Certificate of Incorporation.

“Requisite Approval” means the affirmative vote of the holders of at least a (a) majority of the shares of the Company Capital Stock outstanding, (b) a majority of the shares of the Company Class A Common Stock and Company Class B Common Stock, each voting separately as a class, (c) a majority of the shares of Company Class A Common Stock and Class A Preferred Stock outstanding, voting together as a single class, and (d) a majority of the shares of the Company Class B Common Stock and Company Class B Preferred Stock outstanding, voting together as a single class.

“Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Series B-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series B-1 Preferred Stock in the Company Certificate of Incorporation.

“Series C Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Series D Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series D Preferred Stock in the Company Certificate of Incorporation.

“Series E Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series E Preferred Stock in the Company Certificate of Incorporation.

“Series F Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series F Preferred Stock in the Company Certificate of Incorporation.

“Series F Subscription Amount” means the aggregate amount of funding and executed funding commitments received by the Company as of the Effective Time with respect to private sales of its Series F Preferred Stock.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Kensington or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Target Share Amount” means an amount equal to (i) three hundred and sixty million (360,000,000), plus or minus (ii) the quotient obtained by dividing (x) the amount, if any, by which the Series F Subscription Amount is greater than or less than, as applicable, three hundred million dollars ($300,000,000), by (y) ten dollars ($10). As of the date of this Agreement, the Target Share Amount is three hundred and sixty eight million, seven hundred and ninety-nine thousand, nine hundred and ninety-eight (368,799,998).

“Technology” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing; (c) works of authorship (whether or not copyrightable), and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium;.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Kensington, Merger Sub or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

SECTION 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Accounting Firm	3.06(e)
Action	4.09
Agreement	Preamble
Alternative Transaction	7.06
Amended and Restated Kensington Certificate	2.04(c)
Anticipated Closing Date	3.06(a)
Antitrust Laws	7.14(a)
Audited Financial Statements	4.07(a)
Blue Sky Laws	4.05(b)
Certificate of Merger	2.02(a)
Certificates	3.02(b)
Claims	6.03
Closing	2.02(b)
Closing Date	2.02(b)
Code	3.02(h)
Company	Preamble
Company Acquisition Agreement	7.05(a)
Company Adverse Recommendation Change	7.05(d)
Company Board	Recitals
Company Board Approval	4.18
Company Disclosure Schedule	Article IV
Company Notice Period	7.05(d)
Company Permits	4.06
Company Share Awards	4.03(a)
Company Stockholder Approval	4.18
Confidentiality Agreement	7.04(b)
Continuing Employees	7.07(b)
Data Security Requirements	4.13(h)
Determination Date	3.06(a)
DGCL	Recitals
Dispute Notice	3.06(b)
Effect	1.01
Effective Time	2.02(a)
Environmental Permits	4.15
Equity Plans	(a))
ERISA	4.10(a)
ERISA Affiliate	4.10(c)
Exchange Act	4.21
Exchange Agent	3.02(a)
Exchange Fund	3.02(a)
Exchange Ratio Announcement	7.01(e)
Exchange Ratio Calculation	3.06(a)
Exchanged Option	3.01(b)(v)
Exchanged Restricted Stock	3.01(b)(vi)

Defined Term	Location of Definition
Exchanged RSU	3.01(b)(vii)
Exchanged Warrant	3.01(b)(viii)
GAAP	4.07(a)
Governmental Authority	4.05(b)
Health Plan	4.10(k)
Intervening Event Notice Period	7.05(e)
IRS	4.10(b)
June Balance Sheet	4.07(b)
Kensington	Preamble
Kensington Board	Recitals
Kensington Certificate Amendment	2.04(c)
Kensington Disclosure Schedule	Article V
Kensington Preferred Stock	5.03(a)
Kensington Proposals	7.01(a)
Kensington SEC Reports	5.07(a)
Kensington Stockholder Approval	5.10(b)
Kensington Stockholders’ Meeting	7.01(a)
Law	4.05(a)
Lease	4.12(b)
Lease Documents	4.12(b)
Letter of Transmittal	3.02(b)
Material Contracts	4.16(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	5.03(b)
New Kensington Class A Common Stock	2.04(c)
New Kensington Class B Common Stock	2.04(c)
New Kensington Common Stock	2.04(c)
Outside Date	9.01(b)
Outstanding Company Transaction Expenses	3.04(a)
Outstanding Kensington Transaction Expenses	3.04(b)
PCAOB Audited Financials	7.15
Plan	4.10(a)
PPACA	4.10(k)
Private Placements	Recitals
Proxy Statement	7.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	7.01(a)
Remedies Exceptions	4.04
Representatives	7.04(a)
Response Date	3.06(b)
SEC	5.07(a)
Securities Act	5.07(a)
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	2.01

Defined Term	Location of Definition
Tax	4.14(p)
Tax Return	4.14(p)
Taxes	4.14(p)
Terminating Company Breach	9.01(g)
Terminating Kensington Breach	9.01(h)
Transfer Agent Cancellation	3.02(b)
Trust Account	5.13
Trust Agreement	5.13
Trust Fund	5.13
Trustee	5.13
WARN Act	4.11(g)
Written Consent	7.03

SECTION 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02. Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, powers and franchises, and all other interests of the Company and Merger Sub shall be the property of the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.04. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, Kensington shall amend and restate, effective as of the Effective Time, its certificate of incorporation to be as set forth on Exhibit B (such amendment, the “Kensington Certificate Amendment” and such certificate of incorporation, the “Amended and Restated Kensington Certificate”), pursuant to which Kensington shall have a dual class structure with shares of Class A common stock, par value $0.0001 per share, having voting rights of one (1) vote per share (the “New Kensington Class A Common Stock”) and shares of Class B common stock, par value $0.0001 per share, having voting rights of ten (10) votes per share (the “New Kensington Class B Common Stock” and, together with the New Kensington Class A Common Stock, the “New Kensington Common Stock”).

SECTION 2.05. Directors and Officers.

(a) The initial directors of the Surviving Corporation shall be the individuals selected by the Company or Kensington, as the case may be, in accordance with Section 7.17(a), and the initial officers of the Surviving Corporation shall be the officers of the Company as of the date of this Agreement, or, in the event any of them is not an officer as of the Effective Time, then such other individual designated by the Company, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties shall cause the Kensington Board as of immediately following the Effective Time to be comprised of the individuals selected by the Company or Kensington, as the case may be, in accordance with Section 7.17(a), and the officers of Kensington to be the officers of the Company as of immediately prior to the Effective Time, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of Kensington.

ARTICLE III.

CONVERSION OF SECURITIES; Exchange of certificates

SECTION 3.01. Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Kensington, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Class A Common Stock and each share of Company Class A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of New Kensington Class A Common Stock equal to the Exchange Ratio (determined in accordance with Section 3.06);

(ii) each share of Company Class B Common Stock and each share of Company Class B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of New Kensington Class B Common Stock equal to the Exchange Ratio (determined in accordance with Section 3.06);

(iii) all shares of Company Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iv) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

(v) each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase a number of shares of the applicable class of New Kensington Common Stock that the pre-conversion Company Option covers (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of the applicable class of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio (determined in accordance with Section 3.06), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio (determined in accordance with Section 3.06); provided, however, that the exercise price and the number of shares of the applicable class of New Kensington Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, however, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Corporation stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

(vi) each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be converted into restricted shares of the applicable class of New Kensington Common Stock that the pre-conversion Company Restricted Stock covers (such share of restricted New Kensington Common Stock, an “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Restricted Stock immediately prior to the Effective Time and (y) the Exchange Ratio (determined in accordance with Section 3.06). Except as specifically provided above, following the Effective Time, each Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former Company Restricted Stock immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Restricted Stock pursuant to this subsection.

(vii) each Company RSU that is outstanding immediately prior to the Effective Time shall be converted into restricted stock units of the applicable class of New Kensington Common Stock that the pre-conversion Company RSU covers (such restricted stock unit award covering Common Stock, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares subject to a Company RSU immediately prior to the Effective Time and (y) the Exchange Ratio (determined in accordance with Section 3.06). Except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former Company RSUs immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSUs pursuant to this subsection.

(viii) each Company Warrant that is outstanding immediately prior to the Effective Time shall be converted into warrants of the applicable class of New Kensington Common Stock that the pre-conversion Company Warrant covers (such warrant, an “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of such class subject to such Company Warrant immediately prior to the Effective Time and (y) the Exchange Ratio (determined in accordance with Section 3.06), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio (determined in accordance with Section 3.06). Except as specifically provided above, following the Effective Time, each Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Warrants pursuant to this subsection.

(b) For purposes of calculating the aggregate amount of shares of New Kensington Class A Common Stock or New Kensington Class B Common Stock, as the case may be, issuable to each holder of shares of Company Capital Stock pursuant to the terms of this Section 3.01, all shares of Company Class A Common Stock and all shares of Company Class A Preferred Stock held by such holder shall be aggregated amongst themselves, and all shares of Company Class B Common Stock and all shares of Company Class B Preferred Stock held by such holder shall be aggregated amongst themselves, and the aggregate number of shares of New Kensington Class A Common Stock or New Kensington Class B Common Stock, as the case may be, to be issued in respect of such aggregate number of shares held by such holder shall be rounded down to the nearest whole number.

SECTION 3.02. Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, Kensington shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Kensington and is reasonably satisfactory to the Company

(the “Exchange Agent”), (i) for the benefit of the holders of Company Class A Common Stock and Company Class A Preferred Stock, for exchange in accordance with this Article III, the number of shares of New Kensington Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable with respect thereto pursuant to Section 3.01(b)(i) of this Agreement and (ii) for the benefit of the holders of Company Class B Common Stock and Company Class B Preferred Stock, for exchange in accordance with this Article III, the number of shares of New Kensington Class B Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable with respect thereto pursuant to Section 3.01(b)(ii) of this Agreement (such shares of New Kensington Class A Common Stock and New Kensington Class B Common Stock, in each case referred to in the preceding clauses (i) and (ii), together with any dividends or distributions with respect thereto (pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Kensington shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose. All shares deposited hereunder shall not be certificated.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Kensington shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Capital Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to Kensington and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Capital Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent, Solium Capital ULC and its affiliates, d/b/a Shareworks (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Kensington shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate(s) so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c) Distributions with Respect to Unexchanged Shares of Kensington Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the New Kensington Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of New Kensington Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, Kensington shall pay or cause to be paid to the holder of shares of New Kensington Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of New Kensington Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of New Kensington Common Stock.

(d) No Further Rights in Company Common Stock and Company Preferred Stock. The Per Share Merger Consideration payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Kensington Capital Stock occurring on or after the date of this Agreement and prior to the Effective Time (but, for the avoidance of doubt, shall not be adjusted to reflect any change in the capitalization of the Company, except to the extent expressly set forth in the definition of “Exchange Ratio” and its components as determined in accordance with Section 3.06).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for one year after the Effective Time shall be delivered to Kensington, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Kensington for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Kensington free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Kensington or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Withholding Rights. Each of the Surviving Corporation and Kensington shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Kensington, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or Kensington, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and related indemnity by the person claiming such Certificate to be lost, stolen or destroyed (such affidavit and indemnity to be in form and substance reasonably satisfactory to Kensington and the Surviving Corporation but in any case to not require the delivery of a bond), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

SECTION 3.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Kensington for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the applicable provisions of Section 3.01.

SECTION 3.04. Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Kensington a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, Kensington shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Kensington shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of Kensington or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Kensington or Merger Sub in connection with the Transactions or otherwise in connection with Kensington’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Kensington Transaction Expenses”). On the Closing Date following the Closing, Kensington shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Kensington Transaction Expenses.

(c) Kensington shall not pay or cause to be paid any Outstanding Kensington Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

SECTION 3.05. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in this Article III, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

(b) Prior to the Closing, the Company shall give Kensington (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Kensington (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.06. Calculation of Exchange Ratio.

(a) For purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) Business Days prior to the anticipated date for Closing, as agreed upon by Kensington and the Company at least ten (10) Business Days prior to the date of the Kensington Stockholders’ Meeting (the “Anticipated Closing Date”). No later than the Determination Date, the Company shall deliver to Kensington a calculation (the “Exchange Ratio Calculation”) setting forth the Company’s good faith, estimated calculation of Exchange

Ratio as of the Anticipated Closing Date (using an estimate of each component thereof as of such date, prepared and certified by the Company’s chief financial officer or principal accounting officer. The Company shall make relevant back-up materials used or useful in preparing the Exchange Ratio Calculation, as reasonably requested in writing by Kensington, available to Kensington and, if requested in writing by Kensington, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) Business Days after the Company delivers the Exchange Ratio Calculation (the “Response Date”), Kensington shall have the right to dispute any part of such Exchange Ratio Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Exchange Ratio Calculation.

(c) If on or prior to the Response Date, (i) Kensington notifies the Company in writing that it has no objections to the Exchange Ratio Calculation or (ii) Kensington fails to deliver a Dispute Notice as provided in Section 3.06(b), then the Exchange Ratio as set forth in the Exchange Ratio Calculation delivered to Kensington shall be deemed, subject to the terms of Section 3.06(f), to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement.

(d) If Kensington delivers a Dispute Notice on or prior to the Response Date, then Representatives of Kensington and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Exchange Ratio, which agreed upon Exchange Ratio amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement.

(e) If Representatives of Kensington and the Company are unable to negotiate an agreed-upon determination of the Exchange Ratio at the Anticipated Closing Date pursuant to Section 3.06(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as Kensington and the Company may mutually agree upon), then Kensington and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Exchange Ratio Calculation. The Company shall promptly deliver to the Accounting Firm the relevant back-up materials used in preparing the Exchange Ratio Calculation, and Kensington and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Kensington and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Kensington and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of the Exchange Ratio made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement, and the parties shall delay the Closing until the resolution of the matters described in this Section 3.06(e). The fees and expenses of the Accounting Firm shall be allocated between Kensington and the Company in the same proportion that the disputed amount of the Exchange Ratio that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Exchange Ratio.

(f) Following the final determination of Exchange Ratio as of the Anticipated Closing Date in accordance with this Section 3.06 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), the parties shall not be required to determine the Exchange Ratio again even though the Closing Date may occur later than the Anticipated Closing Date, except that either party may request a redetermination of the Exchange Ratio if the Closing Date is more than fifteen (15) Business Days after the Anticipated Closing Date (including as a result of the engagement of the Accounting Firm), in which event the procedures set forth in this Section 3.06 shall once again apply and the parties shall select a new Anticipated Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Kensington and Merger Sub as follows:

SECTION 4.01. Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) Other than the Company JV, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other person. The Company JV does not own any material assets other than cash and has not in any material respect engaged in any business activities or conducted in any material respect, any operations or incurred any obligation or liability, other than under insurance policies, those incident to its existence or as contemplated by its limited liability company operating agreement.

SECTION 4.02. Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Kensington a true, complete and correct copy of its certificate of incorporation and bylaws, each as amended to as of the date of this Agreement. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 4.03. Capitalization.

(a) The authorized capital stock of the Company consists of ninety five million six hundred eighty four thousand eight hundred forty three (95,684,843) shares of Company Class A Common Stock, forty-seven million (47,000,000) shares of Company Class B Common Stock and sixty three million three hundred twenty nine thousand nine hundred ninety eight (63,329,998) shares of Company Preferred Stock, of which twelve million three hundred and sixteen thousand eight hundred and thirty one (12,316,831) shares are designated as Series A Preferred Stock, twelve million three hundred and eighty one thousand and eight (12,381,008) shares are designated as Series B Preferred Stock, four million seventy six thousand thirty seven (4,076,037) shares are designated as Series B-1 Preferred Stock, eleven million three hundred eighty eight thousand ninety (11,388,090) shares are designated as Series C Preferred Stock, two million nine hundred eighty three thousand one hundred eighty nine (2,983,189) shares are designated as Series D Preferred Stock, five million five hundred thousand (5,500,000) shares are designated as Series E Preferred Stock, and fourteen million six hundred eighty four thousand eight hundred forty three (14,684,843) shares are designated as Series F Preferred Stock. As of the date of this Agreement, (i) five hundred and seventy eight thousand and eighty nine (578,089) shares of Company Class A Common Stock are issued and outstanding, (ii) ten million, six hundred and ninety six thousand, eight hundred and fifty two (10,696,852) shares of Company Class B Common Stock are issued and outstanding, (iii) twelve million, one hundred and ninety two thousand, two hundred and forty five (12,192,245) shares of Series A Preferred Stock are issued and outstanding, (iv) twelve million, three hundred and eighty one thousand and eight (12,381,008) shares of Series B Preferred Stock are issued and outstanding, (v) four million, seventy six thousand and thirty seven (4,076,037) shares of Series B-1 Preferred Stock are issued and outstanding, (vi) eleven million, two hundred and fifty eight thousand, three hundred and seventy two (11,258,372) shares of Series C Preferred Stock are issued and outstanding, (vii) two million, nine hundred and eighty three thousand, one hundred and eighty nine (2,983,189) shares of Series D Preferred Stock are issued and outstanding, (viii) five million and five hundred thousand (5,500,000) shares of Series E Preferred Stock are issued and outstanding, (ix) fourteen million, six hundred and eighty four thousand, eight hundred and forty three (14,684,843) shares of Series F Preferred Stock committed but are not issued and outstanding, (x) four hundred and thirty eight thousand and one hundred and ninety one (438,191) shares of the Company’s capital stock held in treasury will not be converted and will be retired and (xi) eighteen million, nine hundred and fifteen thousand, one hundred and eighty two (18,915,182) shares of Company Common Stock have been reserved for issuance as Company Options, Company Restricted Stock, Company RSUs and other purchase rights (the “Company Share Awards”) under the Company Option Plan, of which as of the date of this Agreement, (A) fifty one thousand, nine hundred and fifteen (51,915) shares of Company Class A Common Stock and nine hundred and thirty four thousand and thirty three (934,033) shares of Company Class B Common Stock have been issued pursuant to the exercise of Company Options and have not been repurchased, (B) Company Options to purchase eleven million, four hundred and seventy six thousand and ten (11,476,010) shares of Company Class A Common Stock and two million, eight hundred and thirteen thousand, two hundred and ninety six (2,813,296) shares of Company Class B Common Stock are outstanding, (C) no shares of are issued and outstanding as Company Restricted Stock, (D) three million, two hundred and thirty one thousand, six hundred and twenty five (3,231,625) Company RSUs denominated in Company Class A Common Stock and no Company RSUs denominated in Company Class B Common Stock are outstanding and (E) no shares of Company Common Stock remain available for issuance under the Company Option Plan. The Company has issued and outstanding Company Warrants, of which one hundred and twenty four thousand, five hundred and eighty six (124,586)are with respect to shares of Series A Preferred Stock and one hundred and twenty nine thousand, seven hundred and eighteen (129,718) are with respect to shares of Series C Preferred Stock.

(b) Other than the Company Options and the Company RSUs and other than the conversion privileges of the Company Capital Stock pursuant to the Company Certificate of Incorporation, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of the Company. The Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) the particular Company Option Plan, if any, pursuant to which such Company Share Award was granted; (iii) the number of shares of the Company subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the date on which such Company Share Award expires; (vii) the vesting schedule of the Company Share Award, including the terms of any acceleration rights thereunder; and (viii) whether the shares underlying such Company Share Award are Company Class A Common Stock or Company Class B Common Stock. The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the Company Option Plan as in effect as of the date of this Agreement pursuant to which the Company has granted the Company Share Awards that are currently outstanding and the form of all stock award agreements and restricted share purchase agreements evidencing such Company Share Awards. No Company

Option was granted with an exercise price per share less than the fair market value of the underlying Company Share Awards as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. In addition, Section 4.03(c) of the Company Disclosure Schedule sets forth all commitments the Company has made to grant Company Share Awards that have not yet been granted as of the date of this Agreement, specifying: (i) the name of the person to whom Company Share Awards were promised by the Company; (ii) the type of Company Share Award promised by the Company; and (iii) the number of Company Options, Company RSUs and/or Company Restricted Stock promised by the Company.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person

(e)(i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award, Company Option or Company Restricted Stock as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards, Company Options and Company Restricted Stock have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws, (B) the terms of the Company Option Plan (if applicable) and (C) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(f) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g) All outstanding shares of Company Common Stock and Company Preferred Stock have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

(h) Section 4.03(h) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each share of Company Preferred Stock, whether such share is a share of Company Class A Preferred Stock or a share of Company Class B Preferred Stock. After the Effective Time, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities. Each share of Company Class A Preferred Stock and each share of Company Class B Preferred Stock is convertible into either one (1) share of Company Class A Common Stock or one (1) share of Company Class B Common Stock, as the case may be.

SECTION 4.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been, and the other Transaction Documents to which the Company is or will at the

Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board Approval is sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not have a Company Material Adverse Effect.

SECTION 4.06. Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

SECTION 4.07. Financial Statements.

(a) The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the audited balance sheet of the Company as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report thereon of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has prior to the date of this Agreement made available to Kensington a true, complete and correct copy of the unaudited balance sheet of the Company as of June 30, 2020 (the “June Balance Sheet”), and the related unaudited statements of operations and comprehensive loss and cash flows of the Company for the six-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Audited Financial Statements and the June Balance Sheet, the Company has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such June Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which would not have a Company Material Adverse Effect.

(d) Since December 31, 2017 (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company reflected on the June Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the June Balance Sheet, the Company has not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08. Absence of Certain Changes or Events. Since the June Balance Sheet Date and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including ownership in Intellectual Property Rights and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09. Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority. Neither the Company nor any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10. Employee Benefit Plans.

(a) True, correct and compete copies of all employment and consulting contracts or agreements to which the Company is a party as of the date of this Agreement, and with respect to which the Company has any obligation have been made available to Kensington prior to the date of this Agreement. Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans. For purposes herein, a “Plan” is defined as: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, indemnification or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by the Company, or to which the Company contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of the Company or their spouses, beneficiaries or dependents, or with respect to which the Company has or may have any liability, contingent or otherwise.

(b) With respect to each Plan in effect as of the date of this Agreement, the Company has prior to the date of this Agreement made available to Kensington, if applicable (i) a true, complete and correct copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) true, complete and correct copies of the most recent summary plan description and any summaries of material modifications, (iii) any administrative services, recordkeeping, investment advisory, investment management or other service agreement (iv) the last three (3) annual financial statements, (v) the last three (3) annual reports on Internal Revenue Service (“IRS”) Form 5500 (including all required schedules, accountant’s opinions and reports and other attachments), (vi) the last three (3) actuarial valuations or reports, (vii) the last three (3) annual testings performed on any Plan, (viii) true, complete and correct copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (ix) any material non-routine correspondence from any Governmental Authority with respect to any Plan since December 31, 2017. The Company has no express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since December 31, 2014, nor does the Company or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. No Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA, and the Company has no liability (contingent or otherwise) with respect to any such plan.

(d) The Company is not and will not be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any of the Transactions, nor will any of the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f) Each Plan is and has been since December 31, 2017 operated and administered, in all material respects, in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, P.L. 111-148, and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended, and the regulations and other applicable regulatory guidance issued thereunder (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties, fines or excise taxes under Code Section 4980D, 4980H or 4980I or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(m) The Company does not have any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of the Company for any Taxes, interest or penalties incurred in connection with any Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

SECTION 4.11. Labor and Employment Matters.

(a) Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation. Except as set forth on Schedule 4.11(a) of the Company Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements). No employee of the Company performs services for the Company outside of the United States.

(b) Schedule 4.11(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all individuals who perform services for the Company as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern, including for each such individual, his or her name, the services he or she performs, his or her rate of compensation and any bonus entitlement. No such person performs services for the Company outside of the United States.

(c) The employment of each employee of the Company is terminable at the will of the Company and upon termination of the employment of any such employees, no severance or other payments will become due. Each former employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(d) To the knowledge of the Company, no officer or executive of the Company intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an officer or executive of the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(e)(i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company by any of its current or former employees, which Actions would be material to the Company; (ii) the Company is not, and has not been since December 31, 2017, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company.

(f) The Company is and has been in compliance in all respects with all applicable Laws and applicable COVID-19 Measures relating to the employment of labor, including those relating to wages, hours, immigration, discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of the Company for all purposes (including for Tax purposes, for purposes of determining eligibility to participate in any Plan and for purposes of the Fair Labor Standards Act), the maintenance and handling of personnel records, occupational health and safety, sick time and leave, disability, privacy and the payment and withholding of Taxes, and have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of the Company. All of the individual persons who have performed services for or on behalf of the Company are and have been authorized to work for the Company in accordance with all applicable Laws.

(g) The Company has never ever effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or comparable group layoff or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company. No employee of the Company has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90)-day period ending on the date of this Agreement.

(h) Except as has been mandated by Governmental Authority, as of the date of this Agreement, the Company has not had, any direct workforce changes due to COVID-19 or applicable COVID-19 Measures, including any actual terminations, layoffs, furloughs, shutdowns (whether voluntary or by order of a Governmental Authority), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

SECTION 4.12. Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list as of the date of this Agreement of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, complete and correct copies of all Lease Documents in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Kensington. (i) There are no leases, subleases, concessions or other contracts granting to any person any than the Company the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. The Company has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

SECTION 4.13. Intellectual Property Rights.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned or purported to be owned by the Company: (i) registered Intellectual Property Rights and applications for registrations of other Intellectual Property Rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), and (ii) any Software or Business Systems, owned or purported to be owned by the Company that is material to the business of, the Company as currently conducted that would have a replacement cost of more than $75,000. To the knowledge of the Company, the Company IP constitutes all material Intellectual Property Rights used in the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date of this Agreement.

(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending.

(c) The Company has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. The Company has not disclosed any trade secrets or other Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Company’s business in the ordinary course including the marketing, sale, distribution and maintenance of Products. The Company’s trade secrets are kept in a restricted repository wherein only the CTO, Chief Legal Officer, and IP Manager have access. Additionally, trade secrets are sent to outside counsel for recordation.

(d)(i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other persons (including any material demands or offers to license any Intellectual Property Rights from any other person); (ii) to the Company’s knowledge, the operation of its business of the Company (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property Rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received any formal written opinions of counsel regarding any of the foregoing (i), (ii), or (iii).

(e) All persons, including all current officers, management employees, and technical and professional employees of the Company, who have contributed, developed or conceived any Company IP have executed valid, written agreements with the Company, substantially in the form made available to Kensington prior to the date of this Agreement, and pursuant to which such persons agreed to assign to the Company all of their entire right, title, and interest, including Intellectual Property Rights, in and to any Technology created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property Rights, except as required by applicable Law.

(f) The Company and does not use and has not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any license requiring the Company to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted by the Company. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since December 31, 2017, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company has purchased a sufficient number of seat licenses for their Business Systems.

(h) The Company currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company is bound, and (iv) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices. The Company has not inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since December 31, 2017, the Company has not (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and use such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Merger Sub or Kensington from receiving or using Personal Information or other Business Data, in the manner in which the Company receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of Merger Sub or Kensington has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company.

(j) All current officers, management employees, and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

SECTION 4.14. Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The Company is not a party to, is not bound by and has no obligations under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) and does not have a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date or (iv) installment sale made on or prior to the Closing Date.

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) The Company has no material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(g) The Company has no request for a material ruling in respect of Taxes pending between the Company and any Tax authority.

(h) The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the U.S. federal income Tax Returns actually filed by the Company for tax years 2016, 2017, 2018 and 2019.

(i) The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax liens upon any assets of the Company except for Permitted Liens.

(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) QSV Operations, LLC is and has been since its formation treated as a partnership for U.S. federal income tax purposes.

(o) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

SECTION 4.15. Environmental Matters. (a) The Company has not materially violated since December 31, 2017 and is not in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, the Company is not, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of each of the Company under applicable Environmental Law (“Environmental Permits”); and (e) the Company is in all material respects in compliance with its Environmental Permits.

SECTION 4.16. Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule but excluding any Plan required to be listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all contracts and agreements involving obligations of, or payments to, the Company in excess of $100,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business);

(ii) all contracts and agreements that involve the license of any Intellectual Property Rights to or from the Company (but excluding any (A) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s standard form customer agreements as have been provided to Kensington on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000);

(iii) all contracts and agreements that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell the Company’s products or pursuant to which the Company has granted or received any exclusive rights or (B) affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or that otherwise limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(iv) all contracts and agreements involving indemnification by the Company with respect to infringement of Intellectual Property Rights;

(v) all contracts and agreements involving the disposition of a material portion of the Company’s assets or the acquisition of the business or securities or ownership interests of another person;

(vi) all contracts and agreements involving material uncapped indemnity obligations of the Company;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relate to the Company or its business;

(x) all leases or master leases of personal property reasonably likely to result in annual payments by or to the Company of $500,000 or more in a 12-month period; and

(xi) any collective bargaining agreements, or any other agreement, with any labor union.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has prior to the date of this Agreement furnished or made available to Kensington true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

SECTION 4.17. Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18. Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company, and (e) directed that, unless this Agreement has been terminated in accordance with Section 9.01, that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders (the “Company Board Approval”). The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19. Certain Business Practices. Since December 31, 2017, neither the Company nor, to the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 4.20. Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, or proposes to the Company to purchase from or sell or furnish to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than in the case of this clause (d) customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company has not, since December 31, 2017, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21. Exchange Act. The Company is not currently (and has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.23. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Kensington, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Kensington, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Kensington, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF KENSINGTON AND MERGER SUB

Except as set forth in the Kensington SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Kensington SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Kensington SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)) and except as set forth in Kensington’s disclosure schedule delivered by Kensington in connection with this Agreement (the “Kensington Disclosure Schedule”) (which disclosure in the Kensington Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Kensington Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Kensington hereby represents and warrants to the Company as follows:

SECTION 5.01. Corporate Organization.

(a) Each of Kensington and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Kensington Material Adverse Effect.

(b) Merger Sub is the only subsidiary of Kensington. Except for Merger Sub, Kensington does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02. Certificate of Incorporation and Bylaws. Each of Kensington and Merger Sub has heretofore furnished to the Company true, complete and correct copies of the Kensington Organizational Documents and the Merger Sub Organizational Documents. The Kensington Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Kensington nor Merger Sub is in violation of any of the provisions of the Kensington Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03. Capitalization.

(a) The authorized capital stock of Kensington consists of one hundred million (100,000,000) shares of Kensington Class A Common Stock, ten million (10,000,000) shares of Kensington Class B Common Stock, and 1,000,000 shares of Kensington’s preferred stock, par value $0.0001 per share (“Kensington Preferred

Stock”). As of the date of this Agreement, (i) twenty three million (23,000,000) shares of Kensington Class A Common Stock are issued and outstanding, (ii) five million, seven hundred and fifty thousand (5,750,000) shares of Kensington Class B Common Stock are issued and outstanding, (iii) no shares of Kensington Preferred Stock are issued and outstanding, (iv) no shares of Kensington Common Stock or Kensington Preferred Stock are held in treasury, (v) eighteen million seventy five thousand (18,075,000) Kensington Warrants are outstanding and (vi) nineteen million five hundred and seventy five thousand (19,575,000) shares of Kensington Class A Common Stock are reserved for issuance on exercise of the Kensington Warrants. Each Kensington Warrant is exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Kensington free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding Kensington Units, shares of Kensington Common Stock and Kensington Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Kensington Organizational Documents.

(d) The Per Share Merger Consideration being delivered by Kensington hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Kensington Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued pursuant to the Subscription Agreements, securities issued by Kensington as permitted by this Agreement and the Kensington Warrants, Kensington has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Kensington or obligating Kensington to issue or sell any shares of capital stock of, or other equity interests in, Kensington. All shares of Kensington Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Kensington nor any subsidiary of Kensington is a party to, or otherwise bound by, and neither Kensington nor any subsidiary of Kensington has granted, any equity appreciation rights, participations, phantom equity or similar rights. Kensington is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Kensington Common Stock or any of the equity interests or other securities of Kensington or any of its subsidiaries. There are no outstanding contractual obligations of Kensington to repurchase, redeem or otherwise acquire any shares of Kensington Common Stock. There are no outstanding contractual obligations of Kensington to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f) As a result of the Kensington Certificate Amendment, following the Effective Time, each share of Kensington Capital Stock shall be converted into one (1) share of New Kensington Class A Common Stock, and each Kensington Warrant shall be exercisable for one (1) share of New Kensington Class A Common Stock.

SECTION 5.04. Authority Relative to This Agreement. Each of Kensington, and Merger Sub have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Kensington and Merger Sub of this Agreement and the other Transaction Documents to which each of Kensington and Merger Sub is or will at the

Closing be a party, the performance by each of Kensington and Merger Sub of its obligations hereunder and thereunder and the consummation by each of Kensington and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Kensington or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the Kensington Stockholder Approval and the approval by Kensington as the sole stockholder of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Kensington Common Stock and the Kensington Certificate Amendment, the Kensington Stockholder Approval). This Agreement has been, and the other Transaction Documents to which each of Kensington and Merger Sub is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Kensington and Merger Sub and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Kensington or Merger Sub, enforceable against Kensington or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Kensington and Merger Sub of this Agreement and the other Transaction Documents to which each of Kensington and Merger Sub is or will at the Closing be a party does not, and the performance of this Agreement by each of Kensington and Merger Sub will not, (i) conflict with or violate the Kensington Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Kensington or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Kensington or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Kensington or Merger Sub is a party or by which each of Kensington or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Kensington Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Kensington and Merger Sub does not, and the performance of this Agreement by each of Kensington and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Kensington or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06. Compliance. Neither Kensington nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Kensington or Merger Sub or by which any property or asset of Kensington or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kensington or Merger Sub is a party or by which Kensington or Merger Sub or any property or asset of Kensington or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Kensington Material Adverse Effect. Each of Kensington and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Kensington or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07. SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Kensington has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 25, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Kensington SEC Reports”). Kensington has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by Kensington with the SEC to all agreements, documents and other instruments that previously had been filed by Kensington with the SEC and are then in effect. As of their respective dates, the Kensington SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Kensington has filed with the SEC on a timely basis all documents required with respect to Kensington by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Kensington SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Kensington as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Kensington has no off-balance sheet arrangements that are not disclosed in the Kensington SEC Reports. No financial statements other than those of Kensington are required by GAAP to be included in the consolidated financial statements of Kensington.

(c) Except as and to the extent set forth in the Kensington SEC Reports, neither Kensington nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Kensington’s and Merger Sub’s business.

(d) Kensington is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.

(e) Kensington has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Kensington and other material information required to be disclosed by Kensington in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Kensington’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Kensington’s principal executive officer and principal financial officer to material information required to be included in Kensington’s periodic reports required under the Exchange Act.

(f) Kensington maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Kensington maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Kensington has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Kensington to Kensington’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Kensington to record, process, summarize and report financial data. Kensington has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Kensington. Since June 25, 2020, there have been no material changes in Kensington’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Kensington to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Kensington. Kensington has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Kensington (including any employee thereof) nor Kensington’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Kensington, (ii) any fraud, whether or not material, that involves Kensington’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Kensington or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Kensington SEC Reports. To the knowledge of Kensington, none of the Kensington SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

SECTION 5.08. Absence of Certain Changes or Events. Since June 25, 2020, except as expressly contemplated by this Agreement, (a) Kensington has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Kensington Material Adverse Effect.

SECTION 5.09. Absence of Litigation. There is no Action pending or, to the knowledge of Kensington, threatened against Kensington, or any property or asset of Kensington, before any Governmental Authority. Neither Kensington nor any material property or asset of Kensington is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Kensington, continuing investigation by, any Governmental Authority.

SECTION 5.10. Board Approval; Vote Required.

(a) The Kensington Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration pursuant to this Agreement and the other Transactions and (iii) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Kensington;

(b) The only vote of the holders of any class or series of capital stock of Kensington necessary to approve the Transactions is the affirmative vote of a majority of the outstanding shares of Kensington Common Stock voted by the stockholders at a duly held stockholders meeting (the “Kensington Stockholder Approval”).

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Merger and declared their advisability, (iii) approved the Merger and the other Transactions, (iv) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub, and (v) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the sole stockholder of Merger Sub.

SECTION 5.11. No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.

SECTION 5.12. Brokers. Except for UBS Securities LLC, Goldman Sachs & Co. LLC, Stifel, Nicolaus & Company, Incorporated and Robert W. Baird & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kensington or Merger Sub.

SECTION 5.13. Kensington Trust Fund. As of the date of this Agreement, Kensington has no less than $230,000,000.00 in the trust fund established by Kensington for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 30, 2020, between Kensington and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Kensington has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Kensington or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Kensington and the Trustee that would cause the description of the Trust Agreement in the Kensington SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Kensington, that would entitle any person (other than stockholders of Kensington who shall have elected to redeem their shares of Kensington Class A Common Stock pursuant to the Kensington Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Kensington Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Kensington, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Kensington shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Kensington as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Kensington due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Kensington who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Kensington in connection with its efforts to effect the Merger. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Kensington has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Kensington at the Effective Time.

SECTION 5.14. Employees. Other than any officers as described in the Kensington SEC Reports, Kensington and Merger Sub have never employed any employees or retained any contractors. Other than amounts due as set forth in the Kensington SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Kensington’s officers and directors in connection with activities on Kensington’s behalf in an aggregate amount not in excess of the amount of cash held by Kensington outside of the Trust Account, Kensington has no unsatisfied material liability with respect to any employee, officer or director. Kensington and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Kensington, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Kensington, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Kensington or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.15. Taxes.

(a) Kensington and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Kensington or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither Kensington nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of Kensington or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date; or (iv) installment sale made on or prior to the Closing Date.

(d) Neither Kensington nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e) Neither Kensington nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(f) Neither Kensington nor Merger Sub has any request for a material ruling in respect of Taxes pending between Kensington and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g) Neither Kensington nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither Kensington nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

SECTION 5.16. Listing. The issued and outstanding Kensington Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC.U.” The issued and outstanding shares of Kensington Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC”. The issued and outstanding Kensington Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Kensington, threatened in writing against Kensington by The New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Kensington Units, the shares of Kensington Class A Common Stock, or Kensington Warrants or terminate the listing of Kensington on The New York Stock Exchange. None of Kensington or any of its affiliates has taken any action in an attempt to terminate the registration of the Kensington Units, the shares of Kensington Class A Common Stock, or the Kensington Warrants under the Exchange Act.

SECTION 5.17. Kensington and Merger Sub’s Investigation and Reliance. Each of Kensington and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Kensington and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Kensington, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither Kensington nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Kensington, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Kensington or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Pending the Merger.

(a) the Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless Kensington shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Kensington (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company; provided, however, that (1) the exercise or settlement of any Company Options, grants of Company Options, Company RSUs or grants of Company Restricted Stock within the limits of the Company Option Plan share reserve and (2) the sale (including executed commitments providing for sale) of shares of Series F Preferred Stock to investors at a price per share of at least $26.42 shall not require the consent of Kensington; or (B) any material assets of the Company;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v)(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $5,000,000; or (B) incur any indebtedness for borrowed money in excess of $5,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable or indebtedness otherwise incurred in the ordinary course of business and consistent with past practice;

(vi)(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer employee or consultant provider whose compensation would exceed, on an annualized basis, $300,000, or (E) enter into or amend any collective bargaining agreement or other labor agreement covering the Company’s employees;

(vii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date of this Agreement grant any severance or termination pay to, any director or officer of the Company, other than in the ordinary course of business consistent with past practice;

(viii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(x) make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, taken as a whole, except in the ordinary course of business;

(xii) intentionally permit any material item of Company Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of Company Owned IP; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.02. Conduct of Business by Kensington and Merger Sub Pending the Merger. Except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), (ii) set forth on Section 6.02 of the Kensington Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Kensington agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Kensington and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, (ii) as set forth on Section 6.02 of the Kensington Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), neither Kensington nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Kensington Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Kensington other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Kensington Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Kensington Common Stock or Kensington Warrants except for redemptions from the Trust Fund that are required pursuant to the Kensington Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Kensington or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Kensington or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Kensington or Merger Sub, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Kensington or Merger Sub;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Kensington on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Kensington, Merger Sub or any other person (a) for legal relief against monies or other assets of Kensington or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Kensington (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Kensington consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Kensington shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Kensington prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01. Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) Kensington and the Company shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Kensington and to the stockholders of the Company as information statements relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to Kensington’s stockholders, the meeting of Kensington’s stockholders (the “Kensington Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of the New Kensington Common Stock as contemplated by this Agreement, (3) the Kensington Certificate Amendment and (4) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Kensington Proposals”) and (ii) Kensington shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of New Kensington Class A Common Stock (A) to be issued to certain stockholders of the Company pursuant to this Agreement or (B) held by the stockholders of Kensington immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as Kensington may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Kensington and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Kensington shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Kensington Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and Kensington shall mail the Proxy Statement to their stockholders. Each of Kensington and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Kensington or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Kensington and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Kensington Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Kensington and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) Kensington represents that the information supplied by Kensington for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington, (iii) the time of the Kensington Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Kensington or Merger Sub, or their respective officers or directors, should be discovered by Kensington which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Kensington shall promptly inform the Company. All documents that Kensington is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Registration Statement or the Proxy Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington (in the case of the Registration Statement or the Proxy Statement), (iii) the time of the Kensington Stockholders’ Meeting (in the case of the Registration Statement or the Proxy Statement), and (iv) the Effective Time (in the case of the Registration Statement or the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Kensington. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Following the final determination of the Exchange Ratio at the Anticipated Closing Date in accordance with Section 3.06 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), Kensington and the Company shall mutually agree on the form and substance of a press release setting forth the anticipated Exchange Ratio as of the Anticipated Closing Date (the “Exchange Ratio Announcement”), which the parties shall cause to be publicly disclosed (and which Kensington shall file on Form 8-K) no later than four (4) Business Days prior to the Kensington Stockholders’ Meeting.

SECTION 7.02. Kensington Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) Kensington shall call and hold the Kensington Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the

Kensington Proposals, and Kensington shall use its reasonable best efforts to hold the Kensington Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of Kensington). In the event the Kensington Stockholders’ Meeting is scheduled to occur less than four (4) Business Days after the publication of the Exchange Ratio Announcement, Kensington may, or the Company may direct Kensington to, recess or adjourn the Kensington Stockholders’ Meeting until the date such that the meeting would be held on the date that is four (4) Business Days following the publication of the Exchange Ratio Announcement (in each case to the extent the Kensington or the Company believes in good faith that such recess or adjournment is required by applicable Law or the rules of The New York Stock Exchange). Kensington will ensure that all proxies solicited in connection with the Kensington Stockholders’ Meeting are solicited in compliance with all applicable Laws and the rules of The New York Stock Exchange. Kensington shall use its reasonable best efforts to obtain the approval of the Kensington Proposals at the Kensington Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Kensington Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Kensington Board shall recommend to its stockholders that they approve the Kensington Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, Kensington shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

SECTION 7.03. Company Stockholders’ Written Consent. Unless this Agreement has been terminated in accordance with Section 9.01, upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Kensington, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-four (24) hours after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the stockholders of the Company, other than Key Company Stockholders, until after delivery of the Written Consent to Kensington (it being agreed that the Company shall seek the Written Consent even if there shall have been a Company Adverse Recommendation Change, except if this Agreement shall have been terminated pursuant to Section 9.01).

SECTION 7.04. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Kensington shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Kensington shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated as of July 1, 2020 (the “Confidentiality Agreement”), between Kensington and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05. Company Solicitation; Change in Recommendation.

(a) From and after the date of this Agreement and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities or the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause each of its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement. The Company shall promptly notify Kensington (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date of this Agreement, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal. Notwithstanding the foregoing, the Company may inform any person making a unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.05.

(b) Notwithstanding Section 7.05(a), prior to the receipt of the Written Consent, the Company Board, directly or indirectly through any Representative, may, subject to Section 7.05(c), (i) participate in, negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Company Acquisition Proposal in writing that the Company Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to Kensington; provided that the Company shall promptly provide to Kensington material non-public information that is provided to any such person which has not previously been provided to Kensington and Merger Sub.

(c) The Company shall notify Kensington promptly (but in no event later than twenty-four (24) hours) after receipt by the Company Board of any Company Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Company Acquisition Proposal or any request for non-public information relating to the Company or for access to the business, properties, assets, personnel, books or records of the Company by any third party. In such notice, the Company shall identify the third party making any such Company Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Company Acquisition Proposal, indication or request. The Company shall keep Kensington informed, on a current and prompt basis, of the status and material terms of any such Company Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall promptly provide Kensington copies of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party to the extent such information has not been previously provided to Kensington.

(d) Except as set forth in this Section 7.05(d), neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Kensington, the Company Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Company Acquisition Proposal or Company Superior Proposal, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any of its Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Written Consent, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 9.01(i) to enter into a Company Acquisition Agreement with respect to a Company Acquisition Proposal only if the Company Board has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (ii) that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking such action, (A) the Company promptly notifies Kensington, in writing, at least three (3) Business Days (the “Company Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall (1) state expressly that the Company has received a Company Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement and (2) include a copy of the most current version of the proposed agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis), and a description of any financing commitments relating thereto; (B) the Company shall, and shall cause its Representatives to, during the Company Notice Period, negotiate with Kensington in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Company Acquisition Proposal would cease to constitute a Company Superior Proposal, if Kensington, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including, any revision in price, then the Company will provide a new notice to Kensington that complies with the requirements of this Section 7.05(d) and that the “Notice Period” in respect of such new notice will be two (2) Business Days); and (C) following the end of such Company Notice Period the Company Board determines in good faith, after consulting with outside financial advisor and legal counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by Kensington during the Company Notice Period in the terms and conditions of this Agreement; and provided, further, that the Company shall have complied with its obligations under this Section 7.05(d) and if the Company Board terminates this Agreement pursuant to Section 9.01(i) to enter into a Company Acquisition Agreement, the Company pays or causes to be paid to Kensington the Termination Fee due in accordance with Section 9.03(a).

(e) Notwithstanding the foregoing, if, at any time prior to obtaining the Written Consent, the Company Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, prior to obtaining the Written Consent, make a Company Adverse Recommendation Change; provided, however, that the Company will not be entitled to make, or agree or resolve to make, a Company Adverse Recommendation Change unless (i) the Company promptly notifies Kensington in writing, at least three (3) Business Days (the “Intervening Event Notice Period”) advising Kensington that the Company Board proposes to take such action and containing the material facts underlying the Company Board’s determination that an Intervening Event has occurred, and (ii) following the end of such Intervening Event Notice Period (it being agreed that in the event after the commencement of the Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Intervening Event Notice Period subsequent to the time the company notifies Kensington of any such material revision (it being understood that there may be multiple extensions)), the Company Board determines in good faith, after consulting with outside financial advisors and legal counsel, that the failure to make a Company Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law. If requested by Kensington, the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Kensington in good faith to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Adverse Recommendation Change. For the avoidance of doubt, none of (A) the determination by the Company Board that an Intervening Event may or has occurred or (B) the delivery by the Company to Kensington of any notice contemplated by this Section 7.05 will, in and of itself, constitute a Company Adverse Recommendation Change or violate this Section 7.05.

(f) The parties agree that any violation of the restrictions set forth in this Section 7.05 by any of the Company’s Representatives shall be deemed to be a breach of this Section 7.05 by the Company.

SECTION 7.06. Kensington Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 9.01, but only to the extent not inconsistent with the fiduciary duties of the Kensington Board, Kensington shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such person or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such person other than with the Company and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, however, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.06. Kensington shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Kensington also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Kensington or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Kensington shall promptly (and in no event later than one (1) Business Day after Kensington becomes aware of such inquiry or proposal) notify such person in writing that Kensington is subject to an exclusivity agreement with respect to the Transaction that prohibits Kensington or any of its affiliates or its or their respective Representatives from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.06 by Kensington or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 7.06 by Kensington.

SECTION 7.07. Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive award plan and an employee stock purchase plan (the “Equity Plans” ) for the Surviving Corporation to be effective at the Closing. Kensington shall have the Equity Plans approved by Kensington stockholders at the Kensington Stockholders’ Meeting.

(b) Kensington shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Kensington shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c) The provisions of this Section 7.07 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Kensington, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.08. Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of each of the Surviving Corporation and Kensington shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company or Kensington, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Kensington, as applicable, unless such modification shall be required by applicable Law.

(b) On the Closing Date, each of the Company and Kensington shall obtain (at each such party’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or Kensington, as applicable, on or prior to the Closing Date.

(c) On the Closing Date, Kensington shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Kensington with the post-Closing directors and officers of Kensington and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.09. Notification of Certain Matters. The Company shall give prompt notice to Kensington, and Kensington shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.09.

SECTION 7.10. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.11. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Kensington and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with

Article IX) unless otherwise prohibited by applicable Law or the requirements of The New York Stock Exchange, each of Kensington and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Kensington or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.12. Tax Matters. Each of Kensington, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Kensington, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

SECTION 7.13. Stock Exchange Listing. Kensington will use its reasonable best efforts to cause the New Kensington Class A Common Stock issued in connection with the Transactions to be approved for listing on The New York Stock Exchange at Closing. During the period from the date of this Agreement until the Closing, Kensington shall use its reasonable best efforts to keep the Kensington Units, Kensington Class A Common Stock and Kensington Warrants listed for trading on The New York Stock Exchange.

SECTION 7.14. Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.15. PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited balance sheet of the Company as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited statements of income and comprehensive loss, cash flows and stockholders’ equity of the Company for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) not later than thirty (30) days from the date of this Agreement.

SECTION 7.16. Trust Account. As of the Effective Time, the obligations of Kensington to dissolve or liquidate within a specified time period as contained in Kensington’s Certificate of Incorporation will be terminated and Kensington shall have no obligation whatsoever to dissolve and liquidate the assets of Kensington by reason of the consummation of the Merger or otherwise, and no stockholder of Kensington shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Kensington shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Kensington (to be held as available cash on the balance sheet of Kensington, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.17. Governance Matters.

(a) Board of Directors. Upon the Effective Time, the Kensington Board and the board of directors of the Surviving Corporation shall consist of (i) Jagdeep Singh, as Chairman, (ii) one member to be selected by Kensington and (iii) additional members to be selected by the Company. The parties will make their respective selections as far in advance of the filing of the Registration Statement as is reasonably practicable by providing written notice of such selections to the other parties; provided, however, that, following any such selection, in the event that any selected individual is unable to serve as a director of Kensington at the Effective Time, then the Company, with respect to the individuals identified in clause (i) and (iii) of the immediately preceding sentence, and Kensington, with respect to the individuals identified in clause (ii) of the immediately preceding sentence, shall have the right to designate another individual, as applicable, to serve as a director of Kensington in place of the individual originally selected.

(b) Effectuation. Prior to the Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 7.17.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Kensington and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to Kensington.

(b) Kensington Stockholders’ Approval. The Kensington Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Kensington in accordance with the Proxy Statement, the DGCL, the Kensington Organizational Documents and the rules and regulations of The New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of New Kensington Class A Common Stock shall be approved for listing on The New York Stock Exchange as of the Closing Date.

SECTION 8.02. Conditions to the Obligations of Kensington and Merger Sub. The obligations of Kensington and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01(a) (Organization and Qualification; Subsidiaries), Section 4.03(a) (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Kensington a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to Kensington a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Kensington with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f) PCAOB Audited Financials. The Company shall have delivered to Kensington the PCAOB Audited Financials.

(g) Minimum Cash. The Series F Subscription Amount shall be at least three hundred million dollars ($300,000,000) in the aggregate.

(h) Series F Maximum. The total amount of shares of Series F Preferred Stock outstanding as of immediately prior to the Closing shall not exceed the amount of authorized shares of Series F Preferred Stock set forth in Section 4.03(a).

(i) Maximum Debt. The Company shall have no indebtedness for borrowed money.

SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Kensington and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Kensington and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Kensington Material Adverse Effect.

(b) Agreements and Covenants. Kensington and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Kensington shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Kensington, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d) Resignation. Other than those persons identified as continuing directors in accordance with Section 7.17, all members of the Kensington Board shall have executed written resignations effective as of the Effective Time.

(e) Material Adverse Effect. No Kensington Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f) Stock Exchange Listing. A supplemental listing shall have been filed with The New York Stock Exchange as of the Closing Date to list the shares of New Kensington Class A Common Stock constituting the aggregate Per Share Merger Consideration pursuant to Section 3.01(b)(i).

(g) Minimum Cash Amount. The Kensington Cash Amount shall be at least five hundred million dollars ($500,000,000) in the aggregate.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Kensington, as follows:

(a) by mutual written consent of Kensington and the Company; or

(b) by either Kensington or the Company if the Effective Time shall not have occurred prior to the date that is six (6) months from the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party (i) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding); or

(c) by either Kensington or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d) by either Kensington or the Company if any of the Kensington Proposals shall fail to receive the requisite vote for approval at the Kensington Stockholders’ Meeting; or

(e) by Kensington if the Company Board or a committee thereof, prior to obtaining the Written Consent, shall have made a Company Adverse Recommendation Change; provided, however, that Kensington’s right to terminate this Agreement pursuant to this Section 9.01(e) shall expire at the end of the tenth (10th) Business Day following the date on which the Company Adverse Recommendation Change occurs; or

(f) by Kensington if the Company shall have failed to deliver the Written Consent to Kensington within twenty-four (24) hours after the Registration Statement becomes effective; provided, however, that Kensington’s right to terminate this Agreement pursuant to this Section 9.01(f) shall expire at the end of the fifth (5th) Business Day following the date on which the Written Consent is delivered to Kensington; or

(g) by Kensington upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that Kensington has not waived such Terminating Company Breach and Kensington and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company

Breach is curable by the Company, Kensington may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Kensington to the Company; or

(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Kensington and Merger Sub set forth in this Agreement, or if any representation or warranty of Kensington and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Kensington Breach”); provided, however, that the Company has not waived such Terminating Kensington Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Kensington Breach is curable by Kensington and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Kensington and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Kensington; or

(i) by Kensington if the PCAOB Audited Financials shall not have been delivered to Kensington by the Company on or before not later than thirty (30) days from the date of this Agreement; or

(j) by the Company, at any time prior to receipt of the Written Consent, in connection with entering into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.05(d); provided, however, that prior to or concurrently with such termination the Company pays or causes to be paid the Termination Fee due under Section 9.03(a).

SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 9.02, Section 9.03, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03. Termination Fee.

(a) In the event that:

(i)(A) this Agreement is terminated by the Company or Kensington pursuant to Section 9.01(b) or by Kensington pursuant to Section 9.01(f) or Section 9.01(g); (B) a bona fide Company Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company after the date of this Agreement but before the date of such termination, and (C) within six (6) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to such Company Acquisition Proposal; provided, however, that, for purposes of clauses (B) and (C) of this Section 9.03(a)(i), the references to “10%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Kensington pursuant to Section 9.01(e) or (B) by the Company pursuant to Section 9.01(j);

then, in any such event under clause (i) or (ii) of this Section 9.03(a), the Company shall pay or cause to be paid the Termination Fee to Kensington or its designee by wire transfer of same day funds (x) in the case of Section 9.03(a)(ii)(A) within two (2) Business Days; after such termination, (y) in the case of Section 9.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 9.03(a)(i), upon entry into the definitive agreement with respect to the Company Acquisition Proposal referred to therein; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

As used herein, “Termination Fee” means $82,000,000.

(b) The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the parties to enter into this Agreement.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Kensington or Merger Sub:

Kensington Capital Acquisition Corp.

1400 Old Country Road, Suite 301

Westbury, NY 11590

Attention: Justin Mirro

Email: justin@kensington-cap.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Charles A. Samuelson

Email: chuck.samuelson@hugheshubbard.com

if to the Company:

QuantumScape Corporation

730 Technology Dr

San Jose, CA 95110

Attention: Jagdeep Singh

Email: JSingh@quantumscape.com

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Michael J. Danaher; Mark B. Baudler

Email: mdanaher@wsgr.com; mbaudler@wsgr.com

and with a copy to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Ethan P. Lutske

Email: elutske@wsgr.com

SECTION 10.02. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.11. Expenses. Except as set forth in this Section 10.11 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that Kensington and the Company shall each pay one-half of all expenses relating to (A) all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, (B) the filing fee for the Notification and Report Forms filed under the HSR Act.

SECTION 10.12. Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.13. Waiver. At any time prior to the Effective Time, (i) Kensington may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Kensington or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Kensington or Merger Sub contained herein or in any document delivered by Kensington and/or Merger pursuant hereto and (c) waive compliance with any agreement of Kensington or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

[Signature Page Follows.]

IN WITNESS WHEREOF, Kensington, Merger Sub, and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

KENSINGTON CAPITAL ACQUISITION CORP.

By	/s/ Justin Mirro
Name: Justin Mirro
Title: Chief Executive Offer

KENSINGTON CAPITAL MERGER SUB CORP.

By	/s/ Justin Mirro
Name: Justin Mirro
Title: President

QUANTUMSCAPE CORPORATION

By	/s/ Jagdeep Singh
Name: Jagdeep Singh
Title: Chief Executive Officer

EXHIBIT A

Exhibit A is omitted because the Registration Rights and Lock-up Agreement is included separately as Exhibit 10.3 to this proxy statement/prospectus/information statement.

EXHIBIT B

Exhibit B is omitted because the Proposed Certificate of Incorporation included separately as Annex B to this proxy statement/prospectus/information statement supersedes this form.

Exh. B-1

SCHEDULE A

Key Company Stockholders

1.	Capricorn-Libra Investment Group, L.P.
2.	Fritz Prinz
3.	Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt F. Prinz 2019 Trust dated June 17, 2019
4.	Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helene Prinz 2019 Trust dated June 17, 2019
5.	Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020
6.	Friedrich Prinz, Trustee of the Gertrud Prinz Annuity Trust dated August 31, 2020
7.	Jagdeep Singh
8.	Jagdeep Singh & Roshni Singh, Trustees of the Singh Familiy Trust UDT dated October 3, 1996
9.	Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020
10.	Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020
11.	Kevin Hettrich
12.	Khosla Ventures III, LP
13.	KPCB Holdings, Inc.
14.	Mike McCarthy
15.	Technology Impact Growth Fund, LP
16.	Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013
17.	Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013
18.	Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013
19.	Timothy Holme
20.	Volkswagen Group of America Investments, LLC

Schedule A

SCHEDULE B

Company Knowledge Parties

1.	Jagdeep Singh
2.	Michael McCarthy
3.	Timothy Holme

Schedule B

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement dated as of September 21, 2020 (this “Amendment”) is among Kensington Capital Acquisition Corp., a Delaware corporation (“Kensington”), Kensington Capital Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Kensington (“Merger Sub”), and QuantumScape Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Business Combination Agreement dated as of September 2, 2020 (the “Business Combination Agreement”) among Kensington, Merger Sub and the Company.

WHEREAS, pursuant to Section 10.12 of the Business Combination Agreement, the parties desire to amend the Business Combination Agreement as provided in this Amendment;

WHEREAS, the respective boards of directors of Kensington, Merger Sub and the Company have approved this Amendment and the transactions contemplated hereby; and

WHEREAS, the board of directors of each of Kensington and Merger Sub have approved this Amendment and declared it advisable for Kensington and Merger Sub, respectively to enter into this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

SECTION 1. Amendment to Kensington Certificate Amendment and Amended and Restated Kensington Certificate. The Amended and Restated Kensington Certificate shall be the certificate of incorporation as set forth on Exhibit A hereto, and the Kensington Certificate Amendment shall refer to Kensington amending and restating, effective as of the Effective Time, its certificate of incorporation to be as set forth on Exhibit A hereto.

SECTION 2. Certificate of Incorporation of the Surviving Corporation. Section 2.04(a) of the Business Combination Agreement is amended and restated to read in its entirety as follows:

“(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be as designated by the Company prior to the Closing), until thereafter amended as provided by law and such certificate of incorporation.”

SECTION 3. Miscellaneous.

(a) Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Business Combination Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b) References to the Business Combination Agreement. Upon the entry into this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” the “Business Combination Agreement” and phrases of similar import, shall refer to the Business Combination Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” and phrases of similar import shall continue to refer to September 2, 2020).

(c) Other Miscellaneous Terms. The provisions of Article X (General Provisions) of the Business Combination Agreement shall apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Business Combination Agreement to be duly executed and delivered as of the date first above written.

KENSINGTON CAPITAL ACQUISITION CORP.

By:	/s/ Justin Mirro
Name: Justin Mirro
Title: Chief Executive Officer

KENSINGTON CAPITAL MERGER SUB CORP.

By:	/s/ Justin Mirro
Name: Justin Mirro
Title: President

QUANTUMSCAPE CORPORATION

By:	/s/ Jagdeep Singh
Name: Jagdeep Singh
Title: Chief Executive Officer

EXHIBIT A

(see attached)

Exhibit A is omitted because the Amended and Restated Certificate of Incorporation of Kensington is included separately as Annex B to this proxy statement/prospectus/information statement.

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KENSINGTON CAPITAL ACQUISITION CORP.

Kensington Capital Acquisition Corp., a Delaware corporation, hereby certifies that:

1. The Corporation was incorporated under the name Kensington Capital Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 17, 2020.

2. The Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this Corporation as heretofore amended and restated, has been duly adopted by the Corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation of the Corporation shall be effective as of [___] A.M. Eastern Time on                , 2020.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on                , 2020 and the foregoing facts stated herein are true and correct.

KENSINGTON CAPITAL ACQUISITION CORP.

By:
[ ]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KENSINGTON CAPITAL ACQUISITION CORP.

ARTICLE I

The name of the corporation is QuantumScape Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

The Corporation is authorized to issue 1,250,000,000 shares of common stock, of which there are (i) 1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and (ii) 250,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate, the following definitions apply:

1.1 “Acquisition” means (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Corporation is a party in which issued and outstanding shares of the Corporation are transferred or shares of the Corporation are issued, such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2 “Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation (including any Preferred Stock Designation, as defined below), as may be further amended and restated from time to time.

1.3 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Class B Stockholder” shall mean those persons who have the right to receive shares of Class B Common Stock pursuant to that certain Business Combination Agreement dated as of September 2, 2020 among Kensington Capital Acquisition Corp., a Delaware corporation, Kensington Capital Merger Sub Corp., a Delaware corporation and QuantumScape Corporation, a Delaware corporation (the “BCA”).

1.6 “Disability” or “Disabled” means the permanent and total disability such that an Excluded Party is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether an Excluded Party has suffered a Disability, no Disability of the Excluded Party shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

1.7 “Excluded Party” means any of Timothy Holme, Fritz Prinz and Jagdeep Singh.

1.8 “Excluded Party Trustee” means a person, designated by an Excluded Party and approved by the Board, in his or her capacity as a voting trustee pursuant to a written voting trust agreement entered into by such Excluded Party prior to his death or Disability, contingent and effective upon the death or Disability of such Excluded Party.

1.9 “Family Member” means, with respect to a natural person, whether related by blood or marriage, (i) such natural person’s spouse, ex-spouse or domestic partner; (ii) such natural person’s parents and grandparents; (iii) such natural person’s siblings; (iv) such natural person’s children and other lineal descendants; and (v) the lineal descendants of such natural person’s siblings. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority, and step-children.

1.10 “Final Conversion Date” means the earliest to occur of:

(a) the date fixed by the Board that is no less than 61 days and no more than 180 days following the first date to occur following the issuance of the Per Share Merger Consideration (as defined in the BCA) on which the total number of outstanding shares of Class B Common Stock held by the Excluded Parties and their Permitted Transferees represents less than 20% of the total number of outstanding shares of Class B Common Stock (each as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(b) if (i) the applicable Excluded Party has designated an Excluded Party Trustee, the date that is the earlier of (A) nine (9) months after the death or Disability of the last to die or become Disabled of the Excluded Parties and (B) the date upon which such Excluded Party Trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (ii) the applicable Excluded Party has not designated an Excluded Party Trustee, the death or Disability of the last to die or become Disabled of the Excluded Parties; and

(c) the date specified by (i) the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, or in an affirmative written election executed by the holders of a majority of the then outstanding shares of Class B Common Stock and (ii) all of the Excluded Parties (but excluding any Excluded Party who is then deceased or Disabled or who, individually or through his Permitted Transferees, holds less than 20% of the aggregate number of shares of Class B Common Stock that were held by such Excluded Party, individually or through his Permitted Transferees, as of the Effective Time (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event)).

1.11 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.12 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.13 “Permitted Entity” means (i) with respect to any Class B Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Article V, Section 1.14(b) established by or for such Class B Stockholder, so long as such entity meets the requirements set forth in Article V, Section 1.14, (ii) a trust which may be revoked by an Excluded Party, so long as the Excluded Party, respectively, remains a trustee or co-trustee thereof and has sole voting power with respect to shares of the Corporation held by such trust, (iii) with respect to any stockholder who is an affiliate of Bill Gates, the Bill & Melinda Gates Foundation Asset Trust, so long as Bill Gates remains a trustee or co-trustee thereof, and (iv) any trust or entity settled or formed by an Excluded Party, for the primary benefit of his respective Family Members, so long as either (a) the Excluded Party remains a trustee or co-trustee and holds sole voting power with respect to shares of the Corporation held by any such trust or (b) the Excluded Party has both the power to remove the trustee or co-trustees and any individual(s) holding voting power of any such trust, and the power to replace any such removed trustee, co-trustees, or individual(s) with any individual or entity of his choosing, other than an individual who is a related or subordinate party to the Excluded Party within the meaning of Internal Revenue Code Section 672(c).

1.13.1 “Permitted Foundation” shall mean with respect to a Class B Stockholder a domestic U.S. charitable organization, foundation or similar entity, that was established by a Class B Stockholder and is intended to be tax-exempt under the Code.

1.14 “Permitted Transfer” means

(a) a Transfer of Class B Common Stock by a Class B Stockholder or such Class B Stockholder’s Permitted Entities to another Class B Stockholder or such other Class B Stockholder’s Permitted Entities;

(b) a Transfer by a Class B Stockholder to any Permitted Entity, including but not limited to any of the following Permitted Entities, and from any of the Permitted Entities back to such Class B Stockholder and/or any other Permitted Entity by or for such Class B Stockholder:

(i) a trust for the benefit of such Class B Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and, provided, further, that in the event such Class B Stockholder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(ii) a trust for the benefit of persons other than the Class B Stockholder so long as the Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and, provided, further, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(iii) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (the “Code”) and/or a reversionary interest so long as the Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(iv) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(v) a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class B Stockholder to retain exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(vi) a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(vii) a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership or limited liability company interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event); or

(viii) a Permitted Foundation so long as the Class B Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Foundation, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Permitted Foundation) to the Class B Stockholder; and, provided, further, that in the event the Class B Stockholder no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Foundation, each share of Class B Common Stock then held by such Permitted Foundation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i), (ii) or (iii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i), (ii) or (iii) above, as the case may be, are otherwise satisfied.

1.15 “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

1.16 “Qualified Stockholder” means (a) any registered holder of a share of Class B Common Stock as of the Effective Time (as defined under the BCA); (b) any Permitted Transferee; and (c) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time in compliance with this Amended and Restated Certificate.

1.17 “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, whether directly or indirectly, including by merger, consolidation or otherwise. A “Transfer” shall also include, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article V, Section 1.17:

(a) the granting of a proxy to officers or directors of the Corporation, or to other persons approved by the Board at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy), or consummating the actions or transactions contemplated therein, solely with other stockholders who are Class B Stockholders, that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the Class B Stockholder at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder other than the mutual promise to vote shares in a designated manner;

(c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer;”

(d) entering into any agreement with respect to supporting or voting in favor of or tendering shares with respect to any transaction proposed to be consummated by the Corporation, or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in favor of such transaction or in opposition to other proposals that may be expected to delay or impair the ability to consummate such transaction), if the entry into such support or voting agreement is approved by the Board;

(e) granting of a proxy by an Excluded Party or such Excluded Party’s Permitted Transferees to another Excluded Party to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such granting Excluded Party or such granting Excluded Party’s Permitted Transferees, and the exercise of such proxy by such other Excluded Party;

(g) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that any sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; and

(h) the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a Permitted Transfer.

1.18 “Voting Control” means the power to vote or direct the voting of the applicable voting security by proxy, voting agreement or otherwise; provided that, in the case of an Excluded Party and solely for purposes of Article V, Section 1.14(b)(i) – (iv), an Excluded Party shall be deemed to have exclusive Voting Control with respect to the shares of Class B Common Stock if such Excluded Party has the power to terminate, remove or replace any person or entity having Voting Control over the applicable shares of Class B Common Stock.

1.19 “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2. Identical Rights. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including, without limitation, as to any dividends and distributions, any liquidation, dissolution or winding up of the Corporation and any voting of such shares), share ratably and be identical in all respects as to all matters.

3. Dividends and Distributions.

3.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends and subject to Section 3.2, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class or series of Common Stock treated adversely, voting separately as a class.

3.2 The Corporation shall not declare or pay any dividend or make any other distribution to any holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock, unless different treatment of the shares of Class A Common Stock or Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, is declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, is declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

3.3 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock or Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4. Voting Rights.

4.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

4.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class and not as separate series or classes.

4.3 Authorized Shares. The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Article V, Section 9) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

4.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under circumstances specified in this Amended and Restated Certificate (as modified by any Preferred Stock Designation), (i) prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, and (ii) from and after the Final Conversion Date, if any, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.

5. Liquidation Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis (based on the number of shares of Common Stock held by each) to the holders of Common Stock, unless different treatment of the shares of each such class or series of Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, payments to be made or received by a holder of Common Stock in connection with any such Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purpose of this Article V, Section 5; provided, further, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Liquidation Event if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

6. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

6.1 Each outstanding share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) on the Final Conversion Date.

6.2 With respect to any holder of Class B Common Stock, each outstanding share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event), as follows:

(a) at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation or, if such written notice specifies a later time or the occurrence of a future event for such conversion, upon such time or the occurrence of such event;

(b) on the occurrence of any Transfer of such share of Class B Common Stock that is not a Permitted Transfer; and

(c) upon the death of such Class B Stockholder, or solely with respect to each share of Class B Common Stock held of record by an Excluded Party, or by an Excluded Party’s Permitted Entities, upon the death or Disability of such Excluded Party; provided, however, that, with respect to the shares of Class B Common Stock held of record by such Excluded Party or such Excluded Party’s Permitted Entities, each share of Class B Common Stock held of record by an Excluded Party or an Excluded Party’s Permitted Entities shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event), if (i) the applicable Excluded Party has designated an Excluded Party Trustee, upon that date which is the earlier of: (A) nine (9) months after the date of death or Disability of such Excluded Party, and (B) the date upon which such Excluded Party Trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (ii) the applicable Excluded Party has not designated an Excluded Party Trustee, the death or Disability of such Excluded Party.

7. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock, or as to whether or not another conversion contemplated in the foregoing Section 6 of this Article V has occurred, shall be conclusive and binding.

8. Effect of Conversion. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article V, Section 6, such conversion shall be deemed to have been made at (a) the open of business on the Final Conversion Date, in the case of Article V, Section 6.1; (b) the time that the Corporation’s transfer agent receives the written notice required pursuant to Article V, Section 6.2(a) (or a later date specified by such notice), (c) the time of the Transfer in the case of Article V, Section 6.2(b), or (d) the time that the death or Disability of the Class B Stockholder occurred or as otherwise provided in Article V, Section 6.2(c), as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class B Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in Article V, Section 6 shall be retired and shall not be reissued.

9. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock into such number of shares as will be sufficient for such purpose.

10. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law or in any Preferred Stock Designation, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1. Number of Directors; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of the Corporation shall be fixed solely by resolution of the Board.

(b) Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

(c) Notwithstanding the foregoing provisions of this Article VII, Section 1, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(d) If the number of directors is increased at or following the 2021 annual meeting of stockholders, any additional director elected to fill a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

(e) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as may be permitted in the specific case by resolution of a majority of the Whole Board, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board and until his or her successor shall be duly elected and qualified.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may also be adopted, amended or repealed by the stockholders entitled to vote;

provided, however, that from and after the Final Conversion Date, the affirmative vote of holders of at least two-thirds of the total voting power of the outstanding voting securities of the Corporation, voting together as a single class, shall be required for the stockholders to alter, amend or repeal the Bylaws of the Corporation.

3. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chair of the Board; or (iii) the chief executive officer of the Corporation. A special meeting of stockholders may not be called by any other person or persons, and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board pursuant to a resolution adopted by a majority of the Whole Board, or the chair of a meeting of stockholders, may cancel, postpone or reschedule any previously scheduled meeting of stockholders at any time, before or after the notice for such meeting has been sent to stockholders.

4. Stockholder Action by Written Consent. Except for the rights of the holders of any series of Preferred Stock, from and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to the rights of the holders of any series of Preferred Stock, before the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting only if the action is first recommended or approved by a majority of the Whole Board.

5. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

6. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.

ARTICLE X

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, from and after the Final Conversion Date, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article III, Article V, Article VI, Article VII, Article VIII or this Article X.

Annex C

AMENDED AND RESTATED BYLAWS OF

KENSINGTON CAPITAL ACQUISITION CORP.

(Effective             )

C-i

5.3	SUBORDINATE OFFICERS	C-12
5.4	REMOVAL AND RESIGNATION OF OFFICERS	C-12
5.5	VACANCIES IN OFFICES	C-12
5.6	REPRESENTATION OF SECURITIES OF OTHER ENTITIES	C-13
5.7	AUTHORITY AND DUTIES OF OFFICERS	C-13

ARTICLE VI—STOCK		C-13

6.1	SHARES OF STOCK	C-13
6.2	DIVIDENDS	C-13
6.3	STOCK TRANSFER AGREEMENTS	C-13
6.4	REGISTERED STOCKHOLDERS	C-13

ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER		C-13

7.1	NOTICE OF STOCKHOLDERS’ MEETINGS	C-13
7.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	C-14
7.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	C-14
7.4	WAIVER OF NOTICE	C-14

ARTICLE VIII—INDEMNIFICATION		C-14

8.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS	C-14
8.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION	C-15
8.3	SUCCESSFUL DEFENSE	C-15
8.4	INDEMNIFICATION OF OTHERS	C-15
8.5	ADVANCE PAYMENT OF EXPENSES	C-15
8.6	LIMITATION ON INDEMNIFICATION	C-16
8.7	DETERMINATION; CLAIM	C-16
8.8	NON-EXCLUSIVITY OF RIGHTS	C-16
8.9	INSURANCE	C-16
8.10	SURVIVAL	C-17
8.11	EFFECT OF REPEAL OR MODIFICATION	C-17
8.12	CERTAIN DEFINITIONS	C-17

ARTICLE IX—GENERAL MATTERS		C-17

9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	C-17
9.2	FISCAL YEAR	C-17
9.3	SEAL	C-18
9.4	CONSTRUCTION; DEFINITIONS	C-18

ARTICLE X—AMENDMENTS		C-18

ARTICLE XI—EXCLUSIVE FORUM		C-18

C-ii

BYLAWS OF KENSINGTON CAPITAL ACQUISITION CORP.

ARTICLE I—CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of Kensington Capital Acquisition Corp. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2 OTHER OFFICES

The Corporation may at any time establish other offices at any place or places.

ARTICLE II—MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, designated by the board of directors of the Corporation (the “Board”). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”) or any successor legislation. In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware, as the Board shall designate from time to time and as stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board, acting pursuant to a resolution adopted by a majority of the Whole Board, or the chair of the meeting, may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies or other unfilled seats in previously authorized directorships (provided for the avoidance of doubt that voting power shall be attributed to any such vacancies or unfilled seats).

2.3 SPECIAL MEETING

(a) A special meeting of the stockholders, other than as required by the DGCL, may be called at any time by the Board, acting pursuant to a resolution adopted by a majority of the Whole Board; the chair of the Board; or the chief executive officer; provided that a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting is specifically denied, except as provided in the certificate of incorporation. The Board or the chair of the meeting may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board, chair of the Board or chief executive officer. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4 ADVANCE NOTICE PROCEDURES

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the

Corporation’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(iii) A stockholder’s notice to the secretary must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director:

(A) such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

(B) such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Corporation if elected;

(C) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with his or her candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and

(D) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2) as to any other business that the stockholder proposes to bring before the annual meeting:

(A) a brief description of the business desired to be brought before the annual meeting;

(B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Corporation’s certificate of incorporation);

(C) the reasons for conducting such business at the annual meeting;

(D) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A) the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B) for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;

(E) any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F) any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(J) a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Corporation may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b) Special Meetings of Stockholders. Except to the extent required by the DGCL, special meetings of stockholders may be called only in accordance with the Corporation’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Sections 2.4(a)(iii) and 2.4(a)(iv).

(c) Other Requirements.

(i) To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation;

(2) a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and

(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board.

(ii) At the request of the Board, any person nominated by the Board for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii) No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a 8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a 8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chair of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chair of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chair in order. The chair of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present. The chair of any meeting of stockholders shall be designated by the Board; in the absence of such designation, the chair of the Board, if any, or the chief executive officer (in the absence of the chair of the Board), or in their absence any other executive officer of the Corporation, shall serve as chair of the stockholder meeting.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange.

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of the holders of the shares of any series of Preferred Stock and except as provided in the certificate of incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.11 RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

A written proxy may be in the form of an electronic transmission (as defined in Section 232 of the DGCL) which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. Such inspectors shall take all actions as contemplated under Section 231 of the DGCL or any successor provision thereto.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III—DIRECTORS

3.1 POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution adopted by a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the chair of the Board, chief executive officer or secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until such person’s successor shall have been duly elected and qualified.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board for any purpose or purposes may be called at any time by the chair of the Board, the chief executive officer, the secretary or a majority of the Whole Board, provided, that the person(s) authorized to call special meetings of the Board may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a)	delivered personally by hand, by courier or by telephone;

(b)	sent by United States first-class mail, postage prepaid;

(c)	sent by facsimile;

(d)	sent by electronic mail; or

(e)	otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 36 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8 QUORUM; VOTING

At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to it becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the DGCL.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV—COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)	Section 3.5 (place of meetings and meetings by telephone);

(b)	Section 3.6 (regular meetings);

(c)	Section 3.7 (special meetings and notice);

(d)	Section 3.8 (quorum; voting);

(e)	Section 3.9 (action without a meeting); and

(f)	Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittees and its members for the Board and its members. However: (i) the time and place of regular meetings of committees or subcommittees or subcommittees may be determined either by the Board or by the committee; (ii) special meetings of committees or subcommittees may also be called by the Board; and (iii) notice of special meetings of committees or subcommittees shall also be given to all alternate members, as applicable, who shall have the right to attend all meetings of the committee or subcommittee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V—OFFICERS

5.1 OFFICERS

The officers of the Corporation shall be a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board, a chair of the Board, a vice chair of the Board, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The Board may appoint, or empower the chief executive officer, to appoint, such other officers as the business of the Corporation may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chair of the Board, the chief executive officer, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board or the chief executive officer or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI—STOCK

6.1 SHARES OF STOCK

Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation shall be uncertificated shares. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

6.2 DIVIDENDS

The Board, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation. The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.3 STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.4 REGISTERED STOCKHOLDERS

The Corporation:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications and otherwise exercise rights and powers of an owner of such shares and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL. An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except if (and to the extent only) the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII—INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Corporation may indemnify any other person who is not a present or former officer of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5 ADVANCE PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other current or former employees and agents of the Corporation or by persons currently or formerly serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or any successor thereto, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act, or any successor thereto (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(e) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of such claimant’s entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving Corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX—GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

9.3 SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

ARTICLE X—AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that from and after the Final Conversion Date, the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities of the corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any provision of these bylaws. The Board shall also have the power to adopt, amend or repeal these bylaws.

A bylaw amendment adopted by stockholders shall not be further amended or repealed by the Board.

ARTICLE XI—EXCLUSIVE FORUM

To the fullest extent permitted by applicable law:

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any director, stockholder, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these bylaws (as either may be amended from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (v) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI, Part (a). For the avoidance of doubt, this Article XI, Part (a) shall not apply to any action brought to enforce a duty or liability created by the Securities Act of 1933, or any successor thereto (the “Securities Act”) or the 1934 Act.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI, Part (b).

ANNEX D

2020 Equity Incentive Plan

[To come]

ANNEX E

2020 Employee Stock Purchase Plan

[To come]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, Kensington will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that Kensington will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

Kensington will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of Kensington arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

1.1	Underwriting Agreement, dated June 25, 2020, among Kensington Capital Acquisition Corp., UBS Securities LLC, and Stifel, Nicolaus & Company, Incorporated. (1)

2.1	Business Combination Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., Kensington Capital Merger Sub Corp. and QuantumScape Corporation (included in Annex A to this proxy statement/prospectus/information statement).

2.2	Amendment No. 1 to Business Combination Agreement, dated as of September 21, 2020, by and among Kensington Capital Acquisition Corp., Kensington Capital Merger Sub Corp. and QuantumScape Corporation (included in Annex A to this proxy statement/prospectus/information statement).

3.1	Amended and Restated Certificate of Incorporation of Kensington Capital Acquisition Corp. (1)

3.2	Bylaws of Kensington Capital Acquisition Corp. (3)

3.3	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/prospectus/information statement).

3.4	Form of Amended and Restated Bylaws (included as Annex C to this proxy statement/prospectus/information statement).

4.1	Warrant Agreement, dated June 25, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company. (1)

5.1+	Form of opinion of Hughes Hubbard & Reed LLP with respect to the legality of the securities being registered.

8.1+	Form of opinion of Hughes Hubbard & Reed LLP regarding tax matters.

10.1	Stockholder Support Agreement, dated as of September 2, 2020, by and between Kensington Capital Acquisition Corp. and Volkswagen Group of America Investments LLC. (2)

10.2	Stockholder Support Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp. and the persons named therein. (2)

10.3	Registration Rights and Lock-up Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp. and the persons named therein. (2)

10.4	Form of Subscription Agreement. (2)

10.5	Form of Senior Employee Lock-Up Agreement. (2)

10.6	First Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC. (2)

10.7	Second Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC. (2)

10.8	Third Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC. (2)

10.9	Services Agreement, dated as of September 2, 2020, by and between Kensington Capital Acquisition Corp. and DEHC LLC. (2)

Exhibit	Description

10.10	Services Agreement, dated as of September 2, 2020, by and between Kensington Capital Acquisition Corp. and Simon Boag. (2)

10.11#+	2020 Equity Incentive Plan (included as Annex D to this proxy statement/prospectus/information statement).

10.12#+	2020 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus/information statement).

10.13#	Offer Letter from QuantumScape Corporation to Timothy Holme, dated January 1, 2011.

10.14#	Offer Letter from QuantumScape Corporation to Kevin Hettrich, dated October 11, 2011.

10.15#	Offer Letter from QuantumScape Corporation to Howard Lukens, dated February 13, 2012.

10.16#	Offer Letter from QuantumScape Corporation to Michael McCarthy, dated December 21, 2012.

10.17#	Offer Letter from QuantumScape Corporation to Mohit Singh, dated April 3, 2013.

10.18	Lease, dated May 31, 2013, by and between SI 55, LLC and QuantumScape Corporation.

10.19	Amendment to Lease, dated May 19, 2014, by and between SI 55, LLC and QuantumScape Corporation.

10.20*	Amended and Restated Limited Liability Company Agreement of QSV Operations LLC, dated May 14, 2020, by and between QuantumScape Corporation and Volkswagen Group of America Investments, LLC.

10.21*	Amended and Restated Joint Venture Agreement, dated May 14, 2020, by and among QuantumScape Corporation and the persons named therein.

10.22	First Amendment to Amended and Restated Joint Venture Agreement, dated September 21, 2020, by and among QuantumScape Corporation and the persons named therein.

10.23*	Series F Preferred Stock Purchase Agreement, dated May 14, 2020, by and between QuantumScape Corporation and Volkswagen Group of America Investments, LLC.

10.24	Amendment No. 1 to Series F Preferred Stock Purchase Agreement, dated September 3, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation and Volkswagen Group of America Investments, LLC.

23.1	Consent of Marcum LLP.

23.2	Consent of Independent Registered Accounting Firm, Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature page to this Registration Statement on Form S-4).

99.1	Consent of Jagdeep Singh to be named as a director.

99.2	Consent of Prof. Fritz Prinz to be named as a director.

99.3	Consent of John Doerr to be named as a director.

99.4	Consent of J.B. Straubel to be named as a director.

99.5	Consent of Prof. Dr. Jürgen Leohold to be named as a director.

99.6	Consent of Brad Buss to be named as a director.

99.7	Consent of Frank Blome to be named as a director.

99.8+	Form of Proxy Card.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

#	Indicates management contract or compensatory plan or arrangement.
+	To be filed by amendment.
*	Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.
(1)	Incorporated by reference to an exhibit to Kensington Capital Acquisition Corp.’s current report on Form 8-K filed with the SEC on June 30, 2020.
(2)	Incorporated by reference to an exhibit to Kensington Capital Acquisition Corp.’s current report on Form 8-K filed with the SEC on September 3, 2020.
(3)	Incorporated by reference to an exhibit to Kensington Capital Acquisition Corp.’s Form S-1/A, filed with the SEC on June 19, 2020.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on September 21, 2020.

KENSINGTON CAPITAL ACQUISITION CORP.

By:	/s/ Justin Mirro
Name: Justin Mirro
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Justin Mirro and Daniel Huber, as his true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-4, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Justin Mirro	Chairman and Chief Executive Officer (Principal Executive Officer)	September 21, 2020
Justin Mirro

/s/ Robert Remenar	Vice Chairman and President	September 21, 2020
Robert Remenar

/s/ Daniel Huber	Chief Financial Officer	September 21, 2020
Daniel Huber

/s/ Thomas LaSorda	Director	September 21, 2020
Thomas LaSorda

/s/ Anders Pettersson	Director	September 21, 2020
Anders Pettersson

/s/ Mitchell Quain	Director	September 21, 2020
Mitchell Quain

/s/ Donald Runkle	Director	September 21, 2020
Donald Runkle

Signature	Title	Date

/s/ Matthew Simoncini	Director	September 21, 2020
Matthew Simoncini